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As filed with the Securities and Exchange Commission on January 6, 2006.

Registration No.: 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DESARROLLADORA HOMEX, S.A. DE C.V.
(Exact name of Registrant as specified in its charter)

HOMEX DEVELOPMENT CORP.
(Translation of Registrant's name into English)

United Mexican States (State or other jurisdiction of incorporation or organization)	1520 (Primary Standard Industrial Classification Code Number)	None (IRS Employer Identification No.)

Andador Javier Mina 891-B
Colonia Centro Sinaloa
80200 Culiacán, Sinaloa, México
(52 667) 758-5800
(Address and telephone number of registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, NY 10011
(212) 590-9200
(Name, address and telephone number of agent for service)

Copies to:
Michael L. Fitzgerald, Esq. Milbank, Tweed, Hadley & McCloy LLP One Chase Manhattan Plaza New York, NY 10005 (212) 530-5000	Jorge U. Juantorena, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay the effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JANUARY 6, 2006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROSPECTUS

DESARROLLADORA HOMEX, S.A. DE C.V.

40,491,106 Common shares

        The selling shareholders named in this prospectus are selling              common shares a portion of which may be in the form of               American Depositary Shares, or ADSs, in an international offering. Concurrently the selling shareholders are selling              common shares in an offering in Mexico. The ADSs will be evidenced by American Depositary Receipts, or ADRs, and each ADS represents the right to receive six common shares.

        We will not receive any proceeds from the sale of the ADSs or common shares. The offering price and underwriting discount and commission in the international offering and the offering in Mexico will be substantially equivalent.

        The ADSs are listed on the New York Stock Exchange under the symbol "HXM" and the common shares are listed on the Mexican Stock Exchange under the symbol "HOMEX". On January 5, 2006, the last reported sale price of the ADSs on the New York Stock Exchange was $32.03 per ADS and the last reported sale price of the common shares on the Mexican Stock Exchange was Ps.57.95 per share.

        Investing in our common shares involves risks. See "Risk Factors" beginning on page 13.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Common Share	Per ADS	Total
Public Offering Price
Underwriting Discount
Proceeds to the Selling Shareholders

        The selling shareholders have granted to the underwriters an option to purchase up to 5,671,954 additional common shares, which can be in the form of ADSs, to cover over-allotments, if any.

        The underwriters expects to deliver the common shares to purchasers against payment on or about              , 2006.

Sole Book-Runner
Citigroup

Merrill Lynch & Co.	Morgan Stanley

The date of this prospectus is January 6, 2006

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

        We have registered the common shares in Mexico with the Special Section (Sección Especial) and the Securities Section (Sección de Valores) of the Mexican Securities Registry (Registro Nacitonal de Valores) maintained by the Mexican Banking and Securities Commission, or CNBV (Comisión Nacional Bancaria y de Valores). This registration does not imply approval or disapproval of the quality of the securities offered in this prospectus, the adequacy or accuracy of this prospectus, or our solvency.

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INCORPORATION BY REFERENCE

        The Securities and Exchange Commission, or the SEC, allows us to "incorporate by reference" information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business, and financial information about us which is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and supersede this information. Information set forth in this prospectus supersedes any previously filed information that is incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following information and documents:

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  our registration statement on Form F-4 dated October 18, 2005 (SEC File No. 333-129100) for the registration and offering of 7.50% Senior Guaranteed Exchange Notes due 2015 in exchange for 7.50% Senior Guaranteed Notes due 2015, which we refer to in this prospectus as the "2005 Form F-4";

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  our annual report on Form 20-F for the fiscal year ended December 31, 2004, dated June 28, 2005 (SEC File No. 001-32229), which we refer to in this prospectus as the "2004 Form 20-F"; and

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  any future filings on Form 20-F we make under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the exchange offer, and any future submissions on Form 6-K during this period that are identified as being incorporated into this prospectus.

        Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

        WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). TO OBTAIN TIMELY DELIVERY, INVESTORS MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE THEY MUST MAKE THEIR INVESTMENT DECISION. REQUESTS SHOULD BE DIRECTED TO THE FOLLOWING ADDRESS AND PHONE NUMBER:

Investor Relations
Desarrolladora Homex, S.A. de C.V.
Andador Javier Mina 891-B
Colonia Centro Sinaloa
80200 Culiacán, Sinaloa, México
(52 667) 758-5800

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information. We are offering to sell the securities only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this document.

        Homex is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Reports and other information filed by Homex with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Any filings we make electronically will be available to the public over the Internet at the SEC's website at www.sec.gov.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. We may from time to time make forward-looking statements in our periodic reports to the SEC on Form 6-K, in our annual report to shareholders, in prospectuses, press releases and other written materials and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Words such as "believe," "anticipate," "plan," "expect," "intend," "target," "estimate," "project," "predict," "forecast," "guideline," "should" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements. Examples of these forward-looking statements include:

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  projections of revenues, net income (loss), earnings per share, capital expenditures, dividends, capital structure or other financial items or ratios;

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  statements regarding the anticipated results of our recent acquisition of Controladora Casas Beta, S.A. de C.V. and its subsidiaries;

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  statements of our plans, objectives or goals, including those relating to anticipated trends, competition, regulation, government housing policy and rates;

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  statements about our future economic performance or that of Mexico; and

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  statements of assumptions underlying these statements.

        You should not place undue reliance on forward-looking statements, which are based on current expectations. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. All forward-looking statements and risk factors included in this prospectus are made as of the date on the front cover of this prospectus, based on information available to us as of such date, and we assume no obligation to update any forward-looking statement or risk factor.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

        Throughout this prospectus, unless the context otherwise requires, the terms "we," "us," "our," "the Company" and "Homex" refer to Desarrolladora Homex, S.A. de C.V. and its subsidiaries, excluding Controladora Casas Beta, S.A. de C.V. and its subsidiaries, which we acquired through a merger on July 1, 2005. In this prospectus, Controladora Casas Beta, S.A. de C.V. is sometimes referred to as "Beta."

Financial Information

        This prospectus includes, beginning on page F-1, our audited consolidated financial statements as of December 31, 2003 and 2004 and for each of the three years ended December 31, 2002, 2003 and 2004. This prospectus also includes, beginning on page F-51, our unaudited condensed consolidated financial statements as of June 30, 2005 and for the six-month periods ended June 30, 2004 and 2005. Our consolidated financial statements and other financial information included in this prospectus, unless otherwise specified, are restated in constant pesos as of June 30, 2005.

        This prospectus also includes, beginning on Page A-1, Beta's audited consolidated financial statements as of December 31, 2003 and 2004 and for each of the three years ended December 31, 2002, 2003 and 2004 and Beta's unaudited condensed consolidated financial statements as of June 30, 2005 and for the six-month periods ended June 30, 2004 and 2005. We acquired Beta on July 1, 2005, as further described under "Prospectus Summary—Recent Developments" in this prospectus.

        Also included in this prospectus, beginning on Page B-1, are unaudited pro forma condensed combined financial statements reflecting the combined accounts of Homex and Beta on a pro forma basis for the year ended December 31, 2004 and as of and for the six-month period ended June 30, 2005. All such pro forma financial statements are unaudited and may not be indicative of the results of operations that actually would have been achieved had we acquired Beta at the beginning of the periods presented and do not purport to be indicative of future results.

        On October 27, 2005, we announced our unaudited results of operations for the nine months ended September 30, 2005. For a description of these unaudited results, see Exhibit I beginning on page I-1. Since the unaudited financial information set forth in Exhibit I is presented in pesos of constant purchasing power as of September 30, 2005, it is not directly comparable to the financial information presented elsewhere in this prospectus, which unless otherwise stated, is presented in pesos of constant purchasing power as of June 30, 2005. The financial information presented elsewhere in this prospectus stated in pesos of constant purchasing power as of June 30, 2005 would require the application of a restatement factor of 1.007 for such financial information to be comparable with the unaudited financial information presented in Exhibit I. The application of such factor does not represent a material change in the purchasing power of the Mexican peso during this period.

        We and Beta prepare our respective financial statements in constant pesos and in accordance with accounting principles generally accepted in Mexico, referred to as Mexican GAAP, which differ in certain significant respects from accounting principles generally accepted in the United States, referred to as U.S. GAAP. See Notes 22 and 23 to our audited consolidated financial statements, and Notes 5 and 6 to our unaudited condensed consolidated financial statements, Notes 17 and 18 to Beta's audited consolidated financial statements and Notes 5 and 6 to Beta's unaudited condensed consolidated financial statements for information relating to the nature and effect of such differences and for a quantitative reconciliation of our majority net income and majority stockholders' equity according to Mexican GAAP to consolidated net income and consolidated stockholders' equity according to U.S. GAAP.

        Under Bulletin B-10, issued by the Mexican Institute of Public Accountants, we and Beta are required to present our respective financial information in inflation-adjusted monetary units to allow for more accurate comparisons of financial line items over time and to mitigate the distortive effects of inflation on our financial statements. Unless otherwise indicated, all financial information in this

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prospectus has been restated in pesos of constant purchasing power as of June 30, 2005. The Mexican National Consumer Price Index, or NCPI, increased 0.8% from December 31, 2004 to June 30, 2005.

        We and Beta are also required to determine any gain or loss in our respective monetary positions to reflect the effect of inflation on monetary assets and liabilities under Mexican GAAP. This is done by subtracting monetary liabilities from monetary assets and then adjusting net monetary position by the appropriate inflation rate for the period with the resulting monetary gain or loss reflected in earnings.

        Pursuant to Mexican GAAP, we recognize revenues from the sale of homes based on the percentage of completion method of accounting, which requires us to recognize revenues as we incur the cost of construction. In this prospectus, we use "sell" and refer to homes "sold" in connection with homes where:

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  we establish that the home buyer will obtain the required financing from the mortgage lender;

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  the home buyer has submitted all required documents in order to obtain financing from the mortgage lender;

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  the home buyer has signed a purchase agreement (contrato de promesa de compra-venta); and

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  the home buyer has made a down payment, if a down payment is required.

        We use "deliver" and refer to homes "delivered" in connection with homes for which title has passed to the buyer and for which we have received the sale proceeds.

Currency Information

        Unless otherwise specified, references to "US$," "U.S. dollars" and "dollars" are to the lawful currency of the United States. References to "Ps." and "pesos" are to the lawful currency of Mexico. References to "UDI" and "UDIs" are to Unidades de Inversión, units of account whose value in pesos is indexed to inflation on a daily basis by Banco de México, Mexico's central bank and published periodically.

        This prospectus contains translations of various peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. You should not construe these translations as representations that the peso amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, we have translated U.S. dollar amounts in this prospectus at the exchange rate of Ps.10.7720 to US$1.00, which was the noon buying rate for cable transfers in pesos published by the Federal Reserve Bank of New York, expressed in pesos per U.S. dollar, on June 30, 2005. On January 4, 2006, such noon buying rate was Ps.10.587 to US$1.00.

        Unless otherwise indicated, references to UDIs are to UDIs at the Banco de México UDI conversion rate of Ps.3.56 to UDI 1.00 on June 30, 2005. On January 4, 2006, Banco de México's UDI conversion rate was Ps.3.641 to US$1.00.

Industry And Market Data

        Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our estimates, which are derived from our review of internal surveys, as well as independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy or completeness.

Other Information Presented

        The standard measure of area in the real estate market in Mexico is the square meter (m2). Unless otherwise specified, all units of area shown in this prospectus are expressed in terms of square meters, acres or hectares. One square meter is equal to approximately 10.764 square feet. Approximately 4,047 square meters (or 43,562 square feet) are equal to one acre and one hectare is equal to 10,000 square meters (or approximately 2.5 acres).

TERMS USED IN THIS PROSPECTUS

        "Affordable entry-level homes" refers to housing developed by us in Mexico with a sales price per unit between Ps.165,000 and Ps.400,000.

        "Canadevi" means Cámara Nacional de la Industria de Desarrollo y Promoción de la Vivienda, the Mexican Home Building and Development Industry Chamber of Commerce, previously known as Provivac.

        "Conafovi" means Comisión Nacional de Fomento a la Vivienda, the Housing Development Agency.

        "Conapo" means Consejo Nacional de Población, the Mexican Population Council.

        "Fividesu" means Fideicomiso para Promover y Realizar Programas de Vivienda y Desarrollo Social y Urbano, the Mexican Housing and Social and Urban Development Trust Fund.

        "Fonhapo" means Fideicomiso Fondo Nacional de Habitaciones Populares, the Mexican Fund for Popular Housing.

        "Fovissste" means the Fondo de la Vivienda del Instituto de Seguridad y Servicios Sociales de los Trabajadores del Estado, the Mexican Social Security and Services Institute of the Public-Sector Workers' Housing Fund.

        "Inegi" means Instituto Nacional de Estadística, Geografía e Informática, the Mexican Institute of Statistics, Geography and Computer Sciences.

        "Infonavit" means the Instituto del Fondo Nacional de la Vivienda para los Trabajadores, the Mexican National Workers' Housing Fund Institute.

        "Issfam" means Instituto de Seguridad Social para las Fuerzas Armadas Mexicanas, the Mexican Armed Forces Social Security Institute.

        "Middle-income homes" refers to housing developed by us in Mexico with a sales price per unit between Ps.400,000 and Ps.1,300,000.

        "Provivac" means Federación Nacional de Promotores Industriales de la Vivienda, the Mexican Federation of Industrial Housing Promoters, now known as Canadevi.

        "Residential-level homes" refers to housing developed by us in Mexico with a sales price per unit of more than Ps.1,300,000.

        "Sedesol" means Secretaría de Desarrollo Social, the Mexican Ministry of Social Development.

        "SHF" means the Sociedad Hipotecaria Federal, S.N.C., Institución de Banca de Desarrollo, the Mexican Federal Mortgage Bank.

        "Sofoles" means Sociedades Financieras de Objeto Limitado or limited purpose financial companies.

LIMITATION OF LIABILITY

        A majority of our directors, executive officers and controlling persons reside outside of the United States; all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside of the United States and some of the experts named in this prospectus also reside outside of the United States. As a result, it may not be possible for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. See "Risk Factors—Risk Factors Related to Our Common Shares and ADSs—It May Be Difficult to Enforce Civil Liabilities Against Us or Our Directors, Executive Officers and Controlling Persons."

PROSPECTUS SUMMARY

        You should read the following summary together with the information set forth under the heading "Risk Factors" and in our audited year-end financial statements and the accompanying notes, which are included in this prospectus.

        Throughout this prospectus, unless specified otherwise or unless the context otherwise requires, the terms "we," "us," "our," "the Company," and "Homex" refer to Desarrolladora Homex, S.A. de C.V., and its subsidiaries, excluding Controladora Casas Beta, S.A. de C.V. and its subsidiaries, which we acquired through a merger on July 1, 2005. In this prospectus, Controladora Casas Beta, S.A. de C.V. is sometimes referred to as "Beta."

Our Company

        We are a vertically-integrated home development company specializing in affordable entry-level and middle-income housing in Mexico. During 2004 we sold 21,053 homes, an increase of 57.2% over 2003, and during the six-month period ended June 30, 2005 we sold 10,536 homes, an increase of 30.3% over the same period in 2004. As of June 30, 2005 we had 52 developments under construction in 25 cities located in 17 Mexican states. We had total land reserves under title of approximately 10.4 million square meters as of June 30, 2005 on which we estimate we could build approximately 45,000 affordable entry-level homes and approximately 6,800 middle-income homes. As of June 30, 2005, we also had approximately 2.7 million square meters of land for which we had signed purchase agreements and made partial payment, and for which title was in the process of being transferred. We estimate that we could build approximately 12,000 affordable entry-level homes and 1,200 middle-income homes on this land.

        Even before taking into account our recent acquisition of Beta described below, we believe that we have grown faster than the three other largest publicly traded Mexican home development companies over the past three-year period ended December 31, 2004, based on:

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  number of homes sold, reflected by our compounded annual growth rate of 70.9% versus a 6.0% average compounded annual growth rate for these other three companies;

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  revenues, reflected by our compounded annual growth rate of 97.8% versus a 10.3% average compounded annual growth rate for these other three companies; and

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  net income, reflected by our compounded annual growth rate of 369.8% versus a 23.5% average compounded annual growth rate for these other three companies.

        In addition, we believe our geographic diversity is one of the strongest among home builders in Mexico, reflected by our operations as of June 30, 2005 in 25 cities located in 17 Mexican states. In addition, our sales are not concentrated in a limited number of areas, compared to our competitors, with only one city (Guadalajara) in which we operate providing approximately 23% of our revenues and no other city providing more than 10% of our revenues for the six-month period ended June 30, 2005.

Our Strengths

Largest and fastest growing homebuilder in Mexico

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  We are the largest homebuilder in Mexico with 35,378 units sold in the last twelve months as of June 30, 2005

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  Over the past three years (excluding Beta) our units sold and EBITDA have grown at a compounded annual growth rate of 70.9% and 126.3%, respectively (56.8% and 110%, respectively, giving effect to the acquisition of Beta)

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  Beta's acquisition improved our regional platform and will allow us to continue delivering growth and profitability by expanding our presence, with minimum overlap, in key markets such as the State of Mexico, Monterrey and Tijuana

Geographically diversified

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  We believe that we are one of the most geographically diversified home development companies in Mexico with 66 developments in 25 cities across 17 Mexican states

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  Our geographic diversity reduces our risk profile as compared to our less-diversified competitors which allows us to withstand regional political and economic volatility

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  We offer both middle income and affordable entry level housing and we believe we are the number one homebuilder in terms of homes sold in approximately 60% of the cities where we currently operate

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  We are considering possible joint ventures outside of Mexico, which are not expected to be material. See "Business."

Standardized business processes

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  We have scalable and standardized business processes that allow us to enter new markets rapidly and efficiently while remaining one of the most profitable homebuilders in the industry

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  Over the past year, we have reduced by 50%, to approximately four months, the time it takes us to enter a new city as measured from the time we open the office to the time we close our first home sale

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  Our proprietary information technology systems integrate and monitor every aspect of our operations, including land acquisition, construction, payroll, purchasing, sales, quality control, financing, delivery, and maintenance

Efficient working capital management

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  Our standardized processes allow us to time home construction, delivery and supplier payments efficiently, reducing our borrowing needs and minimizing working capital requirements

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  Our inventory turnover (the time required to build and deliver a home) is less than ten weeks for affordable entry-level housing (four weeks using state-of-the-art mold technology) and less than fourteen weeks for middle-income housing using traditional block technology

Experienced and committed management team

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  Our current executives average 15 years of experience in their respective areas of responsibility

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  The Beta acquisition resulted in the addition of key seasoned management resources at the operating and administrative level

Strong corporate governance

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  We are the only SEC registered Mexican homebuilder listed on the NYSE

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  We have adopted a code of business conduct and ethics in accordance with the U.S. Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the SEC and the New York Stock Exchange

Our Strategy

Focus on high-growth and high-margin opportunities

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  We focus on identifying and targeting high-growth and high-margin opportunities, including expanding our presence in the middle-income sector

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  We seek to become the number one homebuilder in every city where we operate and to enter underserved markets quickly and efficiently to take advantage of increased availability of public and private sector mortgage financing

Maintain appropriate and balanced land reserves

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  We maintain land reserves for a minimum of 24 to 30 months of future home deliveries, balancing our need for additional land for growth with our desire to minimize leverage and avoid excessive land inventory

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  We generally purchase large parcels of land to amortize acquisition and infrastructure costs over a large number of homes, minimize competition, and create economies of scale

Maintain conservative financial structure

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  We aim to minimize our leverage in order to reduce our exposure to interest rate and financing risk

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  By requiring mortgage approval before commencing construction, we reduce our working capital needs, thereby enhancing our financial flexibility and our ability to respond quickly to market opportunities

Build successful communities

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  We foster brand loyalty and enhance the quality and value of our communities by donating public facility buildings, such as schools, day care facilities, parks, and churches, and by providing social services to residents

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  Our goal is to become the best employer to our employees, in part by providing training and educational opportunities, and the best customer to our suppliers by offering payment alternatives and opportunities for cooperative growth

How to Reach Us

        Desarrolladora Homex, S.A. de C.V. is a sociedad anónima de capital variable, a limited liability stock corporation organized under the laws of the United Mexican States. Our principal executive offices are located at Andador Javier Mina 891-B, Colonia Centro Sinaloa, 80200 Culiacán, Sinaloa, México. Our telephone number at that address is (52 667) 758-5800.

Recent Developments

        The following are significant developments since December 31, 2004:

Management Changes

        On December 29, 2005, our Compensation Committee announced the appointment of Mario Alberto Gonzalez Padilla as our Chief Financial Officer effective January 30, 2006. Mr. Gonzalez replaces Roberto Carrillo Herrera who has continued to serve in an interim capacity while we searched for a new CFO. Mr. Carrillo was the CFO of Beta prior to our acquisition of Beta and has contributed to the integration of the operations of the two companies. Mr. Carrillo will remain employed by the

Company until the end of January in order to help in the transition of the new CFO. See "Management—Management Changes"

Acquisition of Controladora Casas Beta, S.A. de C.V.

        On July 1, 2005, we acquired Beta, which prior to its acquisition by us, was the sixth-largest homebuilder in Mexico measured by units sold in 2004. After giving effect to the acquisition, we believe we are now the largest homebuilder in Mexico in terms of operating income on a pro forma basis for 2004.

        We believe that our acquisition of Beta will provide significant economies of scale and further expand our geographic reach. Together with Beta, we believe we now have approximately a 7.8% share of the Mexican housing market in terms of units sold in 2004. Our Beta acquisition also strengthens our presence in the top four Mexican home-building markets: Estado de México, Guadalajara, Monterrey and Tijuana.

        As of June 30, 2005, Beta had 12 developments under construction in Estado de México, Nuevo León, Baja California and Mexico City, areas that together represent approximately 28.7% of the population of Mexico. Additionally, as of such date, Beta had land reserves under title of approximately 4.6 million square meters, with an estimated capacity to build approximately 23,300 affordable entry-level houses and 6,200 middle-income homes. As of June 30, 2005, Beta was in the process of acquiring additional land of approximately 870,000 square meters, with an estimated capacity to build approximately 6,200 affordable entry-level homes.

        The purchase price for Beta was approximately Ps.2,041.5 million (US$188.9 million). The acquisition of Beta involved the purchase of 53.0% of Beta's stock for approximately Ps.1,063.9 million (US$98.4 million) in cash and the purchase of the remaining 47.0% of Beta's stock in exchange for 22.0 million of our common shares valued at Ps.977.6 million (US$90.5 million). On the date of the acquisition, we incurred acquisition financing of Ps.1,081.0 million (US$100.4 million). Following the acquisition, Beta was merged into Homex, with Homex being the surviving entity. As a result of the Beta acquisition, former Beta shareholders own approximately 6.6% of Homex's capital stock.

        Beta was a housing development company located in the Mexico City area that focused on affordable entry-level and middle-income housing. During 2004, Beta sold 11,055 homes, an increase of 79.5% over 2003 and during the six-month period ended June 30, 2005, Beta sold 5,846 homes, an increase of 16.4% over the same period in 2004.

        For the year ended December 31, 2004, Beta had revenues of Ps.2,497.7 million (US$231.9 million), an increase of 51.4% from the previous year. Its revenues for the six-month period ended June 30, 2005 were Ps.1,240.1 million (US$115.1 million), an increase of 19.3% over the same period in 2004. For 2004, 97.0% of Beta's revenue was attributable to affordable entry-level home sales, with 3.0% of revenue attributable to sales of residential-level homes. For the six-month period ended June 30, 2005, 100% of Beta's revenue was attributable to affordable entry-level home sales.

        For the year ended December 31, 2004, Beta had operating income of Ps.498.4 million (US$46.3 million), an increase of 132.4% from the previous year. Its operating income for the six-month period ended June 30, 2005 was Ps.197.1 million (US$18.3 million), an increase of 27.5% over the same period in 2004.

        For the year ended December 31, 2004, Beta had net income of Ps.331.0 million (US$30.7 million), an increase of 185.5% from the previous year. Its net income for the six-month period ended June 30, 2005 was Ps.152.7 million (US$14.2 million), an increase of 57.4% over the same period in 2004.

        At December 31, 2004, Beta had total indebtedness of Ps.478.3 million (US$44.5 million), an increase of 68.1% compared to December 31, 2003. Its total indebtedness at June 30, 2005 was Ps.612.2 million (US$56.8 million), an increase of 28.0% compared to June 30, 2004.

        The following table sets forth certain historical and pro forma information that we believe illustrates important contributions we expect the acquisition of Beta will make to our operations. The pro forma information shows the combined companies as if our acquisition of Beta had taken place as of January 1, 2004 and conforms certain of Beta's financial information to our accounting policies. As such, the pro forma information differs from a simple addition of Homex and Beta figures. See "Presentation of Financial and Other Information—Financial Information."

	Homex 2004	Pro Forma 2004(1)	Homex Six Months Ended June 30, 2005	Pro Forma Six Months Ended June 30, 2005(1)
	(thousands of pesos except homes sold)
Revenues	5,369,428	7,720,212	2,863,328	4,079,188
Income from Operations	1,192,749	1,620,010	616,501	813,634
Net Income	723,181	856,867	390,797	455,275
Homes Sold	21,053	32,108	10,536	16,382

(1)
Pro forma information is derived from the Unaudited Pro Forma Condensed Combined Financial Statements that begin on page B-1 of this prospectus.

        For a further discussion of our acquisition of Beta, see "Business—Recent Developments—Acquisition of Controladora Casas Beta, S.A. de C.V." Additionally, Beta's recent financial statements as of and for the years ended December 31, 2002, 2003 and 2004 and as of June 30, 2005 and for the six-month periods ended June 30, 2004 and 2005 are included in this prospectus beginning on page A-1. Unaudited pro forma condensed combined financial statements reflecting the combined accounts of Homex and Beta on a pro forma basis for the year ended December 31, 2004 and as of and for the six-month period ended June 30, 2005 are also included in this prospectus, beginning on page B-1.

        For a further discussion of our acquisition of Beta, see "Business—Recent Developments—Acquisition of Controladora Casas Beta, S.A. de C.V."

Note Offering and Exchange Offering

        On September 28, 2005, we consummated our offering of US$250 million aggregate principal amount of 7.50% Senior Guaranteed Notes due September 28, 2015, the "September 2005 Note Offering." The Senior Guaranteed Notes were entitled to registration rights. Pursuant to the registration rights agreement covering the Senior Guaranteed Notes, we will commence an exchange offer substantially contemporaneously with this offering whereby the 7.50% Senior Guaranteed Exchange Notes due 2015 were registered and offered in exchange for the 7.50% Senior Guaranteed Notes. The terms of the registered Senior Guaranteed Exchange Notes are more fully described in our 2005 Form F-4.

Third Quarter Results

        On October 27, 2005, we announced our unaudited results of operations for the nine months ended September 30, 2005. For a description of these unaudited results, see Exhibit I beginning on page I-1. Financial information in Exhibit I is presented in pesos of purchasing power as of September 30, 2005. Since the unaudited financial information set forth in Exhibit I is presented in pesos of constant purchasing power as of September 30, 2005, it is not directly comparable to the financial information presented elsewhere in this prospectus, which unless otherwise stated, is presented in pesos of constant purchasing power as of June 30, 2005. The financial information presented elsewhere in this prospectus stated in pesos of constant purchasing power as of June 30, 2005 would require the application of a restatement factor of 1.007 for such financial information to be comparable with the unaudited financial information presented in Exhibit I. The application of such factor does not represent a material change in the purchasing power of the Mexican peso during this period.

The Offering

Issuer	Desarrolladora Homex, S.A. de C.V.
Offering price per ADS
Offering price per common share
Selling shareholders	EIP Investment Holdings LLC BVBA, Eugenia Guakil Aben, Estrella Dabah Kanan and Elaine Sandra Klineberg Craster.
Common shares offered	40,491,106
International offering
The selling shareholders are offering an aggregate of common shares or ADSs representing common shares, in the United States and other countries outside of Mexico, principally in Canada and countries of the European Union.
Mexican offering	Simultaneously with the international offering, the selling shareholders are offering an aggregate of common shares in a public offering in Mexico.
ADSs
Each ADS represents six common shares. The ADSs will be evidenced by American Depositary Receipts, or ADRs, issued by the depositary. ADRs are certificates that evidence ADSs, just as share certificates evidence a holding of shares in a company. Please see "Description of American Depositary Receipts" for further information.
Trading market for common shares	The common shares are listed on the Mexican Stock Exchange under the symbol "HOMEX."
Trading market for ADSs	The ADSs are listed on the New York Stock Exchange under the symbol "HXM."
Use of proceeds	We will not receive any proceeds from the sale of common shares. The selling shareholders will receive all of the net proceeds from the sale of the ADSs and common shares.
Depositary	JPMorgan Chase Bank
Over-allotment options	The selling shareholders will offer up to an additional 5,671,954 common shares, or the equivalent in ADSs, if the underwriters exercise their over-allotment option in full.
Expected offering timetable	Marketing commenced: January 9, 2006 Expected pricing date: January , 2006 Expected closing date: January , 2006
Settlement
Settlement of the common shares will be made on January , 2006 through the book-entry system of S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, or INDEVAL. Settlement of the ADSs will be made through the book-entry system of The Depository Trust Company, or DTC.
Lock-up provision
We, our officers and directors, the selling shareholders and our other principal shareholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the representative of the underwriters, dispose of or hedge any common shares or any securities convertible into or exchangeable for our common shares. The representative of the underwriters, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. Please see "Underwriting" for more information.

Voting Rights
Each common share will entitle the holder to one vote at any shareholders' meeting. ADS holders may instruct the depositary how to exercise the voting rights of the shares represented by the ADSs. For the benefit of ADS holders, we have agreed to notify the depositary of any shareholders' meetings, and the depositary has agreed to mail notices of these meetings to ADS holders and explain the procedures necessary to exercise voting rights. Please see "Description of American Depositary Receipts" and "Description of Capital Stock" of this prospectus for a discussion of the depositary's role, our agreement with the depositary and your voting rights.
Dividend Policy	We have not paid dividends since we were formed and we do not currently expect to pay dividends. Please see "Dividends and Dividend Policy" for further information.
Taxation
Under current Mexican law, dividends paid to holders who are not residents of Mexico for tax purposes, and sales of ADSs by ADS holders who are not residents of Mexico for tax purposes, are not subject to any Mexican withholding or other similar tax. Please see "Taxation" of this prospectus for a discussion of Mexican tax issues related to payment of dividends and disposition of the common shares or ADSs.

Summary Consolidated Financial Information

        The following tables present our summary consolidated financial information as of and for the periods indicated. The information presented in these tables does not include our Beta subsidiary, which we acquired on July 1, 2005. Information as of December 31, 2003 and 2004 and for each of the three years ended December 31, 2002, 2003 and 2004 are derived from and should be read together with our audited consolidated financial statements provided in this prospectus beginning on page F-1. The information as of June 30, 2005 and for each of the six-month periods ended June 30, 2004 and 2005 are derived from our unaudited condensed consolidated financial statements provided in this prospectus beginning on page F-51 and should be read together with both such unaudited consolidated financial statements and our audited consolidated financial statements. The information in the following tables should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Our consolidated financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. See Notes 22 and 23 to our audited consolidated financial statements for information relating to the nature and effect of such differences and for a quantitative reconciliation of our majority net income and majority stockholders' equity according to Mexican GAAP to consolidated net income and consolidated stockholders' equity according to U.S. GAAP.

        Pursuant to Mexican GAAP, our consolidated financial statements and the summary consolidated financial data set forth below restate the components of stockholders' equity using NCPI factors and record gains and losses in purchasing power from holding monetary assets or liabilities. Under Mexican GAAP, non-monetary assets, with the exception of inventories and fixed assets of non-Mexican origin, are restated using the NCPI factors. Inventories are restated at current replacement costs while fixed assets of foreign origin are restated by the inflation rate of the country of origin prior to translation to pesos at the period-end exchange rate. Mexican GAAP also requires restatement of all financial statements to pesos of constant purchasing power as of the date of the most recent balance sheet presented, and accordingly all data in the consolidated financial statements and in the summary consolidated financial data set forth below have been restated in pesos of constant purchasing power as of June 30, 2005. The effects of inflation accounting under Mexican GAAP, other than for the use of a specific index for the restatement of fixed assets of foreign origin, have not been reversed in the reconciliation to U.S. GAAP. See Notes 22 and 23 to our consolidated financial statements.

        On May 15, 2004, one of our affiliates, Econoblock, S.A. de C.V., merged with one of our subsidiaries, Desarrolladora de Casas del Noroeste, S.A. de C.V., or DECANO, with DECANO assuming all the rights and obligations of the merged company. Because the companies were under common control, the merger was recorded by recognizing the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer, in a manner similar to a pooling of interests, based on the guidance provided by Statement of Financial Accounting Standards No. 141, "Business Combinations," issued by the Financial Accounting Standards Board, and in accordance with Bulletin A-8, "Supplemental Application of International Accounting Standards" issued by the Mexican Institute of Public Accountants. Therefore, the accompanying financial statements of the merged company are included as if the merger had taken place as of the beginning of the earliest period presented. See Note 2 to our consolidated financial statements.

        For unaudited selected consolidated financial information as of and for the nine month periods ended September 30, 2004 and 2005, and a discussion of our unaudited financial results for the nine month periods ended September 30, 2004 and 2005, which are presented in pesos of constant purchasing power as of September 30, 2005, see Exhibit I to this prospectus. Since the unaudited financial information set forth in Exhibit I is presented in pesos of constant purchasing power as of September 30, 2005, it is not directly comparable to the financial information presented elsewhere in this prospectus, which unless otherwise stated, is presented in pesos of constant purchasing power as of June 30, 2005. The financial information presented elsewhere in this prospectus stated in pesos of constant purchasing power as of June 30, 2005 would require the application of a restatement factor of 1.007 for such financial information to be comparable with the unaudited financial information presented in Exhibit I. The application of such factor does not represent a material change in the purchasing power of the Mexican peso during this period. The financial information in our 2004 Form 20-F, which is incorporated herein, is presented in pesos of constant purchasing power as of December 31, 2004.

        Except for ratios, percentages, per share, per ADS, and operating data, all amounts are presented in thousands of U.S. dollars or constant pesos. Unless otherwise indicated, we have translated U.S. dollar amounts at the exchange rate of Ps.10.7720 to US$1.00, which was the noon buying rate for cable transfers in pesos published by the Federal Reserve Bank of New York, expressed in pesos per U.S. dollar, on June 30, 2005. On January 4, 2006, the noon buying rate for pesos was Ps.10.587 to US$1.00.

        For additional information regarding financial information presented in this prospectus, see "Presentation of Financial and Other Information."

Homex Summary Consolidated Financial Information

	Six Months Ended June 30,			Year Ended December 31,
	2005(1)	2005(1)	2004(1)	2004	2004	2003	2002
	(US$)	(Ps.)	(Ps.)	(US$)	(Ps.)	(Ps.)	(Ps.)
	(in thousands, except per share/ADS data, percentages and ratios)
Statement of operations data:
Mexican GAAP:
Revenues(2)	265,812	2,863,328	1,990,806	498,462	5,369,428	2,942,067	1,372,113
Costs	183,145	1,972,835	1,363,267	347,077	3,738,718	2,104,408	961,584
Gross profit	82,667	890,493	627,539	151,385	1,630,710	837,659	410,529
Selling and administrative expenses	25,436	273,992	186,586	40,657	437,961	269,526	169,330
Income from operations	57,232	616,501	440,953	110,728	1,192,749	568,133	241,199
Other income (expense)	1,544	16,623	46,221	4,037	43,486	78,668	(1,785)
Net comprehensive financing cost(3)	6,363	68,545	57,366	14,972	161,286	128,907	150,880
Income before income tax and employee statutory profit-sharing expense	52,412	564,579	429,808	99,793	1,074,949	517,894	88,534
Income tax expense	16,133	173,782	133,192	31,859	343,157	185,269	54,185
Employee statutory profit-sharing expense	—	—	1,501	799	8,611	279	1,580
Consolidated net income	36,279	390,797	295,115	67,135	723,181	332,346	32,770
Net income of majority stockholders	36,655	394,849	295,875	66,285	714,022	326,987	31,390
Net income (loss) of minority stockholders	(376)	(4,052)	(760)	850	9,159	5,359	1,380
Weighted average shares outstanding	313,856	313,856	249,962	281,997	281,997	241,521	191,896
Basic and diluted earnings per share	0.12	1.26	1.18	0.23	2.53	1.35	0.16
Basic and diluted earnings per ADS(4)	0.72	7.56	7.08	1.38	15.18	8.10	0.96
U.S. GAAP:
Revenues(2)	225,457	2,428,624	1,314,253	370,140	3,987,147	2,752,825	1,230,640
Costs	169,534	1,826,220	993,008	279,017	3,005,574	2,111,305	973,826
Gross profit	55,923	602,404	321,245	91,123	981,573	641,520	256,814
Operating income(5)(6)	29,969	322,823	122,694	48,984	527,660	371,670	87,107
Net income	24,771	266,837	147,645	39,605	426,628	248,918	65,000
Weighted average shares outstanding	313,856	313,856	249,962	281,997	281,997	241,521	191,896
Basic and diluted earnings per share	0.08	0.85	0.59	0.14	1.51	1.03	0.34
Basic and diluted earnings per ADS(4)	0.47	5.10	3.54	0.84	9.08	6.18	2.03

	As of and for Six Months Ended June 30,			As of and for Year Ended December 31,
	2005	2005(1)	2004(1)	2004	2004	2003	2002
	(US$)	(Ps.)	(Ps.)	(US$)	(Ps.)	(Ps.)	(Ps.)
	(in thousands, except for percentages and ratios)
Balance sheet data:
Mexican GAAP:
Cash and temporary investments	37,649	405,555		47,948	516,500	222,458	69,349
Trade accounts receivable	351,139	3,782,471		297,415	3,203,752	1,864,249	1,283,045
Total current assets	620,467	6,683,669		552,674	5,953,400	3,142,448	1,724,579
Land held for future development	61,554	663,065		47,279	509,294	242,443	88,742
Property and equipment	24,250	261,219		23,586	254,072	57,863	27,385
Total assets	712,960	7,680,001		635,506	6,845,673	3,488,320	1,851,107
Notes payable to financial institutions	103,727	1,117,348		37,252	401,276	679,079	421,390
Total current liabilities	252,633	2,721,352		204,921	2,207,402	1,749,362	703,927
Long-term notes payable to financial institutions	4,379	47,167		15,020	161,800	—	—
Land purchases—long-term				1,885	20,300	—	—
Total long-term liabilities	69,772	751,577		76,309	821,996	359,176	200,719
Total liabilities	322,405	3,472,929		281,230	3,029,398	2,108,538	904,646
Common stock	20,367	219,398		20,367	219,398	175,096	169,150
Total stockholders' equity	390,555	4,207,072		354,276	3,816,275	1,379,782	946,460
U.S. GAAP:
Cash and cash equivalents	37,649	405,555		47,948	516,500	222,458	69,622
Restricted cash	—	—		10,921	20,692	—	—
Accounts receivable	83,708	901,702		67,471	726,793	587,595	188,953
Total current assets	540,030	5,817,205		520,298	5,604,654	2,875,696	1,549,906
Land held for future development	61,554	663,065		47,279	509,294	238,683	88,741
Property and equipment	24,250	261,219		23,586	254,072	57,910	27,385
Total assets	639,769	6,891,587		603,131	6,496,927	3,210,139	1,676,435
Total current liabilities	302,244	3,255,771		277,475	2,988,964	2,033,375	854,923
Total stockholders' equity	331,146	3,531,635		303,082	3,264,798	1,130,257	816,266
Other financial data:
Mexican GAAP:
Depreciation	2,402	25,877	5,058	2,274	24,498	11,182	6,843
Gross margin(7)	31.1%	31.1%	31.5%	30.4%	30.4%	29.9%	29.5%
Operating margin(8)	21.5%	21.5%	22.1%	22.2%	22.2%	19.3%	17.6%
Net margin(9)	13.8%	13.8%	14.9%	13.3%	13.3%	11.1%	2.3%
Other financial data computed from Mexican GAAP financial information:
EBITDA(10)	61,177	659,001	492,232	117,038	1,260,733	657,983	246,257
Net debt(11)	70,457	758,960		4,324	46,576	456,620	352,041
Ratio of notes payable to financial institutions to total stockholders' equity	27.7%	27.7%		15.3%	15.3%	49.2%	44.5%
Ratio of notes payable to financial institutions to total assets	15.2%	15.2%		8.5%	8.5%	19.5%	22.8%
U.S. GAAP:
Gross margin(7)	24.8%	24.8%		24.6%	24.6%	23.3%	20.9%
Operating margin(8)	13.3%	13.3%		13.2%	13.2%	13.5%	7.1%
Net margin(9)	11.0%	11.0%		10.7%	10.7%	33.1%	5.3%
Other financial data derived from U.S. GAAP financial information:
EBITDA(10)	35,151	378,643	195,599	58,494	630,102	442,957	92,038

(1)
Financial information as of and for the six-month periods ended June 30, 2004 and 2005 is unaudited. The financial information as of and for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements.

(2)
For U.S. GAAP purposes, sales are recognized when title passes to the home buyer, as opposed to the percentage-of-completion method of accounting used for Mexican GAAP purposes, under which we recognize income from homes we sell as we incur the cost of their construction.

(3)
Represents interest income, interest expense, monetary position gains and losses, and foreign exchange gains and losses.

(4)
Assumes all common shares are represented by ADSs. Each ADS represents six common shares. Any discrepancies between per share and per ADS amounts in the table are due to rounding.

(5)
Employee statutory profit-sharing expense is classified as an operating expense under U.S. GAAP.

(6)
Interest capitalized as part of the cost of inventories is included in operating expense under U.S. GAAP.

(7)
Represents gross profit divided by total revenues.

(8)
Represents operating income divided by total revenues.

(9)
Represents net income divided by total revenues.

(10)
EBITDA is not a financial measure computed under Mexican or U.S. GAAP. EBITDA derived from our Mexican GAAP financial information means Mexican GAAP net income (loss) excluding (i) depreciation, (ii) net comprehensive financing costs (which is composed of net interest expense, foreign exchange gain or loss and monetary position gain or loss), and (iii) income tax expense and employee statutory profit-sharing expense.

EBITDA derived from our U.S. GAAP financial information means U.S. GAAP net income excluding (i) depreciation, (ii) interest expense and monetary position gain or loss, and (iii) income tax expense.

We believe that EBITDA can be useful to facilitate comparisons of operating performance between periods and with other companies in our industry because it excludes the effect of (i) depreciation, which represents a non-cash charge to earnings, (ii) certain financing costs, which are significantly affected by external factors, including interest rates, foreign currency exchange rates, and inflation rates, which have little or no bearing on our operating performance, and (iii) income tax expense and, for EBITDA derived from our Mexican GAAP financial information, employee statutory profit-sharing expense.

EBITDA is also a useful basis of comparing our results with those of other companies because it presents operating results on a basis unaffected by capital structure. You should review EBITDA, along with net income (loss) and cash flow from operating activities, investing activities and financing activities, when trying to understand our operating performance. While EBITDA may provide a useful basis for comparison, our computation of EBITDA is not necessarily comparable to EBITDA as reported by other companies, as each is calculated in its own way and must be read in conjunction with the explanations that accompany it. While EBITDA is a relevant and widely used measure of operating performance, it does not represent cash generated from operating activities in accordance with Mexican or U.S. GAAP and should not be considered as an alternative to net income (loss), determined in accordance with Mexican or U.S. GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with Mexican or U.S. GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

EBITDA has certain material limitations as follows: (i) it does not include interest expense, which, because we have borrowed money to finance some of our operations, is a necessary and ongoing part of our costs and assisted us in generating revenue; (ii) it does not include taxes, which are a necessary and ongoing part of our operations; and (iii) it does not include depreciation, which, because we must utilize property and equipment in order to generate revenues in our operations, is a necessary and ongoing part of our costs. Therefore, any measure that excludes any or all of interest expense, taxes and depreciation has material limitations. For further discussion of EBITDA, including a reconciliation to GAAP, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—EBITDA Reconciliation."

(11)
Net debt is not a financial measure computed under Mexican GAAP. We compute net debt as the sum of all notes payable to financial institutions less cash and temporary investments, each of which is computed in accordance with Mexican GAAP. Management uses net debt as a measure of our total amount of leverage, as it gives effect to cash accumulated on our balance sheets. Management believes net debt provides useful information to investors because it reflects our actual debt as well as our available cash and temporary investments that could be used to reduce this debt. Net debt has certain material limitations in that it assumes the use of our cash and temporary investments to repay debt that is actually still outstanding and not to fund operating activities or for investment. For a reconciliation to GAAP, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—EBITDA Reconciliation."

Homex Summary Operating Information

	Six Months Ended June 30,				Year Ended December 31,
	2005		2004		2004		2003		2002
	(in thousands, except for percentages and ratios)
Homes Sold
Affordable entry-level		9,284		7,645		19,141		12,933		7,206
Middle-income		1,252		443		1,912		463		—

Total		10,536		8,088		21,053		13,396		7,206
Affordable entry-level as percentage of homes sold		88.1%		94.5%		90.9%		96.5%		100.0%
Middle-income as percentage of homes sold		11.9%		5.5%		9.1%		3.5%		—

Total		100.0%		100.0%		100.0%		100.0%		100.0%
Average Price
Affordable entry-level	Ps.	234	Ps.	225	Ps.	219	Ps.	205	Ps.	190
Middle-income		551		695		613		639		—
Weighted average	Ps.	272	Ps.	246	Ps.	225	Ps.	255	Ps.	220

Revenues
Affordable entry-level	Ps.	2,173,900	Ps.	1,682,934	Ps.	4,197,926	Ps.	2,646,226	Ps.	1,372,113
Middle-income		689,428		307,872		1,171,502		295,841		—

Total	Ps.	2,863,328	Ps.	1,990,806	Ps.	5,369,428	Ps.	2,942,067	Ps.	1,372,113
Affordable entry-level as percentage of all revenues		75.9%		84.5%		78.2%		89.9%		100.0%
Middle-income homes as percentage of all revenues		24.1		15.5		21.8		10.1		—

Total		100.0%		100.0%		100.0%		100.0%		100.0%

RISK FACTORS

        An investment in the securities involves risk. You should consider carefully the following factors, as well as all other information in this prospectus, before deciding to participate in the offering.

Risk Factors Related to Our Business

Decreases in the Amount of Mortgage Financing Provided by Mexican Government-Sponsored Agencies on which We Depend, or Disbursement Delays, Could Result in a Decrease in Our Sales and Revenues

        The home building industry in Mexico has been and continues to be characterized by a significant shortage of mortgage financing. Historically, the limited availability of financing has restricted home building and contributed to the current shortage of affordable entry-level housing. Substantially all financing for affordable entry-level housing in Mexico is provided by government-sponsored housing funds such as:

  •
  the National Workers' Housing Fund Institute, or Infonavit (Instituto del Fondo Nacional para la Vivienda de los Trabajadores), which is financed primarily through mandatory contributions from the gross wages of private sector workers;

  •
  the Social Security and Services Institute Public Sector Workers' Housing Fund, or Fovissste (Fondo para la Vivienda y la Seguridad y Servicios Sociales para los Trabajadores del Estado), which is financed primarily through mandatory contributions from the gross wages of public sector workers; and

  •
  public mortgage providers such as the Federal Mortgage Society, or SHF (Sociedad Hipotecaria Federal, S.N.C., Institución de Banca de Desarrollo), which is financed through its own funds as well as funds provided by the World Bank and a trust managed by Banco de México.

See "Business—The Mexican Housing Market."

        The amount of funding available and the level of mortgage financing from these sources is limited and may vary from year to year.

        These government-sponsored entities have significant discretion in terms of the allocation and timing of disbursement of mortgage funds. We depend on the availability of mortgage financing provided by these government-sponsored entities for substantially all of our sales of affordable entry-level housing, which sales represented 78.2% of our revenues and 67.6% of our operating income for 2004 and 75.9% of our revenues and 53.8% of our operating income for the six-month period ended June 30, 2005.

        Accordingly, our financial results are affected by policies and administrative procedures of Infonavit, Fovissste, and SHF, as well as by the Mexican government's housing policy. The availability of mortgage financing granted by these government-sponsored entities has increased significantly during the past four years as compared to historical levels. From 2001 through 2004, the amount of mortgage financing granted in terms of number of homes by these government-sponsored entities increased by 56.4% according to Softec, S.C. ("Softec"). However, future Mexican government housing finance policy may limit or delay the availability of mortgage financing provided by these agencies or otherwise institute changes, including changes in the methods by which these agencies grant mortgages and, in the case of Infonavit, the geographic allocation of mortgage financing, that could result in a decrease in our sales and revenues.

        Additionally, in 2001 we experienced delays of up to three months in the disbursement of mortgage funds for homes that were financed by Infonavit. Due to the change in the presidential administration following the 2000 elections in Mexico and the resulting change in the administration of

Infonavit, the agency suspended processing mortgages pending the appointment of its new general director. Although we have not experienced delays of this magnitude since 2001, there is a possibility of delays at the end of 2006 and in early 2007 as a result of the upcoming 2006 presidential election. Disruptions in the operations of government-sponsored lenders, for any reason, may occur and result in a decrease in our sales and revenues.

        Decreases or delays in the amount of funds available from Infonavit, Fovissste, SHF or other sources, or substantially increased competition for these funds, could result in a decrease in our sales and revenues. These funds may not continue to be allocated at their current levels or in regions in which we have or can quickly establish a significant presence.

A Slowdown in the Mexican Economy Could Limit the Availability of Private-Sector Financing in Mexico, on which We Depend for Our Sales of Middle-Income Housing, which Could Result in a Decrease in Our Sales and Revenues

        One of our principal strategies is to expand our operations in the middle-income housing sector. Our expansion into this market depends on private sector lenders, such as commercial banks and Limited Purpose Financial Companies (Sociedades Financieras de Objeto Limitado, or "sofoles"), which provide a substantial majority of mortgage financing for the middle-income sector. The availability of private sector mortgage financing in Mexico has been severely constrained in the past as a result of volatile economic conditions in Mexico, the level of liquidity and stability of the Mexican banking system, and the resulting adoption of more stringent lending criteria and bank regulations. From 1995 through 2001, commercial bank mortgage lending was generally unavailable in Mexico. However, during the same period a number of sofoles were formed, serving the mostly middle-income market. Since 2002, private sector lenders have gradually increased their mortgage financing activities as a result of improved economic conditions and increasing consumer demand. However, it is possible that the amount of mortgage financing provided by private sector entities for the middle-income housing market will not increase or be maintained at current levels.

SHF Will Limit the Amount of Funding It Provides to Commercial Banks and Sofoles for Individual Mortgage Loans, which Could Result in a Decrease in Our Sales and Revenues

        SHF is a public mortgage provider that makes financing available to commercial banks and sofoles for the purpose of providing individual home mortgages for affordable entry-level and middle-income homes. Historically, SHF has financed mortgages for amounts up to approximately UDI 500,000 (approximately US$166,000 as of June 30, 2005). Since January 1, 2005, however, SHF replaced its financing of mortgages for homes with a purchase price greater than UDI 150,000 (approximately US$50,000 as of June 30, 2005) with credit enhancements and loan guarantees for commercial banks and sofoles to support their capital-raising efforts for the financing of such individual home mortgages. Commercial banks and sofoles may not be able to raise enough capital to provide additional loans and to compensate for the reduced SHF funding and this reduction in SHF's funding of mortgages could result in a decrease in our sales and revenues.

We Experience Significant Seasonality in Our Results of Operations

        The Mexican affordable entry-level housing industry experiences significant seasonality during the year, principally due to the operational and lending cycles of Infonavit and Fovissste. The programs, budgets, and changes in the authorized policies of these mortgage lenders are approved during the first quarter of the year. Payment by these lenders for home deliveries is slow at the beginning of the year and increases gradually through the second and third quarters with a rapid acceleration in the fourth quarter. We build and deliver affordable entry-level homes based on the seasonality of this cycle because we do not begin construction of these homes until a mortgage provider commits mortgage financing to a qualified home buyer in a particular development. Accordingly, we also tend to recognize significantly higher levels of revenue in the third and fourth quarters and our debt levels tend to be highest in the first and second quarters. We anticipate that our quarterly results of operations and our level of indebtedness will continue to experience variability from quarter to quarter in the future.

We May Experience Difficulty in Finding Desirable Land Tracts or Increases in the Price of Land May Increase Our Cost of Sales and Decrease Our Earnings

        Our continued growth depends in large part on our ability to continue to be able to acquire land and to do so at a reasonable cost. As more developers enter or expand their operations in the Mexican home building industry, land prices could rise significantly and suitable land could become scarce due to increased demand or decreased supply. A resulting rise in land prices may increase our cost of sales and decrease our earnings. We may not be able to continue to acquire suitable land at reasonable prices in the future.

Increases in the Price of Raw Materials May Increase Our Cost of Sales and Reduce Our Net Earnings

        The basic raw materials used in the construction of our homes include concrete, concrete block, steel, bricks, windows, doors, roof tiles and plumbing fixtures. Increases in the price of raw materials, including increases that may occur as a result of shortages, duties, restrictions, or fluctuations in exchange rates, could increase our cost of sales and reduce our net earnings to the extent we are unable to increase our sales prices. It is possible that the prices of our raw materials will increase in the future.

Because We Recognize Income From Sales of Homes Under the Percentage-of-Completion Method of Accounting Before Receiving Cash Revenue, Failed Closings Could Result in a Shortfall of Actual Cash Received and Require an Adjustment to Revenue Previously Recorded

        In accordance with Mexican GAAP, and consistent with industry practice in Mexico, we recognize income from the sale of homes based on the percentage-of-completion method of accounting, which in Mexico requires us to recognize income as we incur the cost of construction. See Note 3 to our consolidated financial statements for a discussion of the percentage-of-completion method. However, we do not receive the proceeds from these sales until the homes are delivered. As a result, there is a risk that revenue in respect of the income recognized for accounting purposes will not be received due to the failure of a sale to close. Historically, an immaterial amount of our home sales have failed to close.

Reduced Availability of Bridge Loans and SHF-Sponsored Funds, on which We Rely as a Secondary Source of Funding for Our Home Development Operations, Could Limit Our Ability to Achieve Anticipated Growth Levels

        In the Mexican housing industry, the majority of development and construction activities are financed primarily through bridge loans secured with mortgages over land and developments in progress. Additionally, SHF, through commercial banks and sofoles, was an important source of bridge financing for housing development. Since September 1, 2004, however, SHF provides funding for bridge loans only for homes with a purchase price of up to UDI 166,667 (approximately US$55,000 as of June 30, 2005). In lieu of funding bridge loans for homes with a higher purchase price (up to UDI 500,000 (approximately US$166,000 as of June 30, 2005)), SHF now provides guarantees to support efforts by commercial banks and sofoles to raise capital for the financing of bridge loans to build such homes. As a result, SHF-sponsored construction financing has decreased significantly.

        Although we currently finance our development and construction activities primarily out of our working capital and commercial paper programs (certificados bursátiles de corto plazo), we have used and may use secured bridge loans in the future as a back-up source of financing. If the availability of bridge loans were to be reduced significantly, our ability to plan new developments and continue our construction operations could be limited and our business operations could be disrupted.

        We may use these bridge loans as a source of financing to plan and construct new developments and achieve anticipated levels of growth. This kind of financing may not continue to be available or it may not be available on reasonable terms.

Loss of Services of Our Key Management Personnel Could Result in Disruptions to Our Business Operations

        Our management and operations are dependent in large part upon the contributions of a small number of key senior management personnel, including Eustaquio Tomás de Nicolás Gutiérrez, our chairman, and Gerardo de Nicolás Gutiérrez, our CEO. We do not have employment or non-compete agreements with or maintain key-man life insurance in respect of either of these individuals. Because of their knowledge of the industry and our operations and their experience with Homex, we believe that our future results will depend upon their efforts, and the loss of the services of any of these individuals for any reason could result in disruptions to our business operations.

Competition from Other Home Builders Could Result in a Decrease in Our Sales and Revenues

        The home building industry in Mexico is highly competitive. Our principal competitors include Corporacion GEO, S.A. de C.V., Consorcio ARA, S.A. de C.V., URBI Desarrollos Urbanos, S.A. de C.V., SARE, S.A. de C.V. and Grupo SADASI. Our ability to maintain existing levels of home sales depends to some extent on competitive conditions, including price competition, competition for available mortgage financing, and competition for available land. Competition is likely to continue or intensify. Competitive conditions may prevent us from achieving our goal of increasing our volumes of sales, or increased competition may result in a decrease in our sales and revenues.

Changes in Building and Zoning Regulations to which We Are Subject Could Cause Delays in Construction and Result in Increased Costs

        The Mexican housing industry is subject to extensive building and zoning regulation by various federal, state, and municipal authorities. These authorities oversee land acquisition, development and construction activities, and certain dealings with customers. The costs associated with obtaining building and zoning permits, paying purchase or development fees and taxes, securing utility service rights and titling new homes are substantially higher in Mexico than in other countries and vary significantly from region to region in Mexico. We are required to obtain the approval of numerous federal, state, and local governmental authorities for our development activities. Changes in local circumstances or applicable law or regulations of such entities may require modifying or applying for additional approvals or changing our processes and procedures to comply with them. It is possible that these factors could cause delays in construction and result in increased costs.

Changes to Environmental Laws and Regulations to which We Are Subject Could Cause Delays in Construction and Result in Increased Costs

        Our operations are subject to Mexican federal, state, and municipal environmental laws and regulations. Changes to environmental laws and regulations, or stricter interpretation or enforcement of existing laws or regulations, could cause delays in construction and result in increased costs.

Our Uninsured Housing Developments under Construction Could Suffer Unforeseen Casualties, which Could Result in Significant Losses to Us

        We do not generally obtain liability insurance to cover housing developments under construction unless it is required by providers of construction financing. In the event that our uninsured housing developments suffer unforeseen casualties, we may experience significant losses.

Reduction in distributions from our operating subsidiaries could limit our ability to pay dividends and service our debt obligations

        We are a holding company with no substantial operations and no significant assets other than the common shares of our majority-owned subsidiaries. We depend on receiving sufficient funds from our subsidiaries for virtually all our internal cash flow, including cash flow to pay dividends and service our debt obligations. As a result, our cash flow will be affected if we do not receive dividends and other income from our subsidiaries. The ability of our subsidiaries to pay dividends and make other transfers to us is limited by requirements that need to be satisfied under Mexican law. This ability may also be limited by credit agreements entered into by our subsidiaries.

Risk Factors Related to the Acquisition of Beta

We May Fail to Realize the Anticipated Benefits of Our Merger with Beta, and the Integration of Beta with Our Operations Will Present Significant Challenges

        On July 1, 2005 we acquired Controladora Casas Beta, S.A. de C.V., which has now been merged into our Company. The success of the merger will depend, in part, on our ability to realize the anticipated growth opportunities and cost savings from combining our business with Beta's business. We will face significant challenges in consolidating functions, integrating organization, procedures and operations in a timely and efficient manner and retaining our and Beta's key personnel. The integration of Beta may be more complex and time-consuming than we expect and the respective management teams will have to devote substantial effort to it. The integration process and other disruptions from the transaction could also be more costly than we expect or result in the loss of key employees, the reduction of profitability, the disruption of our ongoing businesses or inconsistencies in standards, controls, forms to compile and present information, procedures and policies that adversely affect our ability to maintain relationships with customers, suppliers, employees and others who have business dealings or to achieve the anticipated benefits of the merger or to manage the merged business with levels of profitability equivalent to those existing prior to the merger.

        Some accounting, financing and commercial practices used by Beta to develop its projects are different from the practices used by Homex, and it will be necessary to apply the practices Homex has been using historically in the operation of Beta. The lack of a successful integration of Beta's operations with those of Homex could curtail the growth of the combined entity and adversely affect the operations and results of the merged entities.

        Additionally, we will have to integrate most of Beta's employees in Homex. As a result of such integration process and as a result of the differences in the hiring terms and in the employees' compensation schemes of Homex and Beta, certain labor, tax and social security contingencies may arise, which could have an adverse effect on the anticipated results of the acquisition.

The Increase in Our Leverage as a Result of Our Acquisition of Beta Could Significantly Affect Our Growth and Operating Results

        We incurred debt of approximately Ps.1,081.0 million to finance the acquisition of Beta shares and assumed approximately Ps.570.3 million of net debt (Ps.612.2 million of debt less Ps.41.8 million of cash and temporary investments) of Beta as a part of our acquisition of Beta and the merger of Beta into our Company. After giving effect to the acquisition of Beta and the application of the net proceeds of our September 2005 Note Offering to prepay (i) all of Beta's outstanding debt, which we assumed on July 1, 2005, (ii) approximately Ps.540.5 million of the Ps.1,081.0 million financing used to acquire Beta and (iii) amounts outstanding under our debt facilities, other than approximately Ps.780.8 million, our short-term debt was Ps.780.8 million and our long-term debt was Ps.3,279.5 million as of September 30, 2005. Accordingly, our level of debt is significantly larger compared to historical levels. The increase in the debt's service costs could reduce the amount of cash, which would otherwise be available to invest in land acquisition for new developments or to meet other obligations. The high level of leverage could reduce Homex's access to new financing sources on favorable terms and with it, significantly affect our growth and operating results.

The Loss of Beta's Main Executives Could Affect Our Operations

        The integration of Beta's administration and operations in Homex is highly dependent on the participation of a reduced number of Beta's principal executives, including Mr. Alfredo Sefami Mizraje, Corporate Manager, Mr. Naftoli Mishkin Antokolsky, Commercial Director, Mr. Alberto Romano Guakil, Promotion Director, and Mr. Elias Romano Guakil, Regional Manager of Casas Beta del Noroeste, S.A. de C.V. Because these persons know Beta's administration and operation and have extensive experience in the housing industry in the areas where Beta has currently some of its developments, we believe that the projected results of the transaction will depend on the efforts of these individuals and, therefore, the loss of the services of any of them in the short term, for any cause, could have an adverse effect on Homex's operations and results.

Risk Factors Related to Mexico

Adverse Economic Conditions in Mexico May Result in a Decrease in Our Sales and Revenues

        We are a Mexican company with substantially all of our assets located in Mexico and all of our revenues derived from operations in Mexico. As such, our business may be significantly affected by the general conditions of the Mexican economy.

        Mexico experienced a period of slow growth from 2001 through 2003 primarily as a result of the downturn in the U.S. economy. In 2001, Mexico's gross domestic product, or GDP, declined by 0.3%, while inflation reached 4.4%. In 2002, GDP grew by 0.9% and inflation reached 5.7%. In 2003, GDP grew by 1.2% and inflation declined to 4.0%. In 2004, GDP grew by 4.2% and inflation increased to 5.2%. During the six-month period ended June 30, 2005, GDP grew by 2.8% and inflation decreased to 4.5% on an annualized basis.

        Mexico also has, and is expected to continue to have, high real and nominal interest rates. The interest rates on 28-day Mexican government treasury securities (certificados de la Tesorería de la Federación) averaged approximately 15.2%, 11.3%, 7.1%, 6.2%, 6.8% and 9.5% for 2000, 2001, 2002, 2003, 2004 and the six-month period ended June 30, 2005, respectively. Accordingly, to the extent that we incur peso-denominated debt in the future, it could be at high interest rates.

        If the Mexican economy falls into a recession or if inflation and interest rates increase significantly, consumer purchasing power will be decreased and demand for housing may decrease. In addition, a recession could affect our operations to the extent that we are unable to reduce our costs and expenses in response to falling demand. These factors could result in a decrease in our sales and revenues.

Fluctuations of the Peso Relative to the U.S. Dollar Could Result in an Increase in Our Cost of Financing and Limit Our Ability to Make Timely Payments on Foreign Currency Denominated Debt

        Because substantially all of our revenues are and will continue to be denominated in pesos, if the value of the peso decreases against the U.S. dollar, our cost of financing will increase. Severe depreciation of the peso may also result in disruption of the international foreign exchange markets. This may limit our ability to transfer or convert pesos into U.S. dollars and other currencies for the purpose of making timely payments of interest and principal on our securities and any U.S. dollar-denominated debt that we may incur in the future. While the Mexican government has not restricted the right or ability of Mexican or foreign individuals to convert pesos into U.S. dollars or to transfer other currencies out of Mexico since 1982, the Mexican government could institute restrictive exchange rate policies in the future.

Political Events in Mexico May Result in Disruptions to Our Business Operations and Decreases in Our Sales and Revenues

        The Mexican government exercises significant influence over many aspects of the Mexican economy. In addition, we depend on Mexican government housing finance policy, especially with regard to the funding and operation of government-sponsored mortgage providers, for a large portion of our business. As a result, the actions of the Mexican government concerning the economy, regulating certain industries, and setting housing finance policy could have a significant effect on Mexican private sector entities, including Homex, and on market conditions, prices, and returns on Mexican securities.

        The Mexican national elections held on July 2, 2000 ended 71 years of rule by the Institutional Revolutionary Party (Partido Revolucionario Institucional) with the election of President Vicente Fox Quesada, a member of the National Action Party (Partido Acción Nacional), and resulted in the increased representation of opposition parties in the Mexican national congress and in municipal and gubernatorial positions. As a result of these elections and legislative elections held on July 6, 2003, no political party has a majority in the Mexican national congress. This shift in political power has transformed Mexico from a one-party state to a multi-party democracy.

        Although there have not yet been any material adverse repercussions resulting from this political change, multi-party rule is still relatively new in Mexico and could result in economic or political conditions that could cause disruptions to our business operations. The lack of a majority party in the legislature and the lack of alignment between the legislature and the executive branch could result in gridlock and prevent the timely implementation of economic reforms or other necessary actions, which in turn could have a material adverse effect on the Mexican economy and cause disruptions to our business operations and decreases in our sales and revenues.

        In 2006 the Mexican presidential and congressional elections will be held. We cannot assure you that the next administration will continue to support the current housing policies, and any change in such policies could have a significant effect on Mexican homebuilders, including Homex, as well as on housing finance, demand for housing, market conditions, and the prices of and returns on Mexican securities or that results of the 2006 presidential elections and presidential succession will not adversely affect the Mexican economy, including the stability of its currency, which in turn could have a material adverse effect on our business, financial condition and results of operations, as well as market conditions and prices for our securities. These and other future developments in the Mexican political or social environment may cause disruptions to our business operations and decreases in our sales and revenues. In the past, presidential and congressional elections have resulted in significant disruptions in the business community.

Developments in Other Countries May Result in Decreases in the Price of Our Securities

        As is the case with respect to securities of issuers from other emerging markets, the market value of securities of Mexican companies is, to varying degrees, affected by economic and market conditions in other emerging market countries. Although economic conditions in these countries may differ significantly from economic conditions in Mexico, investors' reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Mexican issuers. In recent years, for example, prices of both Mexican debt securities and Mexican equity securities dropped substantially as a result of developments in Russia, Asia, and Brazil.

        In addition, the direct correlation between economic conditions in Mexico and the United States has sharpened in recent years as a result of the North American Free Trade Agreement and increased economic activity between the two countries. As a result, economic downturns in the United States could have a significant adverse effect on the Mexican economy, which, in turn, could affect our financial condition and results of operations.

We Are Subject to Different Corporate Disclosure and Accounting Standards than U.S. Companies

        A principal objective of the securities laws of the United States, Mexico, and other countries is to promote full and fair disclosure of all material corporate information. However, there may be less or different publicly available information about foreign issuers of securities than is regularly published by or about U.S. issuers of listed securities.

Risk Factors Related to Our Common Shares and ADSs

Future Issuances of Shares May Result in a Decrease of the Market Price of the ADSs and Common Shares

        In the future, we may issue additional equity securities for financing and other general corporate purposes, although there is no present intention to do so. Any such sales or the prospect of any such sales could result in a decrease of the market price of the ADSs and common shares.

Future Sales of Our Shares by Our Principal Shareholders May Result in a Decrease of the Share Price of Our Securities

        Our principal shareholders, including the de Nicolás family and Equity International Properties, will hold approximately 54% of our outstanding share capital upon the completion of the offering. Actions by these shareholders with respect to the disposition of the shares they beneficially own, or the perception that such actions might occur, may decrease the trading price of our shares on the Mexican Stock Exchange and the price of the ADSs on the New York Stock Exchange following the completion of the offering. Following the completion of the 180 day lock-up period discussed in "Underwriting" section of this prospectus, none of our principal shareholders is subject to any contractual restrictions that limit their right to dispose of their common shares.

Preemptive Rights May be Unavailable to Holders of Our ADSs, Which May Result in a Dilution of ADS Holders' Equity Interest in Our Company

        Under Mexican law, subject to limited exceptions, if we issue new shares for cash as part of a capital increase, we must grant preemptive rights to our shareholders, giving them the right to purchase a sufficient number of shares to maintain their pro-rata interest. However, we may not be legally permitted to offer ADS holders in the United States the right to exercise preemptive rights in any future issuances of shares unless we file a registration statement with the U.S. Securities and Exchange Commission, or SEC, with respect to that future issuance of shares; or the issuance qualifies for an exemption from the registration requirements of the U.S. Securities Act of 1933, or Securities Act. At the time of any future capital increase, we will evaluate the costs and potential liabilities associated with filing a registration statement with the SEC, the benefits of enabling U.S. holders of ADSs to exercise preemptive rights, and any other factors that we consider important in determining whether to file a registration statement to permit the exercise of mandatory preemptive rights. It is possible that we will not file such a registration statement. As a result, the equity interests of ADS holders would be diluted to the extent that ADS holders cannot participate in a future capital increase. Please see

"Description of Capital Stock" of this prospectus for additional information concerning the ability of holders of common shares to participate in future capital increases.

        In addition, although the deposit agreement permits the depositary, if lawful and feasible at the time, to sell preemptive rights and distribute the proceeds of the sale to entitled ADS holders, under Mexican law preemptive rights may not be represented by a separate right or instrument and sales of preemptive rights may not be made without a concurrent sale of the underlying common shares. Please see "Description of American Depositary Receipts."

ADS Holders May Only Vote Through the Depositary and Are Not Entitled to Attend Shareholders' Meetings

        Under the terms of the ADSs, you may instruct the depositary, JPMorgan Chase Bank, to vote the ordinary shares underlying our ADSs, but only if we request the depositary to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the common shares underlying the ADSs and vote such common shares. However, you may not receive sufficient notice of a shareholders' meeting to permit you to withdraw your common shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send out or receive your voting instructions on time or carry them out in the manner you have instructed. As a result, you may not be able to exercise your right to vote.

        In addition, Mexican law and our bylaws require shareholders to deposit their common shares with our secretary or with a Mexican custodian and provide evidence of their status as shareholders in order to attend shareholders' meetings. ADS holders will not be able to meet this requirement and accordingly are not entitled to attend shareholders' meetings. ADS holders will also not be permitted to vote the common shares underlying the ADSs directly at a shareholders' meeting or to appoint a proxy to do so without withdrawing the common shares. Please see "Description of American Depositary Receipts" of this prospectus for further discussion regarding the deposit agreement and your voting rights.

Minority Shareholders Have Different Rights Against Us, Our Directors, or Our Controlling Shareholders in Mexico

        Under Mexican law, the protections afforded to minority shareholders are different from those afforded to minority shareholders in the United States. For example, because Mexican laws concerning fiduciary duties of directors are not well developed, there are limited grounds on which a minority shareholder may bring an action against directors for breach of this duty as permitted in most jurisdictions in the United States. The grounds for shareholder derivative actions under Mexican law are extremely limited, which effectively bars most of these kinds of suits in Mexico. Procedures for class action lawsuits do not exist under Mexican law. Therefore, it may be more difficult for minority shareholders to enforce their rights against us, our directors, or our controlling shareholders than it would be for minority shareholders of a U.S. company.

It May Be Difficult to Enforce Civil Liabilities Against Us or Our Directors, Executive Officers and Controlling Persons

        We are organized under the laws of Mexico. A majority of our directors, executives officers and controlling persons reside outside the U.S., all or a significant portion of the assets of our directors, executive officers and controlling persons, and substantially all of our assets, are located outside the U.S., and certain of the experts named in this prospectus also reside outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on U.S. federal securities law and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws. See "Limitation of Liability."

USE OF PROCEEDS

        We will not receive any proceeds from the sale of common shares or ADSs. The selling shareholders will receive all of the net proceeds from the sale of the common shares and ADSs.

EXCHANGE RATE INFORMATION

        The following table sets forth, for the periods indicated, the period-end, average, high and low exchange rate between the peso and U.S. dollar. The average annual rates presented in the following table were calculated by using the average of the exchange rates on the last day of each month during the relevant period. The data provided in this table is based on noon buying rates published by the Federal Reserve Bank of New York for cable transfers in Mexican pesos. All amounts are stated in pesos, and we have not restated the rates in constant currency units. We make no representation that the Mexican peso amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all.

	Noon Buying Rate (Ps. Per US$)
Year Ended December 31,	Low(1)	High(1)	Average(2)	Period End
2001	8.95	9.97	9.34	9.16
2002	9.00	10.43	9.66	10.43
2003	10.11	11.41	10.80	11.24
2004	10.81	11.64	11.29	11.15
2005	10.41	11.42	10.89	10.63
Month Ended
July 31, 2005	10.59	10.80	10.67	10.60
August 31, 2005	10.58	10.90	10.69	10.79
September 30, 2005	10.68	10.89	10.79	10.79
October 31, 2005	10.69	10.94	10.84	10.79
November 30, 2005	10.54	10.82	10.69	10.61
December 31, 2005	10.41	10.77	10.63	10.63

(1)
Rates shown are the actual low and high, on a day-by-day basis for each period.

(2)
Average of month-end rates.

        On January 4, 2006, the noon buying rate for pesos was Ps.10.587 to US$1.00. On January 4, 2006 the Banco de México UDI conversion rate was Ps.3.641 to UDI 1.00.

        Except during a liquidity crisis lasting from September through December 1982, Banco de México has consistently made foreign currency available to Mexican private sector entities (such as us) to meet their foreign currency obligations. Nevertheless, in the event of renewed shortages of foreign currency, it is possible that foreign currency will not continue to be available to private sector companies or that foreign currency that we may need to service foreign currency obligations or to import goods will not be available for purchase in the open market without substantial additional cost.

MARKET INFORMATION

        We have prepared the information concerning the Mexican securities market set forth below based on materials obtained from public sources, including the CNBV, the Mexican Stock Exchange, the Mexican Central Bank, and publications by market participants.

        Our ADSs are listed on the New York Stock Exchange under the symbol "HXM" and our common shares are listed on the Mexican Stock Exchange under the symbol "HOMEX."

        We cannot predict the extent to which investors will choose to take delivery of common shares in the form of ADSs as compared to common shares, or the extent to which investors will be interested in our ADSs. We also cannot predict the liquidity of any such market. If the trading volume of our ADSs or common shares in any such market falls below certain levels, our shares or ADSs could be delisted or deregistered in that market.

Trading on the Mexican Stock Exchange

  Overview

        The Mexican Stock Exchange, located in Mexico City, is the only stock exchange in Mexico. Operating continuously since 1907, the Mexican Stock Exchange is organized as a corporation (sociedad anónima de capital variable). Securities trading on the Mexican Stock Exchange occurs each business day from 8:30 a.m. to 3:00 p.m., Mexico City time.

        Since January 1999, all trading on the Mexican Stock Exchange has been effected electronically. The Mexican Stock Exchange may impose a number of measures to promote an orderly and transparent trading price of securities, including the operation of a system of automatic suspension of trading in shares of a particular issuer when price fluctuation exceeds certain limits. The Mexican Stock Exchange may also suspend trading in shares of a particular issuer as a result of:

  •
  non-disclosure of material events; or

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  changes in the offer or demand, volume traded, or prevailing share price that are inconsistent with the shares' historical performance and cannot be explained through publicly available information.

        The Mexican Stock Exchange may reinstate trading in suspended shares when it deems that the material events have been adequately disclosed to public investors or when it deems that the issuer has adequately explained the reasons for the changes in offer or demand, volume traded, or prevailing share price. Under current regulations, the Mexican Stock Exchange may consider the measures adopted by the other stock exchanges in order to suspend and/or resume trading in an issuer's shares in cases where the relevant securities are simultaneously traded on a stock exchange outside of Mexico.

        Settlement on the Mexican Stock Exchange is effected two business days after a share transaction. Deferred settlement is not permitted without the approval of the CNBV, even where mutually agreed. Most securities traded on the Mexican Stock Exchange are on deposit with INDEVAL, a privately owned securities depositary that acts as a clearinghouse, depositary, and custodian, as well as a settlement, transfer, and registration agent for Mexican Stock Exchange transactions, eliminating the need for physical transfer of securities.

        Although the Mexican Securities Market Act (Ley del Mercado de Valores) provides for the existence of an over-the-counter market, no such market for securities in Mexico has developed.

Market Regulation and Registration Standards

        In 1925, the Mexican Banking Commission (Comisión Nacional Bancaria) was established to regulate banking activity and in 1946, the Mexican Securities Commission (Comisión Nacional de

Valores) was established to regulate stock market activity. In 1995, these two entities were merged to form the CNBV. The Mexican Securities Market Act, which took effect in 1975, introduced important structural changes to the Mexican financial system, including the organization of brokerage firms as corporations (sociedades anónimas). The Mexican Securities Market Act sets standards for authorizing companies to operate as brokerage firms, which authorization is granted at the discretion of the Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público), upon the recommendation of the CNBV. In addition to setting standards for brokerage firms, the Mexican Securities Market Act authorizes the CNBV, among other things, to regulate the public offering and trading of securities and to impose sanctions for the illegal use of insider information and other violations of the Mexican Securities Market Act. The CNBV regulates the Mexican securities market, the Mexican Stock Exchange, and brokerage firms through a board of governors composed of thirteen members.

        The Mexican Securities Market Act requires issuers to increase the protections offered to minority shareholders and to bring corporate governance practices in line with international standards. Please see "Risk Factors—Risk Factors Related to Our Common Shares and ADSs—Minority Shareholders May be Less Able to Enforce Their Rights Against Us, Our Directors, or Our Controlling Shareholders in Mexico." A new Securities Market Act has been approved by the Mexican Congress and is scheduled to become effective in the middle of 2006. The new Act improves governance standards and, in particular, sets new standards and safe harbors for actions by board members.

        To offer securities to the public in Mexico, an issuer must meet specific qualitative and quantitative requirements. In addition, only securities that have been registered with the Mexican Securities Registry pursuant to CNBV approval may be listed on the Mexican Stock Exchange. The CNBV's approval for registration does not imply any kind of certification or assurance related to the investment quality of the securities, the solvency of the issuer, or the accuracy or completeness of any information delivered to the CNBV.

        In March 2003, the CNBV issued certain general regulations applicable to issuers and other securities market participants. The general regulations, which repealed several previously enacted CNBV regulations (circulares), now provide a single set of rules governing issuers and issuer activity, among other things.

        The general regulations state that the Mexican Stock Exchange must adopt minimum requirements for issuers to list their securities in Mexico. These requirements relate to matters such as operating history, financial and capital structure, and distribution. The general regulations also state that the Mexican Stock Exchange must implement minimum requirements for issuers to maintain their listing in Mexico. These requirements relate to matters such as financial condition, trading minimums, and capital structure, among others. The CNBV may waive some of these requirements in certain circumstances. In addition, some of the requirements are applicable for each series of shares of the relevant issuer.

        The Mexican Stock Exchange will review compliance with the foregoing requirements and other requirements on an annual, semi-annual, and quarterly basis. The Mexican Stock Exchange must inform the CNBV of the results of its review and this information must, in turn, be disclosed to investors. If an issuer fails to comply with any of the foregoing requirements, the Mexican Stock Exchange will request that the issuer propose a plan to cure the violation. If the issuer fails to propose a plan, if the plan is not satisfactory to the Mexican Stock Exchange, or if an issuer does not make substantial progress with respect to the corrective measures, trading of the relevant series of shares on the Mexican Stock Exchange will be temporarily suspended. In addition, if an issuer fails to propose a plan or ceases to follow the plan once proposed, the CNBV may suspend or cancel the registration of the shares.

        Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements as well as various periodic reports with the CNBV and the Mexican Stock Exchange. Mexican issuers must file the following reports with the CNBV:

  •
  an annual report prepared in accordance with CNBV regulations by no later than June 30 of each year (analogous to reports filed with the SEC by U.S. issuers on Form 10-K and by foreign private issuers on Form 20-F);

  •
  quarterly reports, within 20 days following the end of each of the first three quarters and 40 days following the end of the fourth quarter (analogous to reports filed with the SEC by U.S. issuers on Form 10-Q); and

  •
  current reports promptly upon the occurrence of material events (analogous to reports filed with the SEC by U.S. issuers on Form 8-K and by foreign private issuers on Form 6-K).

        Pursuant to the CNBV's general regulations, the internal rules of the Mexican Stock Exchange were amended to implement an automated electronic information transfer system, or SEDI (Sistema Electrónico de Envío y Difusión de Información), for information required to be filed with the Mexican Stock Exchange. Issuers of listed securities must prepare and disclose their financial information via a Mexican Stock Exchange-approved electronic financial information system, or SIFIC (Sistema de Información Financiera Computarizada). Immediately upon its receipt, the Mexican Stock Exchange makes financial information prepared via SIFIC available to the public.

        The CNBV's general regulations and the rules of the Mexican Stock Exchange require issuers of listed securities to file information through SEDI that relates to any act, event, or circumstance that could influence issuers' share price. If listed securities experience unusual price volatility, the Mexican Stock Exchange must immediately request that an issuer inform the public as to the causes of the volatility or, if the issuer is unaware of the causes, that an issuer make a statement to that effect. In addition, the Mexican Stock Exchange must immediately request that issuers disclose any information relating to relevant material events, when it deems the information currently disclosed to be insufficient, as well as instruct issuers to clarify the information when necessary. The Mexican Stock Exchange may request issuers to confirm or deny any material events that have been disclosed to the public by third parties when it deems that the material event may affect or influence the securities being traded. The Mexican Stock Exchange must immediately inform the CNBV of any such requests. In addition, the CNBV may also make any of these requests directly to issuers (including a request for a list of persons in possession of material information). An issuer may defer the disclosure of material events under some circumstances, as long as:

  •
  the issuer implements adequate confidentiality measure;

  •
  the information is related to incomplete transactions;

  •
  there is no misleading public information relating to the material event; and

  •
  no unusual price or volume fluctuation occurs.

        The CNBV and the Mexican Stock Exchange may suspend trading in an issuer's securities:

  •
  if the issuer does not disclose a material event; or

  •
  upon price or volume volatility or changes in the offer or demand in respect of the relevant securities that are not consistent with the historic performance of the securities and cannot be explained solely through information made publicly available pursuant to the CNBV's general regulations.

        The Mexican Stock Exchange must immediately inform the CNBV and the general public of any such suspension. An issuer may request that the CNBV or the Mexican Stock Exchange resume trading,

provided it demonstrates that the causes triggering the suspension have been resolved and that it is in full compliance with the periodic reporting requirements under the applicable law. If its request has been granted, the Mexican Stock Exchange will determine the appropriate mechanism to resume trading. If trading in an issuer's securities is suspended for more than twenty business days and the issuer is authorized to resume trading without conducting a public offering, the issuer must disclose via SEDI a description of the causes that resulted in the suspension and reasons why it is now authorized to resume trading before trading may resume.

        Similarly, if an issuer's securities are traded on both the Mexican Stock Exchange and a foreign securities exchange, the issuer must simultaneously file the information that it is required to file pursuant to the laws and regulations of the foreign jurisdiction with the CNBV and the Mexican Stock Exchange.

        Pursuant to the Mexican Securities Market Act,

  •
  members of an issuer's board of directors,

  •
  shareholders controlling 10% or more of a listed issuer's outstanding share capital,

  •
  advisors,

  •
  groups controlling 25% or more of a listed issuer's outstanding share capital, and

  •
  other insiders

must inform the CNBV of any transactions undertaken with securities of the issuer. In addition, insiders must abstain from purchasing or selling securities of the issuer within 90 days from the last sale or purchase, respectively. Shareholders of issuers listed on the Mexican Stock Exchange must notify the CNBV before effecting transactions outside of the Mexican Stock Exchange that result in a transfer of 10% or more of an issuer's share capital. Transferring shareholders must also inform the CNBV of the effect of the transactions within three days following their completion, or, alternatively, that the transactions have not been consummated. The CNBV will notify the Mexican Stock Exchange of these transactions.

        The CNBV has issued general regulations to control public tender offers and share acquisitions above certain thresholds, as well as public company share acquisitions by related parties. Subject to certain exceptions, any acquisition of a public company's shares which results in the acquiror owning 10% or more, but less than 30%, of an issuer's outstanding share capital must be publicly disclosed to the CNBV and the Mexican Stock Exchange by no later than the day following the acquisition. Any acquisition by an insider that results in the insider holding an additional 5% or more of a public company's outstanding share capital must also be publicly disclosed to the CNBV and the Mexican Stock Exchange no later than the day following the acquisition. Some insiders must also notify the CNBV of share purchases or sales that occur within a quarterly period or five-day term and that exceed certain value thresholds.

        Any intended acquisition of a public company's shares that results in the acquiror owning 30% or more, but less than 50%, of a company's voting shares requires the acquiror to make a tender offer for the greater of the percentage of the share capital intended to be acquired or 10% of the company's outstanding share capital stock. Finally, any intended acquisition of a public company's shares that results in the acquiror owning more than 50% of a company's voting shares requires the potential acquiror to make a tender offer for 100% of the company's outstanding share capital (or a smaller percentage, if certain requirements are satisfied and the CNBV grants an approval). This offer must be made at the same price for all tendering shareholders and remain open for no less than fifteen business days. The board of directors must approve any tender offer resulting in a change of control, which approval must take minority shareholder rights into account.

        In addition, the Mexican Securities Market Act requires shareholders holding 10% or more of a listed issuers' share capital to notify the CNBV of any share transfer.

Mexican Securities Market Act

        The Mexican legislature amended the Mexican Securities Market Act effective June 2, 2001. The amendments provide, among other things, that:

  •
  issuers must have a board of directors with at least five and not more than twenty members and alternates, of which 25% must qualify as "independent directors" under Mexican law;

  •
  issuers' boards of directors must approve related party transactions and material asset transactions;

  •
  issuers must appoint and maintain an audit committee; and

  •
  issuers must provide additional protections for minority shareholders.

        The Mexican Securities Market Act permits issuers to include anti-takeover defenses in their bylaws, provided that the bylaws also include specified minority rights and protections, among other things.

        The Mexican Securities Market Act does not permit issuers to implement mechanisms where common shares and limited or non-voting shares are jointly traded or offered to public investors, unless the limited or non-voting shares are convertible into common shares within a term of up to five years, or when as a result of the nationality of a given holder, the shares or the securities representing the shares limit the right to vote in order to comply with applicable foreign investment regulations. In addition, the aggregate amount of shares with limited or non-voting rights may not exceed 25% of the aggregate amount of publicly held shares, unless approved by the CNBV.

        The new approved Securities Market Act reiterates these provisions and further improves governance standards.

Market Price of Common Shares

        Our common shares are traded on the Mexican Stock Exchange under the symbol "HOMEX." As of April 29, 2005, the date of our annual shareholders meeting, there were 313,856,490 common shares issued and outstanding. As of such date 64,912,278 shares were held in the United States in the form of American Depositary Shares by 6 record holders and 248,944,212 shares were held in Mexico by approximately 25 record holders. Because certain of the shares are held by nominees, the number of record holders may not be representative of the number of beneficial owners.

        The table below sets forth, for the periods indicated, the reported high and low closing sale prices in pesos for common shares on the Mexican Stock Exchange.

			U.S. dollars per 6 common shares (equivalent to one ADS)
	Ps. per share
					Average daily trading volume
	Low	High	Low	High
2004
August	30.82	34.00	17.17	18.94	100,229
September	32.70	40.30	18.21	22.45	168,452
October	35.00	39.70	19.49	22.11	156,767
November	36.00	39.00	20.05	21.72	161,482
December	36.30	44.51	20.22	24.79	121,324
2005
January	43.30	50.24	24.12	27.98	128,038
February	49.95	66.80	27.82	37.21	671,780
March	44.80	51.80	24.95	28.85	379,980
April	40.90	47.05	22.78	26.20	230,433
May	39.15	46.50	21.81	25.90	171,668
June	43.20	50.00	24.06	27.85	272,918
July	48.99	54.48	27.29	30.35	479,586
August	48.60	56.60	27.07	31.53	368,117
September	52.01	56.00	29.97	31.19	285,443
October	48.55	54.80	27.04	30.52	156,243
November	51.42	59.00	28.64	32.86	235,936
December	52.00	58.30	28.96	32.47	289,781
January 1 through January 4, 2006	55.19	58.00	30.74	32.31	270,339

Market Price of ADSs

        Our ADSs, each of which represent 6 of our common shares, are listed on the New York Stock Exchange under the symbol "HXM." The table below sets forth, for the periods indicated, the high and low closing prices for our ADSs on the New York Stock Exchange.

	Price in U.S. Dollars per ADS
			Average daily trading volume
	Low	High
2004
August	16.10	17.90	102,559
September	17.20	21.34	90,080
October	18.00	21.07	97,057
November	18.66	20.82	80,333
December	19.32	24.00	80,100
2005
January	22.79	26.95	188,195
February	27.00	35.78	387,321
March	24.01	28.29	128,318
April	22.00	25.79	239,614
May	21.45	25.30	174,395
June	23.81	27.61	227,354
July	27.65	30.98	330,125
August	26.87	32.31	363,126
September	29.18	31.52	276,909
October	26.81	30.60	182,719
November	28.97	33.25	200,490
December	29.37	32.65	224,990
January 1 through January 4, 2006	30.90	33.05	126,800

CAPITALIZATION

        The following table sets forth certain financial information under Mexican GAAP as of September 30, 2005, including our cash and cash equivalents, short-term and long-term indebtedness and capitalization.

        The table below reflects our acquisition of Beta on July 1, 2005, including the payment of a portion of the Ps.612.2 million of Beta's indebtedness which we assumed, as well as, our September 2005 Note Offering, approximately Ps.540.5 million of the proceeds were used to repay a portion of the Ps.1,081.0 million financing that we used to acquire Beta.

        This table should be read together with our year-end financial statements and our unaudited selected consolidated financial information included elsewhere in this prospectus. Since the financial information in the following table is presented in constant pesos in purchasing power as of September 30, 2005, it is not directly comparable to the financial information included elsewhere in this prospectus, which, unless otherwise indicated, is presented in constant pesos in purchasing power as of June 30, 2005.

	As of September 30, 2005
	Actual	Actual(1)
	(Thousands of pesos)	(Thousands of U.S. dollars)
Cash and cash equivalents	Ps.1,706,866	US$158,189
Short-term debt	780,835	72,366
Long-term debt	3,279,513	303,940
Total debt	4,060,348	376,306

Majority stockholders' equity	5,423,628	502,653
Minority interest	116,973	10,840
Total stockholders' equity	5,540,601	513,494

Total capitalization	Ps.9,600,949	US$889,801

(1)
Solely for purposes of preparing calculations for this table, the translation from peso amounts to U.S. dollar amounts has been performed at an exchange rate of Ps.10.79 to U.S.$1.00, the noon buying rate for cable transfers in pesos published by the Federal Reserve Bank of New York, expressed in pesos per U.S. dollar, on September 30, 2005.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following tables present unaudited pro forma condensed combined pro forma financial information reflecting the combined accounts of Homex and Beta on a pro forma basis as of and for the periods indicated. Such unaudited pro forma information gives effect to the consummation of our acquisition of Beta as of the earliest period presented in the case of the unaudited pro forma statement of earnings and as of June 30, 2005 in the case of the unaudited pro forma balance sheet, and are based on the estimates and assumptions set forth in the notes to these statements and our preliminary estimates of the allocation of the purchase price.

        Also included in this prospectus, beginning on Page B-1, are unaudited combined consolidated pro forma financial statements reflecting the combined accounts of Homex and Beta on a pro forma basis for the year ended December 31, 2004 and as of and for the six-month period ended June 30, 2005.

        All pro forma financial information included in this prospectus is unaudited and may not be indicative of the results of operations that actually would have been achieved had we acquired Beta at the beginning of the periods presented and do not purport to be indicative of future results. The information in the following tables should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The unaudited pro forma condensed combined financial information is prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP.

        Except for ratios, percentages, per share, per ADS, and operating data, all amounts are presented in thousands of U.S. dollars or constant pesos. Unless otherwise indicated, we have translated U.S. dollar amounts at the exchange rate of Ps.10.7720 to US$1.00, which was the noon buying rate for cable transfers in pesos published by the Federal Reserve Bank of New York, expressed in pesos per U.S. dollar, on June 30, 2005. On January 4, 2006, the noon buying rate for pesos was Ps.10.587 to US$1.00.

        For additional information regarding financial information presented in this prospectus, see "Presentation of Financial and Other Information."

	Year Ended December 31, 2004
	Homex December 31, 2004	BETA December 31, 2004	Purchase Accounting Adjustments	Adjustments to Conform Accounting Policies	Pro Forma	Pro Forma
	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(US$)
	(in thousands)
Revenues	5,369,428	2,497,700	—	(146,916)	7,720,212	716,693
Costs	3,738,718	1,867,125	—	(137,089)	5,468,754	507,682

Gross profit	1,630,710	630,575	—	(9,827)	2,251,458	209,010
Selling and administrative expenses	437,961	132,165	—	61,322	631,448	58,619

Income from operations	1,192,749	498,410	—	(71,149)	1,620,010	150,391
Other income (expense)—net	43,486	1,417	—	—	44,903	4,168
Net comprehensive financing cost:
Interest income	(47,275)	(11,228)	—	—	(58,503)	(5,431)
Interest expense	133,601	1,810	126,766	93,717	355,894	33,039
Exchange (gain) loss net	(7,191)	281	—	—	(6,910)	(641)
Monetary position loss	82,151	23,083	—	—	105,234	9,769

	161,286	13,946	126,766	93,717	395,715	36,735

Income before income tax expense, employees statutory profit-sharing and equity in loss of equity method investees	1,074,949	485,881	(126,766)	(164,866)	1,269,198	117,821
Income tax expense	343,157	148,945	(38,000)	(56,309)	397,793	36,928
Employees statutory profit-sharing expense	8,611	3,340	—	—	11,951	1,109
Equity in loss of equity method investees	—	2,587	—	—	2,587	240

Consolidated net income	723,181	331,009	(88,766)	(108,557)	856,867	79,546

Net income of majority stockholders	714,022	307,084			848,567	78,775
Net income of minority stockholders	9,159	23,925			8,300	770

Consolidated net income	723,181	331,009			856,867	79,546

	As of June 30, 2005(1)
	Homex June 30, 2005	BETA June 30, 2005	Purchase Accounting Adjustments	Adjustments to Conform Accounting Policies	Pro forma	Pro forma
	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(US$)
	(in thousands)
Assets
Current assets:
Cash and temporary investments	405,555	41,816	17,101	—	464,472	43,118
Trade accounts receivable, net	3,782,471	1,596,216	—	(175,634)	5,203,053	483,016
Inventories	2,390,466	365,610	14,083	(67,207)	2,702,952	250,924
Other current assets	105,177	2,671	—	—	107,848	10,012

Total current assets	6,683,669	2,006,313	31,184	(242,841)	8,478,325	787,071
Land held for future development	663,065	190,216	70,564	—	923,845	85,763
Restricted investments	299	—	—	—	299	28
Property, plant and equipment—net	261,219	110,441	—	—	371,660	34,502
Investment in equity method investees	—	326	—	—	326	30
Goodwill	—	12,087	1,237,141	—	1,249,228	115,970
Other assets	71,749	8,531	—	—	80,280	7,453

Total	7,680,001	2,327,914	1,338,889	(242,841)	11,103,963	1,030,817

Liabilities and Stockholders' equity
Current liabilities:
Notes payable to financial institutions	1,117,348	337,982	—	—	1,455,330	135,103
Trade accounts payable	1,367,208	307,748	—	—	1,674,956	155,492
Advances from customers	109,152	—	—	—	109,152	10,133
Accrued expenses and taxes, other than income taxes	24,004	32,825	—	—	56,829	5,276
Income tax payable	102,442	—	—	—	102,442	9,510
Employee statutory profit-sharing	1,198	1,559	—	—	2,757	256

Total current liabilities	2,721,352	680,114	—	—	3,401,646	315,769
Long-term debt	—	271,221	—	—	271,221	25,178
Long-term notes payable to financial institutions	47,167	2,971	1,081,000	—	1,131,138	105,007
Deferred income tax and employee statutory profit-sharing	704,410	385,898	25,394	(67,548)	1,048,154	97,304

Total liabilities	3,472,929	1,340,204	1,106,394	(67,548)	5,851,979	543,258
Stockholders' equity:
Common stock	219,398	283,072	(24,264)	—	478,206	44,393
Additional paid-in-capital	2,252,018	—	718,792	—	2,970,810	275,790
Retained earnings	1,518,340	623,647	(462,033)	(161,614)	1,518,340	140,952
Excess in restated stockholders' equity	313,948	—	—	—	313,948	29,145
Cumulative initial effect of deferred income taxes	(142,940)	—	—	—	(142,940)	(13,270)

Majority stockholders' equity	4,160,764	906,719	232,495	(161,614)	5,138,364	477,011
Minority interest in consolidated subsidiaries	46,308	80,991	—	(13,679)	113,620	10,548

Total stockholders' equity	4,207,072	987,710	232,495	(175,293)	5,251,984	487,559

Total	7,680,001	2,327,914	1,338,889	(242,841)	11,103,963	1,030,817

	Six Months Ended June 30, 2005(1)
	Homex June 30, 2005	BETA June 30, 2005	Purchase Accounting Adjustments	Adjustments to Conform Accounting Policies	Pro forma	Pro forma
	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(US$)
	(in thousands)
Revenues	2,863,328	1,240,082	—	(24,222)	4,079,188	378,684
Costs	1,972,835	947,663	—	(58,425)	2,862,073	265,696

Gross profit	890,493	292,419	—	34,203	1,217,115	112,989
Selling and administrative expenses	273,992	95,335	—	34,154	403,481	37,456

Income from operations	616,501	197,084	—	49	813,634	75,532
Other income (expense)—net	16,623	(42)	—	—	16,581	1,539
Net comprehensive financing (income) cost:
Interest expense	95,818	2,955	63,383	43,906	206,062	19,129
Interest income	(22,806)	(3,120)	—	—	(25,926)	(2,407)
Exchange gain—net	(5,864)	(32)	—	—	(5,896)	(547)
Monetary position loss (gain)	1,397	(4,931)	—	—	(3,534)	(328)

	68,545	(5,128)	63,383	43,906	170,706	15,847

Income before income tax expense	564,579	202,170	(63,383)	(43,857)	659,509	61,224
Income tax expense	173,782	49,452	(19,000)	—	204,234	18,960

Consolidated net income	390,797	152,718	(44,383)	(43,857)	455,275	42,265

Net income of majority stockholders	394,849	135,376			443,165	41,140
Net income of minority stockholders	(4,052)	17,342			12,110	1,124

Consolidated net income	390,797	152,718			455,275	42,265

(1)
The information in this table is unaudited and is derived from the Unaudited Pro Forma Condensed Combined Financial Statements that begin on page B-1 of this prospectus.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following tables present our selected consolidated financial information as of and for the periods indicated. The information presented in these tables does not include our Beta subsidiary which we acquired on July 1, 2005. Information as of December 31, 2003 and 2004 and for each of the three years ended December 31, 2002, 2003 and 2004 are derived from and should be read together with our audited consolidated financial statements provided in this prospectus beginning on page F-1. The information as of June 30, 2005 and for the six-month periods ended June 30, 2004 and 2005 are derived from our unaudited condensed consolidated financial statements provided in this prospectus beginning on page F-51 and should be read together with both such unaudited consolidated financial statements and our audited consolidated financial statements. Our consolidated financial statements and other financial information included in this prospectus, unless otherwise specified, are restated in constant pesos as of June 30, 2005.

        The information in the following tables should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Our consolidated financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. Notes 22 and 23 to our audited consolidated financial statements provide information relating to the nature and effect of such differences as they relate to us and provide a reconciliation to U.S. GAAP of consolidated net income and consolidated stockholders' equity.

        Pursuant to Mexican GAAP, our consolidated financial statements and the selected consolidated financial data set forth below restate the components of stockholders' equity using NCPI factors and record gains and losses in purchasing power from holding monetary assets or liabilities. Under Mexican GAAP, non-monetary assets, with the exception of inventories and fixed assets of non-Mexican origin, are restated using the NCPI factors. Inventories are restated at current replacement costs while fixed assets of foreign origin are restated by the inflation rate of the country of origin prior to translation to pesos at the period-end exchange rate. Mexican GAAP also requires restatement of all financial statements to pesos of constant purchasing power as of the date of the most recent balance sheet presented, and accordingly all data in the consolidated financial statements and in the selected consolidated financial data set forth below have been restated in pesos of constant purchasing power as of June 30, 2005. The effects of inflation accounting under Mexican GAAP, other than for the use of a specific index for the restatement of fixed assets of foreign origin, have not been reversed in the reconciliation to U.S. GAAP. See Notes 22 and 23 to our consolidated financial statements.

        On May 15, 2004, one of our affiliates, Econoblock, S.A. de C.V., merged with one of our subsidiaries, Desarrolladora de Casas del Noroeste, S.A. de C.V., or DECANO, with DECANO assuming all the rights and obligations of the merged company. Because the companies were under common control, the merger was recorded by recognizing the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer, in a manner similar to a pooling of interests, based on the guidance provided by Statement of Financial Accounting Standards No. 141, "Business Combinations," issued by the Financial Accounting Standards Board, and in accordance with Bulletin A-8, "Supplemental Application of International Accounting Standards" issued by the Mexican Institute of Public Accountants. Therefore, the accompanying financial statements of the merged company are included as if the merger had taken place as of the beginning of the earliest period presented. See Note 2 to our consolidated financial statements.

        Except for ratios, percentages, per share, per ADS, and operating data, all amounts are presented in thousands of U.S. dollars or constant pesos. Unless otherwise indicated, we have translated U.S. dollar amounts at the exchange rate of Ps.10.7720 to US$1.00, which was the noon buying rate for cable transfers in pesos published by the Federal Reserve Bank of New York, expressed in pesos per

U.S. dollar, on June 30, 2005. On January 4, 2006, the noon buying rate for pesos was Ps.10.587 to US$1.00.

        For additional information regarding financial information presented in this prospectus, see "Presentation of Financial and Other Information."

Homex Selected Consolidated Financial Information

	Six Months Ended June 30,			Year Ended December 31,
	2005(1) (US$)	2005(1) (Ps.)	2004(1) (Ps.)	2004 (US$)	2004 (Ps.)	2003 (Ps.)	2002 (Ps.)	2001 (Ps.)	2000 (Ps.)
	(in thousands, except per share data/ADS, percentages and ratios)
Statement of operations data:
Mexican GAAP:
Revenues(2)	265,812	2,863,328	1,990,806	498,462	5,369,428	2,942,067	1,372,113	820,818	1,157,791
Costs	183,145	1,972,835	1,363,267	347,077	3,738,718	2,104,408	961,584	575,792	787,544
Gross profit	82,667	890,493	627,539	151,385	1,630,710	837,659	410,529	242,028	370,247
Selling and administrative expenses	25,436	273,992	186,586	40,657	437,961	269,526	169,330	124,993	154,654
Income from operations	57,232	616,501	440,953	110,728	1,192,749	568,133	241,199	120,035	215,593
Other income (expense)	1,544	16,623	46,221	4,037	43,486	78,668	(1,785)	10,669	3,294
Net comprehensive financing cost(3)	6,363	68,545	57,366	14,972	161,286	128,907	150,880	131,905	127,980
Income before income tax and employee statutory profit-sharing expense	52,412	564,579	429,808	99,793	1,074,949	517,894	88,534	(1,201)	90,907
Income tax expense	16,133	173,782	133,192	31,859	343,157	185,269	54,185	17,011	54,940
Employee statutory profit-sharing expense	—	—	1,501	799	8,611	279	1,580	194	2,702
Consolidated net income	36,279	390,797	295,115	67,135	723,181	332,346	32,770	(18,406)	33,265
Net income (loss) of majority stockholders	36,655	394,849	295,875	66,285	714,022	326,987	31,390	(18,406)	33,265
Net income (loss) of minority stockholders	(376)	(4,052)	(760)	850	9,159	5,359	1,380	—	—
Weighted average shares outstanding	313,856	313,856	249,962	281,997	281,997	241,521	191,896	147,637	147,559
Basic and diluted earnings (loss) per share	0.12	1.26	1.18	0.23	2.53	1.35	0.16	(0.12)	0.23
Basic and diluted earnings (loss) per ADS(4)	0.72	7.56	7.08	1.38	15.18	8.10	0.96	(0.72)	1.38
U.S. GAAP:
Revenues(2)	225,457	2,428,624	1,314,253	370,140	3,987,147	2,752,825	1,230,640
Costs	169,534	1,826,220	993,008	279,017	3,005,574	2,111,305	973,826
Gross profit	55,923	602,404	321,245	91,123	981,573	641,520	256,814
Operating income(5)(6)	29,969	322,823	122,694	48,984	527,660	371,670	87,107
Net income	24,771	266,837	147,645	39,605	426,628	248,918	65,000
Weighted average shares outstanding	313,856	313,856	249,962	281,997	281,997	241,521	191,896
Basic and diluted earnings per share	0.08	0.85	0.59	0.14	1.51	1.03	0.34
Basic and diluted earnings per ADS(4)	0.47	5.10	3.54	0.84	9.08	6.18	2.03

	As of and for Six Months Ended June 30,			As of and for Year Ended December 31,
	2005(1) (US$)	2005(1) (Ps.)	2004(1) (Ps.)	2004 (US$)	2004 (Ps.)	2003 (Ps.)	2002 (Ps.)	2001 (Ps.)	2000 (Ps.)
				(in thousands, except for percentages and ratios)
Balance sheet data:
Mexican GAAP:
Cash and temporary investments	37,649	405,555		47,948	516,500	222,458	69,349	47,921	20,773
Trade accounts receivable	351,139	3,782,471		297,415	3,203,752	1,864,249	1,283,045	1,103,818	1,019,995
Total current assets	620,467	6,683,669		552,674	5,953,400	3,142,448	1,724,579	1,262,590	1,221,067
Land held for future development	61,554	663,065		47,279	509,294	242,443	88,742	141,779	142,997
Property and equipment	24,250	261,219		23,586	254,072	57,863	27,385	18,586	22,373
Total assets	712,960	7,680,001		635,506	6,845,673	3,488,320	1,851,107	1,434,571	1,390,772
Notes payable to financial institutions	103,727	1,117,348		37,252	401,276	679,079	421,390	489,488	506,571
Total current liabilities	252,633	2,721,352		204,921	2,207,402	1,749,362	703,927	674,616	694,278
Long-term notes payable to financial institutions	4,379	47,167		15,020	161,800	—	—	—	—
Land purchases—long-term				1,885	20,300	—	—	—	—
Total long-term liabilities	69,772	751,577		76,309	821,996	359,176	200,719	172,331	171,326
Total liabilities	322,405	3,472,929		281,230	3,029,398	2,108,538	904,646	846,948	865,604
Common stock	20,367	219,398		20,367	219,398	175,096	169,150	134,035	117,330
Total stockholders' equity	390,555	4,207,072		354,276	3,816,275	1,379,782	946,460	587,624	525,168
U.S. GAAP:
Cash and cash equivalents	37,649	405,555		47,948	516,500	222,458	69,622
Restricted cash	—	—		10,921	20,692	—	—
Accounts receivable	83,708	901,702		67,471	726,793	587,595	188,953
Total current assets	540,030	5,817,205		520,298	5,604,654	2,875,696	1,549,906
Land held for future development	61,554	663,065		47,279	509,294	238,683	88,741
Property and equipment	24,250	261,219		23,586	254,072	57,910	27,385
Total assets	639,769	6,891,587		603,131	6,496,927	3,210,139	1,676,435
Total current liabilities	302,244	3,255,771		277,475	2,988,964	2,033,375	854,923
Total stockholders' equity	331,146	3,531,635		303,082	3,264,798	1,130,257	816,266
Other financial data:
Mexican GAAP:
Depreciation	2,402	25,877	5,058	2,274	24,498	11,182	6,843	7,403	7,729
Gross margin(7)	31.1%	31.1%	31.5%	30.4%	28.5%	29.9%	29.5%	30%	32%
Operating margin(8)	21.5%	21.5%	22.1%	22.2%	22.2%	19.3%	17.6%	15%	19%
Net margin(9)	13.8%	13.8%	14.9%	13.3%	13.3%	11.1%	2.3%	-2.2%	2.9%
Other financial data computed from Mexican GAAP financial information:
EBITDA(10)	61,177	659,001	492,232	117,038	1,260,733	657,983	246,257	138,108	226,491
Net debt(11)	70,457	758,960		4,324	46,184	456,620	352,041	441,567	485,797
Ratio of notes payable to financial institutions to total stockholders' equity	27.7%	27.7%		15.3%	15.3%	49.2%	44.5%	83.3%	96.5%
Ratio of notes payable to financial institutions to total assets	15.2%	15.2%		8.5%	8.5%	19.5%	22.8%	34.1%	36.4%
U.S. GAAP:
Gross margin(7)	24.8%	24.8%		24.6%	24.6%	23.3%	20.9%
Operating margin(8)	13.3%	13.3%		13.2%	13.2%	13.5%	7.1%
Net margin(9)	11.0%	11.0%		10.7%	10.7%	33.1%	5.3%
Other financial data derived from U.S. GAAP financial information:
EBITDA(10)	35,151	378,643	195,599	58,494	630,102	442,957	92,038

(1)
Financial information as of and for the six-month periods ended June 30, 2004 and 2005 is unaudited. The financial information as of and for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements.

(2)
For U.S. GAAP purposes, sales are recognized when title passes to the home buyer, as opposed to the percentage-of-completion method of accounting used for Mexican GAAP purposes, under which we recognize income from homes we sell as we incur the cost of their construction.

(3)
Represents interest income, interest expense, monetary position gains and losses, and foreign exchange gains and losses.

(4)
Assumes all common shares are represented by ADSs. Each ADS represents six common shares. Any discrepancies between per share and per ADS amounts in the table are due to rounding.

(5)
Employee statutory profit-sharing expense is classified as an operating expense under U.S. GAAP.

(6)
Interest capitalized as part of the cost of inventories is included in operating expense under U.S. GAAP.

(7)
Represents gross profit divided by total revenues.

(8)
Represents operating income divided by total revenues.

(9)
Represents net income divided by total revenues.

(10)
EBITDA is not a financial measure computed under Mexican or U.S. GAAP. EBITDA derived from our Mexican GAAP financial information means Mexican GAAP net income (loss) excluding (i) depreciation, (ii) net comprehensive financing costs (which is composed of net interest expense, foreign exchange gain or loss and monetary position gain or loss), and (iii) income tax expense and employee statutory profit-sharing expense.

EBITDA derived from our U.S. GAAP financial information means U.S. GAAP net income excluding (i) depreciation, (ii) interest expense and monetary position gain or loss, and (iii) income tax expense.

We believe that EBITDA can be useful to facilitate comparisons of operating performance between periods and with other companies in our industry because it excludes the effect of (i) depreciation, which represents a non-cash charge to earnings, (ii) certain financing costs, which are significantly affected by external factors, including interest rates, foreign currency exchange rates, and inflation rates, which have little or no bearing on our operating performance, and (iii) income tax expense and, for EBITDA derived from our Mexican GAAP financial information, employee statutory profit-sharing expense.

EBITDA is also a useful basis of comparing our results with those of other companies because it presents operating results on a basis unaffected by capital structure. You should review EBITDA, along with net income (loss) and cash flow from operating activities, investing activities and financing activities, when trying to understand our operating performance. While EBITDA may provide a useful basis for comparison, our computation of EBITDA is not necessarily comparable to EBITDA as reported by other companies, as each is calculated in its own way and must be read in conjunction with the explanations that accompany it. While EBITDA is a relevant and widely used measure of operating performance, it does not represent cash generated from operating activities in accordance with Mexican or U.S. GAAP and should not be considered as an alternative to net income (loss), determined in accordance with Mexican or U.S. GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with Mexican or U.S. GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

EBITDA has certain material limitations as follows: (i) it does not include interest expense, which, because we have borrowed money to finance some of our operations, is a necessary and ongoing part of our costs and assisted us in generating revenue; (ii) it does not include taxes, which are a necessary and ongoing part of our operations; and (iii) it does not include depreciation, which, because we must utilize property and equipment in order to generate revenues in our operations, is a necessary and ongoing part of our costs. Therefore, any measure that excludes any or all of interest expense, taxes and depreciation has material limitations. For a further discussion of EBITDA, including a reconciliation to GAAP, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—EBITDA Reconciliation."

(11)
Net debt is not a financial measure computed under Mexican GAAP. We compute net debt as the sum of all notes payable to financial institutions less cash and temporary investments, each of which is computed in accordance with Mexican GAAP. Management uses net debt as a measure of our total amount of leverage, as it gives effect to cash accumulated on our balance sheets. Management believes net debt provides useful information to investors because it reflects our actual debt as well as our available cash and temporary investments that could be used to reduce this debt. Net debt has certain material limitations in that it assumes the use of our cash and temporary investments to repay debt that is actually still outstanding and not to fund operating activities or for investment. For a reconciliation to GAAP, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—EBITDA Reconciliation."

Homex Selected Operating Information

	Six Months Ended June 30,				Year Ended December 31,
	2005		2004		2004		2003		2002
	(in thousands, except for percentages and ratios)
Homes Sold
Affordable entry-level		9,284		7,645		19,141		12,933		7,206
Middle-income		1,252		443		1,912		463		—

Total		10,536		8,088		21,053		13,396		7,206
Affordable entry-level as percentage of homes sold		88.1%		94.5%		90.9%		96.5%		100.0%
Middle-income as percentage of homes sold		11.9%		5.5%		9.1%		3.5%		—

Total		100.0%		100.0%		100.0%		100.0%		100.0%
Average Price
Affordable entry-level	Ps.	234	Ps.	225	Ps.	219	Ps.	205	Ps.	190
Middle-income		551		695		613		639		—

Weighted average	Ps.	272	Ps.	246	Ps.	225	Ps.	255	Ps.	220
Revenues
Affordable entry-level	Ps.	2,173,900	Ps.	1,682,934	Ps.	4,197,926	Ps.	2,646,226	Ps.	1,372,113
Middle-income		689,428		307,872		1,171,502		295,841		—

Total	Ps.	2,863,328	Ps.	1,990,806	Ps.	5,369,428	Ps.	2,942,067	Ps.	1,372,113
Affordable entry-level as percentage of all revenues		75.9%		84.5%		78.2%		89.9%		100.0%
Middle-income homes as percentage of all revenues		24.1%		15.5		21.8		10.1		—

Total		100.0%		100.0%		100.0%		100.0%		100.0%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our audited consolidated financial statements and their accompanying notes and our unaudited consolidated interim financial statements included elsewhere herein. Our consolidated financial statements and other financial information included in this prospectus, unless otherwise specified, are restated in constant pesos as of June 30, 2005. Our consolidated financial statements have been prepared in accordance with Mexican GAAP which differs in certain respects from U.S. GAAP as described in Notes 22 and 23 to our audited consolidated financial statements.

        This prospectus contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

        Unaudited pro forma condensed combined financial statements reflecting the combined accounts of Homex and Beta on a pro forma basis for the year ended December 31, 2004 and as of and for the six-month period ended June 30, 2005 are also included in this prospectus, beginning on page B-1.

Overview

        We are a vertically-integrated home development company specializing in affordable entry-level and middle-income housing in Mexico. During 2004 we sold 21,053 homes, an increase of 57.2% over 2003, and during the six-month period ended June 30, 2005 we sold 10,536 homes, an increase of 30.3% over the same period in 2004. As of June 30, 2005 we had 52 developments under construction in 25 cities located in 17 Mexican states. We had total land reserves under title of approximately 10.4 million square meters as of June 30, 2005 on which we estimate we could build approximately 45,000 affordable entry-level homes and approximately 6,800 middle-income homes. As of June 30, 2005 we also had approximately 2.7 million square meters of land for which we had signed purchase agreements and made partial payment, and for which title was in the process of being transferred. We estimate that we could build approximately 12,000 affordable entry-level homes and 1,200 middle-income homes on this land.

        Even before taking into account our July 1, 2005 acquisition of Beta described below, we believe that we have grown faster than the three other largest publicly-traded Mexican home development companies over the past three calendar years. In addition, we believe our geographic diversity is one of the strongest among home builders in Mexico, reflected by our operations as of June 30, 2005 in 25 cities located in 17 Mexican states. We also compare positively with our competitors in terms of sales concentration, with only one city (Guadalajara) in which we operate providing approximately 23% of our revenues and no other city providing more than 10% of our revenues in the six-month period ended June 30, 2005.

        Our strategy includes targeting high margin opportunities such as middle-income home sales. For the six-month period ended June 30, 2005, 24.1% of our revenue came from middle-income home sales as compared to 15.5% for the same period in the prior year. We have developed an operating model that we believe allows us to enter underserved markets quickly and efficiently in order to take advantage of attractive opportunities offered by increased availability of public and private sector mortgage financing.

        On July 1, 2005, we acquired Controladora Casas Beta, S.A. de C.V., or Beta, which prior to its acquisition by us was the sixth-largest homebuilder in Mexico as measured by units sold in 2004. After giving effect to the acquisition, we believe we are now the largest homebuilder in Mexico in terms of operating income on a pro forma basis for 2004.

        The purchase price for Beta was approximately Ps.2,041.5 million (US$188.9 million). The acquisition of Beta involved the purchase of 53.0% of Beta's stock for approximately Ps.1,063.9 million (US$98.4 million) in cash and the purchase of the remaining 47.0% of Beta's stock in exchange for 22.0 million of our common shares valued at Ps.977.6 million (US$90.5 million). Following the acquisition, Beta was merged with and into Homex, with Homex being the surviving entity. As a result of the Beta acquisition, former Beta shareholders currently own approximately 6.6% of Homex's capital stock.

        Beta was a housing development company located in the Mexico City area and focused on affordable entry-level and middle-income housing. During 2004, Beta sold 11,055 homes (affordable entry-level and residential combined), an increase of 79.5% over 2003 and during the six-month period ended June 30, 2005, Beta sold 5,846 homes (affordable entry-level), an increase of 16.4% over the same period in 2004.

        For the year ended December 31, 2004, Beta had revenues of Ps.2,497.7 million (US$231.9 million), an increase of 51.4% over the previous year. Its revenues for the six-month period ended June 30, 2005 were Ps.1,240.1 million (US$115.1 million), an increase of 19.3% over the same period in 2004.

        After giving effect to the acquisition of Beta and the application of the net proceeds of our September 2005 Note Offering to prepay (i) all of Beta's outstanding debt, which we assumed on July 1, 2005, (ii) approximately Ps.540.5 million of the Ps.1,081.0 million financing used to acquire Beta and (iii) amounts outstanding under our debt facilities, other than approximately Ps.780.8 million, our short-term debt was Ps.780.8 million and our long-term debt was Ps.3,279.5 million as of September 30, 2005.

Critical Accounting Estimates

  Revenue and Cost Recognition

        We use the percentage-of-completion method of accounting to account for revenues and costs, measuring progress towards completion in terms of actual costs incurred versus budgeted expenditures for each stage of a development. Under the percentage-of-completion method of accounting, revenues for work completed are recognized prior to receipt of actual cash proceeds. We receive cash proceeds from the sale of a home at closing when title to the home is transferred to the buyer. We include revenues in excess of billings as accounts receivable on our balance sheet, and any cash proceeds we receive as advance payments prior to completion of the actual work related to the payments, including customer down payments, are included in current liabilities as advances from customers. Please see Note 3 to the consolidated financial statements.

        The percentage-of-completion method of accounting requires us to determine on a monthly basis the percentage of completion of each stage of a development based on actual expenditures incurred to date versus budgeted expenditures. To the extent that the estimated costs of a development stage differ from the actual costs incurred, our recognized revenues could change. In addition, to the extent that estimated revenues derived from home sales per development stage differ from revenues derived from home deliveries per development stage, our recognized revenues could change.

        We apply the percentage-of-completion method to recognize revenues from our housing development subject to the following conditions:

  •
  we establish that the home buyer will obtain the required financing from the mortgage lender;

  •
  the home buyer has submitted all required documents in order to obtain financing from the mortgage lender;

  •
  the home buyer has signed a purchase agreement; and

  •
  the home buyer has made a down payment, where down payments are required.

Beta, which we acquired on July 1, 2005, uses a similar percentage-of-completion method.

  Income Taxes

        We recognize deferred tax assets and liabilities based on the differences between the financial statements carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and, if necessary, establish a valuation allowance based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences. If these estimates and related assumptions change in the future, we may be required to record a valuation allowance against deferred tax assets resulting in additional income tax expense. Please see Notes 3 and 16 to our consolidated financial statements.

Results of Operations

Overview

        We operated in 25 cities and 17 states across Mexico as of June 30, 2005. Sales volumes for the six-month period ended June 30, 2005 totaled 10,536 homes, a 30.3% increase from the same period during the previous year. This was primarily driven by a 21.4% increase in affordable entry-level homes sold from 7,645 in the six-month period ended June 30, 2004 to 9,284 in the six-month period ended June 30, 2005. The middle-income home segment contributed 1,252 homes in the six-month period, representing a 182.6% increase over the 443 homes sold in the same period of the prior year. We also describe home sales volumes of Beta, which we acquired on July 1, 2005, in "Prospectus Summary—Recent Developments."

Results of Operations for the Six Months Ended June 30, 2005 Compared to the Six Months Ended June 30, 2004

  Revenues

        Total revenues increased 43.8% to Ps.2,863.3 million in the six months ended June 30, 2005 from Ps.1,990.8 million in the six months ended June 30, 2004 primarily due to a 30.3% increase in the number of homes sold, an increase of 6.3% in the average price of our affordable entry-level homes, and additional revenue recognized in connection with increased sales of middle-income housing, where the revenue per home sold is greater than in the affordable entry-level housing market.

  Costs and Gross Profit

        Costs increased 44.7% to Ps.1,972.8 million in the six months ended June 30, 2005 from Ps.1,363.3 million in the six months ended June 30, 2004 primarily due to increased sales, driven by an increase in our participation in the middle-income home segment which results in higher costs than the affordable entry-level home segment. Gross profit increased 41.9% to Ps.890.5 million in the six months ended June 30, 2005 from Ps.627.6 million for the six months ended June 30, 2004 primarily due to an increase in sales for that period. Our gross profit margin decreased to 31.1% in the six months ended June 30, 2005 from 31.5% for the six months ended June 30, 2004.

  Selling and Administrative Expenses

        Selling and administrative expenses increased 46.8% to Ps.274.0 million for the six months ended June 30, 2005 from Ps.186.6 million for the six months ended June 30, 2004 primarily due to additional marketing and fixed expenses relating to the opening of seven new branches during the twelve-month period ended June 30, 2005, for which we have incurred start-up costs, have not reached full revenue generation capacity and also due to seasonality.

  Income from Operations

        Income from operations increased 39.8% from Ps.441.0 million in the six months ended June 30, 2004 to Ps.616.5 million in the six months ended June 30, 2005 due principally to the reasons described above.

  Net Comprehensive Financing Cost

        Net comprehensive financing cost (comprised of interest income, interest expense, monetary position gains and losses), and foreign exchange gains and losses increased 19.5% to Ps.68.5 million for the six months ended June 30, 2005 from Ps.57.4 million for the six months ended June 30, 2004. Net comprehensive financing cost as a percentage of sales decreased 16.9% for the six months ended June 30, 2005 from 2.9% for the six months ended June 30, 2004. Net interest expense increased 41.4% to Ps.73.0 million for the six months ended June 30, 2005 from Ps.51.6 million for the six months ended June 30, 2004. Interest expense increased 54.9% to Ps.95.8 million for the six months ended June 30, 2005 from Ps.61.8 million for the six months ended June 30, 2004 primarily due to an increase in our indebtedness, principally as a result of our commercial paper issued in the first quarter of 2005.

  Income Tax Expense

        Income tax expense increased 30.5% to Ps.173.8 million in the six months ended June 30, 2005 from Ps.133.2 million in the six months ended June 30, 2004 due principally to increased revenues and income before taxes. The effective income tax rate decreased by 3.9% from a rate of 32.0% in the six months ended June 30, 2004 to a rate of 30.8% in the six months ended June 30, 2005. Such decrease was primarily a result of an amendment to Mexican corporate tax law effective in the first quarter of 2005 that reduced our Mexican corporate tax rate from 33% to 30% and an increase in tax loss carry forwards to Ps.1,555.4 million in the six months ended June 30, 2005 from Ps.771.3 million for the same period in 2004. The tax loss carry forwards were obtained from the purchase of new land that helped offset income tax payable.

  Net Income

        Net income increased 32.4% to Ps.390.8 million in the six months ended June 30, 2005 from Ps.295.1 million in the six months ended June 30, 2004, as a result of the factors described above.

Results of Operations for the Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

  Revenues

        Total revenues increased 82.5% to Ps.5,369.4 million in 2004 from Ps.2,942.1 million in 2003 primarily due to a 57.2% increase in the number of homes sold, an increase of 6.8% in the average price of our affordable entry-level homes, and additional revenue recognized in connection with increased sales of middle-income homes, for which the revenue per home sold is substantially greater than for affordable entry-level homes. We sold 1,912 middle-income homes in 2004, compared to 463 middle-income homes sold in 2003, and sold 19,141 affordable entry-level homes in 2004, as compared to 12,933 affordable entry-level homes in 2003.

  Costs and Gross Profit

        Costs increased 77.7% to Ps.3,738.7 million in 2004 from Ps.2,104.4 million in 2003, almost exclusively as a result of increased volume, as described above. Gross profit increased by 94.7% to Ps.1,630.7 million in 2004 from Ps.837.7 million in 2003. Our gross profit margin improved to 30.4% in 2004 from 28.5% in 2003.

  Selling and Administrative Expenses

        Selling and administrative expenses increased 62.5% to Ps.438.0 million in 2004 from Ps.269.5 million in 2003. This increase was due principally to increases in aggregate sales commissions resulting from the increase in the number of homes sold, the increase in the number of administrative personnel required to support our expanding operations. As a percentage of sales, selling and administrative expenses improved by decreasing from 9.2% in 2003 to 8.2% in 2004. The decrease in selling and administrative expenses as a percentage of sales was attributable to restrained growth in the number of our fixed salary personnel in relation to our significantly increased sales.

  Net Comprehensive Financing Cost

        Net comprehensive financing cost (comprised of interest income, interest expense, monetary position gains and losses, and foreign exchange gains and losses) increased by 25.0% from Ps.128.9 million in 2003 to Ps.161.3 million in 2004. Net comprehensive financing cost as a percentage of sales decreased from 4.4% in 2003 to 3.0% in 2004. Net interest expense decreased by 23.2% from Ps.112.4 million in 2003 to Ps.86.3 million in 2004. This decrease was primarily due to a decline in average interest rates on our outstanding indebtedness, a reduction in amounts outstanding under our credit facilities and the prepayment of outstanding debt with increased cash due in part to proceeds of the initial public offering. Interest income increased by 618.2% to Ps.47.3 million in 2004 from Ps.6.6 million in 2003 due to higher cash balances throughout the year. We had a foreign exchange gain of Ps.7.2 million in 2004 as a result of a peso appreciation of approximately 0.8% against the U.S. dollar during 2004, compared to a foreign exchange gain of Ps.1.3 million in 2003 as a result of the dollar balance that we held following capital contributions by our principal shareholders and a peso depreciation of approximately 7.0% against the U.S. dollar during the first two months of 2003. Monetary position loss increased from Ps.17.8 million in 2003 to Ps.82.1 million in 2004 as a result of an increase in our net monetary asset position and an increase in inflation.

  Income Tax Expense and Employee Statutory Profit-Sharing Expense

        Income tax expense increased 85.2% from Ps.185.3 million in 2003 to Ps.343.2 million in 2004 due principally to increased revenues and income before taxes. The effective income tax rate decreased by

12.5% from a rate of 36.0% in 2003 to 32.0% in 2004. Such decrease was primarily a result of inflation, reduction in the statutory income tax rate on deferred income taxes and an increase in tax loss carry forwards from Ps.542.6 million in the year ended December 31, 2003 to Ps.1,942.7 million in the year ended December 31, 2004. The tax loss carry forwards were obtained from the purchase of new land that helped offset payable tax income. Employee statutory profit-sharing expense increased from Ps.0.2 million in 2003 to Ps.8.6 million in 2004 as a result of the increase in revenue and income before taxes.

  Net Income

        Net income increased by 117.6% to Ps.723.2 million in 2004 from Ps.332.3 million in 2003 as a result of the factors described above.

Results of Operations for the Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

  Revenues

        Total revenues increased by 114.4% to Ps.2,942.1 million in 2003 from Ps.1,372.1 million in 2002 primarily due to an 85.9% increase in the number of homes sold, an increase of 7.9% in the average price of our affordable entry-level homes, and additional revenue recognized in connection with sales of middle-income housing, where the revenue per home sold is substantially greater than in the affordable entry-level housing market. We sold 13,396 homes in 2003, as compared to 7,206 homes sold in 2002.

  Costs and Gross Profit

        Costs increased by 118.8% to Ps.2,104.4 million in 2003 from Ps.961.6 million in 2002, almost exclusively as a result of increased volume, as described above. Gross profit increased by 104.0% to Ps.837.7 million in 2003 from Ps.410.5 million in 2002. Our gross profit margin was 28.5% in 2003 compared to 29.9% in 2002. Our gross profit margin decreased slightly in 2003 as a result of Ps.16.7 million of expenses that we incurred during the year for repairs on houses in Chiapas to repair damages caused by unauthorized home modifications by homeowners. Our gross profit margin also decreased as a result of expenses related to the completion and closing of operations in two cities.

  Selling and Administrative Expenses

        Selling and administrative expenses increased by 59.1% to Ps.269.5 million in 2003 from Ps.169.3 million in 2002. This increase was due principally to the increase in the number of administrative personnel required to support our expanding operations, the opening of new offices in the cities of Tapachula and Tijuana, pre-opening expenses in Estado de México and the cities of Acapulco and Monterrey, and a rise in the aggregate amount of sales commissions due to the growth in the number of homes sold. As a percentage of sales, selling and administrative expenses decreased from 12.3% in 2002 to 9.2% in 2003. The decrease in selling and administrative expenses as a percentage of sales was attributable to restrained growth in the number of our fixed salary personnel in relation to our significantly increased sales.

  Net Comprehensive Financing Cost

        Net comprehensive financing cost (comprised of interest income, interest expense, monetary position gains and losses, and foreign exchange gains and losses) decreased 14.6% from Ps.150.9 million in 2002 to Ps.128.9 million in 2003. Net comprehensive financing cost as a percentage of sales decreased from 11.0% in 2002 to 4.4% in 2003. Interest expense decreased by 10.7% from Ps.133.2 million in 2002 to Ps.119.0 million in 2003. This decrease was due to a reduction of approximately Ps.58.5 million in average debt during 2003 resulting from an increase in cash flow due to a greater number of home deliveries beginning during the last quarter of 2002 and continuing during 2003, as well as a reduction in interest rates and lending commissions due to the issuance of commercial paper used to retire more expensive bridge loans. Average outstanding debt in the amount of Ps.434.2 million during 2003 was lower than average debt outstanding during 2002, notwithstanding a substantial increase in debt at the end of 2003 incurred to fund additional land purchases. Interest income increased by 254.7% to Ps.6.6 million in 2003 from Ps.1.9 million in 2002 due to higher cash balances. We had a foreign exchange gain of Ps.1.3 million in 2003, compared to a foreign exchange loss of Ps.0.1 million in 2002, as a result of the dollar balance that we held following capital contributions by our principal shareholders and a peso depreciation of approximately 7.0% against the U.S. dollar during the first two months of 2003. Monetary position loss decreased from Ps.19.4 million in 2002 to Ps.17.8 million in 2003.

  Income Tax Expense and Employee Statutory Profit-Sharing Expense

        Income tax expense increased from Ps.54.2 million in 2002 to Ps.185.3 million in 2003 due to increased revenues. However, the effective income tax rate decreased from 61.2% in 2002 to 36.0% in 2003 as a result of a smaller difference between the book and tax effects of inflation due to lower inflation in 2003. Substantially all of the income tax expense is derived from the non-cash deferred tax provision resulting from an increase in taxable temporary differences primarily associated with unbilled revenues on developments in progress and the cost of inventories deducted for tax purposes. See Note 18 to our consolidated financial statements. Employee statutory profit-sharing expense decreased from Ps.1.6 million in 2002 to Ps.0.3 million in 2003 as a result of reduced earnings for employee statutory profit-sharing purposes at the employee services subsidiaries level.

  Net Income

        Net income increased by 914.2% to Ps.332.3 million in 2003 from Ps.32.8 million in 2002 as a result of the factors described above.

Government Policy and Available Financing

        The size of the developer-built market depends on the availability of mortgage financing. Due to liquidity and general economic crises occurring in the last twenty years, Mexico has experienced fluctuations in the availability of mortgage financing, particularly from private sector sources. As a result, the supply of affordable entry-level and middle-income housing has also remained low during this period.

        During the 1980s, Mexican government policy focused on encouraging investment by the private sector, reducing development costs, and stimulating construction. Government-sponsored funds provided mortgage loan guarantees and direct payment and savings procedures. In 1994, Mexico experienced an economic crisis that led to the devaluation of the Mexican peso and a steep rise in interest rates. Smaller housing development companies went out of business, and the industry experienced a sharp fall in home sales between 1995 and 1996 due to diminished commercial bank lending.

        Following the 1994 economic crisis, government policy sought to counterbalance the shortage of available financing and the increases in interest rates that resulted by focusing primarily on providing mortgages and construction financing via government sponsored funds in the affordable entry-level sector. Government funds no longer provided development or sales activities and functioned instead as true savings-and-loan programs. Legislative reforms with regard to community-owned agricultural territories (ejidos), which made it possible to sell these formerly restricted properties, also increased the potential supply of land available for development. During this period, the government authorized sofoles that underwrite mortgages with funds and guarantees provided by government agencies, private investment, national, foreign or development bank loans, or through the Mexican capital markets. Furthermore, the government encouraged industry growth and private sector lending by supporting consolidation in the housing development industry.

        Between 1997 and 1998, home sales stabilized, growing slightly in 1997 due to improving economic conditions. During 1999 and 2000, mortgage financing increased due to stabilizing economic conditions. The level of available financing has continued to grow as a result of Mexican government policies implemented following the crisis and the current Mexican presidential administration's goal to provide 750,000 new mortgages per year by 2006 pursuant to its national housing plan. The administration set forth four objectives to achieve this growth:

  •
  make more adequate land available, including infrastructure such as sewage and utilities;

  •
  increase deregulation of the home building industry;

  •
  encourage consolidation within the industry; and

  •
  increase financing opportunities available to qualified home buyers.

        In conjunction with these efforts, the Mexican legislature amended existing tax regulations in order to allow individuals to deduct a portion of their mortgage loan interest payments from their personal income taxes beginning in 2003, which the administration expects will lead to increased mortgage financing activity.

        In the last four years, the developer-built market has continued to expand due to higher levels of available mortgage financing, especially through government-sponsored funds such as Infonavit, SHF and Fovissste. Between 1998 and 2000 according to the Housing Development Agency (Comisión Nacional de Fomento a la Vivienda), or Conafovi, the housing stock in Mexico increased by 2.4 million homes, 37% of which (900,000 homes) were built by developers, with the remainder being self-built. Between 2001 and 2003, Conapo estimates that the housing stock increased by another 2.5 million homes, 46% of which (1.1 million homes) were built by developers, with the remainder being self-built.

        Changes in the availability of mortgage financing from government agencies could adversely affect us. See "Risk Factors—Risk Factors Related to our Business—Decreases in the Amount of Mortgage Financing Provided by Mexican Government-Sponsored Agencies on which We Depend, or Disbursement Delays, Could Result in a Decrease in Our Sales and Revenues."

New Accounting Pronouncements

  Mexican GAAP

        In May 2004, the Mexican Institute of Public Accountants, or IMCP (Instituto Mexicano de Contadores Públicos) issued Bulletin B-7, "Business Acquisitions," whose application is mandatory for fiscal years beginning on or after January 1, 2005. Bulletin B-7 provides updated rules for the accounting treatment of business acquisitions and investments in associated entities. Bulletin B-7 establishes that the purchase method shall be applied in accounting method for business combinations; eliminates the amortization of goodwill, which is currently subject to the impairment rules; establishes rules for the accounting treatment of asset transfers or share exchanges among entities under common control as well as for the acquisition of minority interests based on the provisions of Bulletin B-8, "Consolidated and combined financial statements and valuation of permanent investments in shares." Management believes that the adoption of Bulletin B-7 has not had and will not have significant effects on our financial position or results of operations.

        In April 2004, the IMCP issued Bulletin C-10, "Derivative instruments and hedging activities," whose application is mandatory for fiscal years beginning on or after January 1, 2005. Bulletin C-10 establishes that any variances in the fair value, both of the derivative and the underlying, for fair value hedges must be reflected in current earnings when such variances occur; for cash flow hedges, the effective portion of fair value variances must be recognized in other comprehensive income in stockholders' equity, while the ineffective portion must affect current earnings.

        Bulletin C-10 establishes the conditions that must be met for an instrument to be considered as a derivative financial instrument. Bulletin C-10 also provides for regulation of hedging activities, including, among others, the formal documentation at the inception of each hedge and a measurement of its effectiveness during its term. In addition, Bulletin C-10 classifies hedges into three categories: (a) fair value hedges, (b) cash flow hedges and (c) foreign currency hedges, and provides for specific regulation with respect to valuation, recognition, presentation and disclosure for each category of hedge. Management believes that the adoption of Bulletin C-10 has not had and will not have significant effects on our financial position or results of operations.

        In April 2004, the IMCP issued Amendment to Bulletin C-2, "Financial instruments," whose application is mandatory for fiscal years beginning on or after January 1, 2005, although early adoption is encouraged. Amendment to Bulletin C-2 establishes that any variance in the fair value of financial instruments classified as available for sale must be recognized in other comprehensive income and reclassified to current earnings upon sale of such instruments. In addition, Amendment to Bulletin C-2 provides for the reclassification of certain financial instruments by category, provided that conditions and rules for their accounting recognition are met, and that impairment rules are applicable to financial instruments available for sale, establishing rules for their recognition. Management believes that the adoption of Amendment to Bulletin C-2 has not had and will not have significant effects on our financial position or results of operations.

        In January 2004, the IMCP issued revised Bulletin D-3, "Labor obligations," which replaces the concept of unforeseen severance payments that are recognized as earnings in the period in which the payment decision is made, with that of "severance payments at the end of the work relationship," defined as payments granted to employees upon termination of the labor relationship prior to retirement age, for which the valuation and disclosure rules applicable to pension and seniority premium payments must be followed.

        Bulletin D-3 is mandatory as of January 1, 2005, but provides that earnings from a transition asset or liability may be immediately recognized or amortized over the average remaining labor life of employees. Management believes that the adoption of this Bulletin D-3 has not had and will not have significant effects on our financial position or results of operations.

  U.S. GAAP

        In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123 (revised 2004), Share Based Payments, or SFAS No. 123R. SFAS No. 123R eliminates the optional application of intrinsic value measurement provisions pursuant to Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees to stock compensation awards issued to employees. Rather, SFAS No. 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Such cost will be recognized over the period during which an employee is required to provide services in exchange for the award, or the requisite service period (usually the vesting period). SFAS No. 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS No. 123R is effective for our fiscal year beginning on January 1, 2006. Management believes that the future adoption of SFAS No. 123R will not have significant effects on our financial position, results of operations or cash flows.

        In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, which amends APB Opinion No. 29, Accounting for Non-monetary Transactions, to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal years beginning on or after January 1, 2006. Management believes that the future adoption of SFAS No. 153 will not have significant effects on our financial position, results of operations or cash flows.

        In January 2003, FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, FIN 46. In December 2003, FIN 46 was replaced by FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46(R). FIN 46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, is entitled to receive a majority of the entity's expected residual returns, or both. We have applied FIN 46 and FIN 46(R) as of January 1, 2004 to analyze investments in potential variable interest entities formed after January 31, 2003 and potential variable interests in variable interest entities previously defined as Special Purpose Entities, or SPEs, created before February 1, 2003. We have also applied FIN 46 and FIN 46(R) to determine whether we hold potential interests in variable interest entities not previously defined as SPEs for the period ending December 31, 2004. The adoption of FIN 46(R) did not have a material impact on our financial position, results of operations or cash flows.

        On January 1, 2004, we adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with both liability and equity characteristics and requires that certain financial instruments be classified as liabilities that were previously considered equity. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003. For pre-existing instruments, we adopted SFAS No. 150 on January 1, 2004. The adoption of SFAS No. 150 did not have a material impact on our financial position, results of operations or cash flows.

Liquidity and Capital Resources

        The financial information presented in this section is presented in pesos of constant purchasing power as of September 30, 2005 and is therefore not directly comparable to the financial information included elsewhere in this prospectus, which, unless otherwise indicated, is presented in pesos of constant purchasing power as of June 30, 2005.

        We have experienced, and expect to continue to experience, substantial liquidity and capital resource requirements, principally to finance development and construction of homes and for land inventory purchases.

        As of September 30, 2005, we had Ps.1,706.8 million of cash and temporary investments and Ps.4,060.3 million of outstanding indebtedness for money borrowed (none of which was construction financing provided by sofoles for developments under construction). After giving effect to the acquisition of Beta and the use of the net proceeds of our September 2005 Note Offering to prepay (i) nearly all of Beta's outstanding debt, which we assumed on July 1, 2005, (ii) approximately Ps.540.5 million of the Ps.1,081.0 million financing used to acquire Beta and (iii) amounts outstanding under our debt facilities, other than approximately Ps.780.8 million, our short-term debt was Ps.780.8 million and our long-term debt was Ps.3,279.5 million as of September 30, 2005.

        As of December 31, 2004, we had Ps.520.3 million of cash and temporary investments and Ps.567.2 million of outstanding indebtedness for money borrowed (none of which was construction financing provided by sofoles for developments under construction), as compared to Ps.224 million and Ps.70.3 million of cash and temporary investments and Ps.684 million and Ps.424.4 million of outstanding indebtedness (of which Ps.146.8 million and Ps.288.1 million were construction financing provided by sofoles for developments under construction) as of December 31, 2003 and 2002, respectively.

        Although we do not commence construction of any development until the availability of mortgage financing for qualified homebuyers is assured, we do acquire land and perform licensing, permitting, and certain infrastructure development activities prior to receiving confirmation of the availability of mortgage financing. Historically, we have financed our development and construction activities through internally generated funds, commercial paper programs, and bridge loans.

        Our primary sources of liquidity are:

  •
  cash flow from operations;

  •
  our domestic commercial paper programs;

  •
  financing from sellers of land and, to a lesser extent, suppliers of materials;

  •
  commercial banks, sofoles, and other financial institutions; and

  •
  down payments from home buyers.

        The table below sets forth information regarding our outstanding debt as of September 30, 2005.

Debt Outstanding

Homex Debt	Aggregate Lender Principal Amount	Interest Rate(1)	Maturity
	(in thousands of pesos)
Mutlivalores Casa de Bolsa S.A. de C.V. commercial paper	250,000	TIIE+2.25	Nov. 18, 2006
Multivalores Casa de Bolsa, S.A. de C.V. commercial paper	500,000	TIIE+1.50	Mar. 10, 2006
Paccar Arrendadora Financiera, S.A de C.V.	1,504	0.00%	May 22, 2006
Caterpillar Credito, S.A. de C.V.	749	TIIE+3.60%	Jun. 1, 2006
Arrendadora Financiera Navistar, S.A. de C.V.	11,183	0.00%	Jun. 10, 2006
Outinord Universal, S.A.	7,412	6.00%	Aug. 3, 2006
Capita Servicios, S.A de C.V.	9,987	10.50%	Dec. 3, 2007

Short Term	780,835

GE Capital.	24,013	7.40%	Jul. 29, 2010
HSBC Mexico, S.A.	540,500	TIIE+1.00	Sept. 14, 2010
Senior Guaranteed Notes (2)	2,715,000	10.42%	Sept. 28, 2015

Long term	3,279,513

Total debt	4,060,348

(1)
TIIE refers to the 28-day Mexican interbank rate (Tasa de Interés Interbancaria de Equilibrio), which was 9.48% as of September 30, 2005.

(2)
Issued in an aggregate principal amount of US$250 million with a coupon rate of 7.50%. We entered into a foreign exchange swap to hedge the foreign exchange risk associated with the principal amount of this debt at a rate of Ps.10.86 per U.S. dollar and at an average cost of 2.92%.

        Our total indebtedness increased to Ps.4,060.3 million as of September 30, 2005 from Ps.554.5 million as of September 30, 2004 mainly as a result of the incurrence of debt in connection with the Beta acquisition facility arranged on September 14, 2005 and the issuance of the our Senior Guaranteed Notes due 2015 on September 28, 2005.

        As of September 30, 2005, our short-term debt was Ps.780.8 million and was comprised of two commercial paper issues in the aggregate principal amount of Ps.750 million and an equipment lease obligation of Ps.30.8 million. Our long-term debt was Ps.3,279.5 million, including an equipment lease obligation in the amount of Ps.24 million, the remaining balance of the Beta acquisition facility of Ps.540.5 million and our Senior Guaranteed Notes in the aggregate principal amount of Ps.2,715 million. In connection with the Beta acquisition, we entered into an unsecured credit facility with HSBC in the amount of Ps.1,081.0 million. We repaid approximately 50% of the outstanding amount under the HSBC unsecured credit facility in September 29, 2005 reducing the remaining outstanding balance to Ps.540.5 million.

        On September 28, 2005, we issued US$250 million of Senior Guaranteed Notes due 2015 with a coupon rate of 7.50%.

        We have not paid dividends since the inception of the Company in 1998 and we do not currently expect to pay dividends in the foreseeable future.

Capital Expenditures

        Our operations do not require substantial capital expenditures, as we lease, on a short-term basis, most of the construction equipment we use and subcontract a substantial portion of the services necessary to build the infrastructure of our developments. In 2004, we spent Ps.220.7 million on capital expenditures, primarily to purchase construction equipment. In the six-month period ended June 30, 2005 we spent Ps.33.0 million on capital expenditures, primarily to purchase construction equipment to support our growth. Our purchases of land are treated as additions to inventory and not as capital expenditures.

Contractual Obligations

        The following table sets forth information regarding our contractual obligations as of December 31, 2004:

	Payment Due by Period
Contractual Obligations	Total		Less than 1 year		1-3 Years		3-5 Years		More than 5 Years
	(thousands of pesos)
Short-term debt obligations	Ps.	368,791	Ps.	368,791	Ps.	—	Ps.	—	Ps.	—
Long-term debt obligations		142,601		—		142,601		—		—
Estimated interest		45,719		13,234		32,485		—		—
Capital (finance) lease		51,684		32,485		19,199		—		—
Operating lease		10,010		10,010		—		—		—
Purchase obligations		758,509		738,209		20,300		—		—
Other long-term liabilities reflected on our balance sheet under Mexican GAAP		—		—		—		—		—

Total	Ps.	1,377,314	Ps.	1,162,729	Ps.	214,584	Ps.	—	Ps.	—

        Contractual obligations increased by 62.19% from Ps.1,377,314 as of December 31, 2004 to Ps.2,233,912 as of June 30, 2005. This change was principally due to a 196.5% increase in short term debt obligations, offset in part by a 66.9% decrease in long term debt obligations.

Market Risk Disclosures

  Interest Rate Risk

        In connection with our business activities, we have issued and hold financial instruments that currently expose us to market risks related to changes in interest rates. Interest rate risk exists principally with respect to our indebtedness that bears interest at floating rates. At June 30, 2005, we had outstanding indebtedness of Ps.1,164.5 million, the majority of which bore interest at variable interest rates. The interest rate on our variable rate debt is determined primarily by reference to TIIE. TIIE increases would, consequently, increase our interest payments.

        A hypothetical, instantaneous and unfavorable change of 1.5% (150 basis points) in the average interest rate applicable to floating-rate liabilities held at December 31, 2004 would have increased our interest expense in 2004 by approximately Ps.15.9 million, or 26.5%, over a twelve-month period.

        We manage our exposure to changes in interest rates by efficiently timing construction and delivery of our homes and payments to our suppliers, thereby allowing us to reduce our borrowing needs. We have also reduced our interest expense and lending commissions through the issuance of commercial paper with more favorable interest rates.

  Exchange Rate Risk

        Upon issuance of the 7.50% Senior Guaranteed Notes, we were exposed to losses resulting from exchange rate fluctuations. We entered into a foreign exchange swap to hedge the foreign exchange rate risk associated with the principal amount of this debt at a rate of Ps.10.86 per U.S. dollar and at an average cost of 2.92%. We further discuss foreign currency denominated assets and liabilities in Note 13 to our consolidated financial statements.

Recent Developments

        On July 1, 2005, we acquired Beta, which, prior to its acquisition, was the sixth-largest homebuilder in Mexico as measured by units sold. For the year ended December 31, 2004, Beta had revenues of Ps.2,497.7 million (US$231.9 million), an increase of 51.4% over the previous year. Its revenues for the six-month period ended June 30, 2005 were Ps.1,240.1 million (US$115.1 million), an increase of 19.3% over the same period in 2004.

        For further information regarding Beta and our acquisition of this Mexican homebuilder, see "Business—Recent Developments—Acquisition of Controladora Casas Beta, S.A. de C.V."

        On October 27, 2005, we announced our unaudited financial results and operations for the nine months ended September 30, 2005. For a description of these unaudited results, see Exhibit I.

        On September 28, 2005, we consummated our offering of US$250 million aggregate principal amount of 7.50% Senior Guaranteed Notes due September 28, 2015, the "September 2005 Note Offering". The Senior Guaranteed Notes were entitled to registration rights. Pursuant to the registration rights agreement covering the Senior Guaranteed Notes, we will commence an exchange offer substantially contemporaneously with this offering whereby the 7.50% Senior Guaranteed Exchange Notes due 2015 were registered and offered in exchange for the 7.50% Senior Guaranteed Notes. The terms of the registered Senior Guaranteed Exchange Notes are more fully described in our 2005 Form F-4.

EBITDA Reconciliation

        We provide a reconciliation of net income to EBITDA computed from our U.S. GAAP financial information in the table below.

	Six Months Ended June 30,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(thousands of pesos)
Net income	266,837	147,645	426,628	248,918	65,000
Depreciation	25,877	5,058	24,498	11,182	6,843
Interest expense	(26,408)	(17,104)	(28,619)	23,599	(17,758)
Income tax expense	112,337	60,000	207,595	159,258	37,953

EBITDA	378,643	195,599	630,102	442,957	92,038

        We provide a reconciliation of notes payable to financial institutions to net debt derived from our Mexican GAAP financial information in the table below.

		As of December 31,
	As of June 30, 2005(1)
		2004	2003	2002	2001	2000
	(thousands of pesos)
Short-term notes payable to financial institutions	1,117,348	401,276	679,078	421,390	489,488	506,571
Long-term notes payable to financial institutions	47,167	161,800	—	—	—	—

Total notes payable to financial institutions	1,164,515	563,076	679,078	421,390	489,488	506,570
Cash and temporary investments	405,555	516,500	222,458	69,349	47,921	20,733

Net debt	758,960	46,576	456,620	352,041	441,567	485,797

(1)
Financial information as of the six-month period ended June 30, 2005 is unaudited. The financial information as of and for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements.

        We provide a reconciliation of net income (loss) to EBITDA computed from our Mexican GAAP financial information in the table below.

	Six Months Ended June 30,		Year Ended December 31,
	2005(1)	2004(1)	2004	2003	2002	2001	2000
	(thousands of pesos)
Net income (loss)	390,797	295,115	723,181	332,346	32,770	(18,406)	33,265
Depreciation, net	25,877	5,058	24,498	11,182	6,843	7,403	7,728
Comprehensive financing cost	68,545	57,366	161,286	128,907	150,880	131,905	127,979
Income tax expense and employee statutory profit-sharing expense	173,782	134,693	351,768	185,548	55,764	17,206	57,519

EBITDA	659,001	492,232	1,260,733	657,983	246,257	138,108	226,491

(1)
Financial information as of the six-month period ended June 30, 2004 and 2005 is unaudited. The financial information as of and for the years ended December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements.

BUSINESS

Our Company

        We are a vertically-integrated home development company specializing in affordable entry-level and middle-income housing in Mexico. During 2004 we sold 21,053 homes, an increase of 57.2% over 2003, and during the six-month period ended June 30, 2005 we sold 10,536 homes, an increase of 30.3% over the same period in 2004. As of June 30, 2005 we had 52 developments under construction in 25 cities located in 17 Mexican states. We had total land reserves under title of approximately 10.4 million square meters as of June 30, 2005 on which we estimate we could build approximately 45,000 affordable entry-level homes and approximately 6,800 middle-income homes. As of June 30, 2005, we also had approximately 2.7 million square meters of land for which we had signed purchase agreements and made partial payment, and for which title was in the process of being transferred. We estimate that we could build approximately 12,000 affordable entry-level homes and 1,200 middle-income homes on this land.

        Even before taking into account our recent acquisition of Beta described below, we believe that we have grown faster than the three other largest publicly traded Mexican home development companies over the past three-year period ended December 31, 2004, based on:

  •
  number of homes sold, reflected by our compounded annual growth rate of 70.9% versus a 6.0% average compounded annual growth rate for these other three companies;

  •
  revenues, reflected by our compounded annual growth rate of 97.8% versus a 10.3% average compounded annual growth rate for these other three companies; and

  •
  net income, reflected by our average compounded annual growth rate of 369.8% versus a 23.5% average compounded annual growth rate for these other three companies.

        In addition, we believe our geographic diversity is one of the strongest among home builders in Mexico, reflected by our operations as of June 30, 2005 in 25 cities located in 17 Mexican states. In addition, our sales are not concentrated in a limited number of areas, compared to our competitors, with only one city (Guadalajara) in which we operate providing approximately 23% of our revenues and no other city providing more than 10% of our revenues for the six-month period ended June 30, 2005.

        From time to time, we evaluate investments in real estate projects and companies outside Mexico with a view toward replicating our business model in other jurisdictions. To this end, we may also enter into real estate development joint ventures and strategic alliances with the assistance of knowledgeable local partners. Such investments, if any, are not expected to be material in terms of cost or management time.

        We are currently contemplating forming a joint venture with one of Brazil's largest home builders on an exclusive basis for the development, construction and sale of entry-level and middle income housing in Brazil. This contemplated joint venture is anticipated to involve an initial investment of up to $10 million and the initial allocation of one project manager to Brazil. No assurance can be given that any such joint venture will be formed.

Our Products

        Mexico's developer-built housing industry is divided into three tiers according to cost: affordable entry-level, middle-income, and residential. We consider affordable entry-level homes to range in price between Ps.165,000 and Ps.400,000 (US$15,300 and US$37,100), middle-income homes to range in price between Ps.400,000 and Ps.1,300,000 (US$37,100 and US$120,600) and residential homes to have a price above Ps.1,300,000 (US$120,600). We currently focus on providing affordable entry-level and middle-income housing for our clients.

        Our affordable entry-level developments range in size from 500 to 20,000 homes and are developed in stages typically comprising 300 homes each. During 2004 and the six-month period ended June 30, 2005, our affordable entry-level homes had an average sales price of approximately Ps.234,000 (US$21,727). A typical affordable entry-level home consists of a kitchen, living-dining area, one to three bedrooms, and one bathroom. We are able to deliver a completed affordable entry-level home in approximately seven to ten weeks from the time a buyer obtains a mortgage approval. Currently, our largest affordable entry-level housing developments are located in the cities of Guadalajara, Monterrey, Culiacán, and Nuevo Laredo.

        Our middle-income developments range in size from 400 to 2,000 homes and are developed in stages typically comprising 200 homes each. During the six-month period ended June 30, 2005, our middle-income homes had an average sales price of approximately Ps.551,000 (US$51,160). A typical middle-income home consists of a kitchen, dining room, living room, two or three bedrooms, and two bathrooms. We are able to deliver a completed middle-income home in approximately twelve to fourteen weeks from the time a buyer obtains a mortgage approval. In response to the increase in demand for middle-income housing in Mexico and the higher margins generally obtainable from middle-income housing developments, we launched ten middle-income developments in 2004 in the cities of Atizapán, Culiacán, La Paz, Metepec, Guadalajara, Puerto Vallarta, Tijuana, and Tuxtla Gutiérrez. In 2004, 21.8% of our revenue was attributable to sales of middle-income housing compared to 9.8% in 2003 and during the six-month period ended June 30, 2005, 24.1% of our revenue was attributable to sales of middle-income housing compared to 15.5% in the same period in 2004.

Land Reserve

        We have developed specific procedures to identify land that is suitable for our needs and perform ongoing market research to determine regional demand for housing. Suitable land must be located near areas with sufficient demand, generally in areas where at least 500 homes can be built, and must be topographically amenable to housing development. We also consider the feasibility of obtaining required governmental licenses, permits, authorizations, and adding necessary improvements and infrastructure, include sewage, roads and electricity in balance with a purchase price that will maximize margins within the limits of available mortgage financing. We conduct engineering and environmental assessments, and in some cases urbanization and land composition studies, of land we consider for purchase in order to determine that it is suitable for construction. We budget the majority of our land purchases for the second half of the year to coincide with peak cash flow. As a result, our total land reserves fluctuate between our targeted 18 to 24 months of future home deliveries depending upon the time of year.

        As of June 30, 2005, we had total land reserves under title of approximately 10.4 million square meters on which we estimate we could build approximately 45,000 affordable entry-level homes and 6,800 middle-income homes. We also had approximately 2.7 million square meters of land for which we had signed purchase agreements and made partial payment, and for which title was in the process of being transferred. We estimate that we could build approximately 12,000 affordable entry-level homes and 1,200 middle-income homes on this land.

Our Relationship with Equity International Properties, Ltd.

        Beginning in 1999, private investors, including in 2002, Equity International Properties, Ltd., or EIP, a privately held investment company specializing in real estate investments outside the United States and particularly in Mexico, made a number of equity investments in Homex in an aggregate amount of US$32.0 million. EIP is affiliated with Equity Group Investments, L.L.C., or EGI, a privately-held investment company founded by Samuel Zell, chairman of EIP. EGI, together with its affiliates, is one of the largest real estate investment companies in the United States. EIP participates on our board of directors.

Business Strengths

  Standardized Business Processes

        Over several years, we have developed and refined scalable and standardized business processes that allow us to enter new markets rapidly and efficiently. We have designed proprietary information technology systems that integrate and monitor every aspect of our operations, including land acquisition, construction, payroll, purchasing, sales, quality control, financing, delivery, and maintenance. Our systems connect every one of our branch locations and help us monitor and control the home building process, to administer our client relations, and to oversee the financing process for our clients. This standardized model drives our growth, geographic diversification, and profitability, and is an integral component of our culture.

  Efficient Working Capital Management

        Our standardized processes allow us to time the construction and delivery of our homes and payment to our suppliers efficiently, which has allowed us to reduce our borrowing needs and minimize working capital requirements. We do not commence construction on a development stage until prospective buyers representing at least 10% of the planned number of homes in that stage have qualified to receive mortgage financing. We seek to maintain a short construction period of less than ten weeks for affordable entry-level housing and less than fourteen weeks for middle-income housing by using our systems to maximize the efficiency of our standardized methods. This speed allows us to maximize our working capital by minimizing overhead and coordinating payables with receivables, which greatly reduces our borrowing needs, and to minimize our costs.

  Geographic Diversification

        We believe that we are one of the most geographically diversified home development companies in Mexico. As of June 30, 2005, our operations included 52 developments in 25 cities located in 17 Mexican states, which states represent 68% of Mexico's population, according to the Mexican Institute of Statistics, Geography and Computer Sciences, or Inegi (Instituto Nacional de Estadística, Geografía e Informática). Many of our developments are located in markets where no major competitors currently operate. In addition, our sales are not concentrated in limited areas, compared to our competitors. For instance, only one city (Guadalajara) in which we operate accounted for approximately 23% of our revenues and no other city accounted for more than 10% of our revenues for the six-month period ended June 30, 2005. We believe that this geographic diversification reduces our risk profile as compared to our less-diversified competitors.

  Experienced and Committed Management Team

        Eustaquio Tomás de Nicolás Gutiérrez, our chairman, co-founded Homex's predecessor in 1989, and Gerardo de Nicolás Gutiérrez, our CEO, joined us in 1993. Our senior management team is comprised of executives with an average of 15 years' experience in their respective areas of responsibility. Senior management owns an aggregate of 16.37% of our common shares. Consistent with our standardized business processes and geographic diversification, we delegate significant managerial responsibility to our seasoned team of branch managers. Upon completion of a development, we typically relocate our branch managers to another development in order to capitalize on their significant experience.

Business Strategies

  Maintain a Conservative Financial Position

        We operate our business with the goal of reducing our exposure to interest rate and financing risk. We begin construction only when an approved buyer has qualified for a mortgage and, if applicable, made a down payment, thereby reducing our working capital needs. We believe the resulting financial flexibility enhances our ability to respond quickly to market opportunities and minimizes any negative effects that might result from a downturn in the economy.

  Focus on Growth Consolidation and High-Margin Opportunities

        Our strategy is to consolidate our growth and to identify and target high margin opportunities such as middle-income home sales. For the six-month period ended June 30, 2005, 24.1% of our revenue came from middle-income home sales as compared to 15.5% in the same period in the prior year. We have developed an operating model that we believe allows us to enter underserved markets quickly and efficiently in order to take advantage of attractive opportunities offered by increased availability of public and private sector mortgage financing. In response to these opportunities, during the last three calendar years and the six-month period ended June 30, 2005 we launched 32 new affordable entry-level developments in 16 cities. Increased availability of private sector financing has also allowed us to expand our presence in the middle-income sector, which provides higher margins than affordable entry-level homes. We launched eight new middle-income developments in 2004 and three new middle-income developments in three cities in the first six months of 2005. We expect to continue to expand our operations in the higher margin middle-income sector.

  Maintain Appropriate and Balanced Land Reserves

        Our ability to identify, acquire, and improve land is critical to our success. Because the success of our operations depends, among other things, on managing our reserves efficiently, we continually review our portfolio and seek new development opportunities. We balance our need for additional land for growth with our desire to minimize leverage and avoid excessive land inventory. Our current goal is to maintain sufficient land reserves for a minimum of 18 to 24 months of future home deliveries. This time period allows us to undertake the lengthy processes necessary to prepare land for development, including identifying suitable parcels, locating adequate water supplies, obtaining required governmental permits and authorizations, and incorporating parcels into existing urban zones. We generally purchase large parcels of land in order to amortize our acquisition and infrastructure costs over a large number of homes, minimize competition, and take advantage of economies of scale. As of June 30, 2005, we had total land reserves of approximately 10.4 million square meters, which had an estimated aggregate capacity of approximately 45,000 affordable entry-level homes and approximately 6,800 middle-income homes. As of June 30, 2005, we also had approximately 2.7 million square meters of land for which we had signed purchase agreements and made partial payment, and for which title was in the process of being transferred. We estimate that we could build approximately 12,000 affordable entry-level homes and 1,200 middle-income homes on this land.

  Continue to Build and Contribute to Successful Communities

        We seek to foster brand loyalty by enhancing the quality and value of our communities through building and donating schools, day-care facilities, parks and churches, and by providing other social services to residents of the housing we develop. We are committed to fulfilling our clients' needs by responding to and meeting their demands. Through market studies, for example, we determine that home buyers prefer larger home sizes over higher priced finishing details. We allow our clients to improve these details at their own expense in order to offer more square footage per house than similarly priced homes offered by our competitors. At the same time, we seek to become the best employer to our employees through training and educational opportunities. We seek to hire and keep talented employees and invest in training our workforce at all levels by offering programs such as middle-school equivalency courses for our construction laborers. We are committed to becoming the best customer to our suppliers by offering various payment alternatives and opportunities for cooperative growth, and through our factoring structure and other initiatives, including electronic ordering and payment systems. We believe that these factors make us a preferred home builder, employer, and customer and ultimately enhance our overall business.

Our Markets

        We operate in geographically diverse markets throughout Mexico, from Tijuana in the north to Tapachula in the south, which represent 17 states as of June 30, 2005. Since December 31, 2004, we began work on two middle-income developments in the city of León in the State of Guanajuato and in the city of Guadalajara in the State of Jalisco and one affordable entry-level development in the border city of Nuevo Laredo in the State of Tamaulipas. Only one city (Guadalajara) in which we operate accounted for approximately 23% of our revenues and no other city accounted for more than 10% of our revenues for the six-month period ended June 30, 2005. In the year ended December 31, 2004, our developments in Guadalajara represented 27% of our revenues. We anticipate that in the future, revenues attributable to our developments in Guadalajara will represent an even smaller portion of our total revenues. We expanded into Guadalajara, the capital of the state of Jalisco and Mexico's second largest city, because the financing available from government-sponsored lenders such as Infonavit during 2003 significantly exceeded the construction capacity of existing developers in the area. We seek to continue operations in markets where we have a strong presence and to expand into underserved markets where demand for housing is high.

Total Homes Sold

        The following table sets forth information on our historical sales by state. During 2002, all of the homes we sold were affordable entry-level homes. No middle-income homes were sold in 2002. During 2003, 96.5% of the homes we sold were affordable entry-level homes and 3.5% of the homes we sold were middle-income homes. During 2004, 91% of the homes we sold were affordable entry-level homes and 9% of the homes we sold were middle-income homes. During the six-month period ended June 30, 2005, 72.4% of the homes we sold were affordable entry-level homes and 24.1% of the homes we sold were middle-income homes.

			Year Ended December 31,
	Six Months Ended June 30, 2005
			2004		2003		2002
State	Affordable entry-level	Middle- income	Affordable entry-level	Middle- income	Affordable entry-level	Middle- income	Affordable entry-level
Baja California	68	109	220	389	—	—	—
Baja California Sur	332	1	1,180	—	584	84	865
Chiapas	828	9	1,317	18	391	6	174
Chihuahua	221	—	1,171	—	980	—	824
Guanajuato	438	—	783	—	356	—	308
Estado de México	48	350	30	262	—	115	—
Guerrero	264	—	867	—	—	—	—
Hidalgo	21	125	—	31	—	—	—
Jalisco	3,026	475	5,264	501	6,341	121	1,406
Michoacán	501	—	686	—	388	—	313
Nayarit	—	—	367	—	444	—	204
Nuevo León	695	39	1,691	—	—	—	—
Oaxaca	203	—	246	—	—	—	—
Sinaloa	1,304	46	2,092	464	1,412	108	2,017
Sonora	318	—	751	247	603	29	477
Tamaulipas	942	24	2,471	—	1,434	—	589
Veracruz	75	74	5	—	—	—	—
Yucatán	—	—	—	—	—	—	29

Total	9,284	1,252	19,141	1,912	12,933	463	7,206

The Mexican Housing Market

        We have obtained the following information from public sources, including publications and materials from the Mexican Ministry of Social Development, or Sedesol (Secretaría de Desarrollo Social), the Mexican Population Council, or Conapo (Consejo Nacional de Población), Inegi, Infonavit, SHF, the Mexican Home Building and Development Industry Chamber of Commerce, or Canadevi (Cámara Nacional de la Industria de Desarrollo y Promoción de la Vivienda), and Conafovi. We have not independently verified any of the information provided in this section.

General

        The housing market in Mexico is influenced by several social, economic, industry, and political factors, including demographics, housing supply, market segmentation, government policy, and available financing.

Demographics

        National demographic trends drive demand for housing in Mexico. These trends include:

  •
  sustained growth of a relatively young population;

  •
  a high rate of new household formation;

  •
  a high urban area growth rate; and

  •
  a decrease in number of occupants per home.

        According to Inegi, Mexico had a population of approximately 97.5 million in 2000, or approximately 22.3 million households. Conapo estimates that there will be 27.5 million households by the end of 2004.

        Mexico experienced a period of particularly high population growth during the 1970s and 1980s. The children born during this boom are contributing to the current increased demand for housing. The target consumer group for our homes is typically between 25 and 49 years old. In 2000, the 25-49 year-old age group represented approximately 31 million people or 32% of Mexico's total population. Conapo estimates that by 2020, this age group will represent 46 million or 38% of Mexico's total population. The growth of this group is expected to contribute to increased housing demand in Mexico.

Housing Supply

        In 2001, Conafovi housing statistics indicated there was a shortage of 4.3 million homes in Mexico. This figure included the need for:

  •
  1.8 million new homes to accommodate multiple households currently living in a single home and households living in homes that must be replaced; and

  •
  2.5 million substandard homes in need of extensive repair and possible replacement. In addition, there are expected to be approximately 27.5 million households in Mexico by the end of 2004 and 32.9 million households by 2010.

        These estimates suggest that Mexico will have to increase its housing stock by 5.3 million units between 2004 and 2010. Conafovi estimates that the growth of the Mexican population will generate a sustained demand for new homes of at least 766,000 units per year into the near future. To address the immediate shortage of 4.3 million homes as well as the anticipated new demand, the Mexican government has committed to financing and/or building at least 750,000 units a year by 2006.

Market Sectors

        In general, Mexico's developer-built (as opposed to self-built) housing market is divided into three sectors according to cost: affordable entry-level, middle-income and residential. The developer-built housing market includes homes built by contractors and developers, which are generally financed by mortgage providers. These homes are built with official permits, have municipal services, and are located on land that is registered and titled by the buyer. Developers must obtain proper zoning permits, install infrastructure, obtain any necessary financing commitments from lenders, and clear title to the land.

        We categorize Mexico's developer-built housing market in the table below:

Housing Market Sectors

Sector	Cost	Size	Characteristics
Affordable entry-level	between Ps.165,000 and Ps.400,000 (US$15,300-US$37,100)	45m2-76m2 (484 ft2-818 ft2)	Kitchen; living-dining area; 1-3 bedrooms; 1 bath; parking; titled; all utilities available
Middle-income	between Ps.400,000 and Ps.1,300,000 (US$37,100-US$120,600)	76m2-172m2 (818 ft2-1,851 ft2)	Kitchen; family room; living-dining room; 2-4 bedrooms; 2-4 baths; 1-4 parking; service quarters; titled; all utilities available
Residential	more than Ps.1,300,000 (US$120,600)	more than 172m2 (1,851 ft2)	Kitchen; family room; living room; dining room; 3-4 bedrooms; 3-5 baths; 3-6 parking; service quarters; titled; all utilities available

Government Policy and Available Financing

        The size of the developer-built market depends on the availability of mortgage financing. Due to liquidity crises occurring in the last twenty years, Mexico has experienced fluctuations in the availability of mortgage financing, particularly from private sector sources. As a result, the supply of affordable entry-level and middle-income housing has also remained low during this period.

        During the 1980s, Mexican government policy focused on encouraging investment by the private sector, reducing development costs, and stimulating construction. Government-sponsored funds provided mortgage loan guarantees and direct payment and savings procedures. In 1994, Mexico experienced an economic crisis that led to the devaluation of the Mexican peso and a steep rise in interest rates. Smaller housing development companies went out of business, and the industry experienced a sharp fall in home sales between 1995 and 1996 due to diminished commercial bank lending.

        Following the 1994 economic crisis, government policy sought to counterbalance the shortage of available financing and the increases in interest rates that resulted by focusing primarily on providing mortgages and construction financing via government-sponsored funds in the affordable entry-level sector. Government funds no longer provided development or sales activities and functioned instead as true savings-and-loan programs. Legislative reforms with regard to community-owned agricultural territories (ejidos), which made it possible to sell these formerly restricted properties, also increased the potential supply of land available for development. During this period, the government authorized sofoles that underwrite mortgages with funds and guarantees provided by government agencies, private investment, national, foreign or development bank loans, or through the Mexican capital markets. Furthermore, the government encouraged industry growth and private sector lending by supporting consolidation in the housing development industry.

        Between 1997 and 1998, home sales stabilized, growing slightly in 1997 due to improving economic conditions. During 1999 and 2000, mortgage financing increased due to stabilizing economic conditions. The level of available financing has continued to grow as a result of Mexican government policies implemented following the crisis and the current Mexican presidential administration's goal to provide 750,000 new mortgages per year by 2006 pursuant to its national housing plan. The administration set forth four objectives to achieve this growth:

  •
  make more adequate land available, including infrastructure such as sewage and utilities;

  •
  increase deregulation of the home building industry;

  •
  encourage consolidation within the industry; and

  •
  increase financing opportunities available to qualified home buyers.

In conjunction with these efforts, the Mexican legislature amended existing tax regulations in order to allow individuals to deduct a portion of their mortgage loan interest payments from their personal income taxes beginning in 2003, which the administration expects will lead to increased mortgage financing activity.

        In the last four years, the developer-built market has continued to expand due to higher levels of available mortgage financing, especially through government-sponsored funds such as Infonavit, SHF, and Fovissste. Between 1998 and 2000, the housing stock in Mexico increased by 2.4 million homes, 37% of which (900,000 homes) were built by developers, with the remainder being self-built. Between 2001 and 2003, Conapo estimates that the housing stock increased by another 2.5 million homes, 46% of which (1.1 million homes) were built by developers, with the remainder being self-built.

Sources of Mortgage Financing

        Four principal sources provide mortgage financing for Mexico's housing market:

  •
  Mortgage providers financed by mandatory employer or member contributions to public funds, including:

  •
  Infonavit, serving private sector employees,

  •
  Fovissste, serving public sector employees, and

  •
  the Mexican Armed Forces Social Security Institute, or Issfam (Instituto de Seguridad Social para las Fuerzas Armadas Mexicanas), serving military personnel;

  •
  SHF, which provides financing to credit-qualified homebuyers through financial intermediaries such as commercial banks or sofoles through funds from the World Bank, the Mexican government, and its own portfolio;

  •
  Commercial banks and sofoles using their own funds; and

  •
  Direct subsidies from public housing agencies and state housing trusts, including the Mexican Fund for Popular Housing, or Fonhapo (Fideicomiso Fondo Nacional de Habitaciones Populares).

        According to Conafovi, these mortgage providers originated 536,404 home mortgages in 2004, as follows:

  Infonavit

        Infonavit was established by the Mexican government, labor unions, and private sector employees in 1972 as a mutual fund for the benefit of private sector employees. Infonavit functions as a savings and loan that provides financing primarily for affordable entry-level housing to credit-qualified home buyers. Infonavit makes loans for home construction, acquisition, or improvement to workers whose individual monthly earnings are generally less than five times the minimum monthly wage. It is funded through payroll contributions by private sector employers on behalf of their employees equal to 5% of their employees' gross wages.

        Home buyers qualify for Infonavit loans according to a point system whereby points are awarded based on income, age, amount of monthly contributions, and number of dependents, among others. Infonavit is phasing in a requirement that mortgage loan applicants make a down payment of between 5% to 10% of a home's total value, depending on price. The total loan amount may equal 100% of the cost of a home up to a maximum of between 300 and 350 times the monthly minimum wages, depending on geographical region. Repayment is calculated based on the borrower's wages, for a term of up to thirty years, and is made by direct wage deductions by employers. Infonavit generally grants loans at variable annual interest rates, which are indexed to inflation and based on a borrower's income. Infonavit allows for a one-year grace period with no interest or principal payments in the event of job loss and seeks direct repayment from the borrower after this period.

        Infonavit has a program called Apoyo Infonavit that is directed at assisting higher-income borrowers obtain mortgage financing. Apoyo Infonavit customers can use the amounts contributed via payroll deductions to their Infonavit accounts as collateral for mortgage loans held by private sector lenders. In addition, these clients can apply their monthly Infonavit contributions toward the monthly mortgage payments owed to private sector lenders.

        Infonavit recently inaugurated a new program called Cofinanciamiento, or Cofinavit, which is meant to assist high-income borrowers in a manner similar to the Apoyo Infonavit program. This new program enables Cofinavit customers to obtain a mortgage loan granted by Infonavit in conjunction with a commercial bank or a sofol. In addition, the customers can use their individual contributions in their Infonavit accounts as part of the financing or as collateral for the mortgage loan.

        In addition, during late 2004 and early 2005, Infonavit initiated a new mortgage financing system, enabling Infonavit to expedite the issuance of mortgages in response to public demand by reducing documentation necessary for initial processing, permitting Infonavit to achieve its year-end goals. In addition, this new system enhances transparency and quality of service in connection with mortgage services. Mortgage financing is expected to increase 25% to approximately 375,000 mortgages granted in 2005 from approximately 305,000 mortgages granted in 2004 partially as a result of the implementation of the new mortgage financing system.

        Infonavit has made a commitment to provide 375,000 new mortgages in 2005 and 435,000 new mortgages in 2006. In addition, this agency has agreed to guarantee mortgage loans granted to employees by commercial banks and sofoles in the case of job loss. Infonavit expects to continue to modernize its operations and increase available financing by focusing on reducing payment defaults, participating more closely with the private sector, and implementing a voluntary savings program. Infonavit has also recently begun securitizing its loan portfolio in order to contribute to the growth of the secondary mortgage market in Mexico and expand its available sources of funds.

        Infonavit provided approximately 56.6% of all mortgage financing in Mexico during the year ended December 31, 2004.

  Fovissste

        The Mexican government established Fovissste in 1972 as a pension fund on behalf of public sector employees to provide financing for affordable housing. Fovissste obtains funds from Mexican government contributions equal to 5% of public sector employee wages. The Mexican government administers Fovissste similarly to Infonavit and permits Fovissste to co-finance mortgage loans with private sector lenders in order to maximize available funds.

        Fovissste mortgage financing is typically available for housing ranging from the affordable entry-level sector through the lower end of the middle-income sector. Eligible applicants can obtain Fovissste mortgage loans to purchase new or used homes, remodel or repair existing homes, finance construction of self-built homes, and make down payments on homes not financed through Fovissste. Fovissste loans are granted based on seniority within the public sector and allocated on a first-come first-served basis that also takes into account wages, number of dependents, and geographic location. Once the program establishes a number of approved applicants, it allocates mortgage loans by state based on historical demand.

        Fovissste generally grants loans at variable interest rates, indexed to inflation, for a maximum amount of approximately US$40,000. Repayment is calculated based on the borrower's wages, for a term of up to thirty years, and is made by direct wage deductions.

        Fovissste has publicly announced that it is seeking to increase the total number of mortgage loans it grants to 50,000 in 2005 and 62,000 in 2006.

        Fovissste provided approximately 11.3% of all mortgage financing in Mexico during the year ended December 31, 2004.

  SHF

        SHF was created in 2002 as a public sector development bank. SHF obtains funds from the World Bank, the Mexican government, and SHF's own portfolio and provides financing through intermediaries such as commercial banks and sofoles. In turn, financial intermediaries administer SHF-sponsored mortgage loans, including disbursement and servicing.

        Traditionally, SHF has been an important source of construction financing for housing developers by providing loans to commercial banks and sofoles (which in turn make direct bridge loans to developers). As of September 1, 2004, however, SHF provided funding for bridge loans only for homes with a purchase price of up to UDI 166,667 (approximately US$53,000 as of June 30, 2005). In lieu of funding bridge loans for homes with a higher purchase price (up to UDI 500,000 (approximately US$160,000 as of June 30, 2005)), SHF will provide guarantees to support efforts by commercial banks and sofoles to raise capital for the financing of bridge loans to build such homes.

        In addition, SHF makes financing available to commercial banks and sofoles for the purpose of providing individual home mortgages for affordable entry-level and middle-income homes. Historically, SHF has only financed a total amount equal to 80% to 90% of a home's value, generally for a maximum of approximately UDI 500,000 (approximately US$160,000 as of June 30, 2005). Beginning in 2005, however, in order to maximize the availability of affordable entry-level mortgages, SHF has replaced its financing of mortgages for homes with a purchase price greater than UDI 150,000 (approximately US$50,000 as of June 30, 2005) with credit enhancements and loan guarantees for commercial banks and sofoles to support their capital-raising efforts for the financing of such individual mortgage loans.

        In terms of total homes financed, SHF (through commercial banks and sofoles) provided approximately 19% of all mortgage financing in Mexico during the year ended December 31, 2004.

  Commercial Banks and Sofoles

        Commercial banks generally target the middle-income and residential markets while sofoles generally target the affordable entry-level housing market and a portion of the middle-income housing market using SHF financing, and the balance of the middle-income housing market as well as the residential housing market using other sources of funding. Sofoles provide mortgage loans to borrowers using funds from securities offerings on the Mexican stock market, loans from Mexican and foreign lenders, their own portfolios, and public agencies such as SHF. They are not allowed to accept deposits from the public.

        Although commercial banks and sofoles provide mortgage financing directly to home buyers, the financing is commonly coordinated through the home builder. In order to obtain funding for construction, a home builder must submit proposals, including evidence of title to the land to be developed, architectural plans, necessary licenses and permits, and market studies demonstrating demand for the proposed housing. On approval, lenders provide construction financing and disburse funds as each stage of the housing development advances.

        Commercial bank and sofol mortgage loans are typically available for housing ranging from the upper tier of the affordable sector through the residential sector. Home buyers qualifying for these private sector mortgages are generally assumed to be those purchasing homes with a value in excess of US$35,000. Private sector lenders require down payments of approximately 20% of a home's total value and make loans at fixed or variable annual interest rates based on consumer indices and inflation.

Commercial bank and sofol mortgage loans generally mature in ten to thirty years, and payments are sometimes adjusted for increases in the monthly minimum wage and rates of inflation.

        Commercial banks and sofoles (not including SHF financing) provided approximately 6.7% of all mortgage financing in Mexico during the year ended December 31, 2004.

  Other Public Housing Agencies

        Other public housing agencies such as Fonhapo and the Mexican Housing and Social and Urban Development Trust Fund, or Fividesu (Fideicomiso para Promover y Realizar Programas de Vivienda y Desarrollo Social y Urbano), operate at the federal and local levels and target mainly non-salaried workers earning less than 25 times the minimum annual wage, often through direct subsidies. These agencies lend directly to organizations such as state and municipal housing authorities, housing cooperatives, and credit unions representing low-income beneficiaries, as well as to individual borrowers. Financing is made available to both the self-built and developer-built markets. The total amount of available funds depends on the Mexican government budget.

        Other public housing agencies provided approximately 6.4% of all mortgage financing in Mexico during the year ended December 31, 2004.

Competition

        The Mexican home development and construction industry is highly fragmented and includes a large number of regional participants and a few companies with a more national market presence, including Corporación GEO, S.A. de C.V., Consorcio ARA, S.A. de C.V., URBI Desarrollos Urbanos, S.A. de C.V., and Grupo SADASI. We estimate that approximately 1,200 different companies operate approximately 3,000 new home developments in Mexico at any one time. The following table sets forth approximate operating information on the largest home builders in Mexico with which we compete based on public information and our estimates:

Competitor	2004 Home Sales	2004 Sales		Location in Mexico	Sector
		(millions of US$)
GEO	33,228	US$	695	National	AEL(1)
URBI	21,793		582	North and border	AEL(1), M,(2) R(3)
ARA	17,104		511	National	AEL(1), M,(2) R(3)
SADASI	15,000		345	Center-Southeast	AEL(1)
SARE	7,783		243	Mexico City region	AEL(1), M,(2) R(3)
Pulte-Mexico*	7,332		189	North and Center	AEL(1), M,(2)
Metta	6,000		180	Mexico City region and Northwest	AEL(1), M,(2) R(3)
Ruba	5,000		152	North	AEL(1)
Hogar	3,799		87	West-Northwest	AEL(1)

Source: Mexican Housing Overview 2005

*
Pulte-Mexico is a subsidiary of Pulte Homes.

(1)
AEL refers to affordable entry-level housing.

(2)
M refers to middle-income housing.

(3)
R refers to residential housing.

        We believe that we are well positioned to capture future growth opportunities in the affordable entry-level and middle-income housing sectors because of our principal business strengths and strategies, as described above.

Seasonality

        The Mexican affordable entry-level housing industry experiences significant seasonality during the year, principally due to the operational and lending cycles of Infonavit and Fovissste. The programs, budgets, and changes in the authorized policies of these mortgage lenders are approved during the first quarter of the year. Payment by these lenders for home deliveries is slow at the beginning of the year and increases gradually through the second and third quarters with a rapid acceleration in the fourth quarter. We build and deliver affordable entry-level homes based on the seasonality of this cycle because we do not begin construction of these homes until a mortgage provider commits mortgage financing to a qualified home buyer in a particular development. Accordingly, we also tend to recognize significantly higher levels of revenue in the third and fourth quarters and our debt levels tend to be highest in the first and second quarters. We budget the majority of our land purchases for the second half of the year to coincide with peak cash flows. As a result, our total land reserves fluctuate between our targeted 18 to 24 months of future home deliveries depending upon the time of year. We anticipate that our quarterly results of operations and our level of indebtedness will continue to experience variability from quarter to quarter in the future. Mortgage commitments from commercial banks and sofoles for middle-income housing are generally not subject to significant seasonality. We expect that as the percentage of our sales from middle-income housing increases, the overall seasonality of our results of operations should diminish.

        We acquire land and plan the development of the homes we build through Proyectos Inmobiliarios de Culiacán, S.A. de C.V. or PICSA. Desarrolladora de Casas del Noroeste S.A. de C.V. or DECANO builds the developments that PICSA plans and promotes. We also receive executive and administrative services from Administradora PICSA, S.A. de C.V. and Altos Mandos de Negocios, S.A. de C.V. Homex Atizapán, S.A. de C.V., which we operate and control as a joint venture with strategic partners in the region, owns one of our middle-income developments in the Mexico City area. AeroHomex, S.A. de C.V. provides transportation services to us. Through AAA Homex Trust, a Mexican trust, we establish factoring facilities for the settlement of trade payables to many of our suppliers. See "—Materials and Suppliers."

Marketing

        We develop customer awareness through our marketing and promotion efforts and referrals from satisfied customers. Through surveys we conduct through our marketing department and with sales agents, we gather demographic and market information to help us gauge the feasibility of new developments. We use these surveys to target groups of customers who share common characteristics or have common needs and offer packages of services, including housing models and financing sources, tailored to these groups.

        We conduct advertising and promotional campaigns principally through print media, including billboards, fliers, and brochures designed specifically for the target market, as well as local radio and television. Moreover, we complement these campaigns with additional advertising efforts, including booths at shopping centers and other high traffic areas, to promote open houses and other events. In some locations, we work with local employers and other groups to offer our homes to their employees or members and rely on positive word-of-mouth from satisfied customers for a large percentage of our sales. We also employ specially-trained salespeople to market our middle-income housing developments.

Sales

        In general, we make sales either at sales offices or model homes. Using data we gather through our marketing efforts, we open sales offices in areas where we identify demand. As of December 31, 2004, we operated 25 sales offices, one in each of the cities where we have established a housing development. Similarly, once we have purchased land and planned a development in regions we have identified as underserved, we build and furnish model homes to display to prospective customers. We have sales offices in each of our branches where trained corporate sales representatives are available to provide customers with relevant information about our products, including financing, technical development characteristics, and information about our competitors and their products. We provide the same information through trained corporate sales representatives at model homes. We recently changed our method of compensating our sales agents to an exclusively performance-based commission method, typically 1.4% of the total home price.

        We provide our customers with assistance through our sales departments from the moment they contact us, during the process of obtaining financing, and through the steps of establishing title on their new home. We have specialized sales areas in each of our offices that advise customers on financing options, collecting necessary documentation, and applying for a loan. We also help to design down payment plans tailored to each customer's economic situation. Once houses are sold and delivered, our specialized teams are available to respond to technical questions or problems during the twelve-month warranty period following the delivery.

Customer Financing

        We assist qualified homebuyers in obtaining mortgage financing by participating in all the stages of applying for and securing mortgage loans from government-sponsored mortgage lenders, commercial banks, and sofoles.

        For sales of affordable entry-level homes, the process of obtaining customer financing generally occurs as follows:

  •
  a potential home buyer enters into a purchase agreement and furnishes the necessary documentation to us;

  •
  we review the documentation to determine whether all the requirements of the relevant mortgage provider have been met;

  •
  we create an electronic credit file for each home buyer and submit it to the relevant mortgage provider for approval;

  •
  we supervise and administer each client file via our database through all the phases of its processing and arrange for signing the required documentation once approval has been obtained;

  •
  the home buyer makes any required down payment;

  •
  once the home has been completed, the buyer signs the deed of transfer of title and the mortgage agreement; and

  •
  we deliver the home to the buyer and register the title.

        For sales of middle-income housing, the process of obtaining customer financing occurs as above, except that we collect a down payment of between 10% to 25% of a home's total sales price immediately following the execution of the purchase agreement, and the buyer signs the deed of transfer of title and the mortgage agreement when the home is 90% complete.

        In all cases, the procedures and requirements for obtaining mortgage financing are determined by the mortgage provider. We grant no direct financing to home buyers for the purchase of our homes.

        In general, the purchase agreement we enter into with a potential buyer binds the buyer to purchase the relevant home at the time that the home is completed. We collect an origination fee at the time that a buyer enters into a purchase agreement, which is returned (less a processing fee) if the sale does not close as a result of a buyer's breach or if a lender declines a mortgage financing application. We have not experienced and do not expect to experience losses resulting from breaches of buyer purchase agreements because we generally have been able to locate other buyers immediately in these cases.

        The purchase price of the homes we sell is denominated in pesos and is either fixed in the purchase agreement or is subject to an upward adjustment for the effects of inflation. In cases where the price of a home is subject to adjustment and increases due to inflation, any difference is payable by the buyer.

Design

        We internally develop all the construction designs that we use. Our architects and engineers are trained to design structures to maximize efficiency and minimize production costs. Our standardized modular designs, which focus on quality and size of construction, allow us to build our homes quickly and efficiently. By allowing our clients to upgrade finishing details on a custom basis after homes are delivered, we experience savings that allow us to build larger homes than our competitors.

        We use advanced computer-assisted design systems and combine market research data in order to plan potential developments. We believe that our comprehensive design and planning systems, which are intended to reduce costs, maintain competitive prices, and increase sales, constitute a significant competitive advantage in the affordable entry-level housing market. In order to further enhance the residential nature of our communities, we often design our developments as gated communities, install infrastructure for security surveillance, and arrange street layouts to foster road safety. We continue to invest in the development of design and planning construction systems to further reduce costs and continue to meet client needs.

Construction

        We manage the construction of each development directly, coordinate the activities of our laborers and suppliers, oversee quality and cost controls, and assure compliance with zoning and building codes. We have developed efficient, durable, and low-cost construction techniques, based on standardized tasks, which we are able to replicate at all of our developments. We pay each laborer according to the number of tasks completed. We generally subcontract preliminary site work and infrastructure development such as roads, sewage, and utilities. Currently, we also subcontract the construction of a limited number of multi-unit middle-income apartment buildings in the Mexico City area.

        Our designs are based on modular forms with defined parameters at each stage of construction, which are closely controlled by our central information technology systems. Our methods result in low construction costs and high quality products. We use substantially similar materials to build our middle-income homes, with higher quality components for certain finishing details and fixtures.

Materials and Suppliers

        We maintain strict control over our building materials through use of a sophisticated electronic barcode identification system that tracks deliveries and monitors all uses of supplies. In general, we reduce costs by negotiating supply arrangements at the corporate level for the basic materials used in the construction of our homes, including concrete, concrete block, steel, bricks, windows, doors, roof tiles, and plumbing fixtures. We take advantage of economies of scale in contracting for materials and services in every situation and seek to establish excellent working relationships with our suppliers. In order to better manage our working capital, we also arrange lines of credit for many of our suppliers through a factoring program sponsored by Nacional Financiera, S.N.C., or NAFIN, a Mexican government-owned development bank, as well as certain additional financial institutions. We guarantee a portion of the financing provided to some of our suppliers for materials we buy from them during construction and repay these lenders directly with funds received when homes are delivered, which allows us to ensure suppliers are paid on time while minimizing our need to secure construction financing.

        Our main suppliers include Cemex, S.A de C.V., Capeco, S.A. de C.V., Electroferretera Orvi, S.A. de C.V., Mercon de Nuevo Laredo, S.A. de C.V, Kuroda, S.A. de C.V., Prefabricados y Sistemas, S.A. de C.V., Cemex Concretos, S.A. de C.V., Lámina y Placa Comercial S.A. de C.V., Sanitarios Lamosa S.A. de C.V. and Grupo Porcelanite, S.A. de C.V.

        Substantially all of the materials that we use are manufactured in Mexico and are delivered to our sites from suppliers' local facilities on a time-efficient basis devised to keep low levels of inventory on hand. Our principal materials and supplies are readily available from multiple sources and we have not experienced any shortages or supply interruptions.

Labor

        As of June 30, 2005, we had a total of approximately 8,559 employees including 6,963 unionized and 1,596 non-unionized full- and part-time employees. All of these employees were employed in Mexico. Total employees for 2004, 2003 and 2002 were 7,911, 1,286 and 856, respectively. Approximately 3,520 of our employees as of June 30, 2005 were administrative and managerial personnel.

        We hire local labor forces for specific housing developments in each region that we operate in addition to experienced in-house personnel for supervisory and highly skilled work. We have an efficient information technology system that controls payroll costs. Our systems, using barcoded identification cards, track the number of tasks completed by each employee according to the parameters of our modular construction designs, assign salaries according to tasks and homes completed, and award incentives for each stage of the development based on team performance. We also streamline governmental and social security costs for our workforce using a strict attendance control system that captures information fed via our system through laborers' identification cards.

        We have implemented programs throughout Homex to assist our employees in obtaining elementary and middle-school equivalency degrees. We believe that these programs enhance our ability to attract and retain high quality employees. In 2004 and 2003 we were named as one of the top 50 "Great Places to Work" in Mexico by the Great Place to Work Institute, which is based in the United States.

        As of June 30, 2005, approximately 81% of our employees were members of a national labor union of construction workers. The economic terms of our collective bargaining agreements are negotiated on an annual basis. All other terms and conditions of these agreements are negotiated every other year. We believe that we have an excellent working relationship with our workforce. We have not experienced a labor strike or any significant labor-related delay to date.

        As of June 30, 2005, Beta had a total of 2,558 employees, including 808 administrative and managerial personnel and 1,750 construction personnel, all of which are non-unionized full- and part-time employees. All of these employees were employed in Mexico.

Customer Services and Warranties

        Our quality control department oversees strict pre-delivery quality control inspections and responds to post-delivery customer needs. We respond to client requests during the construction phase and coordinate every legal aspect that our clients must fulfill when purchasing our products, including signing deeds, obtaining permits, and securing funding. We provide a twelve-month warranty following delivery of the home. Historically, we have spent immaterial amounts in warranty claims. In the past three years, we have spent an aggregate of less than 0.4% of our total revenues in warranty claims.

Community Services

        We seek to foster brand loyalty after construction is complete by strengthening community relations in the developments we build. As part of agreements with potential clients and governmental authorities, we donate land and build community infrastructures such as schools, day-care centers, churches, and green areas, often amounting to 10% to 15% of the total land area of the developments we construct. For a period of eighteen months, we also provide for community development specialists to assist in promoting community relations in certain developments by organizing neighborhood events such as competitions for beautiful homes and gardens.

Regulation

  General

        Our operations are subject to Mexican federal, state, and local regulation as any other corporation doing business in Mexico. Some of the most relevant statutes, regulations, and agencies that govern our operations include the following:

  •
  The Mexican General Human Settlements Act (Ley General de Asentamientos Humanos) regulates urban development, planning and zoning and delegates to the Mexico City and state governments the authority to promulgate urban development laws and regulations within their jurisdiction, including the Urban Development Act (Ley de Desarrollo Urbano) of each state where we operate, which regulates state urban development.

  •
  The Mexican Federal Housing Act (Ley Federal de Vivienda) coordinates the activities of states, municipalities, and the private sector within the context of the housing industry. As in effect, the Federal Housing Act seeks to encourage and promote the construction of affordable entry-level housing.

  •
  Local Building Regulations (Reglamentos de Construcción) and urban development plans promulgated by the states, Mexico City, and local municipalities control building construction, establish the required licenses and permits, and define local zoning and land-use requirements.

  •
  The Mexican Infonavit Act (Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores) requires that construction financing provided by Infonavit be granted only to registered developers that participate in public Infonavit bidding processes.

  •
  The Federal Mortgage Society Organizational Act (Ley Orgánica de la Sociedad Hipotecaria Federal) encourages the development of the primary and secondary home mortgage markets by authorizing SHF to grant home mortgage loans pursuant to the Federal Mortgage Society General Financing Conditions (Condiciones Generales de Financiamiento de Sociedad Hipotecaria Federal), which regulate the general terms and conditions on which these loans may be granted.

  •
  The Mexican Federal Consumer Protection Act (Ley Federal de Protección al Consumidor) promotes and protects consumer rights and seeks to establish equality and legal certainty in relationships between consumers and commercial suppliers.

  Environmental

        Our operations are subject to the Mexican General Environmental Protection Act (Ley General del Equilibrio Ecológico y la Protección al Ambiente), the Mexican General Waste Prevention and Management Act (Ley General para la Prevención y Gestión Integral de los Residuos), and the related regulations. The Mexican Ministry of the Environment and Natural Resources (Secretaría del Medio Ambiente y Recursos Naturales) and the Mexican Federal Environmental Protection Agency (Procuraduria Federal de Protección al Ambiente) are the federal governing authorities responsible for enforcing environmental regulations in Mexico, including environmental impact studies, which are required for obtaining land-use permits, investigations, and audits, as well as to provide guidelines and procedures regarding the generation, handling, disposal, and treatment of hazardous and non-hazardous waste.

        We are committed to conducting our business operations in a manner that minimizes environmental impact. Our business processes include procedures that are intended to ensure compliance with the Mexican General Environmental Protection Act, the Mexican General Waste Prevention and Management Act, and the related regulations. In accordance with these laws, we build our homes with metal instead of wooden beams and treat waste water for use in irrigating common areas in our developments. We plant trees on the land of homes we sell and provide plantings on land that we donate to our communities. Our internal teams conduct environmental studies for each project and produce environmental reports that are intended to identify environmental issues and assist in project planning in order to minimize adverse environmental effects, such as limiting the felling of trees during the process of urbanizing rural land for use in our developments. Our costs include the cost of complying with applicable environmental regulations. To date, the cost of complying and monitoring compliance with environmental regulations applicable to us has been immaterial.

Legal Proceedings

        As of the date of this prospectus, we, including the Beta entities and operations we acquired on July 1, 2005, are involved in certain legal proceedings incidental to the normal operation of our business. We do not believe that liabilities resulting from these proceedings are likely to have a material adverse effect on our financial condition, cash flows or results of operations.

Significant Subsidiaries

        We are a holding company and conduct our operations through subsidiaries. The table below sets forth our principal subsidiaries as of June 30, 2005.

Name of Company	Jurisdiction of Incorporation	Percentage Owned		Products/Services
Proyectos Inmobiliarios de Culiacán, S.A. de C.V.	Mexico	100.00%		Development of housing complexes
Desarrolladora de Casas del Noroeste, S.A. de C.V.	Mexico	95.86	%(1)	Construction of housing complexes
Administradora Picsa, S.A. de C.V.	Mexico	100.00%		Rendering of administrative services to and professional services for affiliated companies
Altos Mandos de Negocios, S.A. de C.V.	Mexico	100.00%		Rendering of administrative services to affiliated companies
Homex Atizapán, S.A. de C.V.	Mexico	67.00	%(2)	Development of housing complexes
AeroHomex, S.A. de C.V.	Mexico	100.00%		Rendering of transportation services to Homex
AAA Homex Trust, Nacional Financiera, S.N.C., as trustee(3)	Mexico	100.00%		Purchase of receivables

(1)
The balance of the shares of Desarrolladora de Casa de Noroeste, which we refer to as DECANO, are held by the former owners of Econoblock, which merged into DECANO in 2004. On September 1, 2005, the Company acquired an additional 4.14% ownership interest in Desarrolladora de Casas del Noroeste, S.A. de C.V. ("DECANO"), which resulted in DECANO becoming a wholly-owned subsidiary of the Company.

(2)
The balance of the shares of Homex Atizapán is held by the individual who owns the land being developed by Homex Atizapán.

(3)
Under the trust agreement, we hold beneficiary rights for residual interests and NAFIN, as Creditor, has first priority rights. Through this trust, we establish factoring facilities for the settlement of trade payables to many of our suppliers.

        In addition, the table below sets forth Beta's major subsidiaries as of June 30, 2005.

Name of Company	Jurisdiction of Incorporation	Percentage Owned	Products/Services
Casas Beta del Centro, S.A. de C.V.	Mexico	89.90%	Development of housing complexes
Casas Beta del Noroeste, S.A. de C.V.	Mexico	99.90%	Development of housing complexes
Casas Beta del Norte, S.A. de C.V.	Mexico	99.90%	Development of housing complexes
Edificaciones Beta, S.A. de C.V.	Mexico	99.80%	Construction of housing complexes
Edificaciones Beta del Noroeste, S.A. de C.V.	Mexico	99.00%	Construction of housing complexes
Edificaciones Beta del Norte, S.A. de C.V.	Mexico	99.90%	Construction of housing complexes

Recent Developments

  Acquisition of Controladora Casas Beta, S.A. de C.V.

        On July 1, 2005, we acquired Controladora Casas Beta, S.A. de C.V., or Beta, which, prior to its acquisition by us, was the sixth-largest homebuilder in Mexico measured by units sold in 2004. After giving effect to the acquisition, we believe we are now the largest homebuilder in Mexico in terms of operating income on a pro forma basis for 2004.

        We believe that our acquisition of Beta will provide significant economies of scale and further expand our geographic reach. Together with Beta, we have approximately a 7.8% share of the Mexican housing market in terms of units sold in 2004. Our Beta acquisition also strengthens our presence in the top four Mexican home-building markets: Estado de México, Guadalajara, Monterrey and Tijuana.

        As of June 30, 2005, Beta had 12 developments under construction in Estado de México, Nuevo León, Baja California and Mexico City, areas that together represent approximately 28.7% of the population of Mexico. Additionally, as of such date, Beta had land reserves under title of approximately 4.6 million square meters, with an estimated capacity to build approximately 23,300 affordable entry-level houses and 6,200 middle-income homes. As of June 30, 2005, Beta was in the process of acquiring additional land of approximately 870,000 square meters, with an estimated capacity to build approximately 6,200 affordable entry-level homes.

        The purchase price for Beta was approximately Ps.2,041.5 million (US$188.9 million). The acquisition of Beta involved the purchase of 53.0% of Beta's stock for approximately Ps.1,063.9 million (US$98.4 million) in cash and the purchase of the remaining 47.0% of Beta's stock in exchange for 22.0 million of our common shares valued at Ps.977.6 million (US$90.5 million). On the date of the acquisition we incurred financing of Ps.1,081.0 million (US$100.4 million). Following the acquisition, Beta was merged with and into Homex, with Homex being the surviving entity. As a result of the Beta acquisition, former Beta shareholders own approximately 6.6% of Homex's capital stock. After giving effect to the acquisition of Beta and the application of the net proceeds of our September 2005 Note Offering to prepay (i) all of Beta's outstanding debt, which we assumed on July 1, 2005, (ii) approximately Ps.540.5 million of the Ps.1,081.0 million financing used to acquire Beta and (iii) amounts outstanding under our debt facilities, other than approximately Ps.780.8 million, our short-term debt was Ps.780.8 million and our long-term debt was Ps.3,279.5 million as of September 30, 2005.

        Beta was a housing development company located in the Mexico City area that focused on affordable entry-level and middle-income housing. During 2004, Beta sold 11,055 homes, an increase of 79.5% over 2003 and during the six-month period ended June 30, 2005, Beta sold 5,846 homes, an increase of 16.4% over the same period in 2004.

        For the year ended December 31, 2004, Beta had revenues of Ps.2,497.7 million (US$231.9 million), an increase of 51.4% from the previous year. Its revenues for the six-month period ended June 30, 2005 were Ps.1,240.1 million (US$115.1 million), an increase of 19.3% over the same period in 2004. For 2004, 97.0% of Beta's revenue was attributable to affordable entry-level home sales, with 3.0% of revenue attributable to sales of residential homes. For the six-month period ended June 30, 2005, 100% of Beta's revenue was attributable to affordable entry-level home sales.

        For the year ended December 31, 2004, Beta had operating income of Ps.498.4 million (US$46.3 million), an increase of 132.4% from the previous year. Its operating income for the six-month period ended June 30, 2005 was Ps.197.1 million (US$18.3 million), an increase of 27.5% over the same period in 2004.

        For the year ended December 31, 2004, Beta had net income of Ps.331.0 million (US$30.7 million), an increase of 185.5% from the previous year. Its net income for the six-month period ended June 30, 2005 was Ps.152.7 million (US$14.2 million), an increase of 57.4% over the same period in 2004.

        For the year ended December 31, 2004, Beta had total indebtedness of Ps.478.3 million (US$44.5 million), an increase of 68.1% from the previous year. Its total indebtedness for the six-month period ended June 30, 2005 was Ps.612.2 million (US$56.8 million), an increase of 28.0% over June 30, 2004.

        Beta's consolidated financial statements as of December 31, 2003 and 2004 and for each of the three years ended December 31, 2002, 2003 and 2004, and as of June 30, 2005 and for the six-month periods ended June 30, 2004 and 2005 are included in this prospectus beginning on page A-1. Unaudited pro forma condensed combined financial statements reflecting the combined accounts of Homex and Beta on a pro forma basis for the year ended December 31, 2004 and as of and for the six-month period ended June 30, 2005 are also included in this prospectus, beginning on page B-1. Certain selected unaudited pro forma condensed combined financial information reflecting the combined accounts of Homex and Beta are also included in this prospectus in "Unaudited Pro Forma Consolidated Combined Financial Information."

Note Offering and Exchange Offering

        On September 28, 2005, we consummated our offering of US$250 million aggregate principal amount of 7.50% Senior Guaranteed Notes due September 28, 2015, the "September 2005 Note Offering". The Senior Guaranteed Notes were entitled to registration rights. Pursuant to the registration rights agreement covering the Senior Guaranteed Notes, we commenced an exchange offer whereby the 7.50% Senior Guaranteed Exchange Notes due 2015 were registered and offered in exchange for the 7.50% Senior Guaranteed Notes. The terms of the registered Senior Guaranteed Exchange Notes are more fully described in our 2005 Form F-4.

Third Quarter Results

        On October 27, 2005, we announced our unaudited financial results and operations for the nine months ended September 30, 2005. For a description of these unaudited results, see Exhibit I. Since the unaudited financial information set forth in Exhibit I is presented in pesos of constant purchasing power as of September 30, 2005, it is not directly comparable to the financial information presented elsewhere in this prospectus, which, unless otherwise stated, is presented in pesos of constant purchasing power as of June 30, 2005. The financial information presented elsewhere in this prospectus stated in pesos of constant purchasing power as of June 30, 2005 would require the application of a restatement factor of 1.007 for such financial information to be comparable with the unaudited financial information presented in Exhibit I. The application of such factor does not represent a material change in the purchasing power of the Mexican peso during this period.

MANAGEMENT

Directors and Executive Officers

        Our board of directors currently consists of ten members and is responsible for managing our business. Each director is elected for a term of one year or until a successor has been appointed. Our board of directors meets quarterly. Pursuant to Mexican law, at least 25% of the members of the board of directors must be independent, as the term independent is defined by the Mexican Securities Market Law. As required by New York Stock Exchange regulations, a majority of the members of our board of directors are independent.

        As of the date of this prospectus, the members of our board of directors are as follows:

Name	Born	Position	Alternate
Eustaquio Tomás de Nicolás Gutiérrez	1961	Chairman	Ana Luz de Nicolás Gutiérrez
Gerardo de Nicolás Gutiérrez	1968	Chief Executive Officer	Juan Carlos Torres Cisneros
José Ignacio de Nicolás Gutiérrez	1964	Director	Julián de Nicolás Gutiérrez
Luis Alberto Harvey McKissack	1960	Director	Arturo J. Saval Pérez
Gary R. Garrabrant	1957	Vice Chairman	Thomas J. McDonald
Matthew M. Zell	1966	Director	Jeffrey D. Klein
Z. Jamie Behar	1957	Director	Ira Chaplik
Wilfrido Castillo Sánchez-Mejorada	1941	Director	Samuel Campos Velarde
Edward Lowenthal	1944	Director	Christopher J. Fiegen
Carlos Romano y Micha	1948	Director	Roberto Langenauer Neuman

        Eustaquio Tomás de Nicolás Gutiérrez is chairman of our board of directors. Before co-founding our predecessor in 1989, Mr. de Nicolás founded and managed DENIVE, a clothing manufacturing company. He has served as regional chairman and regional vice chairman of the Mexican Federation of Industrial Housing Promoters, or Provivac (Federación Nacional de Promotores Industriales de la Vivienda), and as a member of the regional advisory board of financial institutions such as BBVA Bancomer and HSBC (formerly BITAL). Currently, Mr. de Nicolás oversees our main operations, focusing on land acquisition and developing new geographical markets.

        Gerardo de Nicolás Gutiérrez has served as CEO since 1997. Prior to becoming CEO, Mr. de Nicolás served as regional manager, systems manager, and construction manager supervisor. Currently, Mr. de Nicolás participates in overseeing our main operations, focusing on sales and construction.

        Jose Ignacio de Nicolás Gutiérrez is founder and chairman of the board of directors of Hipotecaria Crédito y Casa, S.A. de C.V., a sofol that has become the third-largest mortgage bank in Mexico. Mr. de Nicolás also co-founded our company and served as our CEO from 1989 to 1997. Mr. de Nicolás is a regional director of Fianzas Monterrey and a state director of NAFIN.

        Luis Alberto Harvey McKissack is co-founder and managing principal of ZN Mexico Capital Management, L.L.C. and managing principal of ZN Mexico Capital Management II, L.L.C., which both sponsor private equity funds. He is also the managing director of Nexxus Capital, S.C., an investment banking boutique based in Mexico City. Mr. Harvey is a member of the board of directors of Industrias Innopack, S.A. de C.V., Aerobal, S.A. de C.V., Distribuidora Ybarra, S.A. de C.V., Grupo Mantenimiento de Giros Comerciales Internacional, S.A. de C.V. (Grupo Mágico), Crédito Inmobiliario, S.A. de C.V., and Nexxus Capital, S.C.

        Gary R. Garrabrant is vice chairman of our board of directors and CEO of EIP, which invests in real estate-related companies outside of the United States. He has been associated with EIP since inception in 1999 and oversees all of the company's activities and investment portfolio. Mr. Garrabrant is also executive vice president of EGI, the privately-held investment company founded and led by Samuel Zell. Mr. Garrabrant joined EGI in 1996. He is a member of the board of directors of Fondo de Valores Inmobiliarios S.A.C.A., a Latin American real estate company, EIP and various portfolio companies. Mr. Garrabrant is also a member of the Real Estate Advisory Board at Cambridge University.

        Matthew M. Zell is managing director of EGI. Previously, he served as president of Prometheus Technologies, Inc., an information technology consulting firm. Mr. Zell is a member of the board of directors of Anixter Inc., a global distributor of wire, cable and communications connectivity products as well as of GP Strategies, a global performance improvement company providing corporate education strategies, training, engineering, consulting, and technical services to leading organizations in the automotive, steel, power, chemical, energy, pharmaceutical and food and beverage industries, as well as the government sector. Mr. Zell is the son of Samuel Zell.

        Z. Jamie Behar is a portfolio manager with General Motors Investment Management Corporation, or GMIMCo. She manages GMIMCo clients' real estate investment portfolios, including both privately-negotiated and publicly-traded security investments, as well as their alternative investment portfolios. Ms. Behar is a member of the board of directors of Sunstone Hotel Investors, Inc., a publicly listed hotel company operating in the United States, Hospitality Europe B.V., a private European hotel company, and FountainGlen Properties, L.L.C., a private senior housing company. She also serves on the advisory committees of several domestic and international private real estate investment entities.

        Wilfrido Castillo Sánchez-Mejorada is CFO of Qualitas Cía. de Seguros, S.A. de C.V., or Qualitas, a Mexican insurance company. Previously he served as CEO of Castillo Miranda, Contadores Públicos, a public accounting firm, and he has held senior positions in several brokerage firms. Mr. Castillo is a member of the board of directors of Qualitas, Actinver, S.A. de C.V., Sociedad Operadora de Sociedades de Inversión, Ficsac, Unión de Esfuerzo para el Campo, Fundación Mexicana de Psicoanálisis, I. A. P., and Industrias Innopack, S.A. de C.V., where he also serves as chairman of the audit committee.

        Edward Lowenthal is president of Ackerman Management L.L.C., an investment management and advisory company with particular focus on real estate and other asset-based investments. Previously, Mr. Lowenthal founded and was president of Wellsford Real Properties, Inc., or WRP, a publicly-owned real estate merchant banking company. He also founded and was trustee and president of Wellsford Residential Property Trust, a publicly-owned multi-family real estate investment trust that was merged into Equity Residential Properties Trust. Mr. Lowenthal is a member of the board of directors of several companies, including WRP, Reis, Inc., a real estate market information and analytics provider, and Omega Healthcare Investors, Inc., a healthcare real estate investment trust. American Campus Communities, a publicly traded Real Estate Investment Trust which focuses solely on student housing in the United States, and Ark Restaurants Corp., a company that engages in the ownership and operation of restaurants, fast food concepts, catering operations, and wholesale and retail bakeries.

        Carlos Romano y Micha joined the Homex board of directors in July 2005, becoming its most recent member. Mr. Romano is a founding partner of Casas Beta and served as its Chairman of the Board until Beta's merger with Homex. Since 1970, he has also been a founding partner in the firm Carlos Romano y Asociados. He holds a master's degree in Public Administration from Florida International University and an undergraduate degree in Law from the Universidad Nacional Autónoma de México.

        Eustaquio Tomás de Nicolás Gutiérrez, Gerardo de Nicolás Gutiérrez, and José Ignacio de Nicolás Gutiérrez are brothers.

Secretary

        As of June 30, 2005, the secretary of the board of directors is Jaime Cortés Rocha and Gerardo Gaxiola Díaz is an alternate secretary of the board of directors. Neither Mr. Cortes nor Mr. Gaxiola are members of the board of directors.

Senior Management

        As of the date of this prospectus, our senior management is as follows:

Name	Born	Position
Eustaquio Tomás de Nicolás Gutiérrez	1961	Chairman
Gerardo de Nicolás Gutiérrez	1968	Chief Executive Officer
Roberto Carrillo Herrera	1965	Chief Financial Officer
Rubén Izábal González	1968	Vice President—Construction
Alberto Menchaca Valenzuela	1969	Vice President—Operations
Josemaría Antón Vlasich de la Rosa	1978	Vice President—Sales, Marketing and Regional Offices
Paulo Cesar Piña Verdugo	1970	Corporate Director—Administration
Mónica Lafaire Cruz	1964	Vice President—Regional Offices
Javier Romero Castañeda	1980	In-house Counsel

        Roberto Carrillo Herrera was appointed interim Chief Financial Officer in July 2005. Prior to his current position, he served as CFO at Beta from 2001 to July 2005. Mr. Carrillo's previous experience includes Senior Equity Analyst covering Cement and Construction at ING Barings in Mexico and the U.K. as well as Director of Investment Banking for Latin American Cement and Construction at Deutsche Bank in Mexico and the United States. Mr. Carrillo holds a master's degree in business administration from the London Business School in the United Kingdom and an undergraduate degree in business administration from Instituto Tecnológico y de Estudios Superiores de Monterrey in Mexico. As announced in our press release dated July 20, 2005, Roberto Carrillo was named interim Chief Financial Officer effective July 21, 2005. See "—Management Changes."

        Alberto Menchaca Valenzuela has served as Vice President—Operations since 2000. Prior to becoming COO, Mr. Menchaca served as finance manager. His prior experience includes work at Banco Mexicano, Invermexico, and Banca Confía. Currently, Mr. Menchaca oversees our main operations, with a focus on home deliveries. Mr. Menchaca earned an undergraduate degree in agricultural engineering from Universidad Autónoma Agraria Antonio Narro in Saltillo, Coahuila.

        Rubén Izábal González has served as Vice President—Construction since 1997. Prior to joining Homex, Mr. Izábal served at different construction companies, including Gómez y Gonzales Constructores, Provisur, S.A. de C.V., Promotoría de Vivienda del Pacífico, S.A. de C.V., and Constructor Giza, S.A. de C.V. Currently, Mr. Izábal oversees our construction operation, with a focus on the home-building process. Mr. Izábal earned an undergraduate degree in Architecture from Instituto Tecnológico y de Estudios Superiores del Occidente in Guadalajara, Jalisco.

        Josemaría Antón Vlasich de la Rosa has served as Vice President—Sales and Marketing since March 2004. From 2002 to March 2004, he served as Vice President—Regional Offices. His prior experience includes work at Cemex, S.A. de C.V., Banco Nacional de México, S.A., American Express, and Universidad Panamericana. Currently, he coordinates our sales and marketing activities. He holds a master's degree in business administration and an undergraduate degree in marketing and management, both from Universidad Panamericana, Mexico City.

        Paulo Cesar Piña Verdugo has served as Corporate Director—Administration since May 2005. Prior to his current position, Mr. Piña joined Homex in 1998 and started as Finance Executive, later serving as Finance Director from 2000 to 2003 and as Finance and Corporate Finance Director from 2004 to 2005. His previous experience also includes serving as the General Director of Ahome Village S.A, a food processing company from 1995-1998. Currently he oversees the operations of the following Homex departments: Human Resources, Treasury, IT systems and General Services. Mr. Piña holds an undergraduate degree in marketing and management from Instituto Tecnológico y de Estudios Superiores de Monterrey.

        Mónica Lafaire Cruz has served as Vice President—Regional Offices since February 2005. Miss Lafaire joined Homex in 2001 and prior to her current position she served as Director of Strategic Planning and diverse management positions in the Finance division. Her prior experience includes work as full-time professor at Universidad Panamericana. Currently, she coordinates the activities of our branch offices and their directors. Miss Lafaire holds a master's degree in business administration from Universidad La Salle in Mexico City and an undergraduate degree in economics from Universidad de Monterrey.

        Javier Romero Castañeda was appointed in-house counsel in October 2005. Prior to his current position, he served as Legal Advisor to the Mexican Senate from 2003 to August of 2005. Mr. Romero holds a master's degree in International Legal Studies from Georgetown University in the United States and an undergraduate degree in Law from Instituto Tecnológico Autónomo de México (ITAM) in Mexico City.

Compensation of Directors and Senior Management

        Each member of the board of directors is paid a fee of US$12,500 for each board meeting that he or she attends, subject to an annual cap of US$45,000 per member of the board of directors.

        For 2004, the aggregate amount of compensation paid to all directors, alternate directors, executive officers and audit committee members was approximately US$127,859.

        We offer a bonus plan to our directors and senior management that is based on individual performance and on the results of our operations. This variable compensation can range from 30% to 50% of annual base compensation, depending upon the employee's level.

Audit Committee

        The members of the audit committee are Wilfrido Castillo Sánchez-Mejorada, Z. Jamie Behar and Edward Lowenthal. The members of the audit committee are independent in accordance with Sarbanes Oxley Act requirements.

Management Changes

        On December 29, 2005, our Compensation Committee announced the appointment of Mario Alberto Gonzalez Padilla as our Chief Financial Officer effective January 30, 2006. Mr. Gonzalez replaces Roberto Carrillo Herrera who has continued to serve in an interim capacity while we searched for a new CFO. Mr. Carrillo was the CFO of Beta prior to our acquisition of Beta and has contributed to the integration of the operations of the two companies. Mr. Carrillo will remain employed by us until the end of January in order to help in the transition of the new CFO.

        Mr. Gonzalez is a financial executive with more than twenty years of senior-level financial experience. Since 2003, Mr. Gonzalez, 47, was Chief Financial Officer of Consultores de Integración de Sistemas (CIS), a Mexico City-based management consulting firm that advises Fortune 500 companies and others with operations in Latin America. From 2001 until 2003, he was Chief Financial Officer for Panamerican Beverages, Inc., a New York Stock Exchange listed company and the primary Latin American Coca Cola bottler and distributor. From 1995 until 2001, Mr. Gonzalez was employed in various senior-level financial positions with Grupo TMM, S.A. de C.V., a major Mexican transportation and logistics services company. At the time of his departure from Grupo TMM, he was Chief Financial Officer of Transportación Ferroviaria Mexicana (TFM), a SEC reporting company and a major Mexican railways company, and also served as Corporate Controller for Transportación Marítima Mexicana, S.A. de C.V. (TMM). Mr. Gonzalez has also held a variety of senior-level financial positions internationally at Dow Chemical Co.

        Mr. Gonzalez holds a master's degree in Business Administration and Engineering Administration from George Washington University and a bachelor's degree in Industrial Engineering from the Universidad Autónoma de Mexico.

Share Ownership

        The following table sets forth the beneficial ownership of our capital stock by our directors and senior management as of July 1, 2005 following our acquisition of Beta on such date:

Name	Number of Common Shares Owned	Percentage of Common Shares Outstanding
Eustaquio Tomás de Nicolás Gutiérrez	34,348,250	10.2%
José Ignacio de Nicolás Gutiérrez	34,348,250	10.2%
Gerardo de Nicolás Gutiérrez	20,608,950	6.1%
Roberto Carrillo Herrera	*	*
Rubén Izábal González	*	*
Alberto Menchaca Valenzuela	*	*
Josemaria Antón Vlasich de la Rosa	*	*
Luis Alberto Harvey McKissack	*	*
Gary R. Garrabrant	*	*
Matthew M. Zell	*	*
Z. Jamie Behar	*	*
Wilfrido Castillo Sánchez-Mejorada	*	*
Edward Lowenthal	*	*
Monica Lafaire Cruz	*	*
Paulo Cesar Piña Verdugo	*	*

*
Beneficially owns less than one percent of the outstanding shares of our capital stock.

Audit Committee

        The audit committee satisfies the requirements of the New York Stock Exchange and the applicable SEC requirements.

THE PRINCIPAL SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Principal Shareholders

        As of July 1, 2005 following our acquisition of Beta, there were 335,869,550 common shares issued and outstanding, with shares held in the United States in the form of American Depositary Shares by six record holders. The remaining shares were held in Mexico. Because certain of the shares are held by nominees, the number of record holders may not be representative of the number of beneficial holders.

        The table below sets forth information concerning the percentage of our capital stock owned by any person known to us to be the owner of 5% or more of any class of our voting securities, our directors and officers as a group and our other shareholders as of July 1, 2005 following our acquisition of Beta. The company's major shareholders do not have different or preferential voting rights with respect to the shares they own.

	As of July 1, 2005(1)
Identity of Owner	Number of Shares	% of Share Capital
de Nicolás family(2)	137,393,001	40.9%
Equity International Properties, Ltd.(3)	68,142,301	20.3%
Eugenia Guakil Aben(4)	18,714,436	5.6%
Total(5)	335,869,550	100.0%

(1)
Following our acquisition of Beta. For a description of the terms of our acquisition of Beta, including the exchange of 22.0 million of our common shares, see "Business—Recent Developments."

(2)
Held by Ixe Banco, S.A. as trustee of Trust No. F/466, for the benefit of the de Nicolás family, including Eustaquio de Nicolás Vera, Eustaquio Tomás de Nicolás Gutiérrez, José Ignacio de Nicolás Gutiérrez, Gerardo de Nicolás Gutiérrez, and Julián de Nicolás Gutiérrez. Voting and dispositive control over these shares is directed by a Technical Committee comprised of Eustaquio de Nicolás Vera, Eustaquio Tomás de Nicolás Gutiérrez, José Ignacio de Nicolás Gutiérrez, Gerardo de Nicolás Gutiérrez, and Julián de Nicolás Gutiérrez.

(3)
Held by EIP Investment Holdings L.L.C., BVBA, an indirect subsidiary of EIP. Voting control over these shares is shared by EIP's senior management team, headed by Samuel Zell, chairman of EIP, and Gary R. Garrabrant, CEO of EIP and one of our directors. EIP is located at Two North Riverside Plaza, Chicago, IL 60606.

(4)
Includes 2,144,043 common shares held in a guarantee trust to secure the indemnification obligations of Carlos Romano y Micha, member of our board of directors and husband to Eugenia Guakil Aben, in connection with our acquisition of Beta.

(5)
Includes public shareholders and former Beta shareholders that in the aggregate hold 32.2% and 6.6% of our share capital, respectively.

Related Party Transactions

        We have engaged, and in the future may engage, in transactions with our shareholders and companies affiliated with our shareholders. We believe that the transactions in which we have engaged with these parties have been made on terms that are no less favorable to us than those that could be obtained from unrelated third parties. Recently, we began requiring that transactions with our shareholders and companies affiliated with our shareholders be approved by our board of directors after considering the recommendation of our audit committee and, in certain cases, after an independent fairness opinion, as required by the Mexican Securities Market Act.

  Hipotecaria Crédito y Casa, S.A. de C.V.

        Eustaquio Tomás de Nicolás Gutiérrez, our chairman, and José Ignacio de Nicolás Gutiérrez, brother of Eustaquio Tomás de Nicolás Gutiérrez and chairman of Hipotecaria Crédito y Casa, S.A. de C.V, or Crédito y Casa, collectively own a 29.4% ownership interest in this sofol, the principal business of which is providing mortgage financing and bridge loan financing. Eustaquio Tomás de Nicolás Gutiérrez and José Ignacio de Nicolás Gutiérrez are both members of the de Nicolás family, which collectively owns 43.8% of our share capital. Crédito y Casa has provided bridge loan financing to us and mortgages under SHF-sponsored programs to our clients. During 2002, 2003 and 2004, Crédito y Casa provided mortgages with respect to certain of the homes sold by us. We expect to continue to sell homes to buyers who obtain mortgages from Crédito y Casa.

        We estimate that in 2004 less than 19% of the mortgages obtained by our home buyers were provided by related parties. We estimate that during the six-month period ended June 30, 2005 less than 13% of the mortgages obtained by our home buyers were provided by related parties.

        During 2004, the largest aggregate outstanding balances owed to Crédito y Casa were Ps.61.8 million and UDI 5.1 million. There were no amounts outstanding as of December 31, 2004. These loans bore interest at varying rates and matured at various dates through 2005. During 2004, we made aggregate interest payments of Ps.2.7 million and UDI 322,122.

        During 2003, the largest aggregate outstanding balances owed to Crédito y Casa were Ps.132.2 million and UDI 55.1 million. The aggregate amounts outstanding as of December 31, 2003 were Ps.92.7 million and UDI 7.3 million. These loans bore interest at varying rates and matured at various dates through 2004. During 2003, we made aggregate interest payments of Ps.4.0 million and UDI 3.6 million.

        During 2002, the largest aggregate outstanding balances owed to Crédito y Casa were Ps.60.1 million and UDI 47.3 million. The aggregate amount outstanding as of December 31, 2002 was Ps.45.1 million and UDI 45.1 million. These loans bore interest at varying rates and matured at various dates through 2003. During 2002, we made aggregate interest payments of Ps.3.1 million and UDI 3.7 million.

        As of June 30, 2005 no amounts were outstanding to Crédito y Casa, but our buyers may receive additional financing from Crédito y Casa in the future.

  Crédito Inmobiliario, S.A. de C.V.

        EIP acquired a 24.64% interest in this non-bank bank on December 1, 2003. Also on December 1, 2003, Crédito Inmobiliario, S.A. de C.V., or Crédito Inmobiliario, acquired the entirety of the loan portfolio of Terras Hipotecaria, S.A. de C.V., or Terras Hipotecaria. Prior to this acquisition, Terras Hipotecaria provided construction financing to us via bridge loans and mortgage financing to our clients via SHF-sponsored programs.

        As of June 30, 2005, no amounts were outstanding under these lines of credit. On December 9, 2005, EIP sold its 24.64% interest in Crédito Inmobiliario to a private investor.

        We have no amounts outstanding to Crédito Inmobiliario, but may receive additional financing from Crédito Inmobiliario in the future. Crédito Inmobiliario provided mortgages with respect to certain of the homes sold by us and we expect to continue to sell homes to buyers who obtain mortgages from Crédito Inmobiliario.

  Econoblock, S.A. de C.V.

        Effective May 15, 2004, our DECANO subsidiary entered into an agreement with Gerardo de Nicolás Gutiérrez, our Chief Operating Officer, Josefina Gutiérrez Pando de Nicolás, his mother, and José Ignacio de Nicolás, his brother, to merge Econoblock, S.A. de C.V. with DECANO.

        Prior to June 1, 2004, we purchased cement block, concrete, and asphalt from Econoblock in the cities of Culiacán, Mazatlán, Guadalajara, Ciudad Juárez, and Laredo. Gerardo de Nicolás Gutiérrez, Josefina Gutiérrez Pando de Nicolás and José Ignacio de Nicolás collectively owned a 100% interest in Econoblock prior to June 1, 2004, when Econoblock merged with and into DECANO.

        Prior to June 1, 2004, we purchased materials from Econoblock in an aggregate amount of Ps.31.0 million in 2004, Ps.63.0 million in 2003 and Ps.27.7 million in 2002. These purchases represented 3.7% of our total purchases of construction materials and services during 2004, 7.1% during 2003 and 5.7% during 2002.

        Econoblock had revenues of Ps.40.0 million for the six-month period ended June 1, 2004, approximately three-fourths of which came from sales to us. As of June 1, 2004, Econoblock had a net loss of Ps.1 million. For the six months ended June 1, 2004, Econoblock had net assets of Ps.15.0 million. We believe that in the near future, our operations will utilize all of the products that Econoblock can supply.

        In consideration for their shares of Econoblock, the former shareholders of Econoblock received common shares of DECANO representing 4.1% of DECANO's outstanding share capital. We continue to own the remaining 95.9% of the shares of DECANO. We have an option to purchase the shares of DECANO owned by the former shareholders of Econoblock at book value. As of December 31, 2004, the book value of these remaining shares was Ps.6.7 million. We intend to exercise this purchase right, although we cannot assure you of the timing of this exercise.

        Concurrent with the DECANO merger and as additional consideration for their sale of the Econoblock shares to DECANO, certain members of the de Nicolás family were issued 8,481,673 of our common shares and made a capital contribution of Ps.4.3 million to our company. These common shares have a value of approximately US$393,443.

        These values were arrived at by negotiations between Homex, EIP and ZN Mexico Trust, on the one hand and the shareholders of Econoblock, on the other hand, and the transaction was approved in accordance with the bylaws of the Company.

        After giving effect to the transactions described above, we own all of the share capital of Econoblock, and the members of the de Nicolás family own an additional 8,481,673 of our common shares.

  Land Purchases from Related Parties

        On November 5, 2004, Proyectos Inmobiliarios de Culiacán, S.A. de C.V., or PICSA, our wholly owned subsidiary, purchased from Anixter de México, S.A. de C.V., a wholly owned subsidiary of Anixter Internacional, whose main shareholder is Equity Investment Properties, parent company of EIP, 50,664.8 square meters of land located in Xalapa, Veracuz, for a purchase price of approximately Ps.4,904,690 (US$455,318).

        On June 15, 2005, PICSA sold to Mexico Retail Properties Fund I.S. de R.L. de C.V., a wholly owned subsidiary of MRP-EIP Retail Holding GP, which is a subsidiary of Equity Investment Properties, 7,928.88 square meters of commercial land located in Santa Fe, Culiacán Sinaloa, for the total amount of Ps.5,550,222.30 (US$515,245).

        These transactions were authorized or ratified by our audit committee and our board of directors.

  Service Companies

        We previously compensated certain of our senior management through payments to certain limited partnerships in which they owned partnership interests. We paid an aggregate amount of Ps.47.5 million during 2004, Ps.51.1 million during 2003 and Ps.32.0 million during 2002 to these partnerships. This arrangement was terminated effective March 31, 2004 in respect of compensation to our senior management.

  Registration Rights Agreement

        In connection with our initial public offering of stock, we and our existing shareholders entered into an equity registration rights agreement which provides our existing shareholders with registration rights relating to our common shares held by them immediately prior to the initial public offering and any common shares or ADSs they may acquire after the offering. Pursuant to this equity registration rights agreement, at any time beginning 180 days after the effective date of the registration statement relating to the share offering, subject to customary exceptions, these shareholders may request that we file a registration statement under the Securities Act covering their common shares or ADSs representing the common shares. These shareholders (with the de Nicolás family being treated as one shareholder for this purpose) may each request two demand registrations. In addition, at any time that we are eligible to use the SEC's short-form registration statement on Form F-3 (or any successor form), these shareholders may request that we register their common shares or ADSs for resale from time to time on a delayed or continuous basis. These shareholders also have certain "piggyback" registration rights with respect to their common shares and ADSs. Accordingly, if we propose to register any of our securities, either for our own account or for the account of other shareholders, with certain exceptions, we are required to notify these shareholders and to include in such registration all the common shares or ADSs requested to be included by these shareholders, subject to rejection of such shares under certain circumstances by an underwriter.

        The equity registration rights agreement sets forth customary registration procedures, including an agreement by us to make available our senior management for roadshow presentations. All registration expenses incurred in connection with any registration, other than underwriting commissions, will be paid by us. In addition, we are required to reimburse the selling shareholders for the fees and disbursements of one outside counsel retained in connection with any such registration. The equity registration rights agreement also imposes customary indemnification and contribution obligations on us for the benefit of these shareholders and any underwriters, although these shareholders must indemnify us for any liabilities resulting from information provided by them.

        The shareholders' rights under the equity registration rights agreement remain in effect with respect to the common shares and ADSs covered by the agreement until:

  •
  those securities have been sold under an effective registration statement under the Securities Act;

  •
  those securities have been sold to the public under Rule 144 under the Securities Act; or

  •
  those securities have been transferred in a transaction where a subsequent public distribution of those securities would not require registration under the Securities Act.

SELLING SHAREHOLDERS

        The selling shareholders, EIP Investment Holdings LLC BVBA, Eugenia Guakil Aben, Estrella Dabah Kanan and Elaine Sandra Klineberg Craster are offering             common shares (a portion of which may be in the form of ADSs) to be sold in the international offering and     common shares to be sold in the offering in Mexico. In the international offering, EIP Investment Holdings LLC BVBA, Eugenia Guakil Aben, Estrella Dabah Kanan and Elaine Sandra Klineberg Craster are offering      common shares. Prior to the offering, the selling shareholders owned 90,155,361 common shares, representing 26.84% of our issued and outstanding share capital. After the offering (and assuming the underwriters do not exercise the over-allotment option), the selling shareholders will own 49,664,255 common shares.

        The following table lists each selling shareholder and other information regarding the beneficial ownership of the common shares by each of the selling shareholders. The first column lists, for each selling shareholder, the number of common shares held by such shareholder. The second column lists the number of common shares being offered by this prospectus in the international offering by each selling shareholder. The column titled "Ownership after offering" assumes the sale of all of the common shares offered by each selling shareholder in the international offering and the offering in Mexico (and assuming the underwriters do not exercise the over-allotment option).

	Ownership prior to offering			Ownership after offering
Selling shareholder			Securities being offered
	Shares	Percentage		Shares	Percentage
EIP Investment Holdings LLC BVBA	68,142,301	20.29%	21,000,000	47,142,301	14.04%
Eugenia Guakil Aben(1)	18,714,437	5.57%	16,570,394	2,144,043	0.64%
Estrella Dabah Kanan(2)	2,201,373	0.66%	1,949,170	252,203	0.08%
Elaine Sandra Klineberg Craster(3)	1,097,250	0.33%	971,542	125,708	0.04%

(1)
Eugenia Guakil Aben is the wife of Carlos Romano y Micha who is a member of our board of directors.

(2)
Estrella Dabah Kanan is the wife of Alfredo Sefami Mizraje who was corporate manager of Beta.

(3)
Elaine Sandra Klineberg Craster is the wife of Naftoli Mishkin Antokolsky who was commercial director of Beta.

DESCRIPTION OF CAPITAL STOCK

        Information about our share capital is set forth below. The description summarizes certain principal provisions of our bylaws and certain provisions of Mexican law, including the Mexican General Business Corporations Act (Ley General de Sociedades Mercantiles) and the Mexican Securities Market Act (Ley del Mercado de Valores). We have attached a copy of our bylaws as an exhibit to the registration statement on which this prospectus was filed. Please see "Where You Can Find More Information."

General

        We were incorporated on March 30, 1998 as a corporation (sociedad anónima de capital variable) organized under the laws of Mexico.

        Our share capital is variable and consists of two portions, a fixed portion and a variable portion. The fixed portion of our share capital is set out in our bylaws and may be increased or reduced only by resolution of an extraordinary shareholders' meeting, pursuant to Mexican law. This resolution must indicate the increase or reduction to be made and amend our bylaws accordingly. The variable portion of our share capital is currently unlimited. Our shareholders may approve an increase or reduction in the variable portion of our share capital solely by resolution of an ordinary shareholders' meeting.

        As of the date of this prospectus, all of our issued and outstanding shares represent the fixed portion of our share capital. The common shares being issued and sold in this offering, including those underlying the ADSs, will represent the fixed portion of our share capital. Although we currently have no variable capital shares outstanding, we are free to issue these shares in the future subject to shareholder approval. Our shares have no par value.

        There are no restrictions to the ownership of our share capital by non-Mexican investors.

Voting Rights and Shareholders' Meetings

        Each Common Share entitles its holder to one vote at any meeting of our shareholders.

        Under Mexican law and our bylaws, we may hold two types of shareholders' meetings: ordinary and extraordinary.

        Ordinary shareholders' meetings are those called to discuss any issues not reserved for extraordinary shareholders' meetings. An annual ordinary shareholders' meeting must be held within the first four months following the end of each fiscal year to discuss, among other things:

  •
  approving or modifying the report of the board of directors referred to in the Mexican General Business Corporations Act;

  •
  allocating profits, if applicable;

  •
  appointing or ratifying the appointment of members of the board of directors, the secretary and alternate secretary, the statutory examiners and their alternates, members of the executive committee and other committees, if applicable, and determining their compensation;

  •
  designating the maximum amount that may be allocated to share repurchases; and

  •
  discussing the audit committee's annual report to the board of directors.

        Extraordinary shareholders' meetings may be called to consider any of the following matters, among other things:

  •
  extending the corporate duration of the company;

  •
  dissolution;

  •
  increases or reductions of our fixed share capital;

  •
  changes in the company's corporate purpose or nationality;

  •
  transformation, spin-off, or merger;

  •
  issues of preferred shares;

  •
  share redemptions;

  •
  delisting with the Mexican Securities Registry or with any stock exchange;

  •
  any amendments to our bylaws; and

  •
  any other matters for which applicable Mexican law or the bylaws specifically require an extraordinary meeting.

        The board of directors, the chairman of the board of directors, or the statutory auditors may call any shareholders' meeting. Any shareholder or group of shareholders with voting rights representing at least 10% of our share capital may request that the board of directors or the statutory auditors call a shareholders' meeting to discuss the matters indicated in the written request. If the board of directors or the statutory auditors fail to call a meeting within 15 calendar days following the date of the written request, the shareholder or group of shareholders may request that a competent court call the meeting. A single shareholder may call a shareholders' meeting if no meeting has been held for two consecutive years or if matters to be dealt with at an ordinary shareholders' meeting have not been considered.

        Holders of 20% of our outstanding shares may oppose any resolution adopted at a shareholders' meeting and file a petition for a court order to suspend the resolution temporarily within 15 days following the adjournment of the meeting at which the action was taken, provided that the challenged resolution violates Mexican law or our bylaws and the opposing shareholders neither attended the meeting nor voted in favor of the challenged resolution. In order to obtain such a court order, the opposing shareholders must deliver a bond to the court in order to secure payment of any damages that we may suffer as a result of suspending the resolution in the event that the court ultimately rules against the opposing shareholders. Shareholders representing at least 10% of the shares present at a shareholders' meeting may request to postpone a vote on a specific matter on which they consider themselves to be insufficiently informed.

        Notices of shareholders' meetings must be published in the official gazette of Sinaloa or in one newspaper of general circulation in Culiacán, Sinaloa at least 15 calendar days prior to the date of the meeting. Each notice must set forth the place, date, and time of the meeting and the matters to be addressed and must be signed by whomever convenes the meeting. Shareholders' meetings will be deemed validly held and convened without a prior notice or publication whenever all the shares representing our capital are duly represented. All relevant information relating to the shareholders' meeting must be made available to shareholders starting on the date the notice is published.

        To be admitted to any shareholders' meeting, shareholders must be registered in our share registry or provide evidence of their status as shareholders as provided in our bylaws (including through certificates provided by INDEVAL and INDEVAL participants). Shareholders may appoint one or more attorneys-in fact to represent them pursuant to general or special powers of attorney or by a proxy. Attorneys-in-fact may not be directors or statutory auditors of Homex.

        At or prior to the time of the publication of any notice of a shareholders' meeting, we will provide copies of the notice to the depositary for distribution to the ADS holders. ADS holders are entitled to instruct the depositary as to the exercise of voting rights pertaining to the common shares. For further information, please see "Description of American Depositary Receipts—Voting Rights."

Quorum

        Ordinary meetings are legally convened pursuant to a first notice when a majority of our share capital is present or duly represented. Any number of shares present or duly represented at an ordinary meeting of shareholders convened pursuant to a second or subsequent notice constitutes a quorum. Resolutions at ordinary shareholders' meetings are valid when approved by a majority of the shares present at the meeting.

        Extraordinary meetings are regarded as legally convened pursuant to a first notice when at least 75% of the shares of our share capital are present or duly represented. A majority of shares must be present or duly represented at an extraordinary shareholders' meeting called pursuant to a second or subsequent notice to be considered legally convened. Resolutions at extraordinary shareholders' meetings are valid when approved by the majority of our share capital.

Election of Directors

        Our bylaws provide that our board of directors will consist of a minimum of five and a maximum of twenty members, as resolved by the relevant shareholders' meeting. At least 25% of the members of our board of directors must be independent pursuant to Mexican law.

        At each shareholders' meeting for the election of directors, holders of at least 10% of our outstanding share capital are entitled to appoint one member of the board of directors and one alternate and one statutory auditor and one alternate.

Authority of the Board of Directors

        The board of directors is our legal representative and is authorized to take any action in connection with our operations not expressly reserved to our shareholders. Pursuant to the Mexican Securities Market Act, the board of directors must approve, among other things:

  •
  any transactions outside the ordinary course of our business to be undertaken with related parties;

  •
  significant asset transfers or acquisitions;

  •
  granting material guarantees or collateral; and

  •
  other important transactions.

        Meetings of the board of directors are validly convened and held if a majority of its members are present. Resolutions passed at these meetings will be valid if approved by a majority of the disinterested members of the board of directors present at the meeting. If required, the chairman of the board of directors may cast a tie-breaking vote.

Registration and Transfer

        Our common shares are registered with the Special Section and the Securities Section of the Mexican Securities Registry maintained by the CNBV. If we wish to cancel our registration, or if it is cancelled by the CNBV, our shareholders who are deemed to have "control" at that time will be required to make a public tender offer to purchase all outstanding shares, prior to the cancellation.

        Our shareholders may hold our common shares as physical certificates or, through institutions having accounts at INDEVAL. These accounts may be maintained by brokers, banks, and other entities approved by the CNBV. In accordance with Mexican law, only holders listed in our share registry and those holding ownership certificates issued by INDEVAL and INDEVAL participants are recognized as our shareholders.

Changes in Share Capital and Preemptive Rights

        Our minimum fixed share capital may be reduced or increased by resolution of an extraordinary shareholders' meeting, subject to the provisions of our bylaws, the Mexican General Business Corporations Act, and the Mexican Securities Market Act and regulations issued thereunder. Our variable share capital may be reduced or increased by resolution of an ordinary shareholders' meeting in compliance with the voting requirements of our bylaws.

        Shares issued under Article 81 of the Securities Market Act (which are those held in treasury to be delivered upon their subscription) may be offered for subscription and payment by the board of directors without preemptive rights being applicable, provided that:

  •
  the issuance is made to effect a public offering in accordance with the Securities Market Act;

  •
  an express waiver of preemptive rights is made at the extraordinary shareholders' meeting where the issuance of the non-subscribed shares is approved to facilitate the public offer;

  •
  the CNBV has given its express approval; and

  •
  the notice of shareholders' meeting specifies the Article 81 issuance without preemptive rights being applicable in the meeting agenda.

        If the holders of at least 25% of our share capital vote against the issuance of non-subscribed shares, the issuance may not take place. If the issuance takes place, any objecting shareholders are entitled to require us to offer their shares, prior to the offer and sale of newly issued shares, under the same terms and conditions.

        Except as set forth above in the event of a share capital increase, our shareholders will have a preemptive right to subscribe and pay for new stock issued as a result of the increase in proportion to their shareholder interest at that time. This preemptive right must be exercised by subscribing and paying for the relevant shares within the time period set forth in the resolution authorizing the increase, which will be no less than fifteen calendar days following the date of publication of the corresponding notice of exercise to our shareholders in the official gazette of Sinaloa and in one of the newspapers of greater circulation in Culiacán, Sinaloa.

Share Repurchases

        Pursuant to Mexican law, our bylaws provide that we may repurchase our shares on the Mexican Stock Exchange at the prevailing market price. Repurchased shares cannot be represented at any shareholders' meeting. We are not required to create a special reserve for the repurchase of shares and we do not need the approval of our board of directors to effect share repurchases. However, we are required to obtain shareholder approval as described below. In addition, our board of directors must appoint an individual or group of individuals responsible for effecting share repurchases. These repurchases must be made subject to the provisions of applicable law, including the Securities Market Act, and carried out, reported, and disclosed in the manner established by the CNBV.

        Repurchase of our common shares on the Mexican Stock Exchange must be conducted at prevailing market prices. If we intend to repurchase more than 1% of our outstanding common shares at a single trading session, we must inform the public of this intention at least ten minutes before submitting our bid. If we intend to repurchase 3% or more of our outstanding common shares during a period of twenty trading days, we must conduct a public tender offer for these common shares.

        We may not submit bids for repurchase during the first and the last 30 minutes of each trading session and we must inform the Mexican Stock Exchange of the results of any share repurchase no later than the following business day.

        The amount allocated to share repurchases is determined annually by our shareholders at a general ordinary shareholders' meeting and cannot exceed the aggregate amount of our net profits, including retained profits.

Delisting

        In the event that we decide to cancel the registration of our shares with the Mexican Securities Registry or if the CNBV orders this deregistration, our shareholders who are deemed to have "control" will be required to make a tender offer to purchase the shares held by minority shareholders prior to such cancellation. Shareholders deemed to have "control" are those that own a majority of our common shares, have the ability to control our shareholders' meetings, or have the ability to appoint a majority of the members of our board of directors. The price of the offer to purchase will generally be the higher of:

  •
  the average trading price on the Mexican Stock Exchange during the last 30 days on which the shares were quoted prior to the date on which the tender offer is made; and

  •
  the book value of the shares as reflected in our latest quarterly financial information filed with the CNBV and the Mexican Stock Exchange.

        In accordance with the applicable regulations and our bylaws, in the event that our controlling shareholders are unable to purchase all of our outstanding shares pursuant to a tender offer, they must form a trust and contribute to it the amount required to secure payment of the purchase price offered pursuant to the tender offer to all of our shareholders that did not sell their shares pursuant to the tender offer. The trust is required to be maintained for a period of six months.

        Controlling shareholders are not required to make a tender offer if the deregistration is approved by 95% of our shareholders and the aggregate consideration payable for publicly-traded shares does not exceed UDI 300,000. Nonetheless, the trust mechanism described in the previous paragraph must still be implemented.

        Our board of directors must make a determination with respect to the fairness of the offering, taking into account the rights of our minority shareholders, and disclose its opinion, which must refer to the justifications for the offer price. If the board of directors is precluded from making this determination as a result of a conflict of interest, the board's resolution must be based on a fairness opinion issued by an expert selected by the audit committee.

Ownership of Share Capital by Subsidiaries

        Our subsidiaries, may not, directly or indirectly, purchase our shares.

Redemption

        Under Mexican law, a shareholder is entitled to the redemption of its variable common shares (if we offer variable common shares in the future) at any time by written notice to us at a redemption price generally equal to the lower of:

  •
  95% of the average market value of the variable common shares on the Mexican Stock Exchange for 30 trading days on which the variable common shares were quoted preceding the date on which the redemption is effective; and

  •
  the book value of the variable common shares based on the financial statements as of the fiscal year immediately preceding the year in which the redemption is effective.

        If the redemption right is exercised during the first three quarters of a fiscal year, the redemption will be effective at the end of that fiscal year. If the redemption right is exercised during the last quarter of the fiscal year, the redemption will be effective at the end of the following fiscal year. The redemption price will be payable following the annual ordinary shareholders' meeting at which the annual financial statements as of the fiscal year in which the redemption will be effective are approved.

        As of the date of this prospectus, we have no variable common shares outstanding. Please see "Description of Capital Stock—General" for further information regarding the fixed and variable portions of our share capital.

Liquidation

        Upon our dissolution, one or more liquidators must be appointed at an extraordinary shareholders' meeting to wind up our affairs. All shares will be entitled to participate equally in any distribution upon liquidation.

Additional Matters

  Appraisal Rights and Other Minority Protections

        If shareholders approve a change in our corporate purpose, nationality, or corporate form, any voting shareholder who voted against these matters is entitled to the redemption of its common shares at book value pursuant to the last financial statements approved by our shareholders at a shareholders' meeting. These appraisal rights must be exercised within fifteen days after the shareholders' meeting at which the matter was approved.

        Pursuant to the Mexican Securities Market Act and the Mexican General Business Corporations Act, our bylaws include a number of minority shareholder protections. These minority protections include provisions that permit:

  •
  holders of at least 10% of our outstanding share capital entitled to vote (including in a limited or restricted manner) to call a shareholders' meeting;

  •
  holders of at least 15% of our outstanding share capital to bring an action for civil liabilities against our directors, members of the audit committee, and the statutory auditors, if

  •
  the shareholders have not voted against exercising this action at the relevant shareholders' meeting,

  •
  the claim covers all of the damage alleged to have been caused by us and not merely the damage suffered by the plaintiff, and

  •
  any recovery is for our benefit and not the benefit of the plaintiffs;

  •
  holders of at least 10% of our shares who are entitled to vote (including in a limited or restricted manner) at any shareholders' meeting to request that resolutions with respect to any matter on which they were not sufficiently informed be postponed;

  •
  holders of at least 20% of our outstanding share capital to contest and suspend any shareholder resolution, subject to satisfaction of certain requirements under Mexican law;

  •
  holders of at least 10% of our outstanding share capital to appoint one member of our board of directors and one alternate; and

  •
  holders of at least 10% of our outstanding share capital to appoint one statutory auditor and an alternate.

        In addition, pursuant to the Mexican Securities Market Act, we are also subject to certain corporate governance requirements, including the requirement to maintain an audit committee and to elect independent directors.

        The protections afforded to minority shareholders under Mexican law are generally different from those in the United States and other jurisdictions. Substantive Mexican law concerning director fiduciary duties has not been interpreted by Mexican courts, unlike many states in the United States where duties of care and loyalty established by court decisions have helped to shape the rights of minority shareholders and the obligations of directors. However, these duties are more accurately defined in the new Securities Market Act that has been approved by Congress. Mexican civil procedure does not contemplate class action lawsuits or shareholder derivative actions, which allow shareholders in the United States to bring actions on behalf of other shareholders or to enforce rights of the corporation itself. Shareholders cannot challenge corporate actions taken at shareholders' meetings unless they meet stringent procedural requirements.

        As a result of these factors, it is generally more difficult for our minority shareholders to enforce rights against us or our directors or principal shareholders than it is for shareholders of a U.S. issuer.

  Information to Shareholders

        The Mexican General Business Corporations Act establishes that companies, acting through their boards of directors, must annually present a report to shareholders at a shareholders' meeting that includes:

  •
  a report of the directors on the operations of the company during the preceding year, as well as on the policies followed by the directors;

  •
  a report explaining the principal accounting and information policies and criteria followed in the preparation of the financial information;

  •
  a statement of the financial condition of the company at the end of the fiscal year;

  •
  a statement showing the results of operations of the company during the preceding year, as well as changes in the company's financial condition and share capital during the preceding year;

  •
  the notes which are required to complete or clarify the above-mentioned information; and

  •
  the report prepared by the statutory auditors with respect to the fairness of the information specified above as presented by the board of directors.

        In addition, the Mexican Securities Market Act requires that information relating to matters to be discussed at shareholders' meetings be made available to shareholders from the date on which the notice for the relevant meeting is published.

  Duration

        The duration of our corporate existence is indefinite.

  Conflicts of Interest

        Pursuant to the Mexican General Business Corporations Act, any shareholder that has a conflict of interest with us relating to a proposed transaction must refrain from voting on the transaction or may be liable for damages if the transaction would not have been approved without his or her vote. In addition, under Mexican law, any director who has a conflict of interest with us relating to a proposed transaction must disclose the conflict and refrain from voting on the transaction or may be liable for damages. Further, any member of the audit committee who votes on a transaction in which he or she has a conflict of interest with us may be liable for damages. Pursuant to the Mexican Securities Market Act, our audit committee must issue an opinion with regard to, among other things, transactions and arrangements with related parties, and these transactions and arrangements must be approved by our board of directors.

  Forfeiture of Shares

        As required by Mexican law, our bylaws provide that non-Mexican shareholders agree to be considered Mexican citizens with respect to:

  •
  shares held by them;

  •
  property rights;

  •
  concessions;

  •
  participations or interests we own; and

  •
  rights and obligations derived from any agreements we have with the Mexican government.

        As required by Mexican law, our bylaws also provide that non-Mexican shareholders agree to refrain from invoking the protection of their governments in matters relating to their ownership of our shares. Therefore, a non-Mexican shareholder may not ask its government to introduce a diplomatic claim against the government of Mexico with respect to its rights as a shareholder. If the shareholder invokes such governmental protection in violation of the agreement, its shares could be forfeited to the Mexican government. Notwithstanding these provisions, shareholders do not forfeit any rights they may have under U.S. securities laws.

Summary of Significant Differences between Mexican and U.S. Corporate Law

        You should be aware that the Mexican General Business Corporations Act and the Mexican Securities Market Act, which apply to us, differ in material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of provisions applicable to us (including modifications adopted pursuant to our bylaws) which differ in material respects from provisions of the corporate law of the State of Delaware.

  Duties of Directors

        Under Mexican law, directors have general agency duties. However, specific standards of conduct are not established under Mexican law and have not been interpreted by Mexican courts. The duties of directors of public companies are more extensive than the duties of directors of private companies. Actions against directors may be initiated by holders of at least 15% of our outstanding share capital, although any damages recovered from directors are awarded solely to the company. The new Securities Market Act approved by Congress defines more clearly the duties of directors.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

        The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

        Under the "business judgment rule," courts generally do not question the business judgment of directors and officers. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumption afforded to directors by the business judgment rule. If the presumption is not rebutted, the business judgment rule attaches to protect the directors from liability for their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. However, when the board of directors takes defensive actions in response to a threat to corporate control and approves a transaction resulting in a sale of control of the corporation, Delaware courts subject directors' conduct to enhanced scrutiny.

  Interested Directors

        The Mexican Securities Market Act requires that our audit committee issue an opinion with regard to transactions and arrangements with related parties, including directors. These transactions and arrangements must be approved by our board of directors. Mexican law provides that a member of the board of directors can be liable for failing to disclose a conflict of interest and for voting on a transaction in which he or she has a conflict of interest.

        Under Delaware law, a transaction entered into with regard to which a director has an interest would not be voidable if:

  •
  the material facts with respect to such interested director's relationship or interests are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

  •
  the material facts are disclosed or are known to the shareholders entitled to vote on the transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

  •
  the transaction is fair to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, an interested director could be held liable for a transaction in which the director derived an improper personal benefit.

  Dividends

        Under Mexican law, prior to paying dividends a company must reserve at least 5% of its profits every year until it establishes a legal reserve equal to 20% of its capital share. Dividends may only be paid from retained earnings and if losses for prior fiscal years have been paid, they may be subject to additional restrictions contained in a company's bylaws. In addition, the payment of dividends must be approved at an annual general shareholders' meeting. We do not currently expect to pay dividends. Please see "Dividends and Dividend Policy."

        Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

  Mergers, Consolidations, and Similar Arrangements

        A Mexican company may merge with another company only if a majority of the shares representing its outstanding share capital approve the merger at a duly convened general extraordinary shareholders' meeting, unless the company's bylaws impose a higher threshold. Dissenting shareholders are not entitled to appraisal rights. Creditors have ninety days to oppose a merger judicially, provided they have a legal interest to oppose the merger.

        Under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive payment in the amount of the fair market value of the shares held by the shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction. Delaware law also provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital share. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

  Anti-Takeover Provisions

        Our bylaws do not include anti-takeover provisions. Subject to the approval of the CNBV, the Mexican Securities Market Act permits public companies to include anti-takeover provisions in their bylaws that restrict the ability of third parties to acquire control of the company without obtaining approval of the company's board of directors.

        Under Delaware law, corporations can implement shareholder rights plans and other measures, including staggered terms for directors and super-majority voting requirements, to prevent takeover attempts. Delaware law also prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the shareholder became an interested shareholder unless:

  •
  prior to the date of the transaction in which the shareholder became an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

  •
  upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation, excluding shares held by directors, officers, and employee stock plans; or

  •
  at or after the date of the transaction in which the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at a shareholders' meeting by at least 66 2/3% of the voting stock which is not owned by the interested shareholder.

  Transactions with Significant Shareholders

        Under Mexican law, a company's board of directors must approve any potential transaction to be undertaken with any shareholders of the company or other companies affiliated with shareholders of the company. The board of directors must take the recommendation of the audit committee into consideration in granting its approval and the audit committee may also require an independent fairness opinion. In addition, pursuant to the Mexican General Business Corporations Act, any shareholder who votes on a transaction in which it has a conflict of interest may be liable for damages if the transaction would not have been approved without the shareholder's vote.

        As a Mexican company, we may enter into business transactions with our significant shareholders, including asset sales, in which the transacting shareholder receives a greater financial benefit than other shareholders with prior approval from our board of directors. Prior approval from our shareholders is not required for this kind of transaction.

        No similar provision relating to transactions with significant shareholders exists under Delaware law.

  Shareholders' Suits

        Holders of at least 15% of our outstanding share capital may bring derivative actions for civil liabilities against our directors, members of the audit committee, and the statutory auditors. However, the grounds for shareholder derivative actions under Mexican law are limited to circumstances where our bylaws or applicable laws are contravened, which effectively bars most of these kinds of suits in Mexico. In addition, subject to certain requirements, holders of at least 20% of a company's outstanding share capital may contest and suspend any shareholder resolution that violates Mexican law or our bylaws. Class action lawsuits are not permitted under Mexican law.

        Class actions and derivative actions are generally available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In these kinds of actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with the action.

  Indemnification of Directors and Officers

        Under Mexican law, a company may indemnify directors, statutory auditors, or members of any committee of the board of directors, for actions taken within the scope of their duties, against expenses (including attorneys' fees), judgments, fines and settlement amounts, reasonably incurred in defense of an action, suit, or proceeding.

        Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in defense of an action, suit, or proceeding by reason of a director or officer's position if:

  •
  the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation; and

  •
  with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

  Inspection of Corporate Records

        Under Mexican law, action by the company's statutory auditor is required for inspection of corporate records. At the time that a notice of shareholders' meeting is published, shareholders may also request information about the company related to the matters to be discussed at the meeting.

        Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to a person's interest as a shareholder.

  Shareholder Proposals

        Under Mexican law and our bylaws, holders of at least 10% of our outstanding share capital are entitled to appoint one member of our board of directors and his or her alternate. Holders of at least 10% of the outstanding share capital are entitled to appoint one statutory auditor and his or her alternate.

        Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

  Calling of Shareholders' Meetings

        Under Mexican law and our bylaws, a shareholders' meeting may be called by the board of directors, the chairman of the board of directors, or the statutory auditors. Any shareholder or group of shareholders with voting rights representing at least 10% of our share capital may request that the board of directors or the statutory auditors call a shareholders' meeting to discuss the matters indicated in the written request. If the board of directors or the statutory auditors fail to call a meeting within fifteen calendar days following date of the written request, the shareholder or group of shareholders may request that a competent court call the meeting. A single shareholder may call a shareholders' meeting if no meeting has been held for two consecutive years or if matters to be dealt with at an ordinary shareholders' meeting have not been considered.

        Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bylaws to call a special meeting of shareholders.

  Cumulative Voting

        Under Mexican law, cumulative voting for the election of directors is not provided for.

        Under Delaware law, cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation.

  Approval of Corporate Matters by Written Consent

        Mexican law permits shareholders to take action by unanimous written consent of the holders of all shares entitled to vote. These resolutions have the same legal effect as those adopted in a general or special shareholders' meeting. The board of directors may also approve matters by unanimous written consent.

        Delaware law permits shareholders to take action by written consent of holders of outstanding shares having more than the minimum number of votes necessary to take the action at a shareholders' meeting at which all voting shares were present and voted.

  Amendment of Certificate of Incorporation

        Under Mexican law, it is not possible to amend a company's certificate of incorporation (acta constitutiva). However, the provisions that govern a Mexican company are contained in its bylaws, which may be amended as described below.

        Under Delaware law, amending a company's certificate of incorporation, which is equivalent to a memorandum of association, must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders' meeting. If the amendment would alter the number of authorized shares or otherwise adversely affect the rights or preference of any class of a company's stock, Delaware law provides that the holders of the outstanding shares of such affected class should be entitled to vote as a class upon the proposed amendment, regardless of whether such holders are entitled to vote by the certificate of incorporation. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class of stock.

  Amendment of Bylaws

        Under Mexican law, amending a company's bylaws requires shareholder approval at an extraordinary shareholders' meeting. Mexican law requires that at least 75% of the shares representing a company's outstanding capital shares be present at the meeting (unless the bylaws require a higher threshold) on first call (and a majority on second or subsequent calls) and that the resolutions be approved by a majority of the shares representing a company's outstanding capital shares.

        Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend, and repeal the bylaws of a corporation.

  Staggered Board of Directors

        It is unclear whether a Mexican company may maintain a staggered board of directors. Delaware law permits corporations to have a staggered board of directors.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

American Depositary Receipts

        Our ADRs are certificates that evidence our ADSs, just as share certificates evidence a holding of shares in a company. Each of our ADSs will represent an ownership interest in six common shares. JPMorgan Chase Bank, as depositary, will issue the ADSs which you will be entitled to receive in the offering under the deposit agreement among us (as issuer), the depositary, and you (as an ADR holder). In the future, each ADS will also represent any securities, cash, or other property deposited with the depositary but which it has not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of the depositary in book-entry form and a statement will be mailed to you that reflects your ownership interest in such ADSs. In our description, references to ADRs include the statements that you will receive reflecting your ownership of ADSs.

        The depositary's office is located at 4 New York Plaza, New York, NY 10004.

        You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        Because the depositary's nominee will actually be the registered owner of the common shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

        The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR (which contains the terms of your ADSs). The deposit agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also obtain a copy of the deposit agreement and any filings we make electronically at the SEC's Internet web site at www.sec.gov.

Share Dividends and Other Distributions

        How will I receive dividends and other distributions on the common shares underlying my ADSs?

        We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it receives on the common shares or other deposited securities, after deducting its expenses. You will receive these distributions in proportion to the number of underlying common shares that your ADSs represent.

        Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

  •
  Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to:

  •
  appropriate adjustments for taxes withheld;

    •
    such distribution being impermissible or impracticable with respect to certain registered holders; and

    •
    deduction of the depositary's expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.

        If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution. Furthermore, if provisions are enacted that restrict our ability to convert pesos to U.S. dollars, the depositary may deliver to you any Mexican peso distributions received by it.

  •
  Common shares. In the case of a distribution in common shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such common shares. Only whole ADSs will be issued. Any common shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADR holders entitled thereto.

  •
  Rights to receive additional common shares. In the case of a distribution of rights to subscribe for additional common shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of such rights. However, if we do not furnish such evidence or if the depositary determines it is not practical to distribute such rights, the depositary may:

  •
  sell such rights if practicable and distribute the net proceeds as cash; or

  •
  allow such rights to lapse, in which case ADR holders will receive nothing.

    We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

  •
  Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable, (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash, or (iii) hold the distributed property in which case the ADSs will also represent the distributed property.

        Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

        The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

        It is possible that the depositary will not be able to convert any currency at a specified exchange rate or sell any property, rights, common shares, or other securities at a specified price, or that any of these transactions can be completed within a specified time period.

Deposit, Withdrawal, and Cancellation

  How does the depositary issue ADSs?

        The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive common shares with it. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such common shares.

        Common shares or evidence of rights to receive common shares may be deposited through:

  •
  the electronic transfer of such common shares to the account maintained by the depositary for such purpose at INDEVAL;

  •
  evidence satisfactory to the depositary of irrevocable instructions to cause such common shares to be transferred to such account; or

  •
  delivery of certificates representing such common shares.

        Common shares deposited in the future with the depositary must be accompanied by certain documents, including instruments showing that such common shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

        The depositary will hold all deposited common shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the common shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property, and cash received on or in substitution for the deposited common shares. The deposited common shares and any such additional items are referred to as "deposited securities."

        Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder's name. An ADR holder can request that the ADSs not be held through the depositary's direct registration system and that certificated ADRs be issued.

  How do ADR holders cancel an ADS and obtain deposited securities?

        When you turn in your ADS at the depositary's office, the depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying common shares to an account at INDEVAL as you may designate. At your risk, expense and request, to the extent possible, the depositary may deliver deposited securities at such other place as you may request.

        The depositary may only restrict the withdrawal of deposited securities in connection with:

  •
  temporary delays caused by closing our transfer books or those of the depositary or the deposit of common shares in connection with voting at a shareholders' meeting, or the payment of dividends;

  •
  the payment of fees, taxes and similar charges; or

  •
  compliance with any U.S., Mexican, or other foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

  How do I vote?

        If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the common shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the common shares which underlie your ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying common shares or other deposited securities, to vote or to have its agents vote the common shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

        There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers, or other third parties, will not have the opportunity to exercise a right to vote.

Record Dates

        The depositary may fix record dates for the determination of the ADR holders who will be entitled:

  •
  to receive a dividend, distribution or rights; or

  •
  to give instructions for the exercise of voting rights at a meeting of holders of common shares or other deposited securities;

        all subject to the provisions of the deposit agreement.

Reports and Other Communications

  Will I be able to view our reports?

        The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the SEC.

        Additionally, if we make any written communications generally available to holders of our common shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, summaries of them to ADR holders.

Fees and Expenses

  What fees and expenses will I be responsible for paying?

        ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of common shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

        The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing common shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

  •
  to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of $1.50 per ADR or ADRs for transfers of certificated ADRs made;

  •
  to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of $.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement;

  •
  a fee for the distribution of securities, such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares), but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those entitled thereto;

  •
  stock transfer or other taxes and other governmental charges;

  •
  cable, telex, and facsimile transmission and delivery charges incurred at your request;

  •
  transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

  •
  expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

  •
  such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule, or regulation.

        We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Payment of Taxes

        ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

Reclassifications, Recapitalizations, and Mergers

        If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy, or sale of all or substantially all of our assets, then the depositary may choose to:

  •
  amend the form of ADRs;

  •
  distribute additional or amended ADRs;

  •
  distribute cash, securities or other property it has received in connection with such actions;

  •
  sell any securities or property received and distribute the proceeds as cash; or

  •
  do none of the above.

        If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

  How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days' notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule, or regulation.

        No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the ADS to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

  How may the deposit agreement be terminated?

        The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days' prior notice, and it must do so at our request. The deposit agreement will be terminated on the removal of the depositary for any reason. After termination, the depositary's only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

  Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

        Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide, or deliver:

  •
  payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register, and (iii) any applicable fees and expenses described in the ADRs;

  •
  the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the common shares on the books maintained by or on our behalf for the transfer and registration of common shares, compliance with applicable law, regulations, provisions of or provisions that govern deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

  •
  compliance with such regulations as the depositary may establish consistent with the deposit agreement.

        The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

  •
  present or future law, regulation, the provisions of or governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provides shall be done or performed by it;

  •
  it exercises or fails to exercise discretion under the deposit agreement or the ADRs;

  •
  it performs its obligations without gross negligence or bad faith;

  •
  it takes or fails to take any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting common shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

  •
  it relies upon any written notice, request, direction, or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as we require. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

        The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall the depositary or any of its agents be liable for any indirect, special, punitive or consequential damages.

        The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

        From time to time we may request you and other holders and beneficial owners of ADSs to provide information as to:

  •
  the capacity in which you and other holders and beneficial owners own or owned ADSs;

  •
  the identity of any other persons then or previously interested in such ADSs; and

  •
  the nature of such interest and various other matters.

        You agree to provide any information requested by us or the depositary pursuant to the deposit agreement. The depositary has agreed to use reasonable efforts to comply with written instructions received from us requesting that it forward any such requests to you and other holders and beneficial owners and to forward to us any responses to such requests to the extent permitted by applicable law.

Requirements for Depositary Actions

        We or the depositary may refuse to:

  •
  issue, register or transfer an ADR or ADRs;

  •
  effect a split-up or combination of ADRs;

  •
  deliver distributions on any such ADRs; or

  •
  permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•
the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•
the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•
the holder has complied with such regulations as the depositary may establish under the deposit agreement.

        The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decide it is advisable to do so.

Books of Depositary

        The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.

        The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up, and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

        The depositary may issue ADSs prior to the deposit with the custodian of common shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or other ADSs) are delivered to the depositary. The depositary may pre-release ADSs only if:

  •
  the depositary has received collateral for the full market value of the pre-released ADSs; and

  •
  each recipient of pre-released ADSs agrees in writing that he or she

  •
  owns the underlying common shares,

  •
  assigns all rights in such common shares to the depositary,

  •
  holds such common shares for the account of the depositary and

  •
  will deliver such common shares to the custodian as soon as practicable, and promptly if the depositary so demands.

        In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

DIVIDENDS AND DIVIDEND POLICY

        A vote by the majority of our shareholders present at a shareholders' meeting determines the declaration, amount, and payment of dividends. Under Mexican law, dividends may only be paid from retained earnings and if losses for prior fiscal years have been paid.

        We have not paid dividends since we were formed in 1998 and we do not currently expect to pay dividends. We intend to devote a substantial portion of our future cash flow to funding working capital requirements and purchasing land. We may consider adopting a dividend policy in the future based on a number of factors, including our results of operations, financial condition, cash requirements, tax considerations, future prospects, and other factors that our board of directors and our shareholders may deem relevant, including the terms and conditions of future debt instruments that may limit our ability to pay dividends. We may also consider instituting a share repurchase program.

TAXATION

        The following summary contains a description of:

  •
  the material anticipated Mexican federal income tax consequences of the purchase, ownership and disposition of the ADSs or common shares by non-resident holders, or holders that

  •
  are not residents of Mexico for tax purposes and

  •
  will not hold the ADSs or common shares or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment, for tax purposes, in Mexico; and

  •
  the material anticipated U.S. federal income tax consequences of the purchase, ownership, and disposition of the ADSs or common shares by non-resident holders that are U.S. holders, or holders that

  •
  are citizens or residents of the United States,

  •
  are U.S. domestic corporations, or

  •
  otherwise will be subject to U.S. federal income tax on a net income basis in respect of the ADSs or common shares.

        For purposes of Mexican taxation:

  •
  individuals are residents of Mexico if they have established their principal place of residence in Mexico or, if they have established their principal place of residence outside Mexico, if their core of vital interests (centro de intereses vitales) is located in Mexico. Individuals' core of vital interests will be deemed to be located in Mexico if, among other things,

  •
  at least 50% of the individuals' aggregate annual income derives from Mexican sources or

  •
  the individuals' principal center of professional activities is located in Mexico;

  •
  individuals are residents of Mexico if they are state employees, regardless of the location of the individuals' core of vital interests; and

  •
  legal entities are residents of Mexico if they were established under Mexican law or if they maintain their principal place of business or their place of effective management in Mexico.

        If non-residents of Mexico are deemed to have a permanent establishment in Mexico for tax purposes, all income attributable to the permanent establishment will be subject to Mexican taxes, in accordance with applicable Mexican tax law.

        In general, for U.S. federal income tax purposes, holders of ADSs will be treated as the beneficial owners of the common shares represented by those ADSs.

        However, the following summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the ADSs or common shares. In particular, the summary of U.S. Federal income tax consequences deals only with U.S. holders that will hold the ADSs or common shares as capital assets and does not address the tax treatment of U.S. holders subject to special tax rules, such as insurance companies, financial institutions, dealers in securities or foreign currencies, tax-exempt investors, foreign persons, persons holding ADSs or Shares as a position in a "straddle", as a part of a short-sale, or as part of a hedging or conversion transaction, or that own or are treated as owning 10% or more of our outstanding voting shares. In addition, the summary does not address any U.S. or Mexican state or local tax considerations that may be relevant to non-resident holders and to U.S. holders. The discussion of U.S. federal income tax considerations below assumes that we are not a passive foreign investment company, or PFIC. We are not and do not expect to become a PFIC, but this determination is made annually and it is possible that our status could change.

        This summary is based upon the federal income tax laws of the United States and Mexico as in effect on the date of this prospectus, including the provisions of the income tax treaty between the United States and Mexico and protocol thereto, or the Tax Treaty, all of which are subject to change, possibly with retroactive effect in the case of U.S. federal income tax law. However, this summary does not address all aspects of the federal income tax laws of the United States and Mexico. Prospective investors in the ADSs or common shares should consult their own tax advisors as to the U.S., Mexican, or other tax consequences of the purchase, ownership, and disposition of the ADSs or common shares, including, in particular, the effect of any foreign, state, or local tax laws and their entitlement to the benefits, if any, afforded by the Tax Treaty.

Circular 230 Disclosure

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, NOTEHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY NOTEHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON NOTEHOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) NOTEHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Taxation of Dividends

  Mexican Tax Considerations

        Under the provisions of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta), dividends paid to non-resident holders with respect to the common shares or the ADSs will not be subject to Mexican withholding tax.

        Dividends paid from distributable earnings that have not been subject to corporate income tax are subject to a corporate-level dividend tax. The corporate-level dividend tax on the distribution of earnings is not final and may be credited by us against income tax payable during the fiscal year in which the dividend tax was paid and for the following two years. Dividends paid from distributable earnings, after corporate income tax has been paid with respect to these earnings, are not subject to this corporate-level tax.

  U.S. Federal Income Tax Considerations

        The gross amount of any distributions (before reduction for Mexican withholding tax) paid with respect to the common shares represented by the ADSs, to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, generally will be includible in the gross income of a U.S. holder as ordinary income on the date on which the distributions are received by the depositary and will not be eligible for the dividends received deduction allowed to certain corporations under the U.S. Internal Revenue Code of 1986, as amended. To the extent that a distribution exceeds our current and accumulated earnings and profits, it will be treated as a non-taxable return of basis to the extent thereof, and thereafter as capital gain from the sale of ADSs or common shares, Corporate U.S. holders will not be entitled to a dividends received deduction with respect to distributions on ADSs.

        Subject to certain exception for short-term and hedged positions, dividends included in income by a noncorporate U.S. holder through December 31, 2008 are subject to tax at a maximum rate of 15% if the dividends are paid by a domestic corporation or "qualified foreign corporation." A qualified foreign corporation generally includes a foreign corporation if (i) its shares (or ADSs) are readily tradable on an established securities market in the U.S. or (ii) it is eligible for benefits under a comprehensive U.S.

income tax treaty, provided that the corporation is not a passive foreign investment company. We believe that we should be treated as a qualified foreign corporation with respect to dividend payments to our ADS holders and, therefore, dividends paid to an individual U.S. holder of ADSs should be taxed at a maximum rate of 15%.

        Distributions, which will be made in pesos, will be includible in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date they are received by the depositary, whether or not they are converted into U.S. dollars. U.S. holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any pesos received that are converted into U.S. dollars on a date subsequent to receipt.

        Mexican tax withheld from dividend distributions will be treated as foreign income tax that, subject to generally applicable limitations under U.S. federal income tax regulations, is eligible for credit against U.S. holders' federal income tax liability or, for those U.S. holders who elect to treat foreign taxes as such, may be deducted in computing taxable income. Dividend income received with respect to the Shares or ADSs will be treated as foreign source income. For tax years beginning before January 1, 2007, dividend income generally will constitute "passive income" or, in the case of certain holders, "financial services income" for United States foreign tax credit limitation purposes. For tax years beginning after December 31, 2006, dividend income will generally be treated as "passive category income" or "general category income" for United States foreign tax credit limitation purposes. In the case of U.S. individuals for whom the reduced rate of U.S. tax on dividends applies, limitations and restrictions on claiming foreign tax credits will appropriately take into account the rate differential under rules similar to section 904(b)(2)(B) of the Internal Revenue Code. The calculation of foreign tax credits and, in the case of U.S. holders that elect to deduct foreign taxes, the availability of deductions involve the application of rules that depend on U.S. holders' particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and deductions.

        Distributions of additional common shares to holders of ADSs with respect to their ADSs that are made as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax.

Taxation of Dispositions of Shares or ADSs

  Mexican Tax Considerations

        Gain on the sale or other disposition of ADSs by a non-resident holder will not be subject to Mexican tax. Deposits and withdrawals of common shares in exchange for ADSs will not give rise to Mexican tax or transfer duties.

        Gain on the sale of the common shares by a non-resident holder will not be subject to any Mexican tax if the transaction is carried out through the Mexican Stock Exchange or other stock exchange or securities market approved by the Mexican Ministry of Finance and Public Credit. Gain on sales or other dispositions of the common shares made in other circumstances generally would be subject to Mexican tax at a rate of 25% based on the aggregate sale proceeds or, subject to certain requirements applicable to the seller, at a rate of 30% for the year ended December 31, 2005 solely on the gains obtained from the sale, regardless of the nationality or residence of the transferor, provided that the transferor is not a resident of a country with a preferential tax regime as defined in Mexican tax laws.

        For tender offers conducted on the Mexican Stock Exchange or other approved stock exchanges or securities markets, non-resident holders who held the common shares as of the date they were initially registered with the CNBV may apply the above exemption to the extent that:

  •
  five years have elapsed since the initial public offering of the common shares;

  •
  our shares have a public float of at least 35% on the authorized stock exchanges;

  •
  the offer is for all shares representing our share capital and at the same price for all shareholders; and

  •
  all shareholders are permitted to accept more competitive offers than those received prior to or during the tender offer period, without penalty.

        Under the Tax Treaty, a holder that is eligible to claim the benefits of the Tax Treaty will be exempt from Mexican tax on gains realized on a sale or other disposition of the common shares, in a transaction that is not carried out through the Mexican Stock Exchange or other approved securities markets, so long as the holder did not own, directly or indirectly, 25% or more of our share capital (including ADSs) during the twelve-month period preceding the sale or other disposition.

  U.S. Tax Considerations

        Upon the sale or other disposition of the ADSs or common shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and such U.S. holder's tax basis in the ADSs or common shares. Gain or loss recognized by a U.S. holder on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the ADSs or common shares have been held for more than one year. The top individual tax rate on adjusted net capital gains for sales and exchanges of capital assets before January 1, 2009 is 15%. The deduction of a capital loss is subject to limitations for U.S. federal income tax purposes. Gain or loss generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes. A U.S. holder may be unable to credit any Mexican taxes imposed on these gains unless it has certain other income from foreign sources. Deposits and withdrawals of common shares by U.S. holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

Other Mexican Taxes

        There are no Mexican inheritance, gift, succession, or value-added taxes applicable to the purchase, ownership, or disposition of the ADSs or common shares by non-resident holders. However, gratuitous transfers of the ADSs or common shares may result in a Mexican federal tax obligation for the recipient in certain circumstances.

        There are no Mexican stamp, issue, registration, or similar taxes or duties payable by non-resident holders of the ADSs or common shares.

U.S. Backup Withholding Tax and Information Reporting Requirements

        A U.S. shareholder may, under certain circumstances, be subject to "backup withholding" with respect to some payments to the U.S. shareholder, such as dividends or the proceeds of a sale or other disposition of the ADSs, unless the holder:

  •
  is a corporation or comes within certain exempt categories, and demonstrates this fact when so required; or

  •
  provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

        Any amount withheld under these rules will be creditable against the U.S. shareholder's federal income tax liability provided that the required information is furnished to the United States Internal Revenue Service.

UNDERWRITING

        The combined offering consists of

  •
  an international offering of a total of            common shares (a portion of which may be in the form of ADSs) outside of Mexico, and

  •
  an offering of a total of            common shares inside Mexico.

        Citigroup Global Markets Inc. is the global coordinator of the combined offering, the sole book-runner of the international offering, and is acting as representative of the international underwriters named below.

        Subject to the terms and conditions stated in the international underwriting agreement dated the date of this prospectus, each international underwriter named below has agreed to purchase, and the selling shareholders have agreed to sell to those international underwriters, the number of ADSs set forth opposite each international underwriter's name.

Underwriter	Number of Common Shares
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Total

        The international underwriting agreement provides that the obligations of the international underwriters to purchase the common shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The international underwriters are obligated to purchase all the common shares (other than those covered by the over-allotment option described below) if they purchase any of the common shares. The selling shareholders also have entered into a Mexican underwriting agreement with a syndicate of Mexican underwriters providing for the concurrent offer and sale of common shares in Mexico. The offering price and the total underwriting discounts and commissions per common share for the international offering and the Mexican offering are expected to be identical. In addition, the international and Mexican offerings are each conditioned on the closing of the other.

        The international underwriters propose to offer some of the common shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the common shares to dealers at the public offering price less a concession not to exceed $            per common share. The international underwriters may allow, and dealers may reallow, a concession not to exceed $            per common share on sales to other dealers. If all of the common shares are not sold at the initial offering price, the representative may change the public offering price and the other selling terms.

        The selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 5,671,954 additional common shares or the equivalent in ADSs at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common shares (a portion of which may be in the form of ADSs), approximately proportionate to that underwriter's initial purchase commitment.

        The Mexican underwriters and the international underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer common shares. The Mexican and international underwriters also have agreed that they may sell ADSs or common shares between their respective underwriting syndicates. The number of ADSs or common shares actually allocated to each offering may differ from the amount offered due to reallocation between the Mexican and international offerings.

        We, our officers and directors, the selling shareholders and our other principal shareholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. dispose of or hedge any common shares or any securities convertible into or exchangeable for our common shares. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of ADSs or common shares described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to ADSs or common shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be made to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each purchaser of ADSs or common shares described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        The selling shareholders have not authorized and do not authorize the making of any offer of ADSs or common shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of ADSs or common shares as contemplated in this prospectus. Accordingly, no purchaser of ADSs or common shares, other than the underwriters, is authorized to make any further offer of ADSs or common shares on behalf of the sellers of common shares or the underwriters.

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

        Neither this prospectus nor any other offering material relating to the ADSs or common shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Authorité des Marchés Financiers. The ADSs and common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs or common shares has been or will be

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France or

  •
  used in connection with any offer for subscription or sale of the ADSs or common shares to the public in France.

        Such offers, sales and distributions will be made in France only

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code Monétaire et financier or

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public á l'épargne).

        The ADSs and common shares may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

        The ADSs are listed on the New York Stock Exchange under the symbol "HXM."

        The following table shows the underwriting discounts and commissions that the selling shareholders are to pay to the international underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the international underwriters' option to purchase additional common shares.

Paid by Selling Shareholders(1)
	No Exercise	Full Exercise
Per common share	US$	US$
Per ADS	US$	US$

Total	US$	US$

(1)    Does not include offering expenses payable by the selling shareholders, which are estimated to be US$        . The offering expenses payable by us are expected to be US$        .

        In connection with the offering, the representative on behalf of the international underwriters may purchase and sell ADSs or common shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of ADSs or common shares in excess of the number of ADSs or common shares to be purchased by the Mexican underwriters and the international underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of ADSs or common shares made in an amount up to the number of ADSs or common shares represented by the Mexican underwriters' and international underwriters' over-allotment option. In determining the source of common shares to close out the covered syndicate short position, Citigroup Global Markets Inc. will consider, among other things, the price of ADSs or common shares available for purchase in the open market as compared to the price at which they may purchase ADSs or common shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of ADSs or common shares in the open market after the distribution has been completed or the exercise of the over-allotment options. The Mexican underwriters and the international underwriters may also make "naked" short sales of ADSs or common shares in excess of the over-allotment options. The Mexican underwriters and the international underwriters must close out any naked short position by purchasing ADSs or common shares in the open market. A naked short position is more likely to be created if the Mexican underwriters and the international underwriters are concerned that there may be downward pressure on the price of the ADSs or common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of ADSs or common shares in the open market while the offering is in progress.

        The international underwriters also may impose a penalty bid. Penalty bids permit the international underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases ADSs originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the ADSs or the common shares. They may also cause the price of the ADSs or the common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The international underwriters and the Mexican underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the international underwriters and the Mexican underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of ADSs, in the form of ADSs or common shares, to international underwriters for sale to their online brokerage account holders. The representative will allocate ADSs, in the form of ADSs or common shares, to international underwriters that may make internet distributions on the same basis as other allocations. In addition, ADSs, in the form of ADSs or common shares, may be sold by the international underwriters to securities dealers who resell ADSs, in the form of ADSs or common shares, to online brokerage account holders.

        We and the selling shareholders have agreed to indemnify the international underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the international underwriters may be required to make because of any of those liabilities.

VALIDITY OF THE SECURITIES

        The validity of the common shares under Mexican law will be passed upon for us and the selling shareholders by Mijares, Angoitia, Cortés y Fuentes, S.C., Mexico City, Mexico and for the underwriters by Ritch Mueller, S.C., Mexico City, Mexico. The validity of the ADSs under New York law and certain legal matters of United States and New York law will be passed upon for us and the selling shareholders by Milbank, Tweed, Hadley & McCloy LLP. Certain legal matters of United States and New York law relating to the international offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

        The consolidated financial statements of Desarrolladora Homex, S.A. de C.V and subsidiaries as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, included in this prospectus have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., a member firm of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of a merger between an affiliated company and a subsidiary in 2004), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Controladora Casas Beta, S.A de C.V. and subsidiaries as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, included in this prospectus have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., a member firm of Deloitte Touche Tohmatsu, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, including amendments, does not contain all the information included in the registration statement. This prospectus is based on information provided by us and other sources that we believe to be reliable. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. You can obtain documents containing this information through us. See "Incorporation by Reference."

        Initial offers and sale of ADSs outside the United States may be made in reliance upon Regulation S under the Securities Act.

        Homex is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Reports and other information filed by Homex with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Any filings we make electronically will be available to the public over the Internet at the SEC's website at www.sec.gov.

INDEX TO HOMEX FINANCIAL STATEMENTS
Desarrolladora Homex, S.A. de C.V. and its Subsidiaries
(excluding Controladora Casas Beta, S.A. de C.V.)

Report of Independent Registered Public Accounting Firm
to the Board of Directors and Stockholders of
Desarrolladora Homex, S.A. de C.V.

        We have audited the accompanying consolidated balance sheets of Desarrolladora Homex, S.A. de C.V. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and changes in financial position for each of the three years in the period ended December 31, 2004, all expressed in thousands of Mexican pesos of purchasing power of June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the auditing standards generally accepted in Mexico and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Desarrolladora Homex, S.A. de C.V. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations, changes in their stockholders' equity and changes in their financial position for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in Mexico.

        As described in Note 2, on May 16, 2004, Econoblock, S.A. de C.V. (affiliated company) merged with Desarrolladora de Casas del Noroeste, S.A. de C.V. (subsidiary company) with the latter assuming all the rights and obligations of the merged company. As the companies were under common control, the merger was recorded by recognizing the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer, based on the guidance incorporated in Statement of Financial Accounting Standards No. 141, "Business Combinations," issued by the Financial Accounting Standards Board, and in accordance with Bulletin A-8, "Supplemental Application of International Accounting Standards" issued by the Mexican Institute of Public Accountants. Therefore, the accompanying financial statements include those of the merged company as if the merger had taken place as of the beginning of the earliest period presented.

        Accounting principles generally accepted in Mexico vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated net income for each of the three years in the period ended December 31, 2004, and the determination of consolidated stockholders' equity at December 31, 2004 and 2003, and 2002 to the extent summarized in Note 23.

        Our audits also comprehended the translation of the Mexican peso amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. The translation of the financial statement amounts into U.S. dollars and the translation of the financial statements into English have been made solely for the convenience of readers in the United States of America.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu
/s/ Pedro Luis Castañeda Herrera

C.P.C. Pedro Luis Castañeda Herrera
Mexico City, México
April 6, 2005
(June 21, 2005 as to Notes 22, 23 and 24
and September 28, 2005 as to Notes 25 and 26
and as to the restatement to Mexican pesos
of purchasing power as of June 30, 2005
and the convenience translation)

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2004 and 2003

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2004 (Convenience translation; Note 2)	2004		2003 (Note 2.c)
Assets
Current assets:
Cash and temporary investments (Note 4)	$47,948	Ps.	516,500	Ps.	222,458
Restricted cash (Note 20)	1,921		20,692		—
Trade accounts receivable—net (Note 5)	297,415		3,203,752		1,864,249
Inventories (Notes 6 and 10)	195,613		2,107,139		1,025,308
Other current assets (Note 7)	9,777		105,317		30,433

Total current assets	552,674		5,953,400		3,142,448
Land held for future development (Note 6)	47,279		509,294		242,443
Restricted investments (Note 19)	4,028		43,389		35,501
Property and equipment—net (Notes 8 and 10)	23,586		254,072		57,863
Other assets (Note 9)	7,939		85,518		10,065

Total	$635,506	Ps.	6,845,673	Ps.	3,488,320

Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions (Note 10):
Due to related parties	$—	Ps.	—	Ps.	145,787
Other	37,252		401,276		533,291
Trade accounts payable (Note 11)	155,619		1,676,330		1,014,819
Advances from customers	5,610		60,432		13,650
Accrued expenses and taxes, other than income taxes	6,221		67,011		36,273
Income tax payable	33		351		4,606
Employee statutory profit-sharing	186		2,002		936

Total current liabilities	204,921		2,207,402		1,749,362
Long-term notes payable to financial institutions (Notes 10 and 11)	16,905		182,100		—
Deferred income taxes and employee statutory profit-sharing (Note 18)	59,404		639,896		359,176

Total liabilities	281,230		3,029,398		2,108,538

Commitments and contingencies (Notes 19 and 20)
Stockholders' equity (Note 12):
Common stock	20,367		219,398		175,096
Additional paid-in capital	209,062		2,252,018		588,407
Retained earnings	104,297		1,123,491		398,764
Excess in restated stockholders' equity	29,145		313,948		313,948
Cumulative initial effect of deferred income taxes	(13,270)		(142,940)		(142,940)

Majority stockholder's equity	349,601		3,765,915		1,333,275
Minority interest in consolidated subsidiaries	4,675		50,360		46,507

Total stockholders' equity	354,276		3,816,275		1,379,782

Total	$635,506	Ps.	6,845,673	Ps.	3,488,320

See accompanying notes to consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Consolidated Statements of Income

For the years ended December 31, 2004, 2003 and 2002

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005, except share and per share data)

	2004 (Convenience translation; Note 2)	2004		2003 (Note 2.c)		2002 (Note 2.c)
Revenues	$498,462	Ps.	5,369,428	Ps.	2,942,067	Ps.	1,372,113
Costs	347,077		3,738,718		2,104,408		961,584

Gross profit	151,385		1,630,710		837,659		410,529
Selling and administrative expenses (Note 14 and 15)	40,657		437,961		269,526		169,330

Income from operations	110,728		1,192,749		568,133		241,199

Other income (expense)—net (Note 16)	4,037		43,486		78,668		(1,785)

Net comprehensive financing cost:
Interest expense (Note 14 and 17)	12,403		133,601		118,977		133,243
Interest income	(4,389)		(47,275)		(6,582)		(1,857)
Exchange (gain) loss—net	(668)		(7,191)		(1,319)		94
Monetary position loss	7,626		82,151		17,831		19,400

	14,972		161,286		128,907		150,880

Income before income taxes and employee statutory profit-sharing	99,793		1,074,949		517,894		88,534
Income tax expense (Note 18)	31,859		343,157		185,269		54,184
Employee statutory profit-sharing expense (Note 18)	799		8,611		279		1,580

Consolidated net income	$67,135	Ps.	723,181	Ps.	332,346	Ps.	32,770

Net income of majority stockholders	$66,285	Ps.	714,022	Ps.	326,987	Ps.	31,390
Net income of minority stockholders	850		9,159		5,359		1,380

Consolidated net income	$67,135	Ps.	723,181	Ps.	332,346	Ps.	32,770

Weighted average shares outstanding (in thousands)	281,997		281,997		241,521		191,896

Earnings per share (basic and diluted)	$0.23	Ps.	2.53	Ps.	1.35	Ps.	0.16

See accompanying notes to consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

For the years ended December 31, 2004, 2003 and 2002

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	Common stock		Additional paid in capital		Retained Earnings		Excess in restated stockholders' equity		Cumulative initial effect of deferred income taxes		Minority interest in consolidated subsidiaries		Total stockholders' equity (Note 12)
Balances as of January 1, 2002 (Note 2.c)	Ps.	134,035	Ps.	242,192	Ps.	40,387	Ps.	313,948	Ps.	(142,940)	Ps.	3,879	Ps.	591,501
Issuance of common stock		35,115		287,088		—		—		—		18		322,221
Comprehensive income		—		—		31,390		—		—		1,380		32,770

Balances as of December 31, 2002 (Note 2.c)		169,150		529,280		71,777		313,948		(142,940)		5,277		946,492
Issuance of common stock (Note 12.g)		5,946		59,127		—		—		—		35,871		100,944
Comprehensive income		—		—		326,987		—		—		5,359		332,346

Balances as of December 31, 2003 (Note 2.c)		175,096		588,407		398,764		313,948		(142,940)		46,507		1,379,782
Issuance of common stock (Note 12.c and f)		44,302		1,663,611		—		—		—		5,399		1,713,312
Comprehensive income		—		—		724,727		—		—		(1,546)		723,181

Balances as of December 31, 2004	Ps.	219,398	Ps.	2,252,018	Ps.	1,123,491	Ps.	313,948	Ps.	(142,940)	Ps.	50,360	Ps.	3,816,275

Balances as of December 31, 2003 (Convenience translation; Note 2)		$16,255		$54,624		$37,019		$29,145		$(13,270)		$4,317		$128,090
Issuance of common stock (Note 12.c and f)		4,112		154,438		—		—		—		502		159,052
Comprehensive income		—		—		67,278		—		—		(144)		67,134

Balances as of December 31, 2004		$20,367		$209,062		$104,297		$29,145		$(13,270)		$4,675		$354,276

See accompanying notes to consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Consolidated Statements of Changes in Financial Position

For the years ended December 31, 2004, 2003 and 2002

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2004 (Convenience translation; Note 2)	2004		2003 (Note 2.c)		2002 (Note 2.c)
Operating activities:
Net income	$67,135	Ps.	723,181	Ps.	332,346	Ps.	32,770
Items that did not require resources:
Depreciation	2,274		24,498		11,182		6,843
Loss on sale of subsidiary	107		1,154		—		—
Deferred income taxes and employee statutory profit-sharing	26,060		280,720		158,546		28,682

	95,576		1,029,553		502,074		68,295
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable	(124,350)		(1,339,502)		(581,204)		(176,965)
Inventories	(129,862)		(1,398,878)		(844,170)		(195,666)
Other current assets	(6,952)		(74,884)		(550)		(6,524)
Increase (decrease) in:
Trade accounts payable	63,334		682,239		790,865		66,007
Due to related parties	—		—		2,952		2,991
Other, net	(104)		(1,121)		(22,332)		17,292

Net resources used in operating activities	(102,358)		(1,102,593)		(152,365)		(224,570)

Financing activities:
Notes payable to financial institutions:
Proceeds from new borrowings	37,944		408,729		513,268		436,290
Payments of notes payable to financial institutions	(35,179)		(378,945)		(222,847)		(573,839)
Loans from related parties	2,815		30,320		412,592		410,229
Payments of related party loans	(16,349)		(176,107)		(421,587)		(339,406)
Proceeds from issuance of common stock	159,052		1,713,312		100,944		322,221

Net resources generated by financing activities	148,283		1,597,309		382,370		255,495

Investing activities:
Restricted investments	(732)		(7,888)		(35,501)		—
Proceeds from sale of machinery and equipment	4,513		48,613		—		—
Acquisition of property and equipment	(20,489)		(220,707)		(41,668)		(9,225)

Net resources used in investing activities	(16,708)		(179,982)		(77,169)		(9,225)

Cash, temporary investments and restricted cash:
Net increase	29,217		314,734		152,836		21,700
Balance at beginning of year	20,652		222,458		69,622		47,922

Balance at end of year	$49,869	Ps.	537,192	Ps.	222,458	Ps.	69,622

See accompanying notes to consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2004, 2003 and 2002

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

1. Nature of business

        Desarrolladora Homex, S.A. de C.V. (the "Company") is a vertically integrated company engaged in the development, construction and sale of affordable entry level and middle income housing in Mexico. The Company engages in land acquisition, constructing, marketing and selling homes, obtaining individual financing for its clients and developing communities to satisfy housing needs in Mexico.

        The Company was incorporated on March 30, 1998 as a Mexican variable capital corporation (S.A. de C.V.). During 1999 ZN Mexico Trust, a private equity fund specializing in investing in private companies in Mexico, became a shareholder of the Company. In 2002 Equity International Properties, Ltd., a Samuel Zell affiliated company with significant experience in the real estate sector, became a shareholder of the Company.

        The Company participates in housing supply offers from the main housing funds in Mexico, such as the national Workers' Housing Fund, or INFONAVIT (Instituto Nacional del Fondo de Ahorro para la Vivienda de los Trabajadores), the Social Security and Services Institute Public-Sector Workers' Housing Fund, or FOVISSSTE (Fondo de la Vivienda del Instituto de Seguridad y Servicios Sociales de los Trabajadores del Estado) and the public mortgage providers such as the Federal Mortgage Society, or SHF (Sociedad Hipotecaria Federal). Additionally, the Company participates in the middle- income housing market, where mortgage financing is provided by commercial banks and sofoles, special purpose financing entities that provide a substantial majority of mortgage financing for the middle-income sector.

2. Basis of presentation

  a.
  Explanation for translation into English and convenience translation—The accompanying consolidated financial statements have been translated from Spanish into English for use outside of Mexico. These consolidated financial statements are presented on the basis of accounting principles generally accepted in Mexico (Mexican GAAP). Certain accounting practices applied by the Company vary in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP), as explained in Notes 22 and 23. See Note 22 for a discussion of such differences and Note 23 for a reconciliation of the Company's financial statements between Mexican GAAP and U.S. GAAP.

    The financial statements are stated in Mexican pesos, the currency of the country in which the Company is incorporated and operates. The translations of Mexican peso amounts into U.S. dollar amounts are included solely for the convenience of readers in the United States of America and have been made at the rate of Ps.10.772 per one U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on June 30, 2005. Such translation should not be construed as representations that the Mexican peso amounts have been, could have been, or could in the future, be converted into U.S. dollars at this or any other exchange rate.

  b.
  Consolidation of financial statements—The consolidated financial statements include those of Desarrolladora Homex, S.A. de C.V. ("Homex") and its consolidated subsidiaries (collectively the "Company"). A description of Homex's consolidated subsidiaries and its direct and indirect ownership interest in each is set forth below. Intercompany balances and transactions have been eliminated in these consolidated financial statements. Equity interests of unaffiliated shareholders in consolidated subsidiaries are reflected as minority interest.

Company	Ownership percentage	Activity
Proyectos Inmobiliarios de Culiacán, S.A. de C.V.	100.00%	Construction and development of housing complexes
AAA Homex Trust, Nacional Financiera, S.N.C., as Trustee	100.00%	Rendering of financial services
Administradora Picsa, S.A. de C.V.	100.00%	Rendering of administrative services and professional services for affiliated companies
Altos Mandos de Negocios, S.A. de C.V.	100.00%	Rendering of administrative services to affiliated companies
Aerohomex, S.A. de C.V.	100.00%	Rendering of transportation services
Desarrolladora de Casas del Noroeste, S.A. de C.V.	95.86%	Construction and development of housing complexes
Homex Atizapán, S.A. de C.V.	67.00%	Construction and development of houses
  c.
  Merge—On May 15, 2004, Econoblock, S.A. de C.V. (affiliated company) merged with Desarrolladora de Casas del Noroeste, S.A. de C.V. (subsidiary company) with the latter assuming all the rights and obligations of the merged company. As the companies were under common control, the merger was recorded by recognizing the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer, based on the guidance incorporated in Statement of Financial Accounting Standards No. 141, "Business Combinations", issued by the Financial Accounting Standards Board, and in accordance with Bulletin A-8, "Supplemental Application of International Accounting Standards" issued by the Mexican Institute of Public Accountants. Therefore, the accompanying financial statements include those of the merged company as if the merger had taken place as of the beginning of the earliest period presented. This transaction resulted in a gain of Ps.10,706, which was accounted for as an increase in retained earnings. Condensed financial information of Econoblock, S.A. de C.V. at May 15, 2004, and for the period from January 1, 2004 to May 16, 2004, and at December 31, 2003 and 2002, and for the years then ended, all expressed in Mexican pesos of purchasing power of June 30, 2005, is summarized below:

			December 31,
	May 16, 2004
			2003		2002
Condensed balance sheets:
Current assets	Ps.	14,237	Ps.	17,082	Ps.	10,195
Property and equipment		37,159		30,443		9,170
Deferred taxes		373		(227)		(83)
Current liabilities		(36,799)		(36,358)		(14,056)

Stockholders? equity	Ps.	14,970	Ps.	10,940	Ps.	5,226

			For the years ended December 31,
	For the period January 1 to May 31, 2004
			2003		2002
Condensed statements of operations:
Revenues	Ps.	40,232	Ps.	69,522	Ps.	30,310
Cost and expenses		(39,160)		(61,760)		(27,601)
Other income and net comprehensive financing cost		292		(1,222)		(477)
Income tax expense		2,555		826		852

Net (loss) income	Ps.	(1,191)	Ps.	5,714	Ps.	1,380

  d.
  Sale of subsidiary—On May 13, 2004, Homex Cuatitlán, S. A. de C. V., a subsidiary, was sold. Condensed financial information of this subsidiary at May 13, 2004, and for the period from

    January 1, 2004 to May 13, 2004, and at December 31, 2003, and for the year then ended, all expressed in Mexican pesos of purchasing power of June 30, 2005, is summarized below:

	May 13, 2004		December 31, 2003
Condensed balance sheets:
Current assets	Ps.	50,182	Ps.	39,907
Deferred taxes		13		13
Current liabilities		(428)		(558)

Stockholders? equito	Ps.	49,767	Ps.	39,362

	For the period January 1 to May 13, 2004		For the year Ended December 31, 2003
Condensed statements of operations:
Cost and expenses	Ps.	(404)	Ps.	(420)
Income tax expense		—		13

Net loss	Ps.	(404)	Ps.	(407)

  e.
  Comprehensive income—Represents changes in stockholders' equity during the year, for concepts other than distributions and activity in contributed common stock, and is comprised of the net income of the year, plus other comprehensive income (loss) items of the same period, which are presented directly in stockholders' equity without affecting the consolidated statements of income. In 2004, other comprehensive income consists of the gain resulting from the merger mentioned in Note 2.c. In 2003 and 2002, there were no other comprehensive income (loss) items.

3. Summary of significant accounting policies

        The accounting policies followed by the Company are in conformity with Mexican GAAP, which require that management make certain estimates and use certain assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Although these estimates are based on management's best knowledge of current events, actual results may differ. The significant accounting policies of the Company are as follows:

  a.
  Recognition of the effects of inflation—The Company restates its consolidated financial statements to Mexican peso purchasing power as of the most recent balance sheet date presented. Accordingly, the consolidated financial statements of the prior years have been restated to Mexican pesos of purchasing power as of June 30, 2005 and, therefore, differ from those originally reported in the prior year.

  b.
  Temporary investments—Temporary investments representing cash equivalents are stated at the lower of acquisition cost plus accrued yields, or estimated net realizable value.

  c.
  Inventories and costs of sales—Finished construction, construction-in-process and land for development are recorded at acquisition cost and restated using the National Consumer Price Index (NCPI). Cost of sales is also restated by applying such index.

  d.
  Property and equipment—Property and equipment are initially recorded at acquisition cost and restated using the NCPI. Depreciation is calculated using the straight-line method based on the remaining useful lives of the related assets, as follows:

Years
Buildings	20
Machinery and equipment	4 to 10
Transportation equipment	4
Computers	4
Office furniture and equipment	10
Communication equipment	4
Air transportation equipment	10
  e.
  Impairment of long-lived assets in use—The Company reviews the carrying amounts of long-lived assets in use when an impairment indicator suggests that such amounts might not be recoverable, considering the greater of the present value of future net cash flows using appropriate discount rate, or the net sales price upon disposal. Impairment is recorded when the carrying amounts exceed the greater of the amounts mentioned above. The impairment indicators considered for these purposes are, among others, the operating losses or negative cash flows in the period if they are combined with a history or projection of losses, depreciation and amortization charged to results, which in percentage terms in relation to revenues are substantially higher than that of previous years, obsolescence, reduction in the demand for the products manufactured, competition and other legal and economic factors.

  f.
  Employee retirement obligations—Statutory seniority premiums are recognized as costs over employee years of service and are calculated by independent actuaries using the projected unit credit method at net discount rates. Severance cost is charged to results when the liability is determined to be payable. Due to the low level of seniority for the majority of the Company's employees, the liability for employee retirement obligations is not significant at December 31, 2004 or 2003.

  g.
  Provisions—Provisions are recognized for obligations that result from a past event, that are probable to result in the use of economic resources and that can be reasonably estimated.

  h.
  Warranties—The Company provides product warranties against manufacturing defects for periods ranging from two to four years. Provisions for estimated expenses related to such product warranties are recorded at the time the product is sold, based primarily on the warranty costs incurred during the last three years. (The amount is recorded at its present value when the effect of the discount is significant).

  i.
  Income tax, tax on assets and employee statutory profit-sharing—Income tax (ISR) and employee statutory profit-sharing (PTU) are recorded in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carryforwards. Deferred ISR assets are reduced by any benefits about which there is uncertainty as to their realizability. Deferred PTU is derived from temporary differences between the accounting result and income for PTU purposes and is recognized only when it can be reasonably assumed that they will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

    The tax on assets paid that is expected to be recoverable is recorded as an advance payment of ISR and is presented in the balance sheet decreasing the deferred ISR liability.

  j.
  Foreign currency balances and transactions—Foreign currency transactions are recorded at the applicable exchange rate in effect at the transaction date. Monetary assets and liabilities denominated in foreign currency are translated into Mexican pesos at the applicable exchange rate in effect at the balance sheet date. Exchange fluctuations are recorded as a component of net comprehensive financing cost (income) in the consolidated statements of income.

  k.
  Excess in restated stockholders' equity—Excess in restated stockholders' equity represents the accumulated monetary position result through the initial restatement of the consolidated financial statements and the increase in the restated value of certain nonmonetary assets above inflation.

  l.
  Revenue and cost recognition—Revenues from the Company's activities as a developer are recorded pursuant to the percentage-of-completion method, measured by the percentage of actual costs incurred to total estimated costs for each development and each project. Under this method, the estimated revenue for each development and project is multiplied by such percentage to determine the amount of revenue to be recognized. The Company begins applying the percentage-of-completion method when the following conditions have been met:

  •
  The Company establishes that the homebuyer will obtain the required financing from the mortgage lender;

  •
  The homebuyer has submitted all required documents in order to obtain the financing from the mortgage lender;

  •
  The homebuyer has signed a purchase agreement; and

  •
  The homebuyer has made a down payment, where down payments are required.

  m.
  Monetary position loss—Monetary position result, which represents the erosion of purchasing power of monetary items caused by inflation, is calculated by applying NCPI factors to monthly net monetary position. Losses result from maintaining a net monetary asset position.

  n.
  Earnings per share—Earnings per share is calculated by dividing net income of majority interest by the weighted average number of shares outstanding during the year. The Company does not have any dilutive securities; therefore, basic and diluted earnings per share is the same.

4. Cash and temporary investments

        Cash and temporary investments consist of the following at December 31:

	2004		2003
Cash	Ps.	292,604	Ps.	2,283
Temporary investments		223,896		220,175

	Ps.	516,500	Ps.	222,458

5. Trade accounts receivable—net

        Trade accounts receivable consist of the following at December 31:

	2004		2003
Due from customers	Ps.	615,415	Ps.	491,983
Unbilled revenues on developments in progress		2,476,957		1,253,835
Services		27,863		17,910

		3,120,235		1,763,728
Allowance for doubtful accounts		(11,862)		(6,487)

		3,108,373		1,757,241
Other debtors		33,058		50,516
Recoverable value-added taxes		82,090		56,492

		3,223,521		1,864,249
Trade accounts receivable long-term (Note 9)		(19,769)		—

	Ps.	3,203,752	Ps.	1,864,249

        Unbilled revenues on developments in progress represent revenues recognized on costs incurred, in accordance with the percentage-of-completion method, which have not yet been billed.

        The changes in the allowance for doubtful accounts were as follows:

Allowance for doubtful accounts	Beginning Balance Accrual		Additions Charged to Income		Cash Reductions		Ending Balance Accrual
2004	Ps.	6,487	Ps.	5,375	Ps.	—	Ps.	11,862
2003		5,147		1,340	Ps.	—		6,487
2002		3,286		2,412		574		5,147

6. Inventories

        Inventories consist of the following at December 31:

	2004		2003
Land held for future developments	Ps.	1,653,451	Ps.	904,299
Construction-in-process		657,520		257,408
Finished construction		3,192		2,189
Construction materials		61,076		32,252
Merchandise-in-transit		1,754		11,300
Advances to suppliers		239,440		60,303

		2,616,433		1,267,751
Land held for future developments—noncurrent		(509,294)		(242,443)

	Ps.	2,107,139	Ps.	1,025,308

        At December 31, 2004 and 2003, construction in process and land held for future development for Ps.175,183 and Ps.67,044, respectively, have been pledged as collateral for the Company's notes payable (see Note 10).

        The Company's policy is to locate and acquire land each year, classifying land currently being developed and land planned for development within one year as a part of current assets, and classifying all remaining land as noncurrent assets.

7. Other current assets

        Other current assets consist of the following at December 31:

	2004		2003
Sales commissions	Ps.	61,026	Ps.	14,211
Prepaid expenses		18,366		13,164
Insurance and bond contracts		19,518		239
Prepaid interest		4,190		2,819
Other		2,217		—

	Ps.	105,317	Ps.	30,433

8. Property and equipment—net

        Property and equipment consist of the following at December 31:

	2004		2003
Buildings	Ps.	15,795	Ps.	10,299
Machinery and equipment		150,590		32,378
Transportation equipment		37,555		23,496
Air transportation equipment		34,261		—
Office furniture and equipment		15,112		6,409
Computers		23,767		15,338
Communication equipment		7,031		2,051
Construction-in-process		910		—

		285,021		89,971
Accumulated depreciation		(58,567)		(37,157)

		226,454		52,814
Land		27,618		5,049

	Ps.	254,072	Ps.	57,863

9. Other assets

        Other assets consist of the following at December 31:

	2004		2003
Accounts receivable due from Proyectos y Servicios Alce Blanco, S. A. de C. V.	Ps.	46,971	Ps.	—
Long-term trade accounts receivable (Note 5)		19,769		—
Other accounts receivable		18,778		10,065

	Ps.	85,518	Ps.	10,065

10. Notes payable to financial institutions

        Notes payable to financial institutions consist of the following at December 31:

	2004		2003
Notes payable to related party financial institutions are as follow:
UDI Denominated Notes Payable
Hipotecaria Crédito y Casa, S.A. de C.V.
Note payable bearing interest at 11.2%	Ps.	—	Ps.	26,075
Mexican Peso Denominated Notes Payable
Hipotecaria Crédito y Casa, S.A. de C.V.
Notes payable bearing interest ranging from the Mexican Government Treasury Securities Rate (Cetes) plus 6% to the Mexican Interbank Rate (TIIE) plus 5.5%, prepaid in July 2004.		—		95,158
Crédito Inmobiliario, S.A. de C.V.
Note payable bearing interest at TIIE plus 5.7%, prepaid in July 2004.		—		24,554

Total	Ps.	—	Ps.	145,787

Notes payable to other financial institutions are as follows:
Mexican Peso Denominated Notes Payable
GMAC Hipotecaria, S.A. de C.V.
Term loan secured by land for development, payable on June 15, 2006, bearing interest at TIIE plus 2.5%.	Ps.	40,848	Ps.	—
Term loan secured by land for development, payable on April 15, 2006, bearing interest at TIIE plus 2.5%.		73,245		—
Term loan secured by land for development, payable on June 25, 2006, bearing interest at TIIE plus 2.5%.		28,508		—
BBVA Bancomer, S.A.
Notes payable in 2004, bearing interest at TIIE plus 3.0%.		—		26,244
HSBC México, S.A.
Notes payable in 2004, bearing interest at TIIE plus 4.75%.		—		13,826
IXE Banco, S.A.
Notes payable in 2004, bearing interest at TIIE plus 3.5%.		—		35,895

Commercial paper placed through:
IXE Casa de Bolsa, S.A. de C.V.
One year note issued on May 28, 2003, bearing interest at TIIE plus 3.25%		—		127,626
Note renewable annually issued on November 14, 2004, bearing interest at TIIE plus 3.25%.		116,125		138,260
Multivalores Casa de Bolsa, S.A. de C.V.
Note renewable annually issued on December 19, 2004, bearing interest at TIIE plus 2.7%.		252,666		191,440
Capital lease obligations:
Paccar Arrendadora Financiera, S.A. de C.V.
Capital lease obligations for equipment with a net book value of Ps.11,591, payable on July 1, 2006.		10,778		—
Arrendadora Financiera Navistar, S.A. de C.V.
Capital lease obligations for equipment with a net book value of Ps.23,603, payable on July 10, 2006.		24,708		—
Capital lease obligations for equipment with a net book value of Ps.15,473, payable on July 10, 2006.		16,198		—

		563,076		533,291
Less current portion		(401,276)		(533,291)

		161,800
Land purchases—long term (See Note 11)		20,300		—

	Ps.	182,100	Ps.	—

        As of December 31, 2004 and 2003 the Cetes interest rate was 8.75% and 6.04%, respectively, and the TIIE interest rate was 8.95%, 6.25%, respectively.

        As of December 31, 2004, 2003 the UDI exchange value was Ps.3.534716 and Ps.3.352003, respectively.

11. Trade accounts payable

        Trade accounts payable consist of the following at December 31:

	2004		2003
Suppliers	Ps.	929,927	Ps.	447,750
Land purchases		758,509		546,853
Other		8,194		20,216

		1,696,630		1,014,819
Less current portion		(1,676,330)		(1,014,819)

Land purchases—long term (See Note 10)	Ps.	20,300	Ps.	—

12. Stockholders' equity

	Number of shares
	2004	2003	2004		2003
Fixed capital:
Series B	—	100,000	Ps.	—	Ps.	50
Single series	313,856,490	—		166,636		—
Variable capital:
Series B	—	248,184,817		—		124,092

Total	313,856,490	248,284,817	Ps.	166,636	Ps.	124,142

	Par Value		Restatement Effect		Total
Common stock	Ps.	166,636	Ps.	52,762	Ps.	219,398
Additional paid-in capital		2,088,284		163,734		2,252,018
Retained earnings		1,093,314		30,177		1,123,491
Excess in restated stockholders' equity		—		313,948		313,948
Cumulative initial effect of deferred income taxes		(116,956)		(25,984)		(142,940)

	Ps.	3,231,278	Ps.	534,637	Ps.	3,765,915

  a.
  At a stockholders' ordinary general meeting held on June 1, 2004, among others, resolutions were approved to convert the 256,666,490 shares of series "B," sub series B1, B2 and B3, representing the Company's variable capital, currently outstanding, for the same number of ordinary, nominative shares, at no par value, representing the Company's fixed capital without right of withdrawal, all of which belong to the same series; increase fixed capital without right of withdrawal by issuing 64,220,000 ordinary, nominative shares at no par value, which may be freely subscribed, and will be made available in a placement through a primary offering of shares and ADR'S issued based on common stock shares;

    At the same time, a resolution was approved whereby the Company's Board of Directors will be empowered to determine the amount of the Company's common stock as a result of the offering, and then make the respective amendments to the corporate bylaws and the resulting cancellation of any shares issued, which were not placed among public investors.

  b.
  A meeting of the Board of Directors of Desarrolladora Homex, S.A. de C. V. approved a resolution, among others, to increase common stock by Ps.39,887 (Ps.38,258 historical pesos) to the amount of Ps.166,636, which is represented by 313,856,490 shares. Consequently, the board approved the cancellation of 7,130,000 shares, which were issued by the stockholders' ordinary and extraordinary meeting held on June 1, 2004, which were not available for subscription in the public offering. Furthermore, it was agreed to modify the first paragraph of article six of the corporate bylaws to reflect the following:

    "Article Six. Common stock is variable. Fixed capital without right of withdrawal is Ps.166,636 and will be represented by 313,856,490 ordinary, nominative shares, at no par value, fully subscribed and paid in, of a single series (?single series?). The variable portion of common stock is unlimited and will be represented by ordinary, nominative shares at no par value, of the single series. Except for the right of withdrawal to which the holders of shares representing the variable part of common stock are entitled, all common stock shares confer the same rights and obligations."

  c.
  At a meeting of the Board of Directors held on July 22, 2004, it was agreed that the total number of the Company's outstanding common stock shares after the public offering is 313,856,490 shares, and a resolution was approved to increase common stock by the amount resulting from decreasing the total proceeds from the placement by the expenses incurred in relation to the public offering, and the amount applicable to additional paid in capital.

  d.
  Pursuant to a resolution of the general ordinary stockholders' meeting on May 26, 2004, variable common stock was increased by 8,481,673 no-par value Series B, Sub Series B1 shares for Ps.4,416 (Ps.4,236 historical pesos) through cash contributions. Shares were paid at Ps.0.49942646 each.

  e.
  Pursuant to a resolution of the general ordinary stockholders' meeting on August 15, 2003, variable common stock was increased by 10,924,532 no-par value Series B, sub series B1 shares for Ps.5,946, (Ps.5,462 historical pesos) through cash contributions. Shares were paid at U.S.$ 0.503454 each, of which Ps.0.50 per share was applied to common stock and Ps.59,127 (Ps.54,319 historical pesos) was applied to additional paid in capital.

  f.
  Retained earnings includes the statutory legal reserve. The General Corporate Law requires that at least 5% of net income of the year be transferred to the legal reserve until the reserve equals 20% of capital stock at par value (historical pesos). The legal reserve may be capitalized but may not be distributed unless the entity is dissolved. The legal reserve must be replenished if it is reduced for any reason. At December 31, 2004 and 2003, the legal reserve, in historical pesos, was Ps.19,719 and Ps.3,603, respectively.

  g.
  Stockholders' equity, except restated paid-in capital and tax retained earnings, will be subject to income tax at the rate in effect when the dividend is distributed. In 2004, the ISR rate was 33%; it will decrease to 30% in 2005, and subsequently one percentage point each year, until reaching 28% in 2007. Any tax paid on such distribution, may be credited against the income tax payable of the year, in which the tax on the dividend is paid and the two fiscal years following such payment.

  h.
  The balances of the stockholders' equity tax accounts as of December 31 are:

	2004		2003
Contributed capital account	Ps.	2,545,496	Ps.	784,031

13. Foreign currency balances and transactions

  a.
  At December 31, the foreign currency monetary position is as follows:

	2004	2003
Thousands of U.S. dollars:
Monetary assets	$1,474	$94
Monetary liabilities	(10,736)	(6,883)

Monetary liability position, net	$(9,262)	$(6,789)

Equivalent in Mexican pesos	$(103,280)	$(76,308)

  b.
  Nonmonetary assets of foreign origin at December 31, 2004 are as follows:

	Currency	Foreign (Thousands)	Mexican Equivalent
Air transportation equipment	U.S. dollars	3,040	33,899
  c.
  The exchange rate in effect at the dates of the balance sheets and the issuance of these financial statements, were as follows:

	December 31,
			April 6, 2005
	2004	2003
Dollar	11.15	11.24	11.25

14. Transactions with related parties

        Transactions with related parties (as a result of common shareholders), carried out in the ordinary course of business, were as follows:

	2004		2003		2002
Interest expense	Ps.	6,074	Ps.	17,174	Ps.	16,030
Services paid(1)		47,551		51,158		32,024

(1)
The Company is a party to an administrative service agreement with two entities whose principal owners are officers of the Company.

15. Selling and administrative expenses

        Selling and administrative expenses are comprised of the following for the years ended December 31:

	2004		2003		2002
Selling	Ps.	236,071	Ps.	182,291	Ps.	102,099
Administrative		201,890		87,235		67,231

	Ps.	437,961	Ps.	269,526	Ps.	169,330

16. Other income (expense)—net

        Other income (expense) is comprised of the following for the years ended December 31:

	2004		2003		2002
Recovery of taxes	Ps.	34,980	Ps.	74,068	Ps.	2,476
Other income		8,506		4,600		(4,261)

	Ps.	43,486	Ps.	78,668	Ps.	(1,785)

17. Interest expense

        Interest expense is comprised of the following for the years ended December 31:

	2004		2003		2002
Interest expense	Ps.	102,263	Ps.	71,465	Ps.	82,545
Commissions and financing costs		31,338		47,512		50,698

	Ps.	133,601	Ps.	118,977	Ps.	133,243

18. Income taxes, tax on assets and employee statutory profit-sharing

        In accordance with Mexican tax law, the Company is subject to income tax (ISR) and tax on assets (IMPAC), which take into consideration the taxable and deductible effects of inflation. The ISR rate was 33% in 2004 and 34% in 2003. IMPAC is calculated by applying 1.8% on the net average of the majority of restated assets less certain liabilities and is payable only to the extent that it exceeds ISR payable for the same period; any required payment of IMPAC is creditable against the excess of ISR over IMPAC of the following ten years.

        On December 1, 2004, certain amendments to the ISR and IMPAC Laws were enacted and are effective as of 2005. The most significant amendments were as follows: (a) the ISR rate was reduced to 30% in 2005, 29% in 2006, and 28% as of 2007 and thereafter; (b) for ISR purposes, cost of sales will be deducted instead of inventory purchases in the period; (c) companies may elect in 2005 to ratably increase taxable income over a period from four to 12 years by the tax value of inventories on hand as of December 31, 2004 determined in conformity with the respective tax rules, which include deducting any previous tax basis of inventories and any unamortized tax loss carryforwards, and the tax basis of such inventories may be deducted as sold; (d) as of 2006, paid employee statutory profit-sharing will be fully deductible for ISR purposes; and (e) bank liabilities and liabilities with foreign entities are now included in the determination of the IMPAC taxable base.

  a.
  ISR and PTU consist of the following for the years ended December 31:

	2004		2003		2002
ISR:
Current	Ps.	2,358	Ps.	226	Ps.	3,371
Deferred		397,466		184,499		50,576
Effect of change in statutory rate on deferred ISR		(56,667)		—		—
Change in valuation allowance for recoverable tax on assets paid		—		544		237

	Ps.	343,157	Ps.	185,269	Ps.	54,184

PTU:
Current	Ps.	1,568	Ps.	279	Ps.	1,439
Deferred		7,043		—		141

	Ps.	8,611	Ps.	279	Ps.	1,580

        To determine deferred ISR at December 31, 2004, the Company applied the different tax rates that will be in effect beginning in 2005 to temporary differences according to their estimated dates of reversal. The result derived from applying the different tax rates is shown in the table below under the effect of change in statutory rate on deferred ISR.

  b.
  The reconciliation of the statutory and effective ISR rates expressed as a percentage of income before ISR and PTU for the years ended December 31, 2004, 2003 and 2002 is:

	2004	2003	2002
	%	%	%
Statutory rate	33	34	35
Add (less) effect of permanent differences mainly:
Nondeductible expenses	1	1	3
Difference between book and tax inflation effects	4	1	25
Effect of change in statutory rate on deferred ISR	(6)	—	—

Effective rate	32	36	63

  c.
  At December 31, the main items comprising the asset (liability) balance of deferred ISR and PTU are:

	2004		2003
Deferred ISR asset:
Effect of tax loss carryforwards	Ps.	588,273	Ps.	187,488
Deferred PTU liability		2,192		—
Accrued liabilities		31,989		37,481
Other, net		4,310		2,032

Deferred ISR asset		626,764		227,001
Deferred ISR liability:
Trade accounts receivable		(743,087)		(413,765)
Inventories		(510,234)		(172,315)
Prepaid expenses		(25,617)		(10,396)

Deferred ISR liability		(1,278,938)		(596,476)
Recoverable tax on assets paid		19,587		10,578

Net long-term deferred ISR liability		(632,587)		(358,897)
Deferred PTU asset (liability)
Inventory purchases		(7,309)		2,139
Other, net		—		(2,418)

Net long-term deferred ISR liability		(7,309)		(279)

Total liability	Ps.	(639,896)	Ps.	(359,176)

  d.
  Tax loss carryforwards and recoverable IMPAC for which the deferred ISR asset and prepaid ISR, respectively, have been recognized can be recovered subject to certain conditions. Restated amounts as of December 31, 2004 and expiration dates are:

Year of Expiration	Tax Loss Carry forwards		Recoverable IMPAC
2005			Ps.	512
2007				226
2008				517
2009	Ps.	228,874		341
2010		102,083		116
2011		36,433		—
2012		1,780		3,254
2013		117,009		3,986
2014		1,477,213		10,635

	Ps.	1,963,392	Ps.	19,587

19. Commitments

  a.
  The Company has assisted in obtaining financing from various financial institutions, mainly through a factoring arrangement sponsored by Nacional Financiera, S.N.C. ("Nafinsa"). In connection with this arrangement, the Company established AAA-Homex Trust, a non-bank financial intermediary, pursuant to which Nafinsa has granted a line of credit of Ps.260,000 to the AAA-Homex Trust. Pursuant to this agreement the AAA-Homex Trust, through the use of the line of credit granted by Nafinsa, finances accounts payable of the Company (accounts receivable of the Company's suppliers and distributors). In accordance with the agreement the Company is required to deposit in a trust guaranty fund an amount equal to 20% of the total amount of receivables to be financed by Nafinsa. The amount deposited in the trust guaranty fund as of December 31, 2004 and 2003 was Ps.35,195 and Ps.27,774, respectively. The Company is also committed to make contributions to the trust fund for an amount equal to the amounts drawn from the lines of credit by the trust. Such contributions would be used to pay Nafinsa in the event that the amounts due and payable by the trust under the line of credit are not covered by the trust's assets. The AAA-Homex Trust is a consolidated subsidiary of the Company.

    In addition to the AAA-Homex Trust, the Company established a supplier factoring agreement with IXE Banco. S.A., pursuant to which the Company was committed to make contributions to a depository fund to guarantee the fulfillment of the obligations of payment derived from the supplier factoring agreement. The amount deposited in the depository fund as of December 31, 2004 and 2003 was Ps.43,389 and Ps.35,511, respectively.

  b.
  The company leases office space under one year cancelable operating leases, which are renewed on an annual basis. Rent expense was Ps.7,969, Ps.5,015 and Ps.11,057 for the years ended December 31, 2004, 2003 and 2002, respectively.

20. Contingencies

  a.
  The Mexican Social Security Institute, in official letter 572/2004 addressed to National Banking and Securities Commission, ordered the identification and total seizure of all the bank accounts of Desarrolladora de Casas del Noroeste, S.A. de C.V. (subsidiary company), which only affects the Company's bank account with IXE Bank, which contains a balance of Ps.20,692. Such action was taken to guarantee the liabilities assessed during their review which includes the years 1997 to 2000. The Company believes that it has meritorious defenses to the assertion of the claim. On April 5, 2005 the Company obtained an order to release its bank accounts.

  b.
  Two subsidiaries of the Company have filed for a ruling with the Mexican tax authorities to confirm that they are exempt from value-added taxes payable in connection with work provided in order to construct infrastructure projects (such as roads and utility services) for various of the Company's housing projects, as well as value-added taxes derived from the acquisition of developed land. In addition, the Company applied for a refund in respect of such value-added taxes paid for years 1997 through 2003. As of the date of the financial statements, the Company has obtained a refund in respect of such taxes paid for the years 1997 through 2003 in the amount of approximately Ps.101,066 and is currently in the process of obtaining the ruling mentioned in this paragraph.

21. New accounting principles

        In May 2004, the IMCP issued Bulletin B-7, "Business Acquisitions" ("B-7"), whose application is mandatory for financial statements of periods beginning on January 1, 2005, although early adoption is encouraged. B-7 provides updated rules for the accounting treatment of business acquisitions and investments in associated entities. It establishes, among others; the adoption of the purchase method as the only accounting method for business combinations; it eliminates the amortization of goodwill, which is now subject to the impairment rules; it establishes rules for the accounting treatment of asset transfers or share exchange among entities under common control as well as for the acquisition of minority interest based on the provisions of Bulletin B-8, "Consolidated and combined financial statements and valuation of permanent investments in shares." Management believes that the adoption of this new Bulletin as of January 1, 2005, will not have significant effects on the Company's financial position or results of operations.

        In April 2004, the IMCP issued Bulletin C-10, "Derivative instruments and hedging activities" ("C-10"), whose application is mandatory for financial statements of periods beginning on January 1, 2005, although early adoption is encouraged. In general, C-10 establishes that for fair value hedges, any variances in the fair value, both of the derivative and the underlying, must be reflected in current earnings when such variances occur; for cash flow hedges, the effective portion of fair value variances must be recognized in other comprehensive income in stockholders' equity, while the ineffective portion must affect current earnings.

        With respect to derivative financial instruments, C-10 establishes the conditions that must be met for an instrument to be considered as such, and revises and adds definitions. It also includes rules regarding the elements involved in hedging activities, including the formal documentation at the inception of each hedge and measurement of its effectiveness during its term, among others; C-10 classifies hedges into three categories: a) fair value hedges, b) cash flow hedges and c) foreign currency hedges, and provides specific rules by type of hedge, for their valuation, recognition, presentation and disclosure. Management believes that the adoption of this new Bulletin as of January 1, 2005, will not have significant effects on the Company's financial position or results of operations.

        In April 2004, the IMCP issued Amendments to Bulletin C-2, "Financial instruments" ("C-2"), whose application is mandatory for financial statements of periods beginning on January 1, 2005, although early adoption is encouraged. Revised C-2 basically establishes that any variances in the fair value of financial instruments classified as available for sale must be recognized in other comprehensive income and reclassified to current earnings upon sale of such instruments; revised C-2 includes the possibility of making transfers among some of the categories under which financial instruments are classified, provided that conditions and rules for their accounting recognition are met. It also extends the applicability of impairment rules to financial instruments available for sale and provides more precise rules for their recognition. Management believes that the adoption of this new Bulletin as of January 1, 2005, will not have significant effects on the Company's financial position or results of operations.

        In January 2004, the IMCP issued revised Bulletin D-3, "Labor obligations" ("D-3"), which replaces the concept of unforeseen severance payments that are recognized in earnings of the period in which the payment decision is made, with that of "Severance payments at the end of the work relationship," defined as payments granted to employees when they conclude their labor relationship before reaching retirement age, for which the valuation and disclosure rules applicable to pension and seniority premium payments must be followed.

        Revised D-3 is mandatory as of January 1, 2005, but grants the option to immediately recognize in earnings the resulting transition asset or liability, or to amortize it over the average remaining labor life of employees. Management believes that the adoption of this new Bulletin as of January 1, 2005, will not have significant effects on the Company's financial position or results of operations.

22. Summary of differences between Mexican GAAP and U.S. GAAP

        The consolidated financial statements of the Company are prepared in accordance with Mexican GAAP, which vary in certain significant respects from U.S. GAAP. A reconciliation of the reported majority net income, majority stockholders' equity and majority comprehensive income to U.S. GAAP is presented in Note 23. It should be noted that this reconciliation to U.S. GAAP does not include the reversal of the restatement of the financial statements for the effects of inflation as required by

Bulletin B-10, "Recognition of the Effects of Inflation in Financial Information," of Mexican GAAP. The application of this Bulletin represents a comprehensive measure of the effects of price-level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting in Mexican pesos for purposes of both Mexican and U.S. GAAP.

        The differences between Mexican GAAP and U.S. GAAP included in the reconciliation that affect the consolidated financial statements of the Company are described as follows:

  a.
  Revenue and Cost Recognition

    Under Mexican GAAP, the Company uses the percentage-of-completion method of accounting to account for housing project revenues and costs related to housing construction, progress towards completion is measured in terms of comparing the actual costs incurred to the estimated total cost of a project.

    In accordance with U.S.GAAP home building sales are recognized when all of the following conditions are met: a sale is consummated, a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured. All such conditions are met at the time title passes to the buyer.

    Accordingly, a reconciling item for the additional revenues and additional costs recognized under the percentage-of-completion of accounting under Mexican GAAP is included in the U.S. GAAP reconciliation of net income and stockholders' equity.

  b.
  Recovery of Value-Added Taxes Paid

    Under Mexican GAAP the Company recognized other income in 2003 for the recovery of value-added taxes paid and expensed by the Company in 2002 in the amount of Ps.19.1 million, since in the opinion of management and its tax advisors, the future recovery of these amounts was probable.

    In accordance with U.S. GAAP the recovery of such taxes was considered a contingent gain due to the prolonged challenge faced by the Company in settling the related tax dispute and was not recorded as income until the cash was received, which occurred during the first quarter of 2004.

  c.
  Capitalization of Net Comprehensive Financing Cost

    Under Mexican GAAP, the capitalization of net comprehensive financing costs (interest, foreign exchange gains and losses and monetary position gains and losses) incurred to finance investment projects is optional. The Company does not capitalize the integral cost of financing for Mexican GAAP reporting.

    In accordance with U.S. GAAP, if interest is incurred during the construction of qualifying assets, capitalization is required as part of the cost of such assets. The Company applies the weighted-average interest rate on all outstanding debt to the balance of construction-in-progress and such amount is reduced by the gain on monetary position associated with the debt to determine the amount of interest to be capitalized in accordance with U.S. GAAP.

    Accordingly, a reconciling item for the capitalization of interest is included in the U.S. GAAP reconciliation of net income and stockholders' equity, and the effect of interest capitalized to the cost of inventories is included within operating income for U.S. GAAP purposes.

  d.
  Deferred Income Taxes and Employee Statutory Profit-Sharing

    The Company follows SFAS No. 109, "Accounting for Income Taxes," for U.S. GAAP purposes, which differs from Mexican GAAP as follows:

    •
    Under Mexican GAAP the effects of inflation on the deferred income tax balance generated by monetary items are recognized in the line item monetary position loss (gain). Under U.S. GAAP all deferred income tax amounts are considered to be a nonmonetary item. As a result, the consolidated statement of operations differs with respect to the presentation of the monetary position loss (gain) and deferred income tax provision.

    •
    Under Mexican GAAP deferred employee statutory profit-sharing is calculated considering only those temporary differences that arise during the year and which are expected to reverse within a defined period and the effect is recorded as a component of income tax expense. For purposes of applying U.S. GAAP the liability is determined using a methodology similar to the liability method used in the calculation of deferred income taxes. Also, for U.S. GAAP purposes, employee statutory profit-sharing is classified as an operating expense.

    As a result of the differences related to the recognition of revenue, costs and interest capitalization as described above, the deferred income tax amounts presented under Mexican GAAP from the amounts calculated in accordance with U.S. GAAP.

    Reconciliation of Deferred Income Taxes

	2004		2003
Deferred income tax liability according to Mexican GAAP, net	Ps.	632,587	Ps.	358,897
Effect of U.S. GAAP adjustments:
Accounts receivable		(743,087)		(413,713)
Inventories		535,812		324,407
Employee profit-sharing		(2,902)		—

Deferred income tax liability according to U.S. GAAP, net	Ps.	422,410	Ps.	269,591

    Deferred income tax balance sheet classification:

	2004				2003
	Current		Noncurrent		Current		Noncurrent
Deferred tax assets	Ps.	—	Ps.	342,174	Ps.	—	Ps.	—
Deferred tax liability		(764,584)		—		(269,591)		—

Net deferred tax (liability) asset	Ps.	(764,584)	Ps.	342,174	Ps.	(269,591)	Ps.	—

    The changes in the balance of the deferred income tax liability for the year are as follows:

	2004		2003		2002
Balance at the beginning of the year	Ps.	269,591	Ps.	141,246	Ps.	104,471
Provision for the year		152,819		128,345		36,775

Balance at the end of the year	Ps.	422,410	Ps.	269,591	Ps.	141,246

    Reconciliation of Deferred Employee Profit-Sharing

	2004		2003
Deferred employee profit-sharing liability according to Mexican GAAP	Ps.	7,309	Ps.	279
Effect of U.S. GAAP adjustments:
Accounts receivable		14,250		7,977
Inventories		—		4,199
Property and equipment		—		32
Prepaid expenses		4,109		1,306
Accounts payable		(8,688)		(11,063)
Other		—		(279)

Deferred employee profit-sharing liability according to U.S. GAAP	Ps.	16,980	Ps.	2,451

    The changes in the balance of the deferred employee profit-sharing liability for the year are as follows:

	2004		2003		2002
Balance at the beginning of the year	Ps.	2,451	Ps.	2,270	Ps.	2,857
Provision (benefit) for the year		14,529		181		(587)

Balance at the end of the year	Ps.	16,980	Ps.	2,451	Ps.	2,270

  e.
  Statement of Cash Flows

    Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, "Statement of Changes in Financial Position" (B-12), which identifies the generation and application of resources by the differences between beginning and ending financial statement balances in constant Mexican pesos. B-12 also requires that monetary and foreign exchange gains and losses be treated as cash items for the determination of resources generated by operations.

    In accordance with U.S. GAAP the Company follows the requirements of SFAS No. 95, "Statement of Cash Flows," excluding the effects of inflation (see Note 23.g).

  f.
  Classification Differences

    Under Mexican GAAP advances for the purchase of land and construction materials are recorded as part of the cost of real estate inventories. Under U.S. GAAP such advances are classified as prepaid expenses.

    Under Mexican GAAP, deferred taxes are classified as non-current; U.S. GAAP requires a current, non-current classification based on the classification of the related asset or liability.

    Under Mexican GAAP, amounts due under the Company's factoring agreements are included in trade accounts payable; U.S. GAAP requires that such amounts be recorded as a borrowing from the financial intermediary.

23. Reconciliation of Mexican GAAP net income and equity to U.S. GAAP net income and equity and the presentation of condensed financial statements in accordance with U.S. GAAP

  a.
  Reconciliation of Majority Net Income for the Year

	2004		2003		2002
Majority net income according to Mexican GAAP	Ps.	714,022	Ps.	326,987	Ps.	31,390
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 22.a)		(1,382,283)		(189,241)		(141,473)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 22.a)		804,067		97,265		98,377
Value-added tax recovery (Note 22.b)		19,144		(19,144)		—
Capitalization of interest (Note 22.c)		32,688		(37,145)		(6,457)
Deferred employee statutory profit-sharing (Note 22.d)		(7,340)		(182)		587

	2004		2003		2002
Effects of inflation on U.S. GAAP adjustments		110,770		44,230		65,729

Total U.S. GAAP adjustments before tax effects		(422,954)		(104,217)		16,763

Tax effects on U.S. GAAP adjustments		135,560		26,148		16,847

Total U.S. GAAP adjustments		(287,394)		(78,069)		33,610

Net income according to U.S. GAAP	Ps.	426,628	Ps.	248,918	Ps.	65,000

Weighted average shares outstanding (in thousands)		281,997		241,521		191,896

Basic and diluted earnings per share according to U.S. GAAP	Ps.	1.51	Ps.	1.03	Ps.	0.34

  b.
  Reconciliation of Majority Stockholders' Equity

	2004		2003		2002
Majority stockholders' equity according to Mexican GAAP	Ps.	3,765,915	Ps.	1,333,275	Ps.	941,215
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 22.a)		(2,476,956)		(1,253,835)		(1,120,381)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 22.a)		1,689,665		916,088		774,299
Reversal of value-added tax recovery (Note 22.b)				(19,144)
Capitalization of interest (Note 22.c)		96,372		67,017		104,162
Deferred employee statutory profit-sharing (Note 22d)		(9,671)		(2,451)		(2,270)
Other		(10,706)				32,210

Total U.S. GAAP adjustments before tax effects		(711,296)		(292,325)		(211,980)

Tax effects on U.S. GAAP adjustments		210,179		89,307		87,031

Total U.S. GAAP adjustments		(501,117)		(203,018)		(124,949)

Stockholders' equity according to U.S. GAAP	Ps.	3,264,798	Ps.	1,130,257	Ps.	816,266

  c.
  Reconciliation of Majority Comprehensive Income

	2004		2003		2002
Majority comprehensive income according to Mexican GAAP	Ps.	714,022	Ps.	326,987	Ps.	31,390
Net U.S. GAAP adjustments:
Net income		(287,394)		(78,069)		33,610

Comprehensive income according to U.S. GAAP	Ps.	426,628	Ps.	248,918	Ps.	65,000

  d.
  Condensed consolidated balance sheets according to U.S. GAAP

	2004		2003
Assets
Current assets	Ps.	5,604,654	Ps.	2,875,696
Land for development		509,294		238,683
Property and equipment		254,072		57,910
Other assets		128,907		37,850

Total assets	Ps.	6,496,927	Ps.	3,210,139

	2004		2003
Liabilities and stockholders' equity
Current liabilities		2,988,964		2,033,375
Long-term debt		182,100
Minority interest		61,065		46,507
Majority stockholders' equity		3,264,798		1,130,257

Total liabilities and stockholders' equity	Ps.	6,496,927	Ps.	3,210,139

  e.
  Condensed consolidated statements of operations according to U.S. GAAP

	2004		2003		2002
Revenues	Ps.	3,987,147	Ps.	2,752,825	Ps.	1,230,640
Costs		3,005,574		2,111,305		973,826

Gross profit		981,573		641,520		256,814
Operating income		527,660		371,670		87,107
Income before income taxes		643,383		413,535		104,333
Income taxes		207,595		159,258		37,953
Minority interest		9,160		5,359		1,380

Net income according to U.S. GAAP	Ps.	426,628	Ps.	248,918	Ps.	65,000

Weighted average shares outstanding (in thousands)		281,997		241,521		191,896

Earnings per share according to U.S. GAAP (basic and diluted)	Ps.	1.51	Ps.	1.03	Ps.	0.34

  f.
  Reconciliation of changes in stockholders' equity according to U.S. GAAP

	2004		2003		2002
Stockholders' equity at beginning of year	Ps.	1,130,257	Ps.	816,266	Ps.	429,064
Net income according to U.S. GAAP		426,628		248,918		65,000
Issuance of common stock		1,707,913		65,073		322,202

Stockholders' equity at end of year	Ps.	3,264,798	Ps.	1,130,257	Ps.	816,266

  g.
  Condensed consolidated statements of cash flows on a historical cost basis according to U.S. GAAP

	2004		2003		2002
Operating activities:
Consolidated net income	Ps.	446,443	Ps.	274,421	Ps.	38,041
Non-cash items:
Depreciation		22,141		8,228		6,286
Allowance for doubtful accounts		5,244		1,439		1,669
Deferred income tax and statutory profit-sharing		153,384		127,171		22,785
Working capital investment		(2,137,670)		(830,949)		(350,955)
Recoverable taxes, net		28,306		36,780		12,559
Interest payable		1,244		(799)		391

Net cash flows used in operating activities		(1,480,908)		(383,709)		(269,224)

	2004		2003		2002
Investing activities:
Investments in:
Property and equipment		(211,125)		(33,477)		(11,086)
Other assets		(16,807)		(26,124)		—

Net cash flows used in investing activities		(227,932)		(59,601)		(11,086)

Financing activities:
Supplier factoring agreement		461,842		251,688		51,013
Notes payable to financial institutions
Proceeds from new borrowings		404,416		460,278		394,795
Payments of notes payable to financial institutions		(348,708)		(182,990)		(502,975)
Related parties:
Loans from related parties		30,000		387,939		371,212
Payments of related party loans		(167,076)		(415,292)		(294,911)
Proceeds from issuance of common stock		1,643,469		95,109		283,141

Net cash flows from financing activities		2,023,943		596,732		302,275

Net increase in cash and cash equivalents		315,103		153,422		21,965
Cash and cash equivalents at the beginning of the year		216,421		62,999		41,034

Cash and cash equivalents at the end of the year	Ps.	531,524	Ps.	216,421	Ps.	62,999

Supplemental cash flow information:
Interest paid	Ps.	59,535	Ps.	53,181	Ps.	68,407

Income tax and tax on assets paid	Ps.	3,268	Ps.	4,155	Ps.	4,342

24. Additional U.S. GAAP disclosure information

  Recently Issued Accounting Standards.

  U.S. GAAP

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payments or SFAS No. 123R. This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees to stock compensation awards issued to employees. Rather, SFAS No. 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). SFAS No. 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS No. 123R will be effective for our fiscal year ending December 31, 2006. The

Company does not believe the effect of the future adoption of SFAS No. 123R will have a material impact on its financial position, results of operations or cash flows.

        In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets—an amendment of APB Opinion No. 29 or SFAS No. 153, which amends APB Opinion No. 29, Accounting for Nonmonetary Transactions to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring after January 1, 2006. The Company does not anticipate that the adoption of this statement will have a material effect on its financial position, results of operations or cash flows.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). In December 2003, FIN 46 was replaced by FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)). FIN 46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, is entitled to receive a majority of the entity's expected residual returns, or both. For the purpose of analyzing investments in potential variable interest entities formed after January 31, 2003, the Company has applied the provision of FIN 46 and FIN 46(R) as of January 1, 2004. For the purpose of analyzing potential variable interests in variable interest entities previously defined as Special Purpose Entities (SPE's) created before February 1, 2003, the Company has applied the provision of FIN 46 and FIN 46(R) for the period beginning January 1, 2004. The Company has also applied the provisions of FIN 46 and FIN 46(R) in determining whether the Company holds potential interests in variable interest entities not previously defined as SPE's for the period ending December 31, 2004. The adoption of FIN 46(R) did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        On January 1, 2004, the Company adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that certain financial instruments be classified as liabilities that were previously considered equity. The provisions of SFAS No. 150 were effective for financial instruments entered into or modified after May 31, 2003. For pre-existing instruments, the Company adopted SFAS No. 150 on January 1, 2004. The adoption of SFAS No. 150 did not have a material impact on the Company's financial position, results of operations or cash flows.

25. Subsequent event

        On July 1, 2005 the Company acquired Controladora Casas Beta, S.A. de C.V. ("Beta"). The purchase price for Beta was approximately Ps.2,041.5 million (US$188.9 million). The acquisition of

Beta involved the purchase of 53.0% of Beta's stock for approximately Ps.1,063.9 million (US$98.4 million) in cash and the purchase of the remaining 47.0% of Beta's stock in exchange for 22.0 million of the Company's common shares valued at Ps.977.6 million (US$90.5 million). Following the acquisition, Beta was merged into the Company. Former Beta shareholders own approximately 6.6% of the Company's capital stock.

        On September 1, 2005, the Company acquired an additional 4.14% ownership interest in Desarrolladora de Casas del Noroeste, S.A. de C. V. ("DECANO"), which resulted in DECANO becoming a wholly-owned subsidiary of the Company.

        On September 28, 2005 the Company issued US$250 million of 7.50% Senior Guaranteed Notes due in 2015. The Senior Guaranteed Notes are fully and unconditionally guaranteed, on an unsecured senior, joint and several basis by each of the wholly-owned subsidiaries acquired in the Beta acquisition discussed above.

26. Supplemental guarantor information

        The Senior Guaranteed Notes are fully and unconditionally guaranteed, on an unsecured senior, joint and several basis, by each of the Company's significant subsidiaries. Each of the Guarantor subsidiaries (Proyectos Inmobiliarios de Culiacán, S.A. de C.V. and Desarrolladora de Casas del Noroeste, S.A. de C.V.) is a wholly-owned subsidiary. The following condensed consolidating financial information includes the Guarantor Subsidiaries, Non-Guarantor Subsidiaries and the Parent Company.

        Investments in subsidiaries are accounted for by the parent company under the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are therefore reflected in the parent company's investment account and earnings. The principal elimination entries eliminate the parent company's investment in subsidiaries and intercompany balances and transactions.

* * * * * *

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Balance Sheets as of December 31, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Assets
Current assets:
Cash and temporary investments	Ps.	21,323	Ps.	442,901	Ps.	—	Ps.	464,224	Ps.	52,276	Ps.	—	Ps.	516,500
Restricted cash		—		20,692		—		20,692		—		—		20,692
Trade accounts receivable—net		1,005		3,051,851		—		3,052,856		408,474		(257,578)		3,203,752
Accounts receivable from affiliates		335,036		829,283		(1,033,451)		130,868		7,480		(138,348)		—
Inventories		—		2,002,425		(23,384)		1,979,041		128,098		—		2,107,139
Other current assets		3,973		37,538		—		41,511		63,803		3		105,317

Total current assets		361,337		6,384,690		(1,056,835)		5,689,192		660,131		(395,923)		5,953,400
Land held for future development		—		509,294		—		509,294		—		—		509,294
Restricted investments		43,389		—		—		43,389		—		—		43,389
Property and equipment—net		—		170,655		(1,794)		168,861		85,211		—		254,072
Investment in shares		3,632,827		178		(3,407,176)		255,829		1		(225,830)		—
Other assets		46,972		38,546		—		85,518		—		—		85,518

Total	Ps.	4,084,525	Ps.	7,103,363	Ps.	(4,465,805)	Ps.	6,722,083	Ps.	745,343	Ps.	(621,753)	Ps.	6,845,673

Desarrolladora Homex, S.A. de C.V.

Supplemental Condensed Combining Financial Information

Balance Sheet as of December 31, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions	Ps.	368,792	Ps.	32,484	Ps.	—	Ps.	401,276	Ps.	—	Ps.	—	Ps.	401,276
Trade accounts payable		1,178		1,677,299		(799)		1,677,679		256,231		(257,579)		1,676,330
Advances from customers		—		—		—		—		60,432		—		60,432
Accrued expenses and taxes, other than income taxes		8,703		50,642		—		59,345		7,666		—		67,011
Due to related parties		—		1,032,652		(1,032,652)		—		138,348		(138,348)		—
Income tax payable		—		298		—		298		53		—		351
Employee statutory profit-sharing		—		1,935		—		1,935		67		—		2,002

Total current liabilities		378,673		2,795,310		(1,033,451)		2,140,533		462,797		(395,927)		2,207,402
Long-term notes payable to financial institutions		—		182,100		—		182,100		—		—		182,100
Deferred income taxes and employee statutory profit-sharing		(60,063)		686,375		—		626,312		13,584		—		639,896

Total liabilities		318,610		3,663,785		(1,033,451)		2,948,945		476,381		(395,927)		3,029,398

Commitments and contingencies
Stockholders' equity:
Capital stock		219,398		2,137,037		(2,137,037)		219,398		203,062		(203,062)		219,398
Additional paid-in capital		2,252,018		—		—		2,252,018		—		—		2,252,018
Contributions for future common stock increases		—		—		—		—		20,281		(20,281)		—
Retained earnings		1,123,491		1,317,963		(1,317,963)		1,123,491		45,643		(45,643)		1,123,491
Excess in restated stockholders' equity		313,948		128,916		(128,916)		313,948		78		(78)		313,948
Cumulative initial effect of deferred income taxes		(142,940)		(144,338)		144,338		(142,940)		(102)		102		(142,940)

Majority stockholder's equity		3,765,915		3,439,578		(3,439,578)		3,765,915		268,962		(268,962)		3,765,915
Minority interest in consolidated subsidiaries		—		—		7,224		7,224		—		43,136		50,360

Total stockholders' equity		3,765,915		3,439,578		(3,432,354)		3,773,139		268,962		(225,826)		3,816,275

Total	Ps.	4,084,525	Ps.	7,103,363	Ps.	(4,465,805)	Ps.	6,722,083	Ps.	745,343	Ps.	(621,753)	Ps.	6,845,673

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Balance Sheet as of December 31, 2003

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Assets
Current assets:
Cash and temporary investments	Ps.	96,277	Ps.	93,508	Ps.	—	Ps.	189,785	Ps.	32,673	Ps.	—	Ps.	222,458
Trade accounts receivable—net		122		1,831,691		6,974		1,838,787		157,219		(131,757)		1,864,249
Accounts receivable from affiliates		421,559		437,624		(859,183)		—		7,290		(7,290)		—
Inventories		10,635		881,319		—		891,954		133,354		—		1,025,308
Other current assets		3,716		13,114		—		16,830		13,603		—		30,433

Total current assets		532,309		3,257,256		(852,209)		2,937,356		344,139		(139,047)		3,142,448
Land held for future development		—		242,443		—		242,443		—		—		242,443
Restricted investments		35,501		—		—		35,501		—		—		35,501
Property and equipment—net		—		42,092		(1,883)		40,209		17,654		—		57,863
Investment in shares		1,271,825		182		(1,108,655)		163,352		375		(163,727)		—
Other assets		—		10,065		—		10,065		—		—		10,065

Total	Ps.	1,839,635	Ps.	3,552,038	Ps.	(1,962,747)	Ps.	3,428,926	Ps.	362,168	Ps.	(302,774)	Ps.	3,488,320

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Balance Sheet as of December 31, 2003

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions:
Due to related parties	Ps.	—	Ps.	145,787	Ps.	—	Ps.	145,787	Ps.	—	Ps.	—	Ps.	145,787
Other		493,220		40,071		—		533,291		—		—		533,291
Trade accounts payable		17,050		981,219		9,769		1,008,038		138,568		(131,787)		1,014,819
Advances from customers		—		—		—		—		13,650		—		13,650
Accrued expenses and taxes, other than income taxes		14		29,984		—		29,998		6,275		—		36,273
Due to related parties		141		862,342		(861,978)		505		6,785		(7,290)		—
Income tax payable		4,246		—		—		4,246		360		—		4,606
Employee statutory profit-sharing		—		705		—		705		231		—		936

Total current liabilities		514,671		2,060,108		(852,209)		1,722,570		165,869		(139,077)		1,749,362
Deferred income taxes and employee statutory profit-sharing		(8,311)		367,464		—		359,153		23		—		359,176

Total liabilities		506,360		2,427,572		(852,209)		2,081,723		165,892		(139,077)		2,108,538
Commitments and contingencies
Stockholders' equity:
Capital stock		175,096		542,054		(542,054)		175,096		68,011		(68,011)		175,096
Contributions for future common stock increases		—		26		(26)		—		130,881		(130,881)		—
Additional paid-in capital		588,407		—		—		588,407		—		—		588,407
Retained earnings		398,764		597,858		(597,858)		398,764		(2,592)		2,592		398,764
Excess in restated stockholders' equity		313,948		128,915		(128,915)		313,948		78		(78)		313,948
Cumulative initial effect of deferred income taxes		(142,940)		(144,387)		144,387		(142,940)		(102)		102		(142,940)
Majority stockholder's equity		1,333,275		1,124,466		(1,124,466)		1,333,275		196,276		(196,276)		1,333,275
Minority interest in consolidated subsidiaries		—		—		13,928		13,928		—		32,579		46,507

Total stockholders' equity		1,333,275		1,124,466		(1,110,538)		1,347,203		196,276		(163,697)		1,379,782

Total	Ps.	1,839,635	Ps.	3,552,038	Ps.	(1,962,747)	Ps.	3,428,926	Ps.	362,168	Ps.	(302,774)	Ps.	3,488,320

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Statement of Income for the year ended December 31, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Revenues	Ps.	—	Ps.	8,750,646	Ps.	(3,502,071)	Ps.	5,248,575	Ps.	430,422	Ps.	(309,569)	Ps.	5,369,428
Costs		—		7,140,113		(3,478,687)		3,661,426		77,292		—		3,738,718

Gross profit		—		1,610,533		(23,384)		1,587,149		353,130		(309,569)		1,630,710
Selling and administrative expenses		6,857		437,416		—		444,273		303,257		(309,569)		437,961
Income (loss) from operations		(6,857)		1,173,117		(23,384)		1,142,876		49,873		—		1,192,749

Other income (expense)—net		(879)		44,193		—		43,314		172		—		43,486
Net comprehensive financing cost:
Interest expense		55,408		95,363		(32,164)		118,607		14,994		—		133,601
Interest income		(42,608)		(6,841)		32,164		(17,285)		(29,990)		—		(47,275)
Exchange (gain) loss—net		(1,762)		(5,430)		—		7,192		1		—		(7,191)
Monetary position loss		8,217		73,742		—		81,959		192		—		82,151

		19,255		156,834		—		176,089		(14,803)		—		161,286

Income (loss) before income taxes and employee statutory profit-sharing		(26,991)		1,060,476		(23,384)		1,010,101		64,848		—		1,074,949
Income tax expense (benefit)		(5,549)		331,810		—		326,261		16,896		—		343,157
Employee statutory profit-sharing expense		—		8,545		—		8,545		66		—		8,611
Equity in income (loss) of associated companies		735,464		(22)		(693,826)		41,616		—		(41,616)		—

Consolidated net income	Ps.	714,022	Ps.	720,099	Ps.	(717,210)	Ps.	716,911	Ps.	47,886	Ps.	(41,616)	Ps.	723,181

Net income of majority stockholders	Ps.	714,022	Ps.	720,099	Ps.	(720,099)	Ps.	714,022	Ps.	47,886	Ps.	(47,886)	Ps.	714,022
Net income of minority stockholders		—		—		2,889		2,889		—		6,270		9,159

Consolidated net income	Ps.	714,022	Ps.	720,099	Ps.	(717,210)	Ps.	716,911	Ps.	47,886	Ps.	(41,616)	Ps.	723,181

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Statement of Income for the year ended December 31, 2003

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Revenues	Ps.	—	Ps.	4,613,136	Ps.	(1,685,705)	Ps.	2,927,431	Ps.	195,093	Ps.	(180,457)	Ps.	2,942,067
Costs		—		3,775,841		(1,685,705)		2,090,136		14,272		—		2,104,408

Gross profit		—		837,295		—		837,295		180,821		(180,457)		837,659
Selling and administrative expenses		71		274,575		1,348		273,298		176,685		(180,457)		269,526

Income (loss) from operations		(71)		562,720		1,348		563,997		4,136		—		568,133
Other income—net		—		76,914				76,914		1,754		—		78,668
Net comprehensive financing cost:
Interest expense		23,482		117,398		(23,854)		117,026		1,951		—		118,977
Interest income		(28,096)		(629)		23,854		(4,871)		(1,711)		—		(6,582)
Exchange (gain) net		(1,319)		—		—		(1,319)		—		—		(1,319)
Monetary position loss		5,892		10,795		—		16,687		1,144		—		17,831

		(41)		127,564		—		127,523		1,384		—		128,907

Income (loss) before income taxes and employee statutory profit-sharing		(30)		512,070		1,348		513,388		4,506		—		517,894
Income tax expense		1,217		183,048		—		184,265		1,004		—		185,269
Employee statutory profit-sharing expense		—		279		—		279		—		—		279
Equity in income of associated companies		328,234		18		(324,396)		3,856		1		(3,857)	Ps.	—

Consolidated net income	Ps.	326,987	Ps.	328,761	Ps.	(323,048)	Ps.	332,700	Ps.	3,503	Ps.	(3,857)	Ps.	332,346

Net income of majority stockholders	Ps.	326,987	Ps.	328,761	Ps.	(328,761)	Ps.	326,987	Ps.	3,503	Ps.	(3,503)	Ps.	326,987
Net income of minority stockholders		—		—		5,713		5,713		—		(354)		5,359

Consolidated net income	Ps.	326,987	Ps.	328,761	Ps.	(323,048)	Ps.	332,700	Ps.	3,503	Ps.	(3,857)	Ps.	332,346

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Statement of Income for the year ended December 31, 2002

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Revenues	Ps.	—	Ps.	2,186,652	Ps.	(814,563)	Ps.	1,372,089	Ps.	111,014	Ps.	(110,990)	Ps.	1,372,113
Costs		—		1,776,147		(814,563)		961,584		—		—		961,584

Gross profit		—		410,505		—		410,505		111,014		(110,990)		410,529
Selling and administrative expenses		104		173,198		(1,626)		171,676		108,644		(110,990)		169,330

Income (loss) from operations		(104)		237,307		1,626		238,829		2,370		—		241,199
Other income (expense)—net		—		(1,882)		22		(1,860)		75		—		(1,785)
Net comprehensive financing cost:
Interest expense		25,920		130,414		(25,951)		130,383		2,860		—		133,243
Interest income		(27,161)		(647)		25,951		(1,857)		—		—		(1,857)
Exchange (gain) loss—net		166		1,355		—		1,521		(1,427)		—		94
Monetary position loss		5,280		13,371		—		18,651		749		—		19,400

		4,205		144,493		—		148,698		2,182		—		150,880

Income (loss) before income taxes and employee statutory profit-sharing		(4,309)		90,932		1,648		88,271		263		—		88,534
Income tax expense		238		53,590		—		53,828		356		—		54,184
Employee statutory profit-sharing expense		—		1,432		—		1,432		148		—		1,580
Equity in income of associated companies		35,937		—		(37,558)		(1,621)		—		1,621		—

Consolidated net income	Ps.	31,390	Ps.	35,910	Ps.	(35,910)	Ps.	31,390	Ps.	(241)	Ps.	1,621	Ps.	32,770

Net income of majority stockholders	Ps.	31,390	Ps.	35,910	Ps.	(35,910)	Ps.	31,390	Ps.	(241)	Ps.	241	Ps.	31,390
Net income of minority stockholders		—		—		—		—		—		1,380		1,380

Consolidated net income	Ps.	31,390	Ps.	35,910	Ps.	(35,910)	Ps.	31,390	Ps.	(241)	Ps.	1,621	Ps.	32,770

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Statement of Changes in Financial Position for the year ended December 31, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Operating activities:
Net income	Ps.	714,022	Ps.	720,099	Ps.	(717,210)	Ps.	716,911	Ps.	47,886	Ps.	(41,616)	Ps.	723,181
Items that did not require resources:
Depreciation		—		16,206		—		16,206		8,292		—		24,498
Equity in income subsidiaries		(735,464)		22		693,826		(41,616)		—		41,616		—
Loss on sale of subsidiary		—		—		—		—		1,154		—		1,154
Deferred income taxes and employee statutory profit- sharing		(52,249)		318,981		—		266,732		13,732		—		280,720

		(73,691)		1,055,308		(23,384)		958,233		71,320		—		1,029,553
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable		(47,852)		(1,223,701)		—		(1,271,553)		(232,669)		164,720		(1,339,502)
Accounts receivable from affiliates		—		(386,071)		261,032		(125,039)		(7,095)		132,134		—
Inventories		10,635		(1,387,956)		23,384		(1,353,937)		(44,940)		(1)		(1,398,878)
Other current assets		—		(17,203)		—		(17,203)		(57,681)		—		(74,884)
Increase (decrease) in:
Trade accounts payable		(16,013)		711,215		(1,269)		693,933		114,045		(125,739)		682,239
Due to related parties		86,523		173,240		(259,763)		—		132,134		(132,134)		—
Other, net		4,679		(13,296)		—		(8,617)		7,496		—		(1,121)

Net resources used in operating Activities		(35,719)		(1,088,464)		—		(1,124,183)		(17,390)		38,980		(1,102,593)

Financing activities:
Notes payable to financial institution:		(124,429)		154,213		—		29,784		—		—		29,784
Related parties		—		(145,787)		—		(145,787)		—		—		(145,787)
Proceeds from issuance of common stock		1,707,915		1,594,982		(1,589,585)		1,713,312		64,228		(64,228)		1,713,312

Net resources generated by financing activities		1,583,486		1,063,408		(1,589,585)		1,597,309		64,228		(64,228)		1,597,309

Investing activities:
Restricted investment		(7,888)		—		—		(7,888)		—		—		(7,888)
Proceeds from sale of machinery and equipment		—		—		—		—		48,613		—		48,613
Acquisition of property and equipment, net		—		(144,859)		—		(144,859)		75,848		—		(220,707)
Investment in shares		(1,614,833)		—		1,589,585		(25,248)		—		25,248		—

Net resources used in investing activities		(1,622,721)		(144,859)		1,589,585		(177,995)		(27,235)		25,248		(179,982)

Cash, temporary investments and restricted cash:
Net increase		(74,954)		370,085		—		295,131		19,603		—		314,734
Balance at beginning of year		96,277		93,508		—		189,785		32,673		—		222,458

Balance at end or year	Ps.	21,323	Ps.	463,593	Ps.	—	Ps.	484,916	Ps.	52,276	Ps.	—	Ps.	537,192

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Statement of Changes in Financial Position for the year ended December 31, 2003

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Operating activities:
Net income	Ps.	326,987	Ps.	328,761	Ps.	(323,048)	Ps.	332,700	Ps.	3,503	Ps.	(3,857)	Ps.	332,346
Items that did not require resources:
Depreciation		—		8,671		(1,348)		7,323		3,859		—		11,182
Equity in income subsidiaries		(328,234)		(18)		324,396		(3,856)		(1)		3,857		—
Loss on sale of subsidiary
Deferred income taxes and employee statutory profit- sharing		(6,620)		165,627		—		159,007		461		—		158,546

		(7,867)		503,041		—		495,174		6,900		—		502,074
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable		130		(560,135)		—		(560,005)		(152,986)		131,787		(581,204)
Accounts receivable from affiliates		—		(227,389)		197,870		(29,519)		23,602		5,917		—
Inventories		19,651		(742,650)		—		(722,999)		(121,171)		—		(844,170)
Other current assets		—		(40)		—		(40)		(510)		—		(550)
Increase (decrease) in:
Trade accounts payable		17,035		778,404		(18,557)		776,882		148,722		(134,739)		790,865
Due to related parties		(251,600)		430,913		(179,313)		—		5,917		(2,965)		2,952
Other, net		1,567		10,880		—		12,447		(34,779)		—		(22,332)

Net resources used in operating activities		(221,084)		193,024		—		(28,060)		(124,305)		—		(152,365)

Financing activities:
Notes payable to financial institutions:		360,608		(70,187)		—		290,421		—		—		290,421
Related parties		—		(8,995)		—		(8,995)		—		—		(8,995)
Proceeds from issuance of common stock		65,071		—		(127,745)		(62,674)		163,618		—		100,944

Net resources generated by financing activities		425,679		(79,182)		(127,745)		218,752		163,618		—		382,370

Investing activities:
Restricted investments		(35,501)		—		—		(35,501)		—		—		(35,501)
Acquisition of property and equipment, net		—		(32,653)		—		(32,653)		(9,015)		—		(41,668)
Investment in shares		(127,745)		—		127,745		—		—		—		—

Net resources used in investing activities		(163,246)		(32,653)		127,745		(68,154)		9,015		—		(77,169)

Cash, temporary investments and restricted cash:
Net increase		41,349		81,189		—		122,538		30,298		—		152,836
Balance at beginning of year		54,928		12,319		—		67,247		2,375		—		69,622

Balance at end of year	Ps.	96,277	Ps.	93,508	Ps.	—	Ps.	189,785	Ps.	32,673	Ps.	—	Ps.	222,458

Desarrolladora Homex, SA. de C.V. and Subsidiaries

Supplemental Condensed Combining Financial Information

Statement of Changes in Financial Position for the year ended December 31, 2002

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Operating activities:
Net income	Ps.	31,390	Ps.	35,910	Ps.	(35,910)	Ps.	31,390	Ps.	(241)	Ps.	1,621	Ps.	32,770
Items that did not require resources:
Depreciation		—		4,592		(1,648)		2,944		3,899		—		6,843
Equity in income subsidiaries		—		—		—		—		—		—		—
Loss on sale of subsidiary		(35,937)		—		37,558		1,621		—		(1,621)		—
Deferred income taxes and employee statutory profit-sharing		238		28,804		—		29,042		(360)		—		28,682

		(4,309)		69,306		—		64,997		3,298		—		68,295
Changes in operating assets and liabilities
(Increase) decrease in:
Trade accounts receivable		256		(181,853)		—		(181,597)		4,632		—		(176,965)
Accounts receivable from affiliates		—		(1,492)		—		(1,492)		(23,946)		25,438		—
Inventories		(30,286)		(151,642)		—		(181,928)		(1,475)		(12,263)		(195,666)
Other current assets		—		—		—		—		(6,524)		—		(6,524)
Increase (decrease) in:
Trade accounts payable		(166)		69,158		(337)		68,655		343		(2,991)		66,007
Due to related parties		1,580		19,169		337		21,086		4,352		(22,447)		2,991
Other, net		(143)		16,708		—		16,565		727		—		17,292

Net resources used in operating activities		(33,068)		(160,646)		—		(193,714)		(18,593)		(12,263)		(224,570)

Financing activities:
Notes payable to financial institutions:
Proceeds from new borrowings		—		—		—		—		—		—		—
Payments of notes payable to financial Institutions		(29,427)		(108,122)		—		(137,549)		—		—		(137,549)
Related parties:
Loans from related parties		—		70,823		—		70,823		—		—		70,823
Payments of related party loans		—		—		—		—		—		—		—
Proceeds from issuance of common stock		322,201		198,010		(198,010)		322,201		22,478		(22,458)		322,221

Net resources generated by financing activities		292,774		160,711		(198,010)		255,475		22,478		(22,458)		255,495

Investing activities:
Acquisition of property and equipment		—		(6,838)		—		(6,838)		(2,387)		—		(9,225)
Investment in shares		(232,474)		(257)		198,010		(34,721)		—		34,721		—

Net resources used in investing activities		(232,474)		(7,095)		198,010		(41,559)		(2,387)		34,721		(9,225)

Cash, temporary investments and restricted cash:
Net increase		27,232		(7,030)		—		20,202		1,498		—		21,700
Balance at beginning of year		27,696		19,349		—		47,045		877		—		47,922

Balance at end of year	Ps.	54,928	Ps.	12,319	Ps.	—	Ps.	67,247	Ps.	2,375	Ps.	—	Ps.	69,622

Desarrolladora Homex, SA. de C.V. and Subsidiaries

Supplemental Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net Income and Equity

As of and for the year ended December 31, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Majority net income according to Mexican GAAP	Ps.	714,022	Ps.	720,099	Ps.	(720,099)	Ps.	714,022	Ps.	47,886	Ps.	(47,886)	Ps.	714,022
U.S. GAAP adjustments:
Reversal or revenue recognized under percentage-of completion method of accounting		—		(1,265,473)		—		(1,265,473)		(116,810)		—		(1,382,283)
Reversal of cost recognized under percentage-of completion method of accounting		—		725,497		—		725,497		78,570		—		804,067
Reversal of value-added tax accounting		—		19,144		—		19,144		—		—		19,144
Capitalization of interest		13,557		15,463		—		29,020		3,668		—		32,688
Deferred employee statutory profit-sharing		—		(4,419)		—		(4,419)		(2,921)		—		(7,340)
Effects of inflation on U.S. GAAP adjustments		—		105,167		—		105,167		5,603		—		110,770
Tax effects on U.S. GAAP adjustments		(4,067)		129,953		—		125,886		9,674		—		135,560

Total adjustments		9,490		(274,668)		—		(265,178)		(22,216)		—		(287,394)

Net income according to U.S. GAAP	Ps.	723,512	Ps.	445,431	Ps.	(720,099)	Ps.	448,844	Ps.	25,670	Ps.	(47,886)	Ps.	426,628

Majority stockholders' equity according to Mexican GAAP	Ps.	3,765,915	Ps.	3,439,578	Ps.	(3,439,578)	Ps.	3,765,915	Ps.	268,962	Ps.	(268,962)	Ps.	3,765,915
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage of completion method of accounting		—		(2,351,651)		—		(2,351,651)		(125,305)		—		(2,476,956)
Reversal of cost recognized under percentage of completion method of accounting		—		1,605,381		—		1,605,381		84,284		—		1,689,665
Capitalization of interest		39,969		45,589		—		85,558		10,814		—		96,372
Deferred employee statutory profit-sharing		—		(5,822)		—		(5,822)		(3,849)		—		(9,671)
Other		—		(10,706)		—		(10,706)		—		—		(10,706)

Total U.S. GAAP adjustments before tax effects		39,969		(717,209)		—		(677,240)		(34,056)		—		(711,296)
Tax effects on U.S. GAAP adjustments		(11,990)		211,953		—		199,963		10,216		—		210,179

Total adjustments		27,979		(505,256)		—		(477,277)		(23,840)		—		(501,117)

Stockholders' equity according to U.S. GAAP	Ps.	3,793,894	Ps.	2,934,322	Ps.	(3,439,578)	Ps.	3,288,638	Ps.	245,122	Ps.	(268,962)	Ps.	3,264,798

Desarrolladora Homex, SA. de C.V. and Subsidiaries

Supplemental Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net income and Equity

As of and for the year ended December 31, 2003

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Majority net income according to Mexican GAAP	Ps.	326,987	Ps.	328,761	Ps.	(328,761)	Ps.	326,987	Ps.	3,503	Ps.	(3,503)	Ps.	326,987
U.S. GAAP adjustments:
Reversal or revenue recognized under percentage-of completion method of accounting		—		(174,539)		—		(174,539)		(14,702)		—		(189,241)
Reversal of cost recognized under percentage-of completion method of accounting		—		87,376		—		87,376		9,889		—		97,265
Reversal of value-added tax accounting		—		(19,144)		—		(19,144)		—		—		(19,144)
Capitalization of interest		(7,331)		(29,205)		—		(36,536)		(609)		—		(37,145)
Deferred employee statutory profit-sharing		—		(182)		—		(182)		—		—		(182)
Effects of inflation on U.S. GAAP adjustments		—		43,729		—		43,729		501		—		44,230
Tax effects on U.S. GAAP adjustments		2,625		21,881		—		(24,506)		1,641		—		26,148

Total adjustments		(4,706)		(70,084)		—		(74,791)		(3,280)		—		(78,069)

Net income according to U.S. GAAP	Ps.	322,281	Ps.	258,677	Ps.	(328,761)	Ps.	252,196	Ps.	223	Ps.	(3,503)	Ps.	248,918

Majority stockholders' equity according to Mexican GAAP	Ps.	1,333,275	Ps.	1,124,466	Ps.	(1,124,466)	Ps.	1,333,275	Ps.	196,276	Ps.	(196,276)	Ps.	1,333,275
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage of completion method of accounting		—		(1,239,634)		—		(1,239,634)		(14,201)		—		(1,253,835)
Reversal of cost recognized under percentage of completion method of accounting		—		906,536		—		906,536		9,552		—		916,088
Reversal of value-added tax recovery		—		(19,144)		—		(19,144)		—		—		(19,144)
Capitalization of interest		13,227		52,691		—		65,918		1,099		—		67,017
Deferred employee statutory profit-sharing		—		(2,451)		—		(2,451)		—		—		(2,451)
Other		—		—		—		—		—		—		—

Total U.S. GAAP adjustments before tax effects		13,227		(302,002)		—		288,775		(3,550)		—		(292,325)
Tax effects on U.S. GAAP adjustments		(4,365)		92,500		—		88,135		1,171		—		89,307

Total adjustments		8,862		(209,502)		—		200,640		(2,378)		—		(203,018)

Stockholders' equity according to U.S. GAAP	Ps.	1,342,137	Ps.	914,964	Ps.	(1,124,466)	Ps.	1,132,635	Ps.	193,898	Ps.	(196,276)	Ps.	1,130,257

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net Income and Equity

As of and for the year ended December 31, 2002

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Majority net income according to Mexican GAAP	Ps.	31,390	Ps.	35,910	Ps.	(35,910)	Ps.	31,390	Ps.	(241)	Ps.	241	Ps.	31,390
U.S. GAAP adjustments:
Reversal or revenue recognized accounting percentage of completion method of accounting		—		(141,473)		—		(141,473)		—		—		(141,473)
Reversal of cost recognized under percentage of completion method of accounting		—		98,377		—		98,377		—		—		98,377
Capitalization of interest		(1,256)		(5,201)		—		(6,457)		—		—		(6,457)
Deferred employee statutory profit-sharing		—		587		—		587		—		—		587
Effects of inflation on U.S. GAAP adjustments		—		65,729		—		65,729		—		—		65,729
Tax effects on U.S. GAAP adjustments		427		16,420		—		16,847		—		—		16,847

Total adjustments		(829)		34,439		—		33,610		—		—		33,610

Net income according to U.S. GAAP	Ps.	30,561	Ps.	70,349	Ps.	(35,910)	Ps.	65,000	Ps.	(241)	Ps.	(241)	Ps.	65,000

Majority stockholders' equity according to Mexican GAAP	Ps.	941,215	Ps.	795,763	Ps.	(795,763)	Ps.	941,215	Ps.	28,741	Ps.	(28,741)	Ps.	941,215
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage of completion method of accounting		—		(1,120,381)		—		(1,120,381)		—		—		(1,120,381)
Reversal of cost recognized under percentage of completion method of accounting		—		774,299		—		774,299		—		—		774,299
Capitalization of interest		20,263		83,899		—		104,162		—		—		104,162
Deferred employee statutory profit- sharing		—		(2,270)		—		(2,270)		—		—		(2,270)
Other		—		32,210		—		32,210		—		—		32,210

Total U.S. GAAP adjustments before tax effects		20,263		(232,243)		—		(211,980)		—		—		(211,980)
Tax effects on U.S. GAAP adjustments		(6,890)		93,921		—		87,031		—		—		87,031

Total adjustments		13,373		(138,322)		—		(124,949)		—		—		(124,949)

Stockholders' equity according to U.S. GAAP	Ps.	954,588	Ps.	657,441	Ps.	(795,763)	Ps.	816,266	Ps.	28,741	Ps.	(28,741)	Ps.	816,266

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2005 and December 31, 2004

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	June 30, 2005 (Unaudited) (Convenience Translation; Note 1)	June 30, 2005 (Unaudited)		December 31, 2004
Assets
Current assets:
Cash and temporary investments	$37,649	Ps.	405,555	Ps.	516,500
Restricted cash	—		—		20,692
Trade accounts receivable—net	351,139		3,782,471		3,203,752
Inventories (Note 2)	221,915		2,390,466		2,107,139
Other current assets	9,764		105,177		105,317

Total current assets	620,467		6,683,669		5,953,400
Land held for future development (Note 2)	61,554		663,065		509,294
Restricted investments	28		299		43,389
Property and equipment—net	24,250		261,219		254,072
Other assets	6,661		71,749		85,518

Total	$712,960	Ps.	7,680,001	Ps.	6,845,673

Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions (Note 3)	$103,727	Ps.	1,117,348	Ps.	401,276
Trade accounts payable	126,923		1,367,208		1,676,330
Advances from customers	10,133		109,152		60,432
Accrued expenses and taxes, other than income taxes	2,229		24,004		67,011
Income tax payable	9,510		102,442		351
Employee statutory profit-sharing	111		1,198		2,002

Total current liabilities	252,633		2,721,352		2,207,402
Long-term notes payable to financial institutions (Note 3)	4,379		47,167		182,100
Deferred income taxes and employee statutory profit-sharing	65,393		704,410		639,896

Total liabilities	322,405		3,472,929		3,029,398

Commitments and contingencies
Stockholders' equity:
Common stock	20,367		219,398		219,398
Additional paid-in capital	209,062		2,252,018		2,252,018
Retained earnings	140,952		1,518,340		1,123,491
Excess in restated stockholders' equity	29,145		313,948		313,948
Cumulative initial effect of deferred income taxes	(13,270)		(142,940)		(142,940)

Majority stockholder's equity	386,256		4,160,764		3,765,915
Minority interest in consolidated subsidiaries	4,299		46,308		50,360

Total stockholders' equity	390,555		4,207,072		3,816,275

Total	$712,960	Ps.	7,680,001	Ps.	6,845,673

See accompanying notes to unaudited condensed consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Condensed Consolidated Statements of Income

For the six-month periods ended June 30, 2005 and 2004

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2005 (Unaudited) (Convenience translation; Note 1)	2005 (Unaudited)		2004 (Unaudited)
Revenues	$265,812	Ps.	2,863,328	Ps.	1,990,806
Costs	183,145		1,972,835		1,363,267

Gross profit	82,667		890,493		627,539
Selling and administrative expenses	25,436		273,992		186,586

Income from operations	57,232		616,501		440,953

Other income (expense)—net	1,544		16,623		46,221

Net comprehensive financing cost:
Interest expense	8,894		95,818		61,840
Interest income	(2,117)		(22,806)		(10,211)
Exchange gain—net	(544)		(5,864)		(7)
Monetary position loss	130		1,397		5,744

	6,363		68,545		57,366

Income before income taxes and employee statutory profit-sharing	52,412		564,579		429,808
Income tax expense	16,133		173,782		133,192
Employee statutory profit-sharing expense	—		—		1,501

Consolidated net income	$36,279	Ps.	390,797	Ps.	295,115

Net income of majority stockholders	$36,655	Ps.	394,849	Ps.	295,875
Net income of minority stockholders	(376)		(4,052)		(760)

Consolidated net income	$36,279	Ps.	390,797	Ps.	295,115

Weighted average shares outstanding (in thousands)	313,856		313,856		249,962
Earnings per share (basic and diluted)	$0.12	Ps.	1.26	Ps.	1.18

See accompanying notes to unaudited condensed consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders' Equity

For the six-month periods ended June 30, 2005 and 2004

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	Common Stock		Additional paid in capital		Retained earnings		Excess in restated stockholders' Equity		Cumulative initial effect of deferred income Taxes		Minority interest in consolidated subsidiaries		Total stockholders' equity
Balance as of January 1, 2004	Ps.	175,096	Ps.	588,407	Ps.	398,764	Ps.	313,948	Ps.	(142,940)	Ps.	46,507	Ps.	1,379,782
Issuance of common stock (unaudited)												5,399		5,399
Comprehensive income (unaudited)		—		—		306,581		—		—		(11,466)		295,115

Balances as of June 30, 2004 (unaudited)	Ps.	175,096	Ps.	588,407	Ps.	705,345	Ps.	313,948	Ps.	(142,940)	Ps.	40,440	Ps.	1,680,296

Balances as of January 1, 2005	Ps.	219,398	Ps.	2,252,018	Ps.	1,123,491	Ps.	313,948	Ps.	(142,940)	Ps.	50,360	Ps.	3,816,275
Comprehensive income (unaudited)		—		—		394,849		—		—		(4,052)		390,797

Balances as of June 30, 2005 (unaudited)	Ps.	219,398	Ps.	2,252,018	Ps.	1,518,340	Ps.	313,948	Ps.	(142,940)	Ps.	46,308	Ps.	4,207,073

(Convenience translation; Note 1)
Balances as of January 1, 2005		$20,367		$209,062		$104,297		$29,145		$(13,270)		$4,675		$354,276
Comprehensive income (unaudited)		—		—		36,655		—		—		(376)		36,279

Balances as of June 30, 2005 (unaudited)		$20,367		$209,062		$140,952		$29,145		$(13,270)		$4,299		$390,555

See accompanying notes to unaudited condensed consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Condensed Consolidated Statements of Changes in Financial Position

For the six-month periods ended June 30, 2005 and 2004

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2005 (Unaudited) (Convenience translation; Note 1)	2005 (Unaudited)		2004 (Unaudited)
Operating activities:
Net income	$36,279	Ps.	390,797	Ps.	295,115
Items that did not require resources:
Depreciation	2,402		25,877		5,058
Loss on sale of subsidiary	—		—		1,154
Deferred income taxes and employee statutory profit-sharing	5,989		64,514		118,662

	44,670		481,188		419,989
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable	(52,446)		(564,950)		(644,315)
Inventories	(40,577)		(437,098)		(308,736)
Other current assets	13		139		(44,666)
Increase (decrease) in:
Trade accounts payable	(28,698)		(309,122)		153,160
Other, net	9,933		107,000		63,739

Net resources used in operating activities	(67,105)		(722,843)		(360,829)

Financing activities:
Notes payable to financial institutions:
Proceeds from new borrowings	58,679		632,067		371,736
Payments of notes payable to financial institutions	(4,728)		(50,928)		—
Related parties:
Payments of related party loans	—		—		(145,787)
Proceeds from issuance of common stock	—		—		5,399

Net resources generated by financing activities	53,951		581,139		231,348

Investing activities:
Restricted investments	4,000		43,090		(102)
Proceeds from sale of machinery and equipment	—		—		48,613
Acquisition of property and equipment	(3,066)		(33,024)		(26,588)

Net resources generated by investing activities	934		10,066		21,923

Cash, temporary investments and restricted cash:
Net decrease	(12,220)		(131,638)		(107,558)
Balance at beginning of period	49,869		537,193		222,458

Balance at end of period	$37,649	Ps.	405,555	Ps.	114,900

See accompanying notes to unaudited condensed consolidated financial statements.

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

For the six-month period ended June 30, 2005

(in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

1. Basis of presentation

        Basis of presentation—The unaudited condensed consolidated financial statements of Desarrolladora Homex, S.A. de C.V. ("Homex") and its subsidiaries (the "Company") included herein have been prepared in accordance with generally accepted accounting principles in Mexico ("Mexican GAAP") and are unaudited. Certain information and footnote disclosures normally prepared in accordance with Mexican GAAP have been condensed or omitted, although the Company believes that the disclosures are adequate to make the information not misleading. These unaudited condensed financial statements should be read in connection with the Company's audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2004.

        The unaudited condensed consolidated financial information included herein reflects all adjustments, consisting only of normal recurring adjustments, which are necessary, in the opinion of management, for a fair presentation of the Company's consolidated financial position and consolidated results of operations, changes in stockholders' equity and changes in financial position for the interim periods presented. The results of operations for interim periods are not necessarily indicative of the results to be expected for an entire year.

        The unaudited condensed consolidated financial statements are stated in Mexican pesos, the currency of the country in which the Company is incorporated and operates. The translations of Mexican peso amounts into U.S. dollar amounts are included solely for the convenience of readers in the United States of America and have been made at the rate of Ps.10.7720 per one U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on June 30, 2005. Such translation should not be construed as representations that the Mexican peso amounts have been, could have been, or could in the future, be converted into U.S. dollars at this or any other exchange rate.

        The Mexican affordable entry-level housing industry experiences significant seasonality during the year, principally due to the operational and lending cycles of Infonavit and Fovissste. The programs, budgets, and changes in the authorized policies of these mortgage lenders are approved during the first quarter of the year. Payment by these lenders for home deliveries is slow at the beginning of the year and increases gradually through the second and third quarters with a rapid acceleration in the fourth quarter.

        Principles of consolidation of financial statements—The unaudited consolidated financial statements include those of Homex, and its consolidated subsidiaries, material intercompany balances and transactions have been eliminated in these unaudited consolidated financial statements. Equity interests of unaffiliated shareholders in consolidated subsidiaries are reflected as minority interest.

2. Inventories

        Inventories consist of the following:

	June 30, 2005		December 31, 2004
	(Unaudited)
Land held for future developments	Ps.	1,797,481	Ps.	1,653,451
Construction-in-process		854,506		657,520
Finished construction		3,158		3,192
Construction materials		115,534		61,076
Merchandise-in-transit		—		1,754
Advances to suppliers		282,852		239,440

		3,053,531		2,616,433
Land held for future developments—noncurrent		(663,065)		(509,294)

	Ps.	2,390,466	Ps.	2,107,139

        At June 30, 2005 and December 31, 2004, construction in process and land held for future development for Ps.138,204 (unaudited) and Ps.175,183, respectively, have been pledged as collateral for the Company's notes payable.

        The Company's policy is to locate and acquire land each year, classifying land currently being developed and land planned for development within one year as a part of current assets, and classifying all remaining land as noncurrent assets.

3. Notes payable to financial institutions

        Notes payable to financial institutions consist of the following:

	June 30, 2005		December 31, 2004
	(Unaudited)
Mexican Peso Denominated Notes Payable
GMAC Hipotecaria, S.A. de C.V.
Term loan secured by land for development, payable on June 15, 2006, bearing interest at Interbank Equilibrium Rate as defined by the Central Bank of Mexico ("TIIE") plus 2.5%.	Ps.	34,637	Ps.	40,848
Term loan secured by land for development, payable on April 15, 2006, bearing interest at TIIE plus 2.5%.		56,400		73,245
Term loan secured by land for development, payable on June 25, 2006, bearing interest at TIIE plus 2.5%.		—		28,508
Banco Santander Serfin, S.A.
Term loan secured by land for development, payable on May 5, 2008, bearing annual interest at TIIE plus 1.9.%		47,167		—
Banco Nacional de México, S.A.
Line-of-credit up to Ps.150,000, bearing annual interest at TIIE plus 1.6%, payable on April 1, 2006.		147,428		—
BBVA Bancomer, S.A.
Line-of-credit up to Ps.100,000, bearing annual interest at TIIE plus 2%, payable on November 26, 2005.		54,900		—
Line-of-credit up to Ps.100,000, bearing annual interest at TIIE plus 1.9%, payable on August 23, 2005.		30,000		—
IXE Banco, S.A.
Note payable for Ps.20,000, bearing interest at TIIE plus 2%, payable on September,15, 2005.		20,000		—
Commercial paper placed through:
IXE Casa de Bolsa, S.A. de C.V.
Note renewable annually issued on November 14, 2004, bearing interest at TIIE plus 3.25%.		—		116,125
Multivalores Casa de Bolsa, S.A. de C.V.
Note renewable annually issued on December 19, 2004, bearing interest at TIIE plus 2.7%.		250,000		252,666
Note renewable annually issued on March 15, 2005, bearing interest at TIIE plus 1.5%.		500,000		—

Capital lease obligations:
Paccar Arrendadora Financiera, S.A. de C.V
Capital lease obligations for equipment with a net book value of Ps.11,591, payable on July 1, 2006.		3,048		10,778
Arrendadora Financiera Navistar, S.A. de C.V.
Capital lease obligations for equipment with a net book value of Ps.30,076, payable on July 10, 2006.		20,935		40,906

		1,164,515		563,076
Less current portion		(1,117,348)		(401,276)

		47,167		161,800
Land purchases—long term				20,300

	Ps.	47,167	Ps.	182,100

        The scheduled maturities of notes payable to financial institutions at June 30, 2005 (unaudited), are as follows:

Year
2008	Ps.	47,167

	Ps.	47,167

        At of June 30, 2005 (unaudited) and December 31, 2004 the TIIE interest rate was 9.61% and 8.95%, respectively.

4. Income taxes, tax on assets and employee statutory profit-sharing

        In accordance with Mexican tax law, the Company is subject to income tax (ISR) and tax on assets (IMPAC), which take into consideration the taxable and deductible effects of inflation. The ISR rate was 33% in 2004 and 34% in 2003. IMPAC is calculated by applying 1.8% on the net average of the majority of restated assets less certain liabilities and is payable only to the extent that it exceeds ISR payable for the same period; any required payment of IMPAC is creditable against the excess of ISR over IMPAC of the following ten years.

        On December 1, 2004, certain amendments to the ISR and IMPAC Laws were enacted and are effective as of 2005. The most significant amendments were as follows: a) the ISR rate was reduced to 30% in 2005, 29% in 2006, and 28% as of 2007 and thereafter; (b) for ISR purposes, cost of sales will be deducted instead of inventory purchases in the period; c) companies may elect in 2005 to ratably increase taxable income over a period from four to 12 years by the tax value of inventories on hand as of December 31, 2004 determined in conformity with the respective tax rules, which include deducting any previous tax basis of inventories and any unamortized tax loss carryforwards, and the tax basis of such inventories may be deducted as sold; d) as of 2006, paid employee statutory profit-sharing will be fully deductible for ISR purposes; e) bank liabilities and liabilities with foreign entities are now included in the determination of the IMPAC taxable base.

5. Summary of differences between Mexican GAAP and U.S. GAAP

        The consolidated financial statements of the Company are prepared in accordance with Mexican GAAP, which vary in certain significant respects from U.S. GAAP. A reconciliation of the reported majority net income, majority stockholders' equity and majority comprehensive income to U.S. GAAP is presented in Note 6. It should be noted that this reconciliation to U.S. GAAP does not include the reversal of the restatement of the financial statements for the effects of inflation as required by Bulletin B-10, "Recognition of the Effects of Inflation in Financial Information", of Mexican GAAP. The application of this Bulletin represents a comprehensive measure of the effects of price-level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting in Mexican pesos for purposes of both Mexican and U.S. GAAP.

        The differences between Mexican GAAP and U.S. GAAP included in the reconciliation that affect the consolidated financial statements of the Company are described as follows:

  a.
  Revenue and Cost Recognition

    Under Mexican GAAP, the Company uses the percentage-of-completion method of accounting to account for housing project revenues and costs related to housing construction, progress towards completion is measured in terms of comparing the actual costs incurred to the estimated total cost of a project.

    In accordance with U.S.GAAP home building sales are recognized when all of the following conditions are met: a sale is consummated, a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured. All such conditions are met at the time title passes to the buyer.

    Accordingly, a reconciling item for the additional revenues and additional costs recognized under the percentage-of-completion of accounting under Mexican GAAP is included in the U.S. GAAP reconciliation of net income and stockholders' equity.

  b.
  Recovery of Value-Added Taxes Paid

    Under Mexican GAAP the Company recognized other income in 2003 for the recovery of value-added taxes paid and expensed by the Company in 2002 in the amount of Ps.19.1 million, since in the opinion of management and its tax advisors, the future recovery of these amounts was probable.

    In accordance with U.S. GAAP the recovery of such taxes was considered a contingent gain due to the prolonged challenge faced by the Company in settling the related tax dispute and was not recorded as income until the cash was received, which occurred during the first quarter of 2004.

  c.
  Capitalization of Net Comprehensive Financing Cost

    Under Mexican GAAP, the capitalization of net comprehensive financing costs (interest, foreign exchange gains and losses and monetary position gains and losses) incurred to finance investment projects is optional. The Company does not capitalize the integral cost of financing for Mexican GAAP reporting.

    In accordance with U.S. GAAP, if interest is incurred during the construction of qualifying assets, capitalization is required as part of the cost of such assets. The Company applies the weighted-average interest rate on all outstanding debt to the balance of construction-in-progress and such amount is reduced by the gain on monetary position associated with the debt to determine the amount of interest to be capitalized in accordance with U.S. GAAP.

    Accordingly, a reconciling item for the capitalization of interest is included in the U.S. GAAP reconciliation of net income and stockholders' equity, and the effect of interest capitalized to the cost of inventories is included within operating income for U.S. GAAP purposes.

  d.
  Deferred Income Taxes and Employee Statutory Profit-Sharing

    The Company follows SFAS No. 109, "Accounting for Income Taxes," for U.S. GAAP purposes, which differs from Mexican GAAP as follows:

    •
    Under Mexican GAAP the effects of inflation on the deferred income tax balance generated by monetary items are recognized in income in the line item monetary position loss (gain). Under U.S. GAAP all deferred tax amounts are considered to be a nonmonetary item. As a result, the consolidated statement of operations differs with respect to the presentation of the monetary position loss (gain) and the deferred income tax provision.

    •
    Under Mexican GAAP deferred employee statutory profit-sharing is calculated considering only those temporary differences that arise during the year and which are expected to reverse within a defined period and the effect is recorded as a component of income tax expense. For purposes of applying U.S. GAAP the liability is determined using a methodology similar to the liability method used in the calculation of deferred income taxes. Also, for U.S. GAAP purposes, employee statutory profit-sharing is classified as an operating expense.

    As a result of the differences related to the recognition of revenue, costs and interest capitalization as described above, the deferred income tax amounts presented under Mexican GAAP differ from the amounts calculated in accordance with U.S. GAAP.

    Reconciliation of Deferred Income Taxes

	June 30, 2005		December 31, 2004
	(Unaudited)
Deferred income tax liability according to Mexican GAAP, net	Ps.	697,179	Ps.	632,587
Effect of U.S. GAAP adjustments:
Accounts receivable		(864,230)		(743,087)
Inventories		605,508		535,812
Employee profit-sharing		(4,578)		(2,902)

Deferred income tax liability according to U.S. GAAP, net	Ps.	433,879	Ps.	422,410

    Deferred income tax balance sheet classification:

	June 30, 2005(Unaudited)				December 31, 2004
	Current		Noncurrent		Current		Noncurrent
Deferred tax assets	Ps.	—	Ps.	78,051	Ps.	—	Ps.	342,174
Deferred tax liability		(511,930)		—		(764,584)		—

Net deferred tax (liability) asset	Ps.	(511,930)	Ps.	78,051	Ps.	(764,584)	Ps.	342,174

        The changes in the balance of the deferred income tax liability for the year are as follows:

	June 30, 2005		December 31, 2004
	(Unaudited)
Balance at the beginning of the period	Ps.	422,410	Ps.	269,591
Provision for the period		11,469		152,819

Balance at the end of the period	Ps.	433,879	Ps.	422,410

    Reconciliation of Deferred Employee Profit-Sharing

	June 30, 2005		December 31, 2004
	(Unaudited)
Deferred employee profit-sharing liability according to Mexican GAAP	Ps.	7,231	Ps.	7,309
Effect of U.S. GAAP adjustments:
Accounts receivable		10,761		14,250
Prepaid expenses		5,572		4,109
Accounts payable		(1,074)		(8,688)
Other		—		—

Deferred employee profit-sharing liability according to U.S. GAAP	Ps.	22,490	Ps.	16,980

    The changes in the balance of the deferred employee profit-sharing liability for the year are as follows:

	June 30, 2005		December 31, 2004
	(Unaudited)
Balance at the beginning of the period	Ps.	16,800	Ps.	2,451
Provision (benefit) for the period		5,690		14,529

Balance at the end of the period	Ps.	22,490	Ps.	16,980

  e.
  Statement of Cash Flows

    Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, "Statement of Changes in Financial Position" (B-12), which identifies the generation and application of resources by the differences between beginning and ending financial statement balances in constant Mexican pesos. B-12 also requires that monetary and foreign exchange gains and losses be treated as cash items for the determination of resources generated by operations.

    In accordance with U.S. GAAP the Company follows the requirements of SFAS No. 95, "Statement of Cash Flows," excluding the effects of inflation (see Note 6.g.).

  f.
  Classification Differences

    Under Mexican GAAP advances for the purchase of land and construction materials are recorded as part of the cost of real estate inventories. Under U.S. GAAP such advances are classified as prepaid expenses.

    Under Mexican GAAP, deferred taxes are classified as non-current; U.S. GAAP requires a current, non-current classification based on the classification of the related asset or liability.

    Under Mexican GAAP, amounts due under the Company's factoring agreements are included in trade accounts payable; U.S. GAAP requires that such amounts be recorded as a borrowing from the financial intermediary.

6. Reconciliation of Mexican GAAP net income and equity to U.S. GAAP net income and equity and the presentation of condensed financial statements in accordance with U.S. GAAP

  a.
  Reconciliation of Majority Net Income for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Majority net income according to Mexican GAAP	Ps.	394,849	Ps.	295,875
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 5.a)		(434,704)		(676,553)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 5.a)		219,698		416,944
Value-added tax recovery (Note 5.b)		—		19,144
Capitalization of interest (Note 5.c)		3,332		6,658
Deferred employee statutory profit-sharing (Note 5.d)		(5,590)		(10,464)
Effects of inflation on U.S. GAAP adjustments		27,807		22,848

Total U.S. GAAP adjustments before tax effects		(189,457)		(221,423)
Tax effects on U.S. GAAP adjustments		61,445		73,193

Total U.S. GAAP adjustments		(128,012)		(148,230)

Net income according to U.S. GAAP	Ps.	266,837	Ps.	147,645

Weighted average shares outstanding (in thousands)		313,978		249,962

Earnings per share according to U.S. GAAP	Ps.	0.85	Ps.	0.59

  b.
  Reconciliation of Majority Stockholders' Equity for the six-month periods ended June 30, 2005:

	2005
	(Unaudited)
Majority stockholders' equity according to Mexican GAAP	Ps.	4,160,764
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 5.a)		(2,880,769)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 5.a)		1,919,673
Capitalization of interest (Note 5.c)		94,634
Deferred employee statutory profit-sharing (Note 5.d)		(15,261)
Other		(10,706)

Total U.S. GAAP adjustments before tax effects		(892,429)
Tax effects on U.S. GAAP adjustments		263,300

Total U.S. GAAP adjustments		(629,129)

Stockholders' equity according to U.S. GAAP	Ps.	3,531,635

  c.
  Reconciliation of Majority Comprehensive Income for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Majority comprehensive income according to Mexican GAAP	Ps.	394,849	Ps.	295,875
Net U.S. GAAP adjustments:
Net income		(128,012)		(148,230)

Comprehensive income according to U.S. GAAP	Ps.	266,837	Ps.	147,645

  d.
  Condensed consolidated balance sheets according to U.S. GAAP

	June 30, 2005		December 31, 2004
	(Unaudited)
Assets
Current assets	Ps.	5,817,205	Ps.	5,604,654
Land for development		663,065		509,294
Property and equipment		261,219		254,072
Other assets		150,099		128,907

Total assets	Ps.	6,891,587	Ps.	6,496,927

Liabilities and stockholders' equity
Current liabilities		3,255,771		2,988,964
Long-term debt		47,167		182,100
Minority interest		57,014		61,065
Majority stockholders' equity		3,531,635		3,264,798

Total liabilities and stockholders' equity	Ps.	6,891,587	Ps.	6,496,927

  e.
  Condensed consolidated statements of operations according to U.S. GAAP for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Revenues	Ps.	2,428,624	Ps.	1,314,253
Costs		1,826,220		993,008

Gross profit		602,404		321,245
Operating income		322,823		122,694
Income before income taxes		375,122		206,885
Income taxes		112,337		60,000
Minority interest		(4,052)		(760)

Net income according to U.S. GAAP	Ps.	266,837	Ps.	147,645

Weighted average shares outstanding (in thousands)		313,978		249,962

Basic and diluted earnings per share according to U.S. GAAP (basic and diluted)	Ps.	0.85	Ps.	0.59

  f.
  Reconciliation of changes in stockholders' equity according to U.S. GAAP GAAP for the six-month periods ended June 30, 2005:

	2005
	(Unaudited)
Stockholders' equity at beginning of period	Ps.	3,264,798
Net income according to U.S. GAAP		266,837

Stockholders' equity at end of period	Ps.	3,531,635

  g.
  Condensed consolidated statements of cash on a historical cost basis flows according to U.S. GAAP for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Operating activities:
Consolidated net income	Ps.	336,794	Ps.	145,467
Non-cash items:
Depreciation		25,877		5,058
Allowance for doubtful accounts		(2,389)		1,388
Deferred income tax and statutory profit-sharing		38,292		79,360
Working capital investment		(1,105,435)		(706,411)
Recoverable taxes, net		(72,286)		(10,050)
Interest payable		1,715		400

Net cash flows used in operating activities		(777,432)		(484,788)

Investing activities:
Investments in:
Property and equipment		(34,343)		(19,795)
Other assets		42,632		(7,967)

Net cash flows provided by (used in) investing activities		8,289		(27,762)

Financing activities:
Supplier factoring agreement		82,960		172,765
Bank loans		560,214		228,086
Proceeds from issuance of common stock		—		5,169

Net cash flows provided by financing activities		643,174		406,020

Net decrease in cash and cash equivalents		(125,969)		(160,530)
Cash and cash equivalents at the beginning of the period		531,524		216,421

Cash and cash equivalents at the end of the period	Ps.	405,555	Ps.	109,891

Supplemental cash flow information:
Interest paid	Ps.	75,909	Ps.	47,176

Income tax and tax on assets paid	Ps.	956	Ps.	1,634

7. Subsequent event

        On July 1, 2005 the Company acquired Controladora Casas Beta, S.A. de C.V. ("Beta"). The purchase price for Beta was approximately Ps.2,041.5 million (US$188.9 million). The acquisition of Beta involved the purchase of 53.0% of Beta's stock for approximately Ps.1,063.9 million

(US$98.4 million) in cash and the purchase of the remaining 47.0% of Beta's stock in exchange for 22.0 million of the Company's common shares valued at Ps.977.6 million (US$90.5 million). Following the acquisition, Beta was merged into the Company. Former Beta shareholders own approximately 6.6% of the Company's capital stock.

        On September 28, 2005 the Company issued US$250 million of 7.50% Senior Guaranteed Notes due in 2015. The Senior Guaranteed Notes are fully and unconditionally guaranteed, on an unsecured senior, joint and several basis by each of the wholly-owned subsidiaries acquired in the Beta acquisition discussed above.

        On September 30, 2005, the Company acquired an additional 4.14% ownership interest in Desarrolladora de Casas del Noroeste, S. A. de C. V. ("DECANO"), which resulted in DECANO becoming a wholly-owned subsidiary of the Company.

8. Supplemental guarantor information

        The Senior Guaranteed Notes are fully and unconditionally guaranteed, on an unsecured senior, joint and several basis, by each of the Company's significant subsidiaries. Each of the guarantor subsidiaries (Proyectos Inmobiliarios de Culiacán, S.A. de C.V., Desarrolladora de Casas del Noroeste, S.A. de C.V.) is a wholly-owned subsidiary. The following condensed consolidating financial information includes the guarantor subsidiaries, non-guarantor subsidiaries and the parent company.

        Investments in subsidiaries are accounted for by the parent company under the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are therefore reflected in the parent company's investment account and earnings. The principal elimination entries eliminate the parent company's investment in subsidiaries and intercompany balances and transactions.

******

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Balance Sheet as of June 30, 2005

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Assets
Current assets:
Cash and temporary investments	Ps.	121,705	Ps.	233,049	Ps.	—	Ps.	354,754	Ps.	50,801	Ps.	—	Ps.	405,555
Restricted cash		—		—		—		—		—		—		—
Trade accounts receivable		3,036		3,641,532		—		3,644,568		407,043		(269,140)		3,782,471
Trade accounts receivable for related parties		800,214		621,545		(1,342,504)		79,255		68,344		(147,599)		—
Inventories		—		2,261,575		(21,496)		2,240,079		150,387		—		2,390,466
Other current assets		7,958		34,268		—		42,226		62,951		—		105,177

Total current assets		932,913		6,791,969		(1,364,000)		6,360,882		739,526		(416,739)		6,683,669
Land held for future development		—		663,065		—		663,065		—		—		663,065
Restricted investment		299		—		—		299		—		—		299
Property, plant and equipment—net		—		174,961		—		174,961		86,258		—		261,219
Investment in shares		4,040,750		340		(3,810,334)		230,756		1,389		(232,145)		—
Other assets		46,477		25,272		—		71,749		—		—		71,749

Total	Ps.	5,020,439	Ps.	7,655,607	Ps.	(5,174,334)	Ps.	7,501,712	Ps.	827,173	Ps.	(648,884)	Ps.	7,680,001

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Balance Sheet as of June 30, 2005

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions	Ps.	917,428	Ps.	170,020	Ps.	—	Ps.	1,087,448	Ps.	29,900	Ps.	—	Ps.	1,117,348
Trade accounts payable		167		1,374,821		(19)		1,374,969		261,379		(269,140)		1,367,208
Trade accounts payable for related parties		—		1,342,485		(1,342,485)		—		147,599		(147,599)		—
Advances from customers		—		—		—		—		109,152		—		109,152
Accrued expenses and taxes other than income taxes		7,875		17,644		—		25,519		(1515)		—		24,004
Income tax payable		—		102,442		—		102,442		—		—		102,442
Employee statutory profit- sharing				977		—		977		221		—		1,198

Total current liabilities		925,470		3,008,389		(1,342,504)		2,591,355		546,736		(416,739)		2,721,352
Long-term notes payable to financial institutions		—		47,167		—		47,167		—		—		47,167
Deferred income taxes and employee statutory profit-sharing		(65,795)		760,769				694,974		9,436		—		704,410

Total liabilities		859,675		3,816,325		(1,342,504)		3,333,496		556,172		416,739		3,472,929

Commitments and contingencies
Stockholders' equity:
Common stock		219,398		2,137,034		(2,137,034)		219,398		202,765		(202,765)		219,398
Additional paid-in capital		2,252,018		—		—		2,252,018		—		—		2,252,018
Contributions for future common stock increases		—		—		—		—		22,024		(22,024)		—
Retained earnings		1,518,340		1,717,741		(1,717,741)		1,518,340		46,236		(46,236)		1,518,340
Excess in restated stockholders' equity		313,948		128,914		(128,914)		313,948		78		(78)		313,948
Cumulative initial effect of deferred income taxes		(142,940)		(144,407)		144,407		(142,940)		(102)		102		(142,940)

Majority stockholder's equity		4,160,764		3,839,282		(3,839,282)		4,160,764		271,001		(271,001)		4,160,764
Minority interest in consolidated subsidiaries		—		—		7,452		7,452		—		38,856		46,308

Total stockholders' equity		4,160,764		3,839,282		(3,831,830)		4,168,216		271,001		(232,145)		4,207,072

Total	Ps.	5,020,439	Ps.	7,655,607	Ps.	(5,174,334)	Ps.	7,501,712	Ps.	827,173	Ps.	(648,884)	Ps.	7,680,001

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Balance Sheet as of December 31, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Assets
Current assets:
Cash and temporary investments	Ps.	21,323	Ps.	442,901	Ps.	—	Ps.	464,224	Ps.	52,276	Ps.	—	Ps.	516,500
Restricted cash		—		20,692		—		20,692		—		—		20,692
Trade accounts receivable—net		1,005		3,051,851		—		3,052,856		408,474		(257,578)		3,203,752
Accounts receivable from affiliates		335,036		829,283		(1,033,451)		130,868		7,480		(138,348)		—
Inventories		—		2,002,425		(23,384)		1,979,041		128,098		—		2,107,139
Other current assets		3,973		37,538		—		41,511		63,803		3		105,317

Total current assets		361,337		6,384,690		(1,056,835)		5,689,192		660,131		(395,923)		5,953,400
Land held for future development		—		509,294		—		509,294		—		—		509,294
Restricted investments		43,389		—		—		43,389		—		—		43,389
Property and equipment—net		—		170,655		(1,794)		168,861		85,211		—		254,072
Investment in shares		3,632,827		178		(3,407,176)		255,829		1		(225,830)		—
Other assets		46,972		38,546		—		85,518		—		—		85,518

Total	Ps.	4,084,525	Ps.	7,103,363	Ps.	(4,465,805)	Ps.	6,722,083	Ps.	745,343	Ps.	(621,753)	Ps.	6,845,673

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Balance Sheet as of December 31, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions	Ps.	368,792	Ps.	32,484	Ps.	—	Ps.	401,276	Ps.	—	Ps.	—	Ps.	401,276
Trade accounts payable		1,178		1,677,299		(799)		1,677,678		256,231		(257,579)		1,676,330
Advances from customers		—		—		—		—		60,432		—		60,432
Accrued expenses and taxes, other than income taxes		8,703		50,642				59,345		7,666		—		67,011
Due to related parties		—		1,032,652		(1,032,652)		—		138,348		(138,348)		—
Income tax payable		—		298				298		53		—		351
Employee statutory profit-sharing		—		1,935				1,935		67		—		2,002

Total current liabilities		378,673		2,795,310		(1,033,451)		2,140,532		462,797		(395,927)		2,207,402
Long-term notes payable to financial institutions		—		182,100		—		182,100		—		—		182,100
Deferred income taxes and employee statutory profit- sharing		(60,063)		686,375		—		626,312		13,584		—		639,896

Total liabilities		318,610		3,663,785		(1,033,451)		2,948,944		476,381		(395,927)		3,029,398
Commitments and contingencies
Stockholders' equity:
Capital stock		219,398		2,137,037		(2,137,037)		219,398		203,062		(203,062)		219,398
Additional paid-in capital		2,252,018		—		—		2,252,018		—		—		2,252,018
Contributions for future common stock increases		—		—		—		—		20,281		(20,281)		—
Retained earnings		1,123,491		1,317,963		(1,317,963)		1,123,491		45,643		(45,643)		1,123,491
Excess in restated stockholders' equity		313,948		128,916		(128,916)		313,948		78		(78)		313,948
Cumulative initial effect of deferred income taxes		(142,940)		(144,338)		144,338		(142,940)		(102)		102		(142,940)
Majority stockholder's equity		3,765,915		3,439,578		(3,439,578)		3,765,915		268,962		(268,962)		3,765,915
Minority interest in consolidated subsidiaries		—		—		7,224		7,224		—		43,136		50,360

Total stockholders' equity		3,765,915		3,439,578		(3,432,354)		3,773,139		268,962		(225,826)		3,816,275

Total	Ps.	4,084,525	Ps.	7,103,363	Ps.	(4,465,805)	Ps.	6,722,083	Ps.	745,343	Ps.	(621,753)	Ps.	6,845,673

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Statements of Income for the six-month period ended June 30, 2005

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Revenues	Ps.	—	Ps.	4,402,830	Ps.	(1,540,835)	Ps.	2,861,995	Ps.	175,271	Ps.	(173,938)	Ps.	2,863,328
Costs		—		3,478,313		(1,519,339)		1,958,974		13,861		—		1,972,835

Gross profit		—		924,517		(21,496)		903,021		161,410		(173,938)		890,493
Selling and administrative expenses		12,606		266,145		—		278,751		169,179		(173,938)		273,992
Income (loss) from operations		(12,606)		658,372		(21,496)		624,270		(7,769)		—		616,501

Other income—net		—		15,599		—		15,599		1,024		—		16,623
Net comprehensive financing cost:
Interest expense		49,727		82,939		(52,125)		80,541		15,277		—		95,818
Interest income		(48,619)		(6,909)		52,125		(3,403)		(19,403)		—		(22,806)
Exchange (gain) loss—net		61		(5,906)		—		(5,845)		(19)		—		(5,864)
Monetary position loss		(20,052)		19,525		—		(527)		1,924		—		1,397

		(18,883)		89,649		—		70,766		(2,221)		—		68,545

Income before income taxes and employee statutory profit-sharing		6,277		584,322		(21,496)		569,103		(4,524)		—		564,579
Income tax expense (benefit)		(6,365)		184,273		—		177,908		(4,126)		—		173,782
Equity in income of associated companies		382,207		57		(378,382)		3,882		515		(4,397)		—

Consolidated net income	Ps.	394,849	Ps.	400,106	Ps.	(399,878)	Ps.	395,077	Ps.	117	Ps.	(4,397)	Ps.	390,797

Net income of majority stockholders	Ps.	394,849	Ps.	400,106	Ps.	(400,106)	Ps.	394,849	Ps.	117	Ps.	(117)	Ps.	394,849
Net income of minority stockholders		—		—		228		228		—		(4,280)		(4,052)

Consolidated net income	Ps.	394,849	Ps.	400,106	Ps.	(399,878)	Ps.	395,077	Ps.	117	Ps.	(4,397)	Ps.	390,797

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Statements of Income for the six-month period ended June 30, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Revenues	Ps.	—	Ps.	3,157,622	Ps.	(1,169,503)	Ps.	1,988,119	Ps.	124,894	Ps.	(122,207)	Ps.	1,990,806
Costs		—		2,521,159		(1,159,292)		1,361,867		1,400				1,363,267

Gross profit		—		636,463		(10,211)		626,252		123,494		(122,207)		627,539
Selling and administrative expenses		1,009		189,387		—		190,396		118,397		(122,207)		186,586

Income (loss) from operations		(1,009)		447,076		(10,211)		435,856		5,097		—		440,953

Other income (expense)—net		(907)		45,925		—		45,018		1,203		—		46,221
Net comprehensive financing cost:
Interest expense		24,168		56,817		(24,809)		56,176		5,664		—		61,840
Interest income		(25,830)		(317)		24,809		(1,338)		(8,873)		—		(10,211)
Exchange (gain) loss—net		(12)		5		—		(7)		—		—		(7)
Monetary position loss		(1,100)		7,423		—		6,323		(579)		—		5,744

		(2,774)		63,928		—		61,154		(3,788)		—		57,366

Income before income taxes and employee statutory profit-sharing		858		429,073		(10,211)		419,720		10,088		—		429,808
Income tax expense (benefit)		(759)		131,955		—		131,196		1,996		—		133,192
Employee statutory profit-sharing expense		—		1,501		—		1,501		—		—		1,501
Equity in income of associated companies		294,258		(25)		(284,219)		10,014		104		(10,118)		—

Consolidated net income		295,875		295,592		(294,430)		297,037		8,196		(10,118)		295,115

Net income of majority stockholders	Ps.	295,875	Ps.	295,592	Ps.	(295,592)	Ps.	295,875	Ps.	8,196	Ps.	(8,196)	Ps.	295,875
Net income of minority stockholders		—		—		1,162		1,162		—		(1,922)		(760)

Consolidated net income	Ps.	295,875	Ps.	295,592	Ps.	(294,430)	Ps.	297,037	Ps.	8,196	Ps.	(10,118)	Ps.	295,115

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Statement of Changes in Financial Position for the six-month period ended June 30, 2005

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Operating activities:
Net income	Ps.	394,849	Ps.	400,106	Ps.	(399,878)	Ps.	395,077	Ps.	117	Ps.	(4,397)	Ps.	390,797
Items that did not require resources:
Depreciation		—		21,979		(1,794)		20,185		5,692		—		25,877
Equity in income of subsidiaries		(407,927)		(162)		403,560		(4,529)		(1,388)		5,917		—
Deferred income taxes and employee statutory profit-sharing		(5,732)		74,394		—		68,662		(4,148)		—		64,514

		(18,810)		496,317		1,888		479,395		273		1,520		481,188
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable		(1,536)		(576,408)		—		(577,944)		1,432		11,562		(564,950)
Accounts receivable from affiliates		—		183,412		(131,829)		51,583		(60,864)		9,281		—
Inventories		—		(412,921)		(1,888)		(414,809)		(22,289)		—		(437,098)
Other current assets		(3,982)		3,270		—		(712)		851		—		139
Increase (decrease) in:
Trade accounts payable		(1,011)		(301,892)		—		(302,903)		5,148		(11,367)		(309,122)
Due to related parties		(465,179)		333,350		131,829				9,251		(9,251)
Other, net		(827)		68,008		—		67,181		39,819		—		107,000

Net resources used in operating activities		(491,345)		(206,864)		—		(698,209)		(26,379)		1,745		(722,843)

Financing activities:
Notes payable to financial institutions		548,636		2,603		—		551,239		29,900		—		581,139
Proceeds from issuance of common stock		—		—		—		—		1,743		(1,743)		—

Net resources generated by financing		548,636		2,603		—		551,239		31,643		(1,743)		581,139

Investing activities:
Restricted investments		43,090		—		—		43,090		—		—		43,090
Proceeds from sale of machinery and equipment				(26,284)		—		(26,284)		(6,740)		—		(33,024)
Investment in shares
Net resources generated by investing activities		43,090		(26,284)		—		16,806		(6,740)		—		10,066

Cash, temporary investments and restricted cash:
Net increase		100,381		(230,545)		—		(130,164)		(1,476)		2		(131,638)
Balance at beginning of period		21,322		463,594		—		484,916		52,277		—		537,193

Balance at end of period	Ps.	121,703	Ps.	233,049	Ps.	—	Ps.	354,752	Ps.	50,801	Ps.	2	Ps.	405,555

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Financial Information

Statement of Changes in Financial Position for the six-month period ended June 30, 2004

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Operating activities:
Net income	Ps.	295,875	Ps.	295,592	Ps.	(294,430)	Ps.	297,037	Ps.	8,196	Ps.	(10,118)	Ps.	295,115
Items that did not require resources:
Depreciation		—		2,963		—		2,963		2,095				5,058
Equity in income subsidiaries		(294,258)		25		284,219		(10,014)		(104)		10,118		—
Loss on sale of subsidiary		—		—		—		—		1,154		—		1,154
Deferred income taxes and employee statutory profit-sharing		(5,891)		122,982		—		117,091		1,571		—		118,662

		(4,274)		421,562		(10,211)		407,077		12,912		—		419,989
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable		(20,829)		(599,217)		10,708		(609,338)		(54,512)		19,535		(644,315)
Accounts receivable from affiliates		—		(199,196)		227,292		28,096		(29,320)		1,224		—
Inventories		10,635		(321,430)		—		(310,795)		2,059		—		(308,736)
Other current assets		(7,385)		227		—		(7,158)		(37,508)		—		(44,666)
Increase (decrease) in:
Trade accounts payable		3,500		162,476		(41,385)		124,591		27,682		887		153,160
Due to related parties		(149,497)		345,615		(196,118)		—		1,224		(1,224)		—
Other, net		(873)		27,589		—		26,716		37,023		—		63,739

Net resources used in operating Activities		(168,723)		(162,374)		(9,714)		(340,811)		(40,440)		20,422		(360,829)

Financing activities:
Notes payable to financial Institutions		64,204		307,532		—		371,736		—		—		371,736
Related party loans		—		(145,787)		—		(145,787)		—		—		(145,787)
Proceeds from issuance of common stock		—		5,399		—		5,399		—		—		5,399

Net resources generated by financing Activities		64,204		167,144		—		231,348		—		—		231,348

Investing activities:
Restricted investments		(102)		—		—		(102)		—		—		(102)
Proceeds from sale of machinery and Equipment		—		—		—		—		48,613		—		48,613
Acquisition of property and equipment		—		(17,217)		—		(17,217)		(9,371)		—		(26,588)
Investment in shares		10,708		—		(10,708)		—		—		—		—

Net resources generated by investing		10,606		(17,217)		(10,708)		(17,319)		39,242		—		21,923

Cash, temporary investments and restricted cash:
Net increase		(93,913)		(12,447)		(20,422)		(126,782)		(1,198)		20,422		(107,558)
Balance at beginning of period		96,277		93,508		—		189,785		32,673		—		222,458

Balance at end of period	Ps.	2,364	Ps.	81,061	Ps.	(20,422)	Ps.	63,003	Ps.	31,475	Ps.	20,422	Ps.	114,900

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net Income and Equity

Statement of Changes in Financial Position for the six-month period ended June 30, 2005

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Majority net income according to Mexican GAAP	Ps.	394,849	Ps.	400,106	Ps.	(400,106)	Ps.	394,849	Ps.	117	Ps.	(117)	Ps.	394,849
U.S. GAAP adjustments:
Reversal or revenue recognized under percentage of completion method of accounting		—		(434,704)		—		(434,704)		—		—		(434,704)
Reversal of cost recognized under percentage of completion method of accounting		—		219,698		—		219,698		—		—		219,698
Capitalization of interest		1,749		1,057		—		2,806		526		—		3,332
Deferred employee statutory profit-sharing		—		(4,755)		—		(4,755)		(834)		—		(5,590)
Effects of inflation on U.S. GAAP adjustments		(2,129)		29,205		—		27,076		731		—		27,807
Tax effects on U.S. GAAP adjustments		(525)		61,877		—		61,352		92		—		61,445

Total adjustments		(905)		(127,622)		—		(128,527)		515		—		(128,012)

Net income according to U.S. GAAP	Ps.	393,944	Ps.	272,484	Ps.	(400,106)	Ps.	266,322	Ps.	632	Ps.	(117)	Ps.	266,837

Majority stockholders' equity according to Mexican GAAP	Ps.	4,160,764	Ps.	3,839,282	Ps.	(3,839,282)	Ps.	4,160,764	Ps.	271,001	Ps.	(271,001)	Ps.	4,160,764
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage of completion method of accounting		—		(2,756,786)		—		(2,756,786)		(123,983)		—		(2,880,769)
Reversal of cost recognized under percentage of completion method of accounting		—		1,836,278		—		1,836,278		83,395		—		1,919,673
Capitalization of interest		49,671		30,017		—		79,688		14,946		—		94,634
Deferred employee statutory profit-sharing		—		(10,577)		—		(10,577)		(4,684)		—		(15,261)
Other		—		(10,706)		—		(10,706)		—		—		(10,706)

Total U.S. GAAP adjustments before tax effects		49,671		(911,774)		—		(862,104)		(30,325)		—		(892,429)
Tax effects on U.S. GAAP adjustments		(14,901)		268,871		—		253,970		9,330		—		263,300

Total adjustments		34,770		(642,904)		—		(608,134)		(20,995)		—		(629,129)

Stockholders' equity according to U.S. GAAP	Ps.	4,195,534	Ps.	3,196,378	Ps.	(3,839,282)	Ps.	3,552,630	Ps.	250,006	Ps.	(271,001)	Ps.	3,531,635

Desarrolladora Homex, S.A. de C.V. and Subsidiaries

Supplemental Unaudited Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net Income and Equity

Statements of Changes in Financial Position for the six-month period ended June 30, 2004 (Continued)

(in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Parent Company		Wholly Owned Guarantor Subsidiaries		Eliminations		Parent Company and Wholly Owned Guarantor Subsidiaries		Non- Guarantor Subsidiaries		Eliminations		Consolidated
Majority net income according to Mexican GAAP	Ps.	295,875	Ps.	295,592	Ps.	(295,592)	Ps.	295,875	Ps.	8,196	Ps.	(8,196)	Ps.	295,875
U.S. GAAP adjustments:
Reversal or revenue recognized under percentage of completion method of accounting		—		(676,553)		—		(676,553)		—		—		(676,553)
Reversal of cost recognized under percentage of completion method of accounting		—		416,944		—		416,944		—		—		416,944
Capitalization of interest		3,116		2,757		—		5,873		785		—		6,658
Value-added tax recovery		—		19,144		—		19,144		—		—		19,144
Effects of inflation on U.S. GAAP adjustments		—		22,655		—		22,655		194		—		22,848
Deferred employee statutory profit-sharing		—		(9,439)		—		(9,439)		(1,025)		—		(10,464)
Tax effects on U.S. GAAP adjustments		(935)		74,098		—		73,163		30		—		73,193

Total adjustments		2,181		(150,394)		—		(148,213)		(17)		—		(148,230)

Net income according to U.S. GAAP	Ps.	298,056	Ps.	145,198	Ps.	(295,592)	Ps.	147,662	Ps.	8,179	Ps.	(8,196)	Ps.	147,645

Majority stockholders' equity under Mexican GAAP	Ps.	1,639,856	Ps.	1,426,317	Ps.	(1,426,317)	Ps.	1,639,856	Ps.	164,495	Ps.	(164,495)	Ps.	1,639,856
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage of completion method of accounting		—		(1,884,646)		—		(1,884,646)		(13,945)		—		(1,898,590)
Reversal of cost recognized under percentage of completion method of accounting		—		1,334,217		—		1,334,217		10,320		—		1,344,537
Capitalization of interest		31,086		27,514		—		58,600		7,829		—		66,429
Deferred employee statutory profit-sharing		—		(11,745)		—		(11,745)		(1,025)		—		(12,770)
Other		—		(10,706)		—		10,706		—		—		(10,706)

Total U.S. GAAP adjustments before tax effects		31,086		(545,366)		—		(514,280)		3,179		—		(511,100)
Tax effects on U.S. GAAP adjustments		(9,325)		159,425		—		150,100		(954)		—		149,146

Total adjustments		21,761		(385,941)		—		(364,180)		2,225		—		(361,954)

Stockholders' equity according to U.S. GAAP	Ps.	1,661,617	Ps.	1,040,376	Ps.	(1,426,317)	Ps.	1,275,676	Ps.	166,720	Ps.	(164,495)	Ps.	1,277,902

INDEX TO BETA FINANCIAL STATEMENTS

Controladora Casas Beta, S.A. de C.V. and its Subsidiaries

Independent Auditors' Report to the
Board of Directors and Stockholders of
Controladora Casas Beta, S. A. de C. V.

        We have audited the accompanying consolidated balance sheets of Controladora Casas Beta, S. A. de C. V. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and changes in financial position for each of the three years in the period ended December 31, 2004, all expressed in thousands of Mexican pesos of purchasing power of June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in Mexico and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Controladora Casas Beta, S. A. de C. V. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations, changes in their stockholders' equity and changes in their financial position for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in Mexico.

        Accounting principles generally accepted in Mexico vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated net income for the years ended December 31, 2004 and 2003, and the determination of consolidated stockholders' equity at December 31, 2004 and 2003, to the extent summarized in Note 18.

        Our audits also comprehended the translation of the Mexican peso amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. The translation of the financial statement amounts into U.S. dollars and the translation of the financial statements into English have been made solely for the convenience of readers in the United States of America.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu

/s/ C. P. C. Sergio Vargas Vargas
Mexico City, Mexico
March 18, 2005
(September 28, 2005 as to Notes 17, 18, 19 and 20 and as to the restatement to
Mexican pesos of purchasing power as of June 30, 2005 and the convenience translation)

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2004 and 2003

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2004 (Convenience translation, Note 2)	2004		2003
Assets
Current assets:
Cash and temporary investments	$8,830	Ps.	95,115	Ps.	75,110
Trade accounts receivable (Note 4)	108,409		1,167,786		719,136
Due from related parties (Note 14)	490		5,282		5,823
Inventories (Notes 5, 9 and 11)	27,552		296,786		205,234
Prepaid expenses	366		3,938		—

Total current assets	145,647		1,568,907		1,005,303
Land held for future development (Notes 5, 9 and 11)	17,838		192,150		55,583
Property, machinery and equipment—net (Note 6)	10,210		109,986		91,426
Investment in equity method invested (Note 8)	5,970		64,307		4,936
Deferred debt issuance cost, net of amortization of Ps.1,053	815		8,782		—

Total	$180,480	Ps.	1,944,132	Ps.	1,157,248

Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions (Note 9)	$18,036	Ps.	194,285	Ps.	164,884
Trade accounts payable	14,499		156,187		115,836
Amounts payable for land purchases (Note 10)	16,869		181,712		53,038
Due to related parties (Note 14)	—		—		2,427
Accrued expenses and taxes other than income taxes	1,361		14,658		13,945
Employee statutory profit-sharing	134		1,440		1,514

Total current liabilities	50,899		548,282		351,644
Long-term notes payable to financial institutions (Note 9)	782		8,428		119,632
Long-term debt (Note 11)	25,587		275,621		—
Long-term amounts payable for land purchases (Note 10)	—		—		47,853
Deferred income tax (Note 15)	31,310		337,268		198,435
Deferred employee statutory profit-sharing (Note 15)	310		3,340		—

Total liabilities	108,888		1,172,939		717,564

Contributions for future common stock increases	46		500		—
Stockholders' equity: (Note 12):
Common stock	24,027		258,822		258,822
Restatement of common stock	2,191		23,600		23,600
Legal reserve	999		10,761		10,761
Retained earnings	38,680		416,661		109,577

Majority stockholders' equity	65,897		709,844		402,760
Minority interest in consolidated subsidiaries	5,649		60,849		36,924

Total stockholders' equity	71,546		770,693		439,684

Total	$180,480	Ps.	1,944,132	Ps.	1,157,248

See accompanying notes to consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Consolidated Statements of Income

For the years ended December 31, 2004, 2003 and 2002

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2004 (Convenience translation, Note 2)	2004		2003		2002
Revenues	$231,869	Ps.	2,497,700	Ps.	1,648,835	Ps.	1,142,560
Costs	173,331		1,867,125		1,302,989		890,016

Gross profit	58,538		630,575		345,846		252,544
Selling and administrative expenses	12,269		132,165		131,426		131,750

Income from operations	46,269		498,410		214,420		120,794

Other income—net	132		1,417		925		1,944

Net comprehensive financing cost:
Interest income	(1,042)		(11,228)		(1,161)		(982)
Interest expense	168		1,810		6,537		4,557
Exchange loss—net	26		281		1,608		173
Monetary position loss (gain)	2,143		23,083		7,365		(56)

	1,295		13,946		14,349		3,692

Income before income taxes, employee statutory profit-sharing and equity in earnings (loss) of equity method investees	45,106		485,881		200,996		119,046
Income taxes (Note 15)	13,827		148,945		87,264		37,534
Employee statutory profit-sharing expense (Note 15)	310		3,340		—		130

Income before equity in earnings (loss) of equity method investees	30,969		333,596		113,732		81,382
Equity in earnings (loss) of equity method investees (Note 8)	240		2,587		(2,215)		(173)

Consolidated net income	$30,729	Ps.	331,009	Ps.	115,947	Ps.	81,555

Net income of majority stockholders	$28,508	Ps.	307,084		109,577		77,461
Net income of minority stockholders	2,221		23,925		6,370		4,094

Consolidated net income	$30,729	Ps.	331,009	Ps.	115,947	Ps.	81,555

See accompanying notes to consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

For the years ended December 31, 2004, 2003 and 2002

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	Common stock historical amount		Common stock restated amount		Additional paid in capital		Legal reserve		Retained earnings		Minority interest in consolidated subsidiaries		Total stockholders' equity (Note 12)
Balances as of January 1, 2002	Ps.	34,516	Ps.	8,217	Ps.	—	Ps.	—	Ps.	18,353	Ps.	872	Ps.	61,958
Contribution from stockholders (Note 2.b.)		—		—		118,695		—		—		—		118,695
Issuance of common stock		23,596		2,874		—		—		—		—		26,470
Repurchase of common stock		(10)		(2)		—		—		—		—		(12)
Contributions of minority interest		—		—		—		—		—		25,588		25,588
Comprehensive income		—		—		—		—		77,461		4,094		81,555

Balances as of December 31, 2002		58,102		11,089		118,695		—		95,814		30,554		314,254
Capitalization of additional paid in capital and retained earnings		192,176		11,572		(118,695)		10,761		(95,814)		—		—
Issuance of common stock		8,544		939		—		—		—		—		9,483
Comprehensive income		—		—		—		—		109,577		6,370		115,947

Balances as of December 31, 2003		258,822		23,600		—		10,761		109,577		36,924		439,684

Comprehensive income		—		—		—		—		307,084		23,925		331,009

Balances as of December 31, 2004	Ps.	258,822	Ps.	23,600	Ps.	—	Ps.	10,761	Ps.	416,661	Ps.	60,849	Ps.	770,693

(Convenience translation, Note 2)
Balances as of December 31, 2003		$24,027		$2,191		$—		$999		$10,172		$3,428		$40,817
Comprehensive income		—		—		—		—		28,508		2,221		30,729

Balances as of December 31, 2004		$24,027		$2,191		$—		$999		$38,680		$5,649		$71,546

See accompanying notes to consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Consolidated Statements of Changes in Financial Position

For the years ended December 31, 2004, 2003 and 2002

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2004 (Convenience translation, Note 2)	2004		2003		2002
Operating activities:
Net income	$30,729	Ps.	331,009	Ps.	115,947	Ps.	81,555
Items that did not require (generate) resources:
Equity in earnings (loss) of equity method invested	240		2,587		(2,215)		173
Depreciation and amortization	2,064		22,228		21,166		12,657
Deferred income taxes and employee statutory profit- sharing	13,198		142,172		73,104		25,929

	46,231		497,996		208,002		120,314
Changes in operating assets and liabilities
(Increase) decrease in:
Trade accounts receivables	(41,649)		(448,648)		(310,407)		(132,031)
Inventories	(21,177)		(228,120)		(31,437)		49,176
Prepaid expenses	(366)		(3,938)		—		—
(Increase) decrease in:
Due to related parties	(175)		(1,887)		(3,396)		—
Trade accounts payable	3,746		40,354		46,154		16,578
Amounts payable for land purchases	7,503		80,821		33,736		—
Accrued expenses and taxes other than income taxes	66		713		(15,302)		1,546
Deferred employee statutory profit-sharing	(7)		(74)		(210)		1,724

Resources (used in) generated by operating activities	(5,828)		(62,783)		(72,860)		57,307

Financing activities:
Notes payable to financial institutions—net	(7,594)		(81,803)		(18,493)		36,592
Long term debt—net	25,587		275,621		99,105		822
Contributions of minority interest	—		—		—		25,588
Contributions of stockholders	—		—		—		118,695
Repurchase of common stock	—		—		—		(12)
Contributions for future common stock increases	46		500		—		—
Issuance of common stock			—		9,482		26,470

Net resources generated by financing activities	18,039		194,318		90,094		208,155

Investing activities:
Acquisition of property, plant and equipment	(3,689)		(39,736)		(11,930)		(20,380)
Investment in associated companies	(5,752)		(61,959)		(2,515)		(174,702)
Deferred debt issuance costs	(913)		(9,835)		—		—

Net resources used in investing activities	(10,354)		(111,530)		(14,445)		(195,082)

Cash and temporary investments:
Net increase	1,857		20,005		2,789		70,380
Balance at beginning of year	6,973		75,110		72,321		1,941

Balance at end of year	$8,830	Ps.	95,115	Ps.	75,110	Ps.	72,321

See accompanying notes to consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2004, 2003 and 2002

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

1. Nature of business

        Controladora Casas Beta, S. A. de C. V.("Beta") is a holding company that, together with its subsidiaries (collectively, the "Company"), is primarily engaged in the promotion, design, construction and marketing of affordable entry-level housing, particularly in the Mexican states of Baja California, Nuevo León and Mexico.

        The Company currently participates in mortgage programs sponsored by the Institute of the National Workers Housing Fund ("INFONAVIT"), which grants mortgage financing to eligible purchasers following the approval of projects. Similarly, the Company markets housing to customers whose acquisitions of homes are financed by the Social Security and Services Institute Public-Sector Workers Housing Fund ("FOVISSSTE") and by the Federal Mortgage Society ("SHF") administered by the Bank of Mexico.

        Revenues are recognized by the percentage-of-completion method, and cash generated in respect of these sales is received when the houses are finished and delivered to the buyers. The Company finances substantially all of its activities as developer through bridge financing loans (loans from commercial banks that are secured by a mortgage on the property to be developed).

2. Basis of presentation

  a.
  Explanation for translation into English—The accompanying consolidated financial statements have been translated from Spanish into English for use outside of Mexico. These consolidated financial statements are presented on the basis of accounting principles generally accepted in Mexico (Mexican GAAP). Certain accounting practices applied by the Company that conform with Mexican GAAP may not conform with accounting principles generally accepted in the country of use.

    The financial statements are stated in Mexican pesos, the currency of the country in which the Company is incorporated and operates. The translations of Mexican pesos amounts into U.S. dollar amounts are included solely for the convenience of the readers in the United States of America and have been made at the rate of Ps.10.7720 per one U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on June 30, 2005. Such translation should not be construed as representations that the Mexican peso amounts have been, could have been, or could in the future, be converted into U.S. dollars at this or any other exchange rate.

  b.
  Consolidation of financial statements—The consolidated financial statements include those of the Company and its subsidiaries. A description of Beta's consolidated subsidiaries and its direct and indirect ownership interest in each is set forth below. Intercompany balances and transactions have been eliminated in these consolidated financial statements. Equity interests of unaffiliated shareholders in consolidated subsidiaries are reflected as minority interest.

        I. The subsidiary companies and their percentage participation are as follows:

		Ownership %
Subsidiaries
	Main activity	2004	2003
Casas Beta del Centro, S. A. de C. V.(2)	Design, construction and development of low income housing	89.90	89.90
Casas Beta del Noroeste, S. A. de C. V.	Design, construction and development of low income housing	99.90	99.90
Casas Beta del Norte, S. A. de C. V.	Design, construction and development of low income housing	99.90	99.90
Edificaciones Beta, S. A. de C. V.	Design and construction of low income housing.	99.80	99.80
Edificaciones Beta del Noroeste, S. A. de C. V.	Design and construction of low income housing.	99.00	99.00
Edificaciones Beta del Norte, S. A. de C. V.(1)	Design and construction of low income housing.	99.90	99.90
Comercializadora Cantaros, S. A. de C. V. (1)	Design and construction of low income housing.	99.94	99.94

(1)
Casas Beta del Norte, S.A. de C.V. and Edificaciones Beta del Norte, S.A. de C.V. were incorporated on July 30, 2003:

(2)
On November 13, 2002, and December 6, 2002, Beta made capital contributions of Ps.28,015 (Ps.25,102 historical value) and Ps.35,924 (Ps.29,844 historical value), respectively in Casas Beta del Centro S. A. de C. V. ("Casas Beta"), increasing its ownership in Casas Beta to 89.9%.

    These transactions generated an excess of recorded value over cost of subsidiary of Ps.118,695, which was recorded as a contribution from stockholders in stockholders' equity for the year ended December 31, 2002, as a result of the companies being under common control prior to the merger.

        II. The following entities are accounted for using the equity method of accounting:

		Ownership %
Entity
	Main activity	2004	2003
Compañía Mexicana de Block, S. A. de C. V.	Manufacturer of concrete elements for the Construction Industry.	19.99	19.99
Promotora Residencial Huehuetoca, S. A. de C. V.	Manufacturer of concrete elements for the Construction Industry.	50.00	50.00

  c.
  Comprehensive income—Represents changes in stockholders' equity during the year, for concepts other than distributions and activity in contributed common stock, and is comprised of the net income of the year, plus other comprehensive income (loss) items of the same period, which are presented directly in stockholders' equity without affecting the consolidated statements of income. In 2004,2003 and 2002, other comprehensive income consisted only of the net income for the year.

  d.
  Reclassifications—Certain amounts in the financial statements as of and for the year ended December 31, 2003 and 2002 have been reclassified in order to conform to the presentation of the consolidated financial statements as of and for the year ended December 31, 2004.

3. Summary of significant accounting policies

        The accounting policies followed by the Company are in conformity with Mexican GAAP, which requires that management make certain estimates and use certain assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Although these estimates are based on management's best knowledge of current events, actual results may differ. The significant accounting policies of the Company are as follows:

  a.
  Recognition of the effects of inflation—The Company restated its consolidated financial statements to Mexican peso purchasing power as of June 30, 2005. Accordingly, the consolidated financial statements for the years ended December 31, 2004, 2003 and 2002 have been restated to Mexican pesos of purchasing power of June 30, 2005 and, therefore, differ from those originally reported in prior years.

    The following describes the method used to update the financial statements to constant pesos:

    •
    Inventories and cost of sales—Inventories mainly consist of land, permits, materials, labor, and direct and indirect costs that are incurred during the construction process, which are initially recorded at acquisition cost and restated using the National Consumer Price Index (NCPI). Cost of sales is also restated by applying such index.

    Financing cost incurred during the construction of the development is capitalized. The Company capitalized financing cost arising from mortgage bridge loans that relate to the construction process. The financing costs capitalized in 2004, 2003 and 2002 are Ps.68,396, Ps.50,070, and Ps. 38,052,respectively.

    •
    Property and equipment—Property and equipment are initially recorded at acquisition cost and restated using the NCPI. Depreciation and amortization, except for the construction molds, are calculated using the straight-line method based on the remaining useful lives of the related assets, as follows:

Years
Buildings and constructions	18
Office furniture and equipment	9
Construction equipment	5
Leasehold improvements	4
Computers	3
Transportation equipment	2

      Construction molds are depreciated based on the estimated production of 4,400 housing units and 2000 Rio prototype units, respectively. At December 31, 2004 and 2003, the remaining useful lives in units to be produced are 26,068 and 25,365, respectively.

    •
    Stockholders' equity—Stockholders' equity is restated using the NCPI as of the dates when the stockholders' equity was contributed or the dates when the income was generated, to the date as of which the financial statements are restated.

    •
    Monetary position result—The monetary position result, which represents the erosion of purchasing power of monetary items caused by inflation, is calculated by applying NCPI factors to monthly net monetary position. Losses result from maintaining a net monetary asset position.

  b.
  Temporary investments—Temporary investments are stated at the lower of acquisition cost plus accrued yields, or estimated net realizable value.

  c.
  Impairment of long-lived assets in use—The Company reviews the carrying amounts of long-lived assets in use when an impairment indicator suggests that such amounts might not be recoverable, considering the greater of the present value of future net cash flows or the net sales price upon disposal. Impairment is recorded when the carrying amounts exceed the greater of the amounts mentioned above. The impairment indicators considered for purposes of measurement are, among others, the operating losses or negative cash flows in the period if they are combined with a history or projection of losses, depreciation and amortization charged to results, which in percentage terms in relation to revenues are substantially higher than that of previous years, obsolescence, reduction in the demand for the products manufactured, competition and other legal and economic factors.

  d.
  Deferred debt issuance costs—Represent costs incurred in connection with the issuance of debenture bonds ("certificados bursátiles"), and are recorded at cost and restated using the INPC. Amortization is calculated using the unpaid balance based on the maturity date of the debt.

  e.
  Employee retirement obligations—Seniority premiums and pension plans are recognized as costs over employee years of service and are calculated by the Company. Severance is charged to results when the liability is determined to be payable. Due to the low level of seniority for the majority of the Company's employees, the liability for employee retirement obligations is not significant at December 31, 2004 and 2003.

  f.
  Provisions—Provisions are recognized for obligations that result from a past event, that are probable to result in the use of economic resources and that can be reasonably estimated.

  g.
  Foreign currency balances and transactions—Foreign currency transactions are recorded at the applicable exchange rate in effect at the transaction date. Monetary assets and liabilities denominated in foreign currency are translated into Mexican pesos at the applicable exchange rate in effect at the balance sheet date. Exchange fluctuations are recorded as a component of net comprehensive financing income in the consolidated statements of income.

  h.
  Income tax, tax on assets and employee statutory profit-sharing—Income taxes (ISR) and employee statutory profit-sharing (PTU) are recorded in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carryforwards. Deferred ISR assets are reduced by any benefits about which there is uncertainty as to their realizability. Deferred PTU is derived from temporary differences between the accounting result and income for PTU purposes and is recognized only when it can be reasonably assumed that they will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

    The tax on assets paid that is expected to be recoverable is recorded as an advance payment of ISR and is presented in the balance sheet decreasing the deferred ISR liability.

  i.
  Revenue and cost recognition—Revenues from the Company's activities as a developer are recorded using the percentage-of-completion method, measured by the percentage of actual costs incurred to total estimated costs for each development and each project. Under this method, the estimated revenue for each development and project is multiplied by such percentage to determine the amount of revenue to be recognized. The Company begins applying the percentage-of-completion method when the following conditions have been met:

  •
  The Company establishes that the homebuyer will obtain the required financing from the mortgage lender;

  •
  The homebuyer has submitted all required documents in order to obtain the financing from the mortgage lender;

  •
  The homebuyer has signed a purchase agreement; and

  •
  The homebuyer has made a down payment where down payments are required.

    Project costs include all direct materials and labor, as well as the cost of land purchases, direct and indirect costs, including financing cost. Provisions for losses derived from estimates or contracts are recognized during the period in which such amounts are determined.

4. Trade accounts receivable

        Trade accounts receivable consist of the following at December 31:

	2004		2003
Unbilled revenues on developments in progress(1)	Ps.	1,141,408	Ps.	700,680
Recoverable taxes		15,056		10,205
Officers and employees		8,584		6,744
Other		2,738		1,507

	Ps.	1,167,786	Ps.	719,136

(1)
Unbilled revenues on developments in progress represent revenues recognized on costs incurred, in accordance with the percentage-of-completion method, which have not yet been billed.

5. Inventories

        Inventories consist of the following at December 31:

	2004		2003
Construction-in-progress	Ps.	226,052	Ps.	180,011
Land held for future development		200,582		55,583
Construction materials		46,240		21,548
Advances to suppliers		16,062		3,675

		488,936		260,817
Current portion of real estate inventories		(296,786)		(205,234)

Land held for future development	Ps.	192,150	Ps.	55,583

6. Property, machinery and equipment

        Property, machinery and equipment consist of the following at December 31:

	2004		2003
Construction equipment	Ps.	62,603	Ps.	53,950
Computers		26,068		22,911
Transportation equipment		10,017		8,607
Buildings and constructions		9,992		9,911
Construction equipment acquired under capital leases		7,746		—
Office furniture and equipment		6,997		5,541
Leasehold improvements		3,440		1,425

		126,863		102,345
Accumulated depreciation		(43,151)		(33,940)

		83,712		68,405

Construction molds		46,302		31,044
Accumulated depreciation		(20,028)		(8,023)

		26,274		23,021

	Ps.	109,986	Ps.	91,426

7. Trust funds

        As discussed in Note 11 to the financial statements, on July 6, 2004, the Company implemented a program to issue medium term debt certificates (the "Certificates") guaranteed by the land reserve, the development of real estate projects and housing construction. The Certificates are secured pursuant to a Trust Agreement, by the following:

  •
  A cash reserve equal to 25% of the unpaid balance of the Certificates.

  •
  The land and development acquired with the proceeds of the Certificates, and

  •
  Certain proceeds realized from the sale of developed homes

    At December 31, 2004, the cash reserve balance in respect of the Certificates is Ps.127,547, as shown on the balance sheet net of long-term liabilities.

        (See Note 11, which explains the legal capacity of the Trust and its members)

8. Investment in equity method investees

        Investments in equity method investees is as follows at December 31:

	2004
	Ownership %	Stockholders' equity		Investment Balance		Equity in earnings
Compañía Mexicana de Block, S. A. de C. V.	19.99	Ps.	4,926	Ps.	985	Ps.	474
Promotora Residencial Huehuetoca, S. A. de C. V.	50.00		655		329		2,113

			5,581		1,314		2,587
Contributions for acquisition of shares(1)			—		62,993		—

Total		Ps.	5,581	Ps.	64,307	Ps.	2,587

	2003
	Ownership %	Stockholders' equity		Investment Balance		Equity in losses
Compañía Mexicana de Block, S. A. de C. V.	19.99	Ps.	7,628	Ps.	2,518	Ps.	—
Promotora Residencial Huehuetoca, S. A. de C. V.	50.00		4,838		2,418		(2,215)

Total		Ps.	12,466	Ps.	4,936	Ps.	(2,215)

(1)
On October 7 and 12, 2004, the Company made contributions based upon a contractual agreement for the acquisition of 50% of the shares of Super Abastos Centrales Comerciales S.A de C.V, for the purpose of developing a housing complex.

9. Notes payable to financial institutions

        Notes payable to financial institutions consist of the following at December 31:

	2004		2003
Bridge loan guaranteed by inventories, bearing interest at the TIIE rate plus 3%, maturing in 24 months from the date of advance or at the date on which title passes to the home buyer	Ps.	96,811	Ps.	—
Bridge loan guaranteed by inventories, bearing interest at the TIIE rate plus 3.75%, maturing in 18 months from the date of advance or at the date on which title pass to the home buyer		52,585		—
Bridge loan guaranteed by inventories, bearing interest at the TIIE plus 3.75%, maturing in 18 months from the date of advance or at the date on which the title passes to the home buyer		25,884		—
Bridge loans guaranteed by inventories, bearing interest at the TIIE plus 3.5%, maturing in 24 months from the date of advance or at the date on which the title passes to the home buyer		8,225		—
Capital lease obligations denominated in U.S. dollars for the acquisition of construction equipment, payable on July 2006, bearing interest at a rate that fluctuates from 6% to 8% at December 31, 2004,		9,152		6,073
Capital lease obligations for the acquisition of construction equipment, payable on December 2007, bearing interest at a rate that fluctuates from 10% to 17.40% at December 31, 2004		8,985		4,077
Term loan for the acquisition of machinery and equipment bearing interest at the TIIE plus 5%, payable in 12 months from the date of advance		1,071		5,078
Bridge loans guaranteed by real estate inventories, bearing interest at a rate that fluctuates from TIIE rate plus 5%, to TIIE rate plus 3.375%, maturing in a range from 12 to 24 months or at the date on which the title passes to the home buyer(1)		—		266,065
Note payable denominated in U.S. dollars for the acquisition of the construction molds for home construction, payable on March 2004, bearing interest at an annual rate of 6%		—		660
Term loan payable on December 31, 2005, bearing annual interest at 17% and term loan, payable in 2006, bearing interest at the TIIE plus 3.6%. Both term loans are guaranteed by machinery and equipment with a net book value of Ps.4,480.(1)		—		2,563

		202,713		284,516
Current portion of long-term debt		(194,285)		(164,884)

	Ps.	8,428	Ps.	119,632

        The scheduled maturities of notes payable to financial institutions at December 31, 2004, are as follows:

Year
2006	Ps.	5,433
2007		2,995

	Ps.	8,428

        TIIE.—Interbank Equilibrium Rate as defined by the Central Bank of Mexico. At December 31, 2004 and 2003, TIIE was 8.95% and 6.28%, respectively.

(1)
These loans were either prepaid or paid when the title passes to the homebuyer.

10. Land purchases

        The Company has executed purchase contracts for the following parcels of land:

	2004		2003
Contract for a total amount of Ps.34,000, payable 2005	Ps.	34,269	Ps.	—
Contract for a total amount of Ps.61,331 payable 2005		41,686		—
Contract for a total amount of $4,600,000 US dollars equivalent to $51,289 payable in 24 months		51,694		—
Contract for a total amount of Ps.31,500, payable 2005		23,812		—
Other land suppliers payable 2005		22,494		—
Contract for a total amount of Ps.46,535, payable 2005(1)		—		42,027
Contract for a total amount of Ps.21,235, payable 2005(1)		—		5,826
Contract for a total amount of Ps.77,006, payable 2004		7,757		53,038

		181,712		100,891
Current portion of long-term debt		(181,712)		(53,038)

	Ps.	—	Ps.	47,853

(1)
These loans were prepaid during the year ended December 31, 2004

11. Long term liabilities

        On June 30, 2004, the National Banking and Securities Commission ("CNBV") authorized the Company to issue secured medium-term debt certificates for an amount not exceeding Ps.800,000 to finance real estate developments.

        On July 8, 2004, the Company made the first issuance and public placement of 4,000,000 medium term debt certificates at par value of Ps.100 pesos each, for a total amount of Ps.400,000 payable in six equal, consecutive quarterly amounts through January 8, 2008, with maturity of the residual amount on July 8, 2009. The certificates bear interest at the TIIE rate plus 2.7 percentage points. At December 31, 2004, the applicable interest rate was 11.65%.

        As established in its contract of formation, the Trust can only utilize the benefits held to fulfill its legal purpose, which primarily includes using the resources derived from issuing the certificates to acquire land reserves, develop real estate projects, build housing and pay the certificates upon maturity. Consequently, the Trust cannot grant loans or perform financial transactions other than those specified in its Trust contract. The resources obtained from issuing the certificates are shown as a liability on the Company's balance sheet.

        Following the issuance of the Certificates, the Company has obtained the amount of Ps.403,168 from the Trust to finance the acquisition of land reserves, develop real estate projects and build housing. At December 31, 2004, the Company had cash collateral pledged in respect of the Certificates of Ps.127,547 resulting in net liability at December 31, 2004, of Ps.275,621 (see Note 7 regarding contributions made to the Trust and cash reserves).

        The scheduled maturities of long-term debt at December 31, 2004, are as follows:

Year
2008	Ps.	157,498
2009		118,123

	Ps.	275,621

12. Stockholders' equity

  a.
  Stockholders' equity consisted of the following as of December 31, 2004 and 2003:

	2004
	Number of shares	Historical		Restatement Effect		Total
Fixed capital, series I	500	Ps.	50	Ps.	13	Ps.	63
Variable capital, series II	309,500		258,772		23,587		282,359

	310,000		258,822		23,600		282,422
Legal reserve	—		10,150		611		10,761
Retained earnings	—		414,977		1,684		416,661

Total	310,000	Ps.	683,949	Ps.	25,895	Ps.	709,844

	2003
	Number of shares	Historical		Restatement Effect		Total
Fixed capital, series I	500	Ps.	50	Ps.	14	Ps.	64
Variable capital, series II	309,500		258,772		23,586		282,358

	310,000		258,822		23,600		282,422
Legal reserve	—		10,150		611		10,761
Retained earnings	—		110,300		(723)		109,577

Total	310,000	Ps.	379,272	Ps.	23,488	Ps.	402,760

        Common stock consists of shares, without par value, 500 shares correspond to fixed capital and 309,500 shares correspond to variable capital.

  b.
  The extraordinary general stockholders' meeting held on December 18, 2003, resolved to:

  1)
  Increase variable capital by capitalizing contributions made during fiscal 2003 for the amount of Ps.9,483 (Ps.8,544 historical pesos)

  2)
  Increase variable capital by the amount of Ps.203,748 by capitalizing additional capital contributions and retained earnings for the net amounts of Ps.118,695 and Ps.85,053, respectively.

  3)
  Separate the amount of Ps.10,761 (Ps.10,150 at face value) from retained earnings to create the legal reserve required by Article 20 of the Mexican general corporate law.

  c.
  The extraordinary general stockholders' meeting held on November 13, 2002, resolved to:

  1)
  Increase variable capital by capitalizing contributions for the amount of Ps.26,470 (Ps.23,596 historical pesos)

  2)
  Decrease variable capital by the reimbursement of 245 nominative shares for the amount of Ps.12 (Ps.10 historical pesos).

  d.
  Pursuant to a resolution of the extraordinary general stockholders' meeting held on December 6, 2002, variable common stock was increased by 10,000 Series II shares for Ps.12, through the capitalization of contributions made during fiscal 2002 ($10 historical pesos).

  e.
  Retained earnings includes the statutory legal reserve. The Mexican general corporate law requires that at least 5% of net income of the year be transferred to the legal reserve until the reserve equals 20% of capital stock at par value (historical pesos). The legal reserve may be capitalized but may not be distributed unless the entity is dissolved. The legal reserve must be replenished if it is reduced for any reason. At December 31, 2004 and 2003, the legal reserve, in historical pesos, was Ps.10,150.

  f.
  Stockholders' equity, except restated paid-in capital and tax retained earnings, will be subject to income tax at the rate in effect when the dividend is distributed. In 2004, the ISR rate was

    33%; it will decrease to 30% in 2005, and subsequently one percentage point each year, until reaching 28% in 2007. Any tax paid on such distribution, may be credited against the income tax payable of the year in which the tax on the dividend is paid and the two fiscal years following such payment.

  g.
  The balances of the tax accounts of stockholders' equity at December 31, 2004 and 2003 are as follows:

	2004		2003
Contributed capital account	Ps.	72,542	Ps.	72,542

13. Foreign currency balances and transactions

  a.
  At December 31, 2004 and 2003 the foreign currency monetary position is as follows:

	2004		2003
	(Thousand of US dollars)
Monetary liabilities		(5,409)		(929)

Equivalent in Mexican pesos	Ps.	(61,159)	Ps.	(10,522)

  b.
  Exchange rates in effect at the dates of the consolidated balance sheets and of issuance of the consolidated financial statements were as follows:

	December 31,
					March 18, 2005
	2004		2003
Pesos per U.S. dollar	Ps.	11.2183	Ps.	11.2372	Ps.	11.2276

14. Transactions and balances with related parties

  a.
  Transaction with related parties, carried out in the ordinary course of business, were real estate land purchases in 2004 and 2003 for Ps.6,810 and Ps.9,392 respectively.

  b.
  Balances receivable and payable with related parties are as follows:

	2004		2003
Due from related parties:
Compañía Mexicana de Block, S. A. de C. V.	Ps.	4,878	Ps.	5,349
Other		404		474

	Ps.	5,282	Ps.	5,823

Due to related parties:
Promotora Residencial Huehuetoca, S. A. de C. V.	Ps.	—	Ps.	2,427

15. Income taxes, tax on assets and employee statutory profit-sharing

        In accordance with Mexican tax law, the Company is subject to income tax (ISR) and tax on assets (IMPAC), which take into consideration the taxable and deductible effects of inflation. The ISR rate was 33% in 2004 and 34% in 2003.

        IMPAC is calculated by applying 1.8% on the net average of the majority of restated assets less certain liabilities and is payable only to the extent that it exceeds ISR payable for the same period; any required payment of IMPAC is creditable against the excess of ISR over IMPAC of the following ten years.

        On December 1, 2004, certain amendments to the ISR and IMPAC Laws were published and are effective as of 2005. The primary amendments were as follows: (a) the ISR rate was reduced to 30% in 2005, 29% in 2006 and 28% as of 2007; (b) for income tax purposes, cost of sales will be deducted instead of inventory purchases; (c) in 2005, an option was established to amortize inventories at December 31, 2004 into taxable income over a period from 4 to 12 years determined in conformity with the respective tax rules; when electing to amortize inventories into taxable income, any unamortized balance of inventories under Rule 106 and unamortized tax loss carryforwards must be deducted from the inventory balance; inventories may be deducted as sold; (d) as of 2006, the employee statutory profit-sharing paid will be fully deductible; (e) the deduction or accrual of the effect of inflation is now applicable to essentially all monetary assets and liabilities and (f) bank liabilities and liabilities with foreign entities are included in the determination of the IMPAC taxable base.

  a.
  Income tax consists of the following:

	2004		2003		2002
ISR:
ISR Current	Ps.	—	Ps.	8,971	Ps.	676
IMPAC Current		152		—		—
Deferred		188,293		82,728		40,919
Effect of reduction in statutory rate on deferred ISR		(39,500)		(4,435)		(4,061)

	Ps.	148,945	Ps.	87,264	Ps.	37,534

        To determine deferred ISR at December 31, 2004, the Company applied the different tax rates that will be in effect beginning in 2005 to temporary differences according to their estimated dates of reversal. In addition, in accordance with tax regulations in effect as of 2005, the Company's management elected to amortize the tax inventory of Ps.578,998 at December 31, 2004 into taxable income over a 4 to 8 year period beginning in 2005, based on inventory turnover. Accordingly, the initial effect of the new regulation of no longer deducting inventory purchases is deferred. The result derived from applying the different tax rates is shown in the table below under effect of reduction in statutory rate on deferred ISR.

  b.
  Reconciliation of the statutory ISR rate and the effective rate as a percentage of income before ISR and PTU for fiscal 2003 is shown below. The effective ISR rate for fiscal 2004 and 2002 differs from the statutory rate, mainly due to permanent differences such as nondeductible expenses and the effects of inflation.

2003%
Statutory rate	34.00
Add (less) the effect of permanent differences:
Nondeductible expenses	4.65
Effects of inflation, net	4.78
Effect of reduction in statutory rate on deferred ISR	(0.02)

Effective rate	43.41

  c.
  The main items comprising the liability balance of deferred ISR are:

	2004		2003
Deferred ISR (liability) asset:
Trade accounts receivable	Ps.	(243,044)	Ps.	(182,491)
Property, machinery and equipment		(10,170)		(6,118)
Inventories		(175,259)		(79,862)
Advances to suppliers		(6,814)		(3,225)
Other assets		(421)		(525)
Advances from clients		23,563		18,416
Accrued expenses		12,460		3,590
Effects of tax loss carryforwards		60,161		49,781

		(339,524)		(200,434)
Recoverable tax on asset paid		2,256		2,208
Change in valuation allowance on recoverable tax on assets paid		—		(209)

Total liability—net	Ps.	(337,268)	Ps.	(198,435)

  d.
  At December 31, 2004 and 2003, the Company has taxable temporary differences related to deferred PTU, mainly inventories, for which the respective deferred PTU liability was not recorded because the Company believes that they will not reverse due to the continued and recurring nature of its transactions. As a result of the tax amendments published on December 1, 2004, the Company recorded a net deferred PTU liability of Ps.3,340 related to inventory temporary differences, since cost of sales will now be deducted in place of inventory purchases, as mentioned in paragraph three of this note.

  e.
  Tax loss carryforwards and recoverable IMPAC for which the deferred ISR asset and prepaid ISR, respectively, have been recognized and can be recovered subject to certain conditions. Restated amounts as of December 31, 2004 and expiration dates are:

Year of Expiration	Recoverable IMPAC		Tax Loss Carryforwards
2012	Ps.	934	Ps.	23,372
2013		739		114,432
2014		583		68,541

	Ps.	2,256	Ps.	206,345

16. New accounting principles

        In May 2004, the IMCP issued Bulletin B-7, "Business Acquisitions" ("B-7"), whose application is mandatory for financial statements of periods beginning on January 1, 2005, although early adoption is encouraged. B-7 provides updated rules for the accounting treatment of business acquisitions and investments in associated entities. It establishes, among others; the adoption of the purchase method as the only accounting method for business combinations; it eliminates the amortization of goodwill, which is now subject to the impairment rules; it establishes rules for the accounting treatment of asset transfers or share exchange among entities under common control as well as for the acquisition of minority interest based on the provisions of Bulletin B-8, "Consolidated and combined financial statements and valuation of permanent investments in shares". Management believes that the adoption of this new Bulletin as of January 1, 2005, will not have significant effects on the Company's financial position or results of operations.

        In April 2004, the IMCP issued Bulletin C-10, "Derivative instruments and hedging activities" ("C-10"), whose application is mandatory for financial statements of periods beginning on January 1, 2005, although early adoption is encouraged.. In general, C-10 establishes that for fair value hedges, any variances in the fair value, both of the derivative and the underlying, must be reflected in current earnings when such variances occur; for cash flow hedges, the effective portion of fair value variances must be recognized in other comprehensive income in stockholders' equity, while the ineffective portion must affect current earnings.

        With respect to derivative financial instruments, the C-10 establishes the conditions that must be met for an instrument to be considered as such, and revises and adds definitions. It also includes rules regarding the elements involved in hedging activities, including the formal documentation at the inception of each hedge and measurement of its effectiveness during its term, among others; C-10 classifies hedges into three categories: (a) fair value hedges, (b) cash flow hedges and (c) foreign currency hedges, and provides specific rules by type of hedge, for their valuation, recognition, presentation and disclosure.

        In April 2004, the IMCP issued Amendments to Bulletin C-2, "Financial instruments" ("C-2"), whose application is mandatory for financial statements of periods beginning on January 1, 2005, although early adoption is encouraged. Revised C-2 basically establishes that any variances in the fair value of financial instruments classified as available for sale must be recognized in other comprehensive income and reclassified to current earnings upon sale of such instruments; revised C-2 includes the possibility of making transfers among some of the categories under which financial instruments are classified, provided that conditions and rules for their accounting recognition are met. It also extends the applicability of impairment rules to financial instruments available for sale and provides more precise rules for their recognition.

        In January 2004, the IMCP issued revised Bulletin D-3, "Labor obligations" ("D-3"), which replaces the concept of unforeseen severance payments that are recognized in earnings of the period in which the payment decision is made, with that of "Severance payments at the end of the work relationship", defined as payments granted to employees when they conclude their labor relationship before reaching retirement age, for which the valuation and disclosure rules applicable to pension and seniority premium payments must be followed.

        Revised D-3 is mandatory as of January 1, 2005, but grants the option to immediately recognize in earnings the resulting transition asset or liability, or to amortize it over the average remaining labor life of employees.

        The Company believes that adoption of these new accounting principles will not have any material effect on its financial position and results of operations.

17. Summary of differences between Mexican GAAP and U.S. GAAP

        The consolidated financial statements of the Company are prepared in accordance with Mexican GAAP, which vary in certain significant respects from U.S. GAAP. A reconciliation of the reported majority net income, majority stockholders' equity and majority comprehensive income to U.S. GAAP is presented in Note 18. It should be noted that this reconciliation to U.S. GAAP does not include the reversal of the restatement of the financial statements for the effects of inflation as required by Bulletin B-10, "Recognition of the Effects of Inflation in Financial Information", of Mexican GAAP. The application of this Bulletin represents a comprehensive measure of the effects of price-level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting in Mexican pesos for purposes of both Mexican and U.S. GAAP.

        The differences between Mexican GAAP and U.S. GAAP included in the reconciliation that affect the consolidated financial statements of the Company are described as follows:

  a.
  Revenue and Cost Recognition

        Under Mexican GAAP, the Company uses the percentage-of-completion method of accounting to account for housing project revenues and costs related to housing construction, progress towards completion is measured in terms of comparing the actual costs incurred to the estimated total cost of a project.

        In accordance with U.S.GAAP home building sales are recognized when all of the following conditions are met: a sale is consummated, a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured. All such conditions are met at the time title passes to the buyer.

        Accordingly, a reconciling item for the additional revenues and additional costs recognized under the percentage-of-completion of accounting under Mexican GAAP is included in the U.S. GAAP reconciliation of net income and stockholders' equity.

  b.
  Deferred Income Taxes and Employee Statutory Profit-Sharing.

        The Company follows SFAS No. 109, "Accounting for Income Taxes", for U.S. GAAP purposes, which differs from Mexican GAAP as follows:

  •
  Under Mexican GAAP the effects of inflation on the deferred income tax balance generated by monetary items are recognized in income in the line item monetary position loss (gain). Under

    U.S. GAAP all deferred income tax amounts are considered to be a nonmonetary item. As a result, the consolidated statement of income differs with respect to the presentation of the gain (loss) on monetary position and the deferred income tax provision.

  •
  Under Mexican GAAP deferred employee statutory profit-sharing is calculated considering only those temporary differences that arise during the year and which are expected to reverse within a defined period and the effect is recorded as a component of income tax expense. For purposes of applying U.S. GAAP the liability is determined using a methodology similar to the liability method used in the calculation of deferred income taxes. Also, for U.S. GAAP purposes, employee statutory profit-sharing is classified as an operating expense.

        As a result of the differences related to the recognition of revenue and costs, as described above, the deferred income tax amounts presented under Mexican GAAP differ from the amounts calculated in accordance with U.S. GAAP.

  c.
  Reconciliation of deferred income taxes and employee statutory profit sharing

	2004		2003
Deferred income tax and employee statutory profit-sharing liability according to Mexican GAAP, net	Ps.	340,608	Ps.	198,435
Effect of U.S. GAAP adjustments:
Accounts receivable		(261,541)		(201,875)
Inventories		205,830		159,805
Employee profit-sharing		348		725

Deferred income tax and employee statutory profit-sharing liability according to U.S. GAAP, net	Ps.	285,245	Ps.	157,090

  d.
  Deferred income tax and employee profit-sharing balance sheet classification:

	2004
					2003
			Non current
	Current				Current		Non current
Deferred tax assets	Ps.	—	Ps.	(5,854)	Ps	—	Ps.	26,217
Deferred tax liability		(279,391)		—		(183,307)		—

Net deferred tax (liability) asset	Ps.	(279,391)	Ps.	(5,854)	Ps.	(183,307)	Ps.	26,217

  e.
  The changes in the balance of the deferred income tax and employee statutory profit-sharing liability for the year are as follows:

	2004		2003
Balance at the beginning of the year	Ps.	157,090	Ps.	100,257
Provision for the year		128,155		56,833

Balance at the end of the year	Ps.	285,245	Ps.	157,090

  f.
  Reconciliation of Deferred Employee Profit-Sharing

	2004		2003
Deferred employee profit-sharing liability according to Mexican GAAP	Ps.	3,340	Ps.	—
Effect of U.S. GAAP adjustments:
Inventories and other		348		725

Deferred employee profit-sharing liability according to U.S. GAAP	Ps.	3,688	Ps.	725

  g.
  The changes in the balance of the deferred employee profit-sharing liability for the year are as follows:

	2004		2003
Balance at the beginning of the year	Ps.	725	Ps.	—
Provision for the year		2,963		725

Balance at the end of the year	Ps.	3,688	Ps.	725

  h.
  Statement of Cash Flows

        Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, "Statement of Changes in Financial Position" (B-12), which identifies the generation and application of resources by the differences between beginning and ending financial statement balances in constant Mexican pesos. B-12 also requires that monetary and foreign exchange gains and losses be treated as cash items for the determination of resources generated by operations.

        In accordance with U.S. GAAP the Company follows the requirements of SFAS No. 95, "Statement of Cash Flows", excluding the effects of inflation (see Note 18.g.).

  i.
  Classification Differences

        Under Mexican GAAP, advances for the purchase of land and construction materials are recorded as part of the cost of real estate inventories. Under U.S. GAAP such advances are classified as prepaid expenses.

        Under Mexican GAAP, deferred taxes are classified as non-current; U.S. GAAP requires a current, non-current classification based on the classification of the related asset or liability.

        Under Mexican GAAP, the long-term liabilities of the medium-term debt certificates issued by the Company are recorded net of cash collateral pledged. (see Notes 7 and 11); Under U.S. GAAP such cash collateral pledged is recorded as restricted long-term cash.

18. Reconciliation of Mexican GAAP net income and equity to U.S. GAAP net income and equity and the presentation of condensed financial statements in accordance with U.S. GAAP.

  a.
  Reconciliation of Majority Net Income for the Year

	2004		2003
Majority net income according to Mexican GAAP	Ps.	307,084	Ps.	109,577
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 17a)		(301,464)		(247,380)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 17a)		205,630		202,641
Deferred employee statutory profit-sharing (Note 17b)		(348)		(725)
Effects of inflation on U.S. GAAP adjustments		13,945		5,489

Total U.S. GAAP adjustments before tax effects		(82,237)		(39,975)

Tax effects on U.S. GAAP adjustments		25,058		13,340

Total U.S. GAAP adjustments		(57,179)		(26,635)

Net income according to U.S. GAAP	Ps.	249,905	Ps.	82,942

  b.
  Reconciliation of Majority Stockholders' Equity

	2004		2003
Majority stockholders' equity according to Mexican GAAP	Ps.	709,844	Ps.	402,760
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 17a)		(871,804)		(611,742)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 17a)		673,515		484,649
Deferred employee statutory profit-sharing (Note 17b)		(348)		(725)

Total U.S. GAAP adjustments before tax effects		(198,637)		(127,818)

Tax effects on U.S. GAAP adjustments		55,711		42,071

Total U.S. GAAP adjustments		(142,926)		(85,747)

Stockholders' equity according to U.S. GAAP	Ps.	566,918	Ps.	317,013

  c.
  Reconciliation of Majority Comprehensive Income

	2004		2003
Majority comprehensive income according to Mexican GAAP	Ps.	307,084	Ps.	109,577
Net U.S. GAAP adjustments:
Net income		(57,179)		(26,635)

Comprehensive income according to U.S. GAAP	Ps.	249,905	Ps.	82,942

  d.
  Condensed consolidated balance sheets according to U.S. GAAP

	2004		2003
Assets
Current assets	Ps.	1,370,619	Ps.	878,208
Land for development		192,150		55,583
Property and equipment		109,986		91,426
Restricted cash		127,547		—
Other assets		73,089		4,936

Total assets	Ps.	1,873,391	Ps.	1,030,153

Liabilities and stockholders' equity
Current liabilities	Ps	828,174	Ps	534,948
Long-term debt		417,450		141,268
Minority interest		60,849		36,924
Majority stockholders' equity		566,918		317,013

Total liabilities and stockholders' equity	Ps.	1,873,391	Ps.	1,030,153

  e.
  Condensed consolidated statements of operations according to U.S. GAAP

	2004		2003
Revenues	Ps.	2,196,237	Ps.	1,401,455
Costs		1,661,495		1,100,348

Gross profit		534,742		301,107
Operating income		402,229		168,957
Income before income taxes		401,058		163,237
Income taxes		127,228		73,925
Minority interest		23,925		6,370

Net income according to U.S.G AAP	Ps.	249,905	Ps.	82,942

  f.
  Reconciliation of changes in stockholders' equity according to U.S. GAAP

	2004		2003
Stockholders' equity at beginning of year	Ps.	317,013	Ps.	224,588
Issuance of common stock		—		9,483
Net income according to U.S. GAAP		249,905		82,942

Stockholders' equity at end of year	Ps.	566,918	Ps.	317,013

  g.
  Condensed consolidated statements of cash flows on a historical cost basis according to U.S. GAAP

	2004		2003
Operating activities:
Consolidated net income	Ps.	285,418	Ps.	98,041
Non-cash items:
Depreciation		21,977		21,166
Allowance for doubtful accounts		—		—
Deferred income tax and statutory profit-sharing		123,997		71,961
Working capital investment		(411,137)		(255,924)
		—		—

Net cash flows provided by (used in) operating activities		20,255		(64,756)

Investing activities:
Investments in:
Restricted cash		(126,539)		—
Property and equipment		(43,262)		(14,790)
Other assets		(62,954)		(2,260)

Net cash flows used in investing activities		(232,755)		(17,050)

Financing activities:
Proceeds from new borrowings		1,582,901		240,744
Payments of notes payable to financial institutions		(1,347,661)		(159,689)
Payments of related party loans		(141)		(1,928)
Proceeds from issuance of common stock		—		8,544

Net cash flows provided by financing activities		235,009		87,671

Net increase in cash and cash equivalents		22,599		5,865
Cash and cash equivalents at the beginning of the year		71,432		65,567

Cash and cash equivalents at the end of the year	Ps.	94,031	Ps.	71,432

Supplemental cash flow information:
Interest paid	Ps.	55,305	Ps.	22,717

Income tax and tax on assets paid	Ps.	11,743	Ps.	15,603

19. Additional U.S. GAAP disclosure information

  Recently Issued Accounting Standards.

  U.S. GAAP

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payments or SFAS No. 123R. This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees to stock compensation awards issued to employees. Rather, SFAS No. 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). SFAS No. 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS No. 123R will be effective for our fiscal year ending December 31, 2006. The Company does not believe the effect of the future adoption of SFAS No. 123R will have a material impact on its financial position, results of operations or cash flows.

        In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets—an amendment of APB Opinion No. 29 or SFAS No. 153, which amends APB Opinion No. 29, Accounting for Nonmonetary Transactions to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring after January 1, 2006. The Company does not anticipate that the adoption of this statement will have a material effect on its financial position, results of operations or cash flows.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). In December 2003, FIN 46 was replaced by FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)). FIN 46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, is entitled to receive a majority of the entity's expected residual returns, or both. For the purpose of analyzing investments in potential variable interest entities formed after January 31, 2003, the Company has applied the provision of FIN 46 and FIN 46(R) as of January 1, 2004. For the purpose of analyzing potential variable interests in variable interest entities previously defined as Special Purpose Entities (SPE's) created before February 1, 2003, the Company has applied the provision of FIN 46 and FIN 46(R) for the period beginning January 1, 2004. The Company has also applied the provisions of FIN 46 and FIN 46(R) in determining whether the Company holds potential interests in variable interest entities not previously defined as SPE's for the period ending December 31, 2004. The adoption of FIN 46(R) did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        On January 1, 2004, the Company adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that certain financial instruments be classified as liabilities that were previously considered equity. The provisions of SFAS No. 150 were effective for financial instruments entered into or modified after May 31, 2003. For pre-existing instruments, the Company adopted SFAS No. 150 on January 1, 2004. The adoption of SFAS No. 150 did not have a material impact on the Company's financial position, results of operations or cash flows.

20. Subsequent event

        On July 1, 2005 the Company was acquired by Desarrolladora Homex, S.A. de C.V. ("Homex"). The purchase price was approximately Ps.2,041.5 million (US$188.9 million). The acquisition involved the purchase of 53.0% of the Company's stock for approximately Ps.1,063.9 million (US$98.4 million) in cash and the purchase of the remaining 47.0% of the Company's stock in exchange for 22.0 million of the Homex's common shares valued at Ps.977.6 million (US$90.5 million). Following the acquisition, the Company was merged into Homex. The former Company shareholders own approximately 6.6% of Homex's capital stock.

* * * * * *

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2005 and December 31, 2004

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	June 30, 2005 (Unaudited) (Convenience translation, Note 1)	June 30, 2005 (Unaudited)		December 31, 2004
Assets
Current assets:
Cash and temporary investments	$3,882	Ps.	41,816	Ps.	95,115
Trade accounts receivable	148,182		1,596,216		1,167,786
Due from related parties	—		—		5,282
Inventories	33,941		365,610		296,786
Prepaid expenses	248		2,671		3,938

Total current assets	186,253		2,006,313		1,568,907
Land held for future development	17,658		190,216		192,150
Property, plant and equipment—Net	10,253		110,441		109,986
Investment in equity method investees	30		326		64,307
Goodwill	1,122		12,087		—
Deferred debt issuance cost, net of amortization of Ps.1,227 and Ps 1,053	792		8,531		8,782

Total	$216,108	Ps.	2,327,914	Ps.	1,944,132

Liabilities and stockholders' equity
Current liabilities:
Notes payable to financial institutions	$31,652	Ps.	337,982	Ps.	194,285
Trade accounts payable	19,228		207,131		156,187
Amounts payable for land purchases	9,341		100,617		181,712
Due to related parties	—		—		—
Accrued expenses and taxes other than income taxes	3,047		32,825		14,658
Employee statutory profit-sharing	145		1,559		1,440

Total current liabilities	63,412		680,114		548,282
Long-term notes payable to financial institutions	—		2,971		8,428
Long-term debt	25,178		271,221		275,621
Long-term amounts payable for land purchases	—		—		—
Deferred income tax	35,517		382,584		337,268
Deferred employee statutory profit-sharing	308		3,314		3,340

Total liabilities	124,415		1,340,204		1,172,939

Contributions for future common stock increases	—		—		500
Stockholders' equity:
Common stock	24,088		259,472		258,822
Restatement of common stock	2,191		23,600		23,600
Legal reserve	999		10,761		10,761
Retained earnings	56,896		612,886		416,661

Majority stockholders' equity	84,174		906,719		709,844
Minority interest in consolidated subsidiaries	7,519		80,991		60,849

Total stockholders' equity	91,693		987,710		770,693

Total	$216,108	Ps.	2,327,914	Ps.	1,944,132

See accompanying notes to unaudited condensed consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Condensed Consolidated Statements of Income

For the six-month periods ended June 30, 2005 and 2004

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2005 (Unaudited) (Convenience translation, Note 1)	2005 (Unaudited)		2004 (Unaudited)
Revenues	$115,121	Ps.	1,240,082	Ps.	1,038,367
Costs	87,975		947,663		821,320

Gross profit	27,146		292,419		217,047
Administrative expenses	8,850		95,335		62,620

Income from operations	18,296		197,084		154,427

Other expense (income)—net	4		42		(29)

Net comprehensive financing (income) cost:
Interest income	(290)		(3,120)		(282)
Interest expense	274		2,955		1,064
Exchange (gain) loss—net	(3)		(32)		436
Monetary position (gain) loss	(457)		(4,931)		11,138

	(476)		(5,128)		12,356

Income before income taxes, employee statutory profit-sharing and equity in earnings of equity method investees	18,768		202,170		142,100
Income taxes and employee statutory profit-sharing	4,591		49,452		45,933

Income before equity in earnings of equity method investees	14,177		152,718		96,167
Equity in earnings of equity method investees	—		—		830

Consolidated net income	$14,177	Ps.	152,718	Ps.	96,997

Net income of majority stockholders	12,567		135,376		91,151
Net income of minority stockholders	1,610		17,342		5,846

Consolidated net income	$14,177	Ps.	152,718	Ps.	96,997

See accompanying notes to unaudited condensed consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders' Equity

For the six-month periods ended June 30, 2005

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	Common stock Historical amount		Common stock restated amount		Legal reserve		Retained earnings		Minority Interest in consolidated subsidiaries		Total stockholders' equity
Balances as of January 1, 2004	Ps.	258,822	Ps.	23,600	Ps.	10,761	Ps.	109,577	Ps.	36,924	Ps.	439,684
Comprehensive income (unaudited)		—		—		—		91,151		5,846		96,997

Balances as of June 30, 2004 (unaudited)	Ps.	258,822	Ps.	23,600	Ps.	10,761	Ps.	200,728	Ps.	42,770	Ps.	536,681

Balances as of January 1, 2005	Ps.	258,822	Ps.	23,600	Ps.	10,761	Ps.	416,661	Ps.	60,849	Ps.	770,693
Dilution of minority interest (unaudited)		—		—		—		60,849		(60,849)		—
Issuance of common stock (unaudited)		650		—		—		—		—		650
Contributions of minority interest (unaudited)		—		—		—		—		63,649		63,649
Comprehensive income (unaudited)		—		—		—		135,376		17,342		152,718

Balances as of June 30, 2005 (unaudited)	Ps.	259,472	Ps.	23,600	Ps.	10,761	Ps.	612,886	Ps.	80,991	Ps.	987,710

(Convenience translation, Note 1) Balances as of January 1, 2005		$24,027		$2,191		$999		$38,680		$5,649		$71,546
Dilution of minority interest (unaudited)		—		—		—		5,649		(5,649)		—
Issuance of common stock (unaudited)		60		—		—		—		—		60
Contributions of minority interest (unaudited)		—		—		—		—		5,909		5,909
Comprehensive income (unaudited)		—		—		—		12,567		1,610		14,177

Balances as of June 30, 2005 (unaudited)		$24,087		$2,191		$999		$56,896		$7,519		$91,692

See accompanying notes to unaudited condensed consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and Subsidiaries

Condensed Consolidated Statements of Changes in Financial Position

For the six-month periods ended June 30, 2005 and 2004

(In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.)
of purchasing power of June 30, 2005)

	2005 (Unaudited) (Convenience translation, Note 1)	2005 (Unaudited)		2004 (Unaudited)
Operating activities:
Net income	$14,177	Ps.	152,718	Ps.	96,997
Items that did not require (generate) resources:
Equity in earnings of equity method investees	—		—		830
Depreciation and amortization	842		9,065		9,010
Deferred income taxes and employee statutory profit-sharing	4,204		45,290		37,364

	19,223		207,073		144,201
Changes in operating assets and liabilities
(Increase) decrease in:
Trade accounts receivables	(39,773)		(428,430)		(330,450)
Inventories	(6,210)		(66,890)		(25,431)
Prepaid expenses	118		1,267		—
(Increase) decrease in:
Due to related parties	490		5,282		6,488
Trade accounts payable	3,528		38,007		13,645
Amounts payable for land purchases	(7,528)		(81,095)		—
Accrued expenses and taxes other than income taxes	1,687		18,167		(1,522)
Deferred employee statutory profit-sharing	11		119		—

Net resources used in operating activities	(28,454)		(306,500)		(193,069)

Financing activities:
Notes payable to financial institutions—net	14,033		151,177		139,899
Long term debt—net	(408)		(4,400)		—
Additional paid in capital	5,909		63,649		—
Contributions for future common stock increases	(46)		(500)		—
Issuance of common stock	60		650		—

Net resources generated by financing activities	19,548		210,576		139,899

Investing activities:
Acquisition of property, plant and equipment	(860)		(9,269)		(11,772)
Goodwill	(1,123)		(12,087)		—
Investment in associated companies	5,941		63,981		2,418

Net resources generated by (used in) investing activities	3,958		42,625		(9,354)

Cash and temporary investments:
Net decrease	(4,948)		(53,299)		(62,524)
Balance at beginning of period	8,830		95,115		75,115

Balance at end of period	$3,882	Ps.	41,816	Ps.	12,591

See accompanying notes to unaudited condensed consolidated financial statements.

Controladora Casas Beta, S. A. de C. V. and subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

For the six-month period ended June 30, 2005

(In thousands of Mexican pesos of purchasing power as of June 30, 2005)

1. Basis of presentation and principles of consolidation

        Basis of presentation—The unaudited condensed consolidated financial statements of Controladora Casas Beta, S.A. de C.V. ("Beta") and its subsidiaries (the "Company") included herein have been prepared in accordance with generally accepted accounting principles in Mexico ("Mexican GAAP") and are unaudited. Certain information and footnote disclosures normally prepared in accordance with Mexican GAAP have been condensed or omitted, although the Company believes that the disclosures are adequate to make the information not misleading. The condensed consolidated balance sheet at December 31, 2004 is derived from the December 31, 2004 audited financial statements but does not include all disclosures required by Mexican GAAP. These unaudited condensed financial statements should be read in connection with the Company's audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2004.

        The unaudited condensed consolidated financial information included herein reflects all adjustments, consisting only of normal recurring adjustments, which are necessary, in the opinion of management, for a fair presentation of the Company's consolidated financial position and consolidated results of operations, changes in stockholders' equity and changes in financial position for the interim periods presented. The results of operations for interim periods are not necessarily indicative of the results to be expected for an entire year.

        The unaudited condensed consolidated financial statements are stated in Mexican pesos, the currency of the country in which the Company is incorporated and operates. The translations of Mexican peso amounts into U.S. dollar amounts are included solely for the convenience of readers in the United States of America and have been made at the rate of Ps.10.7720 per one U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on June 30, 2005. Such translation should not be construed as representations that the Mexican peso amounts have been, could have been, or could in the future, be converted into U.S. dollars at this or any other exchange rate.

        Principles of consolidation of financial statements—The unaudited consolidated financial statements include those of Beta, and its consolidated subsidiaries, material intercompany balances and transactions have been eliminated in these unaudited consolidated financial statements. Equity interests of unaffiliated shareholders in consolidated subsidiaries are reflected as minority interest.

        In June 2005, Casas Beta del Centro, S. A. de C. V. ("Casas Beta") repurchased the equity interest of its minority stockholders. As a result of such repurchase, Beta's ownership interest in Casas Beta increased from 89.9% to 99.9%. This transaction generated a dilution of the minority interest of Ps.60,849, which was recorded as an increase in retained earnings and a decrease in minority interest.

        Consolidation of financial statements—The consolidated financial statements include those of the Company and its subsidiaries. A description of Beta's consolidated subsidiaries and its direct and indirect ownership interest in each is set forth below. Intercompany balances and transactions have been eliminated in these consolidated financial statements. Equity interests of unaffiliated shareholders in consolidated subsidiaries are reflected as minority interest.

        The subsidiary companies and their percentage participation are as follows:

		Ownership %
Subsidiaries
	Main activity	2005	2004
Casas Beta del Centro, S. A. de C. V.	Design, construction and development of low income housing	89.90	89.90
Casas Beta del Noroeste, S. A. de C. V.	Design, construction and development of low income housing	99.90	99.90
Casas Beta del Norte, S. A. de C. V.	Design, construction and development of low income housing	99.90	99.90
Edificaciones Beta, S. A. de C. V.	Design and construction of low income housing.	99.80	99.80
Edificaciones Beta del Noroeste, S. A. de C. V.	Design and construction of low income housing.	99.00	99.00
Edificaciones Beta del Norte, S. A. de C. V.	Design and construction of low income housing.	99.90	99.90
Comercializadora Cantaros, S. A. de C. V.	Design and construction of low income housing.	99.94	99.94
Super Abastos Centrales Comerciales, S. A. de C. V.(1)	Design and construction of low income housing.	50.00	—

(1)
On October 7 and 12, 2004, the Company made contributions based upon a contractual agreement for the acquisition of 50% of the shares of Super Abastos Centrales Comerciales S.A de C.V. ("Abastos"), for the purpose of developing a housing complex. In February 2005 the Company assumed control of Abastos.

2. Inventories

        Inventories consist of the following:

	June 30, 2005		December 31, 2004
	(Unaudited)
Construction-in-progress	Ps.	309,143	Ps.	226,052
Land held for future development		190,216		200,582
Construction materials		37,273		46,240
Advances to suppliers		19,264		16,062

		555,896		488,936
Current portion of real estate inventories		(365,610)		(296,786)

Land held for future development	Ps.	190,216	Ps.	192,150

3. Notes payable to financial institutions

        Notes payable to financial institutions consist of the following:

	June 30, 2005		December 31, 2004
	(Unaudited)
Bridge loan secured by inventories, bearing interest at the Interbank Equilibrium Rate as defined by the Central Bank of Mexico ("TIIE") rate plus 3%, maturing in 24 months from the date of advance or at the date on which title passes to the home buyer	Ps.	151,725	Ps.	—
Bridge loan secured by inventories, bearing interest at the TIIE rate plus 3%, maturing in 24 months from the date of advance or at the date on which title passes to the home buyer.		118,490		96,811
Bridge loan secured by inventories, bearing interest at the TIIE rate plus 3.75%, maturing in 18 months from the date of advance or at the date on which title pass to the home buyer.		25,412		52,585
Bridge loan secured by inventories, bearing interest at the TIIE rate plus 3.375%, maturing in 18 months from the date of advance or at the date on which the title passes to the home buyer.		22,225		25,884
Bridge loans secured by inventories, bearing interest at the TIIE rate plus 3.5%, maturing in 24 months from the date of advance or at the date on which the title passes to the home buyer.		2,721		8,225
Capital lease obligations denominated in U.S. dollars for the acquisition of construction equipment, payable in July 2006, bearing interest at a rate that fluctuates from 6% to 8% at December 31, 2004.		6,349		9,152
Capital lease obligations for the acquisition of construction equipment, payable in December 2007, bearing interest at a rate that fluctuates from 10% to 17.40% at December 31, 2004.		14,031		8,985
Term loan for the acquisition of machinery and equipment bearing interest at the TIIE rate plus 5%, payable in 12 months from the date of advance.		—		1,071

		340,953		202,713
Current portion of long-term debt		(337,982)		(194,285)

	Ps.	2,971	Ps.	8,428

        The scheduled maturities of notes payable to financial institutions at June 30, 2005, are as follows:

Year
2007	Ps.	2,971

(1)
These loans were either prepaid or paid when the title passes to the homebuyer.

        At of June 30, 2005 and December 31, 2004 the TIIE interest rate was 9.61% and 8.95%, respectively.

4. Long term liabilities

        On June 30, 2004, the National Banking and Securities Commission ("CNBV") authorized the Company to issue secured medium-term debt certificates for an amount not exceeding Ps.800,000 to finance real estate developments.

        On July 8, 2004, the Company made the first issuance and public placement of 4,000,000 medium term debt certificates at par value of Ps.100 each, for a total amount of Ps.400,000 payable in six equal, consecutive quarterly amounts through January 8, 2008, with maturity of the residual amount on July 8, 2009. The Certificates bear interest at the TIIE rate plus 2.7 percentage points. At December 31, 2004, the applicable interest rate was 11.65%.

        As established in its contract of formation, the Trust established to secure repayment of the Company?s medium term debt certificates can only utilize the benefits held to fulfill its legal purpose, which primarily includes using the resources derived from issuing the Certificates to acquire land reserves, develop real estate projects, build housing and pay the Certificates upon maturity. Consequently, the Trust cannot grant loans or perform financial transactions other than those specified in its Trust contract. The resources obtained from issuing the Certificates are shown as a liability on the Company's balance sheet.

        Following the issuance of the Certificates, the Company has obtained the amount of Ps.400,000 from the Trust to finance the acquisition of land reserves, develop real estate projects and build housing. At June 30, 2005 and December 31, 2004, the Company had cash collateral pledged in respect of the Certificates of Ps.128,779 (unaudited) and Ps.126,539, respectively, resulting in net liability at June 30, 2005 and December 31, 2004 of Ps.271,221 (unaudited) and Ps 273,461, respectively.

        The scheduled maturities of long-term debt at June 30, 2005 (unaudited), are as follows:

Year
2008	Ps.153,098
2009	118,123

Ps.271,221

5. Summary of differences between Mexican GAAP and U.S. GAAP

        The consolidated financial statements of the Company are prepared in accordance with Mexican GAAP, which vary in certain significant respects from U.S. GAAP. A reconciliation of the reported majority net income, majority stockholders' equity and majority comprehensive income to U.S. GAAP is presented in Note 6. It should be noted that this reconciliation to U.S. GAAP does not include the reversal of the restatement of the financial statements for the effects of inflation as required by Bulletin B-10, "Recognition of the Effects of Inflation in Financial Information", of Mexican GAAP. The application of this Bulletin represents a comprehensive measure of the effects of price-level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting in Mexican pesos for purposes of both Mexican and U.S. GAAP.

        The differences between Mexican GAAP and U.S. GAAP included in the reconciliation that affect the consolidated financial statements of the Company are described as follows:

  a.
  Revenue and Cost Recognition

    Under Mexican GAAP, the Company uses the percentage-of-completion method of accounting to account for housing project revenues and costs related to housing construction, progress towards completion is measured in terms of comparing the actual costs incurred to the estimated total cost of a project.

    In accordance with U.S.GAAP home building sales are recognized when all of the following conditions are met: a sale is consummated, a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured. All such conditions are met at the time title passes to the buyer.

    Accordingly, a reconciling item for the additional revenues and additional costs recognized under the percentage-of-completion of accounting under Mexican GAAP is included in the U.S. GAAP reconciliation of net income and stockholders' equity.

  b.
  Deferred Income Taxes and Employee Statutory Profit Sharing

    The Company follows SFAS No. 109, "Accounting for Income Taxes", for U.S. GAAP purposes, which differs from Mexican GAAP as follows:

    •
    Under Mexican GAAP the effects of inflation on the deferred income tax balance generated by monetary items are recognized in income in the line item monetary position loss (gain). Under U.S. GAAP all deferred income tax amounts are considered to be a nonmonetary item. As a result, the consolidated statement of income differs with respect to the presentation of the monetary position loss (gain) and the deferred income tax provision.

    •
    Under Mexican GAAP deferred employee statutory profit sharing is calculated considering only those temporary differences that arise during the year and which are expected to reverse within a defined period and the effect is recorded as a component of income tax expense. For purposes of applying U.S. GAAP the liability is determined using a methodology similar to the liability method used in the calculation of deferred income taxes.

      Also, for U.S. GAAP purposes, employee statutory profit sharing is classified as an operating expense.

    As a result of the differences related to the recognition of revenue, as described above, the deferred income tax amounts presented under Mexican GAAP differ from the amounts calculated in accordance with U.S. GAAP.

  c.
  Reconciliation of deferred income taxes and employee statutory profit sharing

	June 30, 2005		December 31, 2004
	(Unaudited)
Deferred income tax and employee statutory profit sharing liability according to Mexican GAAP, net	Ps.	385,898	Ps.	340,608
Effect of U.S. GAAP adjustments:
Accounts receivable		(335,927)		(261,541)
Inventories		259,156		205,830
Employee profit sharing		409		348

Deferred income tax and employee statutory profit sharing liability according to U.S. GAAP, net	Ps.	309,536	Ps.	285,245

  d.
  Deferred income tax and employee statutory profit sharing balance sheet classification:

	June 30, 2005				December 31, 2004
	Current		Noncurrent		Current		Noncurrent
	(Unaudited)
Deferred tax assets	Ps.	—	Ps.	(6,190)	Ps.	—	Ps.	(5,854)
Deferred tax liability		(303,346)		—		(279,391)		—

Net deferred tax (liability) asset	Ps.	(303,346)	Ps.	(6,190)	Ps.	(279,391)	Ps.	(5,854)

  e.
  The changes in the balance of the deferred income tax and employee statutory profit sharing liability for the year are as follows:

	June 30, 2005		December 31, 2004
	(Unaudited)
Balance at the beginning of the period	Ps.	285,245	Ps.	157,090
Provision for the period		24,291		128,155

Balance at the end of the period	Ps.	309,536	Ps.	285,245

  f.
  Statement of Cash Flows

        Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, "Statement of Changes in Financial Position" (B-12), which identifies the generation and application of resources by the differences between beginning and ending financial statement balances in constant Mexican pesos. B-12 also requires that monetary and foreign exchange gains and losses be treated as cash items for the determination of resources generated by operations.

        In accordance with U.S. GAAP the Company follows the requirements of SFAS No. 95, "Statement of Cash Flows", excluding the effects of inflation (see Note 6.g.).

  g.
  Classification Differences

        Under Mexican GAAP advances for the purchase of land and construction materials are recorded as part of the cost of real estate inventories. Under U.S. GAAP such advances are classified as prepaid expenses.

        Under Mexican GAAP, deferred taxes are classified as non-current; U.S. GAAP requires a current, non-current classification based on the classification of the related asset or liability.

        Under Mexican GAAP, the long-term liabilities of the medium-term debt certificates issued by the Company are recorded net of cash collateral pledged; Under U.S. GAAP such cash collateral pledged is recorded as restricted long-term cash.

6. Reconciliation of Mexican GAAP net income and equity to U.S. GAAP net income and equity and the presentation of condensed financial statements in accordance with U.S. GAAP.

  a.
  Reconciliation of Majority Net Income for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Majority net income according to Mexican GAAP	Ps.	135,376	Ps.	91,151
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 5a)		(386,850)		(200,804)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 5a)		324,443		144,830
Effects of inflation on U.S. GAAP adjustments		10,357		12,178

Total U.S. GAAP adjustments before tax effects		(52,050)		(43,796)
Tax effects on U.S. GAAP adjustments		16,172		13,678

Total U.S. GAAP adjustments		(35,878)		(30,118)

Net income according to U.S. GAAP	Ps.	99,498	Ps.	61,033

  b.
  Reconciliation of Majority Stockholders' Equity for the six-month period ended June 30, 2005:

	2005
	(Unaudited)
Majority stockholders' equity according to Mexican GAAP	Ps.	906,719
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 5a)		(1,119,758)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 5a)		864,592

Total U.S. GAAP adjustments before tax effects		(255,166)
Tax effects on U.S. GAAP adjustments		76,362

Total U.S. GAAP adjustments		(178,804)

Stockholders' equity according to U.S. GAAP	Ps.	727,915

  c.
  Reconciliation of Majority Comprehensive Income for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Majority comprehensive income according to Mexican GAAP	Ps.	135,376	Ps.	91,151
Net U.S. GAAP adjustments:
Net income		(35,878)		(30,118)

Comprehensive income according to U.S. GAAP	Ps.	99,498	Ps.	61,033

  d.
  Condensed consolidated balance sheets according to U.S. GAAP

	June 30, 2005		December 31, 2004
	(Unaudited)
Assets
Current assets	Ps.	1,606,256	Ps.	1,370,619
Land for development		190,216		192,150
Property and equipment		110,441		109,986
Restricted Cash		127,547		127,547
Other assets		20,945		73,089

Total assets	Ps.	2,055,405	Ps.	1,873,391

Liabilities and stockholders' equity
Current liabilities	Ps	992,621	Ps	828,174
Long-term debt		271,221		417,450
Minority interest		63,648		60,849
Majority stockholders' equity		727,915		566,918

Total liabilities and stockholders' equity	Ps.	2,055,405	Ps.	1,873,391

  e.
  Condensed consolidated statements of operations according to U.S. GAAP for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Revenues	Ps.	853,232	Ps.	838,543
Costs		623,221		677,598

Gross profit		230,011		160,945
Operating income		134,677		98,265
Income before income taxes		150,121		98,935
Income taxes		33,280		32,299
Minority interest		17,343		5,603

Net income according to U.S. GAAP	Ps.	99,498	Ps.	61,033

  f.
  Reconciliation of changes in stockholders' equity according to U.S. GAAP for the six-month period ended June 30, 2005:

	2005
	(Unaudited)
Stockholders' equity at beginning of period	Ps.	566,918
Net income according to U.S. GAAP		99,498
Dilution of minority interest		60,849
Issuance of common stock		650

Stockholders' equity at the end of the period	Ps.	727,915

  g.
  Condensed consolidated statements of cash flows on a historical cost basis according to U.S. GAAP for the six-month periods ended June 30, 2005 and 2004:

	2005		2004
	(Unaudited)		(Unaudited)
Operating activities:
Consolidated net income	Ps.	108,593	Ps.	74,723
Non-cash items:
Depreciation		9,484		11,602
Allowance for doubtful accounts		—		(4,461)
Deferred income tax and statutory profit sharing		33,030		29,922
Working capital investment		(78,901)		(349,036)
		—		—

Net cash flows provided by (used in) operating activities		72,206		(237,250)

Investing activities:
Investments in:
Property and equipment		(13,736)		(17,748)
Other assets		(177)		(729)

Net cash flows used in investing activities		(13,913)		(18,477)

Financing activities:
Proceeds from new borrowings		405,473		545,245
Payments of notes payable to financial institutions		(531,333)		(358,257)
Minority Interest consolidated subsidiaries		14,701		—
Proceeds from issuance of common stock		650		9,641

Net cash flows provided by (used in) financing activities		(110,509)		196,629

Net decrease in cash and cash equivalents		(52,216)		(59,098)
Cash and cash equivalents at the beginning of the period		94,032		71,700

Cash and cash equivalents at the end of the period	Ps.	41,816	Ps.	12,602

Supplemental cash flow information:
Interest paid	Ps.	30,198	Ps.	20,779

Income tax and tax on assets paid	Ps.	1,417	Ps.	3,084

* * * * * *

Unaudited Pro Forma Condensed Combined Financial Statements

Combined Accounts of Desarrolladora Homex, S.A. de C.V. and its Subsidiaries
and Controladora Casas Beta, SA. de C.V. and its Subsidiaries

        On July 1, 2005 Desarrolladora Homex, S.A. de C.V. ("Homex") acquired Controladora Casa Beta, S.A. de C.V. ("Beta"). The purchase price for Beta was approximately Ps.2,041.9 million (US$188.9 million). The acquisition of Beta involved the purchase of 53.0% of Beta's stock for approximately Ps.1,063.9 million (US$98.4 million) in cash and the purchase of the remaining 47.0% of Beta's stock in exchange for 22.0 million of our common shares valued at Ps.977.6 million (US$90.5 million). Following the acquisition, Beta was merged into Homex, with Homex being the surviving entity. As a result of the Beta acquisition, former Beta shareholders own approximately 6.6% of Homex's capital stock.

        Homex will account for the merger in conformity with Bulletin B-7 "Business Acquisitions" ("B-7") issued by the Mexican Institute of Public Accountants. B-7 provides rules for the accounting treatment of business acquisitions and investments in associated entities, and establishes, among other matters, the requirement to apply the purchase method of accounting for all business combinations. The following unaudited pro forma condensed combined balance sheet as of June 30, 2005 and the unaudited pro forma condensed combined statements of operations for the six-month period ended June 30, 2005 and for the year ended December 31, 2004 are based on the historical consolidated financial statements of Homex, and on the historical consolidated financial statements of Beta.

        The unaudited pro forma condensed combined statements of operations give effect to the merger as if it had occurred on January 1, 2004 and the unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on June 30, 2005. The two major categories of adjustments reflected in the pro forma condensed combined financial statements are "Purchase Accounting Adjustments" and "Conforming Accounting Policies."

Purchase Accounting Adjustments

        Purchase accounting adjustments include adjustments necessary to (1) allocate the purchase price to the tangible and intangible assets and liabilities of Beta based on their fair values, and (2) the adjustments to recognize the effect of the merger as if it had occurred on January 1, 2004 (purchase accounting adjustment) in respect of statement of operations data. A more detailed description of each of these purchase accounting adjustments is described below.

Fair Market Value Adjustments

        The unaudited pro forma condensed combined financial statements reflect the purchase price allocation based on a preliminary assessment of fair market values assigned to the assets and liabilities. Fair market values in the pro forma financial statements were determined based on preliminary consultation with independent valuation consultants, industry trends and by reference to market rates and transactions. After the closing of the merger, Homex, with the assistance of valuation consultants, will complete its evaluation of the fair value of the assets acquired. Fair market value adjustments reflected in the pro forma financial statements may be subject to significant revisions and adjustments pending finalization of those valuation studies. Significant assets and liabilities adjusted to fair market value which are subject to finalization of valuation studies include construction in progress and land held for future development.

        The acquisition of Beta involved the purchase of 53.0% of Beta's stock for approximately Ps.1,063.9 million (US$98.4 million) in cash and the purchase of the remaining 47.0% of Beta's stock in exchange for 22.0 million of our common shares, the fair value of that common stock is Ps.977.6 million (US$90.5 million) based on the average price per share of Ps.44.41. The measurement date for determining the value of the shares issued in connection with the acquisition was April 21,

2005. The fair value of the shares issued in connection with the acquisition was the average quoted market price for a period of two days before and a period of two days after April 21, 2005 equal to Ps.44.41. The exchange rate on the measurement date was Ps.$10.80. The following table summarizes the estimated purchase price.

Fair value of our common stock issued	Ps.	977,600
Cash paid		1,063,899

Total purchase price	Ps.	2,041,499

        The following table summarizes the pro forma net assets acquired and liabilities assumed in connection with the merger and the preliminary allocation of the purchase price.

Current assets	Ps.	1,777,555
Land held for future development		260,780
Property, plant and equipment, net		110,441
Other assets		20,944
Goodwill		1,237,141
Liabilities assumed		(1,298,050)
Minority interest		(67,312)

Total purchase price	Ps.	2,041,499

Other Merger Adjustments

        In connection with the merger, Homex executed a bridge loan agreement with HSBC to finance the Beta acquisition. On September 8, 2005, Homex established a new HSBC unsecured credit facility to refinance the HSBC bridge loan. Homex expects to refinance the bridge loan with the new credit facility on or prior to the September 29, 2005 maturity of the bridge loan. The new credit facility has an interest rate of TIIE plus 1% and a term of five years.

Conforming Accounting Policies

        The pro forma financial statements reflect the following adjustments to conform the accounting policies of Beta with those of Homex.

  a.
  Capitalization of financing cost as part of real estate inventory

    Beta is conforming its policy of capitalizing the financing costs incurred during development of projects in process related to mortgage bridge loans associated with the construction process to Homex's accounting policy of not capitalizing such financing costs.

  b.
  Capitalization of sales commissions and promotion and selling expenses

    Beta is conforming its accounting policy of including in its construction budgets the sales commissions and promotion and selling expense that will be incurred in promoting its real estate developments to Homex's accounting policy of not including in its construction budgets the sales commissions and promotion and selling expenses that will be incurred in its real estate developments.

  c.
  Revenue and cost recognition

    Both Homex and Beta use the percentage-of-completion method of accounting to recognize revenues and costs related to their activities as a real estate developer. The percentage of completion method is determined by comparing the total actual costs incurred to total estimated costs that will be incurred for each development project.

    Due to the differences described in the aforementioned policies, Beta's cost basis for calculating the percentage-of-completion method mentioned in the preceding paragraph was modified and therefore such percentage was recalculated, generating an additional adjustment to accounts receivable, inventories and cost of sales from Beta's activities as a developer.

  d.
  Deferred income tax

    Both Homex and Beta have the policy of recording income tax and employee statutory profit-sharing in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carry forwards.

        As a result of the adjustments mentioned above, the effect of deferred income tax has been recalculated, resulting in an additional adjustment in the pro forma financial statements of Homex and Beta.

        Integration Activities—The pro forma financial statements do not include any adjustments for liabilities that may result from integration activities, as management is in the process of making these assessments, and estimates of these costs are currently unknown. However, in the future, liabilities may ultimately be recorded for Beta's employee severance and other costs associated with exiting certain activities. Any such liabilities would be recorded as an adjustment to the purchase price and an increase in goodwill.

        Synergies—Homex and Beta anticipate that their merger will result in additional annual revenue, and operating cost reductions due to synergies that would not be achievable without completing the merger. Since the realization of those amounts is uncertain, such cost reductions have not been reflected in the pro forma financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2005

(In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Homex June 30, 2005		BETA June 30, 2005		Purchase Accounting Adjustments			Adjustments to Conform Accounting Policies			Pro forma as adjusted
Assets
Current assets:
Cash and temporary investments	Ps.	405,555	Ps.	41,816	Ps.	17,101	(a)	Ps.	—		Ps.	464,472
Trade accounts receivable		3,782,471		1,596,216		—			(175,634	)(j,k,l)		5,203,053
Inventories		2,390,466		365,610		14,083	(b)		(67,207	)(j,k,l)		2,702,952
Prepaid expenses		105,177		2,671		—			—			107,848

Total current assets		6,683,669		2,006,313		31,184			(242,841)			8,478,325
Land held for future development		663,065		190,216		70,564	(b)		—			923,845
Restricted investments		299		—		—			—			299
Property, plant and equipment—net		261,219		110,441		—			—			371,660
Investment in equity method investee		—		326		—			—			326
Goodwill		—		12,087		1,237,141	(c)		—			1,249,228
Other assets		71,749		8,531		—			—			80,280

Total	Ps.	7,680,001	Ps.	2,327,914	Ps.	1,338,889		Ps.	(242,841)		Ps.	11,103,963

Liabilities and stockholders' equity
Current liabilities:
Other accounts payable	Ps.	1,117,348	Ps.	337,982	Ps.	—		Ps.	—		Ps.	1,455,330
Trade accounts payable		1,367,208		307,748		—			—			1,674,956
Guaranty deposits		109,152		—		—			—			109,150
Accrued expenses and taxes, other than income taxes		24,004		32,825		—			—			56,829
Deferred income tax		102,442		—		—			—			102,442
Employee statutory profit-sharing		1,198		1,559		—			—			2,757

Total current liabilities		2,721,352		680,114		—			—			3,401,644
Long-term debt		—		271,221		—			—			271,221
Long-term notes payable to financial institutions		47,167		2,971		1,081,000	(d)		—			1,131,138
Deferred income tax and employee statutory profit-sharing		704,410		385,898		25,394	(e,i)		(67,548	)(m)		1,048,154

Total liabilities		3,472,929		1,340,204		1,106,394			(67,548)			5,851,979

Stockholders' equity:
Common stock		219,398		283,072		(24,264	)(f)		—			478,206
Additional paid-in capital		2,252,018		—		718,792	(f)		—			2,970,810
Retained earnings		1,518,340		623,647		(462,033	)(g)		(161,614	)(j,k,l)		1,518,340
Excess in restated stockholders equity		313,948		—		—			—			313,948
Cumulative initial effect of deferred income taxes		(142,940)		—		—			—			(142,940)

Majority stockholders' equity		4,160,764		906,719		232,495			(161,614)			5,138,364
Minority interest in consolidated subsidiaries		46,308		80,991		—			(13,679)			113,620

Total stockholders' equity		4,207,072		987,710		232,495			(175,293)			5,251,984

Total	Ps.	7,680,001	Ps.	2,327,914	Ps.	1,338,889		Ps.	(242,841)		Ps.	11,103,963

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Six Months Ended June 30, 2005

(In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Homex June 30, 2005		BETA June 30, 2005		Purchase Accounting Adjustments			Adjustments to Conform Accounting Policies			Pro Forma
Revenues	Ps.	2,863,328	Ps.	1,240,082	Ps.	—		Ps.	(24,222	)(j,k,l)	Ps.	4,079,188
Cost of sales		1,972,835		947,663		—			(58,425	)(j,k,l)		2,862,073

Gross margin		890,493		292,419		—			34,203			1,217,115
Administrative and selling expenses		273,992		95,335		—			34,154	(k)		403,481

Income from operations		616,501		197,084		—			49			813,634
Other expense (income)—net		16,623		(42)		—			—			16,581
Net comprehensive financing (income) cost:
Interest expense		95,818		2,955		63,383	(h)		43,906	(j)		206,062
Interest income		(22,806)		(3,120)		—			—			(25,926)
Exchange (gain) loss—net		(5,864)		(32)		—			—			(5,896)
Monetary position (gain) loss		1,397		(4,931)		—			—			(3,534)

		68,545		(5,128)		63,383			43,906			170,706
Income before income taxes		564,579		202,170		(63,383)			(43,857)			659,509
Income taxes		173,782		49,452		(19,000	)(i)		—			204,234

Net income	Ps.	390,797	Ps.	152,718	Ps.	(44,383)		Ps.	(43,857)		Ps.	455,275

Net income of majority stockholders	Ps.	394,849	Ps.	135,376							Ps.	443,165
Net income of minority stockholders		(4,052)		17,342								12,110

Net income	Ps.	390,797	Ps.	152,718							Ps.	455,275

Weighted average shares outstanding (in thousands)		313,856										335,869
Earning per share (basic and diluted)	Ps.	1.26									Ps.	1.32

        Homex's weighted average number of shares adjusted to give effect to the common stock issued to Controladora Casas Beta, S.A. de C.V., as part of the consideration of the acquisition effective as of July 1, 2005 was 335,869 (in thousands), and the corresponding earnings per share was equal to Ps. 1.32.

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2004

(In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Homex December 31, 2004		BETA December 31, 2005		Purchase Accounting Adjustments			Adjustments to Conform Accounting Policies			Pro forma
Revenues	Ps.	5,369,428	Ps.	2,497,700	Ps.	—		Ps.	(146,916	)(j,k,l)	Ps.	7,720,212
Cost of sales		3,738,718		1,867,125		—			(137,089	)(j,k,l)		5,468,754

Gross margin		1,630,710		630,575		—			(9,827)			2,251,458
Administrative and selling expenses		437,961		132,165		—			61,322	(k)		631,448

Income from operations		1,192,749		498,410		—			(71,149)			1,620,010
Other income—net		43,486		1,417		—			—			44,903
Net comprehensive financing (income) cost:
Interest income		(47,275)		(11,228)		—			—			(58,503)
Interest expense		133,601		1,810		126,766	(h)		93,717	(j)		355,894
Exchange (gain) loss—net		(7,191)		281		—			—			(6,910)
Monetary position (gain) loss		82,151		23,083		—			—			105,234

		161,286		13,946		126,766			93,717			395,715

Income before income taxes, employee statutory profit-sharing and equity in earnings of equity method investees		1,074,949		485,881		(126,766)			(164,866)			1,269,198
Income taxes		343,157		148,945		(38,000	)(i)		(56,309	)(m)		397,793
Employee statutory profit-sharing expense		8,611		3,340		—			—			11,951
Equity in earnings of equity method investees		—		2,587		—			—			2,587

Net income	Ps.	723,181	Ps.	331,009		—			—			856,867

Net income of majority stockholders	Ps.	714,022	Ps.	307,084	Ps.	(88,766)		Ps.	(108,557)		Ps.	848,567
Net income of minority stockholders		9,159		23,925								8,300

Net income	Ps.	723,181	Ps.	331,009							Ps.	856,867

Weighted average shares outstanding (in thousands)		281,997										304,010
Earning per share (basic and diluted)	Ps.	2.53									Ps.	2.79

        Homex's weighted average number of shares adjusted to give effect to the common stock issued to Controladora Casas Beta, S.A. de C.V., as part of the consideration of the acquisition effective as of July 1, 2005 was 304,010 (in thousands) and the corresponding earnings per share was equal to Ps 2.79

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed

Combined Financial Statements

Purchase Accounting Adjustments

  (a)
  To reflect increases in cash and temporary investments as described in the table below:

Cash receive from loan obtained	Ps.	1,081,000
Cash paid in the acquisition of Beta		(1,063,899)

Total increase in cash and temporary investments	Ps.	17,101

  (b)
  Adjustment to reflect the fair market value based on preliminary consultation with independent consultants for the land held for future development and inventories.

  (c)
  Adjustment to reflect the establishment of goodwill as part of purchase accounting of Ps.1,237,141.

  (d)
  Adjustment to reflect the loan obtained by Homex in connection with the acquisition of Beta.

Loan in thousands of US dollars		$100,000
Exchange rate		10.81

	Ps.	1,081,000

  (e)
  Adjustment to recognize the deferred income tax effect of the adjustment in (b) above. The tax effect was calculated at the statutory rate in effect during the period presented in (i) below.

  (f)
  Adjustment to reflect the purchase of 47.0% of the common stock of Beta for approximately 22.0 million common shares of Homex valued at $977,599,994.

Homex common shares		22,013
Average price per share	Ps.	44.41

Fair value of common stock issued	Ps.	977,600

    Change in common stock as summarized below:

Adjustment to eliminate common stock Beta	Ps.	(283,072)
Allocation of fair value of common stock issued in common stock		258,808

	Ps.	(24,264)

    Change in additional paid-in capital as summarized below:

Allocation of fair value of common stock issued in additional paid in capital	Ps.	718,792
  (h)
  Adjustment to recognize the accrued interest on the loan obtained in connection with the acquisition of Beta as mentioned in (d) above. The interest rate of this loan was TIIE plus 1% per annum.

  (i)
  Adjustment to recognize the deferred income tax effect of the adjustment in (h) above.

    The tax effect of pro forma adjustments were calculated at the statutory rate in effect during the periods presented as follows:

	June 30, 2005			December 31, 2005
	Purchase Adjustment	Tax Rate	Effect on Taxes	Purchase Adjustment	Tax Rate	Effect on Taxes
Balance Sheet:
Inventories	14,083	30%	4,225	—	—	—
Land held for future developments	70,564	30%	21,169	—	—	—

Tax effect shown on the Balance Sheet			25,394

Income Statement:
Interest expense	63,383	30%	19,000	126,766	30%	38,000

Tax effect shown on the Income Statement			19,000			38,000

Adjustments to Conform Accounting Policies

  j)
  Adjustment to conform Beta's accounting policy of capitalizing the financing costs incurred during development of projects in process related to mortgage bridge loans associated with the construction process to Homex's accounting policy of not capitalizing such financing costs.

  k)
  Adjustment to conform Beta's accounting policy of including in its construction budgets the sales commissions and promotion and selling expense that will be incurred in promoting its real estate developments to Homex's accounting policy of not including in its construction budgets the sales commissions and promotion and selling expenses that will be incurred in its real estate developments.

  l)
  Both Homex and Beta use the percentage-of-completion method of accounting to recognize revenues and costs related to their activities as a real estate developer. The percentage of completion method is determined by comparing the total actual costs incurred to total estimated costs that will be incurred for each development project. Due to the differences described in j) and k) above, Beta's cost basis for calculating the percentage-of-completion method mentioned in the preceding paragraph was modified and therefore such percentage was recalculated, generating an additional adjustment to accounts receivable, inventories and cost of sales from Beta's activities as a developer.

  m)
  Both Homex and Beta have the policy of recording income tax and employee statutory profitsharing in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carry forwards. As a result of the adjustments mentioned above, the effect of deferred income tax has been recalculated, resulting in an additional adjustment in the pro forma financial statements of Homex and Beta.

SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED CONSOLIDATED RECONCILIATION
OF MEXICAN GAAP NET INCOME AND EQUITY TO US GAAP NET INCOME AND EQUITY

As of and for the Six Months Ended June 30, 2005

(In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Homex June 30, 2005		BETA June 30, 2005	Purchase accounting adjustments	Adjustments to conform accounting policies	Pro forma as adjusted
Majority net income according to Mexican GAAP		Ps.394,849	Ps.135,376	Ps.(44,383)	Ps.(42,677)		Ps.443,165
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of completion method of accounting		(434,704)	(386,850)	—	23,569		(797,985)
Reversal of cost recognized under percentage-of completion method of accounting		219,698	324,443	—	(23,617)		520,524
Capitalization of interest		3,332	—	33,743	42,725		79,800
Deferred employee statutory profit-sharing		(5,590)	—	—	—		(5,590)
Effects of inflation on U.S. GAAP adjustments		27,807	10,357		—		38,164

Total U.S. GAAP adjustments before tax effects		(189,457)	(52,050)	33,743	42,677		(165,087)
Tax effects on U.S. GAAP adjustments		61,445	16,172	(10,123)			67,494

Total adjustments		(128,012)	(35,878)	23,620	42,677		(97,593)

Net income according to U.S. GAAP		Ps.266,837	Ps.99,498	Ps.(20,763)	Ps.—		Ps.345,572

Weighted average shares outstanding (in thousands)		313,856					335,869
Earnings per share (basic and diluted)	Ps.	0.85				Ps.	1.03

          Homex's weighted average number of shares adjusted to give effect to the common stock issued to Controladora Casas Beta, S.A. de C.V., as part of the consideration of the acquisition effective as of July 1, 2005 was 335,869 (in thousands) and the corresponding earnings per share was equal to Ps 1.03

Majority stockholders' equity according to Mexican GAAP	Ps. 4,160,764	Ps. 906,719	Ps. 232,495	Ps. (161,614)	Ps. 5,138,364
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage of completion method of accounting	(2,880,769)	(1,119,758)	—	161,928	(3,838,599)
Reversal of cost recognized under percentage of completion method of accounting	1,919,673	864,592	—	61,962	2,846,227
Capitalization of interest	94,634	—	—	—	94,634
Deferred employee statutory profit-sharing	(15,261)	—	—	—	(15,261)
Other	(10,706)	—	—	—	(10,706)

Total U.S. GAAP adjustments before tax effects	(892,429)	(255,166)	(892,429)	223,890	(923,705)
Tax effects on U.S. GAAP adjustments	263,300	76,362	263,300	(62,276)	277,386

Total adjustments	(629,129)	(178,804)	(629,129)	161,614	(646,319)

Stockholders' equity according to U.S. GAAP	Ps. 3,531,635	Ps. 727,915	Ps. 3,531,635	Ps.—	Ps. 4,492,045

SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED CONSOLIDATED RECONCILIATION
OF MEXICAN GAAP NET INCOME TO US GAAP NET INCOME

As of December 31, 2004

(In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)

	Homex December 31, 2004		BETA December 31, 2004	Purchase accounting adjustments	Adjustments to conform accounting policies	Pro forma as adjusted
Majority net income according to Mexican GAAP		Ps.714,022	Ps.307,084	Ps.(88,766)	Ps.(83,773)		Ps.848,567
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of completion method of accounting		(1,382,283)	(301,464)	—	113,374		(1,570,373)
Reversal of cost recognized under percentage-of completion method of accounting		804,067	205,630	—	(58,468)		951,229
Value-added tax recovery		19,144	—	—	—		19,144
Capitalization of interest		32,688	—	100,462	72,321		205,471
Deferred employee statutory profit- sharing		(7,340)	(348)	—	—		(7,688)
Effects of inflation on U.S. GAAP adjustments		110,770	13,945	—	—		124,715

Total U.S. GAAP adjustments before tax effects		(422,954)	(82,237)	100,462	127,227		(277,502)
Tax effects on U.S. GAAP adjustments		135,560	25,058	(30,138)	(43,454)		87,026

Total adjustments		(287,394)	(57,179)	70,324	83,773		(190,476)

Net income according to U.S. GAAP		Ps.426,628	Ps.249,905	Ps.(18,442)	Ps.—		Ps.658,091

Weighted average shares outstanding (in thousands)		281,997					304,010
Earnings per share (basic and diluted)	Ps.	1.51				Ps.	2.16

          Homex's weighted average number of shares adjusted to give effect to the common stock issued to Controladora Casas Beta, S.A. de C.V., as part of the consideration of the acquisition effective as of July 1, 2005 was 304,010 (in thousands) and the corresponding earnings per share was equal to Ps. 2.16

EXHIBIT I

UNAUDITED FINANCIAL INFORMATION AS OF AND FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2005

        Set forth below is our unaudited financial information as of and for the nine months ended September 30, 2004 and 2005. Financial information included in this Exhibit I has been prepared in accordance with Mexican GAAP and are presented in Mexican pesos of constant purchasing power as of September 30, 2005. In the opinion of management, the unaudited financial information set forth in this Exhibit I includes all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of this financial information. The unaudited financial information set forth in this Exhibit I should be read in connection with our audited consolidated financial statements as of December 31, 2003 and 2004 and for each of the three years ended December 31, 2002, 2003 and 2004, which are included elsewhere in this prospectus. Since the unaudited financial information set forth in Exhibit I is presented in pesos of constant purchasing power as of September 30, 2005, it is not directly comparable to the financial information presented elsewhere in this prospectus, which unless otherwise stated, is presented in pesos of constant purchasing power as of June 30, 2005. The financial information presented elsewhere in this prospectus stated in pesos of constant purchasing power as of June 30, 2005 would require the application of a restatement factor of 1.007 for such financial information to be comparable with the unaudited financial information presented in Exhibit I. The application of such factor does not represent a material change in the purchasing power of the Mexican peso during this period.

        The information contained in this Exhibit I does not contain all of the information and disclosures normally included in interim financial statements prepared in accordance with Mexican GAAP. We have not undertaken a U.S. GAAP reconciliation for the period ended or as of September 30, 2005. The NCPI increased 1.72% from December 31, 2004 to September 30, 2005 and increased 0.73% from June 30, 2005 to September 30, 2005.

Financial and Operating Highlights—Unaudited

        (In thousands of Mexican pesos (Ps.) of purchasing power of September 30, 2005, except per share data, percentages and ratios.)

	Three months-ended September 30,			Nine months-ended September 30,
			% Change			% Change
	2005	2004		2005	2004
Volume (Homes)	9,999	5,505	81.6%	20,535	13,593	51.1%
Revenues	Ps.2,472,052	Ps.1,293,063	91.2%	Ps.5,356,278	Ps.3,298,399	62.4%
Gross profit	790,179	389,575	102.8%	1,687,171	1,021,694	65.1%
Operating income	569,945	271,746	109.7%	1,190,946	715,917	66.4%
Other income	3,554	(3,488)	—	20,298	43,070	(52.9)%
Net interest expense	126,297	7,989	1,480.9%	199,842	59,995	233.1%
Net income	298,715	171,148	74.5%	692,364	468,417	47.8%
EBITDA(1)	589,678	273,675	115.5%	1,253,299	769,463	62.9%
Gross margin(2)	32.0%	30.1%		31.5%	31.0%
Operating margin(3)	23.1%	21.0%		22.2%	21.7%
Net margin(4)	12.1%	13.2%		12.9%	14.2%
Basic and diluted earnings per share	0.90	0.51		2.22	1.69
Weighted average shares outstanding (million)	335.9	313.9		316.3	271.4
Accounts receivable (days)				192	182
Inventory turnover (days)				63	49
Total accounts receivable plus inventory (days)				255	231

(1)
EBITDA is not a financial measure computed under Mexican GAAP. EBITDA derived from our Mexican GAAP financial information means Mexican GAAP net income (loss) excluding (i) depreciation, (ii) net comprehensive financing costs (which is composed of net interest expense, foreign exchange gain or loss and monetary position gain or loss), and (iii) income tax expense and employee statutory profit-sharing expense.

We believe that EBITDA can be useful to facilitate comparisons of operating performance between periods and with other companies in our industry because it excludes the effect of (i) depreciation, which represents a non-cash charge to earnings,

  (ii) certain financing costs, which are significantly affected by external factors, including interest rates, foreign currency exchange rates, and inflation rates, which have little or no bearing on our operating performance, and (iii) income tax expense and, for EBITDA derived from our Mexican GAAP financial information, employee statutory profit-sharing expense.

EBITDA is also a useful basis of comparing our results with those of other companies because it presents operating results on a basis unaffected by capital structure. You should review EBITDA, along with net income (loss) and cash flow from operating activities, investing activities and financing activities, when trying to understand our operating performance. While EBITDA may provide a useful basis for comparison, our computation of EBITDA is not necessarily comparable to EBITDA as reported by other companies, as each is calculated in its own way and must be read in conjunction with the explanations that accompany it. While EBITDA is a relevant and widely used measure of operating performance, it does not represent cash generated from operating activities in accordance with Mexican GAAP and should not be considered as an alternative to net income (loss), determined in accordance with Mexican GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with Mexican GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

EBITDA has certain material limitations as follows: (i) it does not include interest expense, which, because we have borrowed money to finance some of our operations, is a necessary and ongoing part of our costs and assisted us in generating revenue; (ii) it does not include taxes, which are a necessary and ongoing part of our operations; and (iii) it does not include depreciation, which, because we must utilize property and equipment in order to generate revenues in our operations, is a necessary and ongoing part of our costs. Therefore, any measure that excludes any or all of interest expense, taxes and depreciation has material limitations.

(2)
Represents gross profit divided by total revenues.

(3)
Represents operating income divided by total revenues.

(4)
Represents net income divided by total revenues.

Reconciliation of net income to EBITDA derived from our Mexican GAAP financial information

        (In thousands of Mexican pesos (Ps.) of purchasing power of September 30, 2005)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net income	298,715	171,148	692,364	468,417
Depreciation	16,178	5,417	42,055	10,476
Net comprehensive financing cost	135,529	19,938	204,574	77,722
Income tax expense and employee statutory profit-sharing expense	139,256	77,172	314,306	212,848

EBITDA	589,678	273,675	1,253,299	769,463

Proforma Financial Highlights-Unaudited

        The following unaudited summary pro forma financial highlights reflect the combined accounts of Homex and Beta for the three months and nine months ended September 30, 2004 and 2005 as if the acquisition of Beta had occurred on January 1, 2004. The following unaudited summary pro forma financial highlights reflect similar adjustments as are reflected in the unaudited pro forma condensed combined financial statements for the year ended December 31, 2004, and as of and for the six months ended June 30, 2005, which are presented elsewhere in this prospectus except that the unaudited summary pro forma financial highlights for the three months and nine months ended September 30, 2005 and 2004 have been restated to constant Mexican pesos as of September 30, 2005. The following pro forma financial highlights are presented in accordance with Mexican GAAP.

        (In thousands of Mexican pesos (Ps.) of purchasing power of September 30, 2005, except per share data, percentages and ratios.)

	Three Months-ended September 30,			Nine Months-ended September 30,
						% Change
	2005	2004	% Change	2005	2004
Volume (Homes)	9,999	8,945	11.8%	26,381	22,057	19.6%
Revenues	2,472,052	1,961,768	26.0%	6,581,012	4,949,354	33.0%
Gross profit	790,179	562,088	40.6%	2,016,177	1,471,620	37.0%
Operating income	569,945	392,464	45.2%	1,389,518	1,023,753	35.7%
Other income	3,554	(1,217)	(391.9)%	20,256	44,200	(54.2)%
Net interest expense	126,297	25,910	387.4%	307,748	225,506	36.5%
Net income	298,715	265,070	12.7%	757,313	559,501	35.4%
EBITDA(1)	589,677	398,133	48.1%	1,458,002	1,089,383	33.8%
Gross margin(2)	32.0%	28.7%		30.6%	29.7%
Operating margin(3)	23.1%	20.0%		21.1%	20.7%
Net margin(4)	12.1%	13.5%		11.5%	11.3%
Basic and diluted earning per share (million)	335.9	335.9		335.9	293.4
Weighted average shares outstanding	0.90	0.76		2.23	1.88

(1)
EBITDA is not a financial measure computed under Mexican GAAP. EBITDA derived from our Mexican GAAP financial information means Mexican GAAP net income (loss) excluding (i) depreciation, (ii) net comprehensive financing costs (which is composed of net interest expense, foreign exchange gain or loss and monetary position gain or loss), and (iii) income tax expense and employee statutory profit-sharing expense.

We believe that EBITDA can be useful to facilitate comparisons of operating performance between periods and with other companies in our industry because it excludes the effect of (i) depreciation, which represents a non-cash charge to earnings, (ii) certain financing costs, which are significantly affected by external factors, including interest rates, foreign currency exchange rates, and inflation rates, which have little or no bearing on our operating performance, and (iii) income tax expense and, for EBITDA derived from our Mexican GAAP financial information, employee statutory profit-sharing expense.

EBITDA is also a useful basis of comparing our results with those of other companies because it presents operating results on a basis unaffected by capital structure. You should review EBITDA, along with net income (loss) and cash flow from operating activities, investing activities and financing activities, when trying to understand our operating performance. While EBITDA may provide a useful basis for comparison, our computation of EBITDA is not necessarily comparable to EBITDA as reported by other companies, as each is calculated in its own way and must be read in conjunction with the explanations that accompany it. While EBITDA is a relevant and widely used measure of operating performance, it does not represent cash generated from operating activities in accordance with Mexican GAAP and should not be considered as an alternative to net income (loss), determined in accordance with Mexican GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with Mexican GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

EBITDA has certain material limitations as follows: (i) it does not include interest expense, which, because we have borrowed money to finance some of our operations, is a necessary and ongoing part of our costs and assisted us in generating revenue; (ii) it does not include taxes, which are a necessary and ongoing part of our operations; and (iii) it does not include depreciation, which, because we must utilize property and equipment in order to generate revenues in our operations, is a necessary and ongoing part of our costs. Therefore, any measure that excludes any or all of interest expense, taxes and depreciation has material limitations.

(2)
Represents gross profit divided by total revenues.

(3)
Represents operating income divided by total revenues.

(4)
Represents net income divided by total revenues.

        All pro-forma financial information is unaudited and may not be indicative of the results of operations that actually would have been achieved had Homex acquired Beta at the beginning of the period presented, and do not purport to be indicative of future results.

Pro forma reconciliation of net income to EBITDA

        (In thousands of Mexican pesos (Ps.) of purchasing power of September 30, 2005.)

	Three Months-ended September 30,		Nine Months-ended September 30,
	2005	2004	2005	2004
Net income	298,715	265,070	757,313	559,501
Depreciation	16,178	6,887	48,229	19,090
Net comprehensive financing cost	135,529	38,163	307,481	255,123
Income tax expense and employee statutory profit sharing expense	139,256	88,012	344,980	255,669

EBITDA	589,677	398,133	1,458,002	1,089,383

Operating Results

        The presentation of our results of operations herein includes for the first time the consolidated financial results of Beta. The acquisition of Beta became effective July 1, 2005. Our period-to-period financial results are not directly comparable as a result of the inclusion of Beta's results of operations as of July 1, 2005.

        Homex operated in 25 cities and 17 states across Mexico as of September 30, 2005.

        Sales volumes for the three-month period ended September 30, 2005 totaled 9,999 homes, an 81.6% increase from the same period during the previous year. The increase was primarily driven by an 80.6% increase in affordable entry-level volumes, from 5,177 homes in the third quarter of 2004 to 9,349 homes in the third quarter of 2005, which includes homes sold by Beta. The middle-income segment also experienced an increase in volumes with 650 homes in the quarter of 2005, representing a 98.2% increase over the 328 homes in the same period of the prior year. In the nine-month period ended September 30, 2005, sales volume totaled 20,535 homes, a 51.1% increase from the same period during the previous year.

        The average price during the third quarter for all homes sold was Ps.247,230, reflecting the greater proportion of affordable entry level homes due to Beta's integration and commercial areas in the sales mix. The average price for affordable entry-level homes increased 9% to Ps.213,577 in the third quarter of 2005 from Ps.196,000 in the third quarter of 2004. This increase reflects a better mix of affordable entry-level homes and a slightly higher average in the low-end product price as a result of the incorporation of Beta products into the mix.

        The average sales price for middle-income homes in the third quarter of 2005 was Ps.579,875, marginally lower than the previous quarter's average. The decrease in the average sales price for these homes reflect our focus on the lower range of middle-income homes where there is greater availability of mortgage products for our clients. The average sales price for middle-income homes was 32% lower compared to the third quarter of 2004, which reflected sales targeted towards higher priced homes in 2004. We expect the average sales price of middle- income homes to fluctuate each quarter depending on the mix of sales within the segment.

        We continued to diversify the source of mortgage financing during the third quarter of 2005. By having a broad source of mortgages, we were able to secure financing for our clients more quickly and on better terms. As of September 30, 2005, we were securing mortgages from the Mexican Workers' Housing Fund (INFONAVIT), the five largest Sofoles and three commercial banks for its middle-income customers. We also expanded the number of homes sold through co-financing operations with INFONAVIT and one of the largest banks in Mexico to 535 homes.

Mortgage Financing by Segment

Number of Mortgages Financing Source	Three months ended September 30, 2005	% of Total	Three months ended September 30, 2004	% of Total
INFONAVIT	6,065	60.7%	1,613	29.3%
SHF & Banks	2,705	27.1%	3,424	62.2%
FOVISSSTE	1,229	12.3%	468	8.5%

Total	9,999	100.0%	5,505	100.0%

        During the third quarter of 2005, we focused our affordable entry-level operations                        through INFONAVIT, which represented 60.7% of the mortgages granted to our customers during the quarter. The consolidation of Beta, combined with the competitive nature of the INFONAVIT mortgages as well as the implementation of the program "Pago Anticipado" or advanced payment, resulted in an increase during the quarter of INFONAVIT mortgages for our customers.

        In September 2005, INFONAVIT successfully securitized approximately Ps.1,400 million in mortgages, its second such securitization in 2005. We believe that such securitization will help it reach its goal of granting approximately 375,000 mortgages in 2005.

        There is a greater participation of commercial banks in Mexico's mortgage market. Increased competition and a wave of attractive mortgage products are benefiting our clients and enhancing our marketing efforts. Mortgage interest rates continued to be attractive for a growing middle class in Mexico. In spite of the global hikes in interest rates, competition within Mexico is also contributing to additional downward pressure on mortgage rates within our markets.

        During the third quarter of 2005, we continued with our strategy of maintaining a geographically diverse base of projects in medium size cities, while building our presence in the major metropolitan areas in Mexico.

        During the third quarter of 2005, we focused on the middle-income segment, initiating works on three new middle-income level developments in Morelia in the State of Michoacan, La Paz in Baja California Sur and in the border city of Nuevo Laredo. We expect that new middle-income developments will include approximately 490 homes in Morelia, 190 homes in La Paz and 395 in homes in the first stage of the Nuevo Laredo development. We will continue our expansion in the middle-income segment, opening new projects in states where Homex is present.

Financial Results

        Revenues increased 91.2% in the third quarter of 2005 to Ps.2,472.1 million from Ps.1,293.1 million in the same period in 2004. This result was primarily due to a 98.2% increase in the number of middle-income homes sold in the quarter, as well as the 80.6% increase in the number of affordable entry-level homes sold, principally attributable to Beta's integration into Homex. Increases in the volumes of both middle-income and affordable entry level homes drove total revenues significantly higher than in the third quarter of 2004. As a percentage of total revenues, affordable entry-level homes represented 80.8% in the third quarter of 2005 versus 77.2% in the same period of 2004. During the first nine months of 2005, revenues increased 62.4% to Ps.5,356.3 million from Ps.3,298.4 million in the same period of 2004.

        Gross profit for the quarter increased 102.8% to Ps.790.2 million from Ps.389.6 million in the same quarter of 2004. We generated a gross margin of 32.0% in the third quarter of 2005 compared to 30.1% in the same period in the last year. Costs, as a percentage of revenues, decreased to 68.0% in the third quarter of 2005 from 69.9% in the same period in the previous year, as we continued our negotiations with suppliers and implemented tighter controls in material use and procurement in Tijuana and Monterrey. In absolute terms, costs increased 86.2% to Ps.1,681.9 million in the third quarter of 2005 from Ps.903.5 million in the same quarter of 2004 as a result of the increase in home sales. Gross profit for the first nine months of 2005 increased 65.1% to Ps.1,687.2 million from Ps.1,021.7 million in the same period of 2004.

        Selling and administrative expenses as a percentage of revenues decreased to 8.9% in the third quarter of 2005 from 9.1% in the same period of 2004. In absolute terms, selling and administrative expenses increased to Ps.220.2 million compared to Ps.117.8 million in the third quarter of 2004. The increase for the quarter was primarily due to the addition of Beta to our results of operations, as well as higher aggregate sales commissions resulting from the growth in the number of homes sold, the new administrative personnel required to support our expanding operations and the increase in training expense for the sales force and branch managers. Selling and administrative expenses in the first nine months of 2005 as a percentage of revenues remained stable at 9.3% compared to the same period of 2004.

        Operating income more than doubled in the third quarter of 2005 increasing 109.7% to Ps.569.9 million compared to Ps.271.7 million in the same period of 2004. Operating income as a percentage of revenues increased from 21.0% in the third quarter of 2004 to 23.1% in the same quarter of 2005.

        Other income in the third quarter 2005 was Ps.3.6 million compared to other expense of Ps.3.5 million in the third quarter of 2004. The third quarter 2005 result was mainly driven by a partial recovery of value added taxes during the period. Other income in the first nine months of 2005 decreased 52.9% from Ps.43.1 million to Ps.20.3 million derived from lower value added taxes accumulated recoveries in 2005.

        Net comprehensive financing cost increased to Ps.135.5 million in the third quarter of 2005 from Ps.19.9 million in the same quarter of 2004. As a percentage of revenues, net comprehensive financing cost was 5.5% in the third quarter of 2005 compared with 1.5% in the same quarter of 2004. Net interest expense increased to Ps.126.3 million in the third quarter of 2005 from Ps.8 million in the same quarter of 2004. The year over year increases in net interest expense and net comprehensive financing cost were driven by an increase in our indebtedness, mainly reflecting Beta's existing debt, the Homex commercial paper program and the acquisition facility. During the first nine months of 2005, net comprehensive financing cost increased to Ps.204.6 million from Ps.77.7 million in the same period of 2004. As a percentage of revenues, net comprehensive financing cost increased to 3.8% in the first nine months of 2005 from 2.4% in the same period of 2004.

        Income tax expense increased from Ps.77.2 million in the third quarter of 2004 to Ps.139.3 million in the same period of 2005. The effective tax rate for the third quarter of 2005 was 31.8%. Income Tax Expense increased from Ps.211.3 million in the first nine months of 2004 to Ps.314.3 million in the same period of 2005. The effective tax rate for the first nine months of 2005 was 31.2%.

        Majority net income for the third quarter of 2005 reached Ps.303 million, an 87.6% increase over the Ps.161.5 million reported in the same period of 2004. Earnings per share for the third quarter of 2005 were Ps.0.90, as compared to Ps.0.51 in the third quarter of 2004. Majority net income for the first nine months of 2005 reached Ps.700.7 million, a 52.5% increase over the Ps.459.5 million reported in the same period of 2004. The increase in net income for the nine-month period also resulted from the increase in operating income. Earnings per share for the first nine months of 2005 were Ps.2.22, as compared to Ps.1.69 in the first nine months of 2004.

        EBITDA for the third quarter of 2005 rose to Ps.589.7 million, an increase of 115.5% from Ps.273.7 million recorded in the third quarter of 2004. EBITDA for the first nine months of 2005 rose to Ps.1,253.3 million, an increase of 62.9% from Ps.769.5 million recorded in the same period of 2004.

EBITDA in the first nine months of 2004 included a higher amount of other income derived from a high recovery of value added taxes in that period.

        As of September 30, 2005, Homex's land reserve was 17.3 million square meters and were equivalent to 104,269 homes, of which 78,642 homes are focused on the affordable entry-level and 25,627 on the middle-income segment. We do not consider land on which we hold an option in our calculation of our land reserves, which we believe is different from most Mexican and U.S. homebuilders who normally include optioned land in their calculation of their land reserves. We utilized approximately Ps.189 million to buy additional land during the quarter with internally generated cash, bank debt and cash on-hand. Consistent with our established land reserve policies, we continue to maintain sufficient land reserves for the construction of 2.5 years of anticipated sales at our anticipated rate of growth, and 3.0 years of sales at its existing level of sales.

        On September 28, 2005, Homex announced the issuance of U.S. $250 million, 7.50% Senior Guaranteed Notes due 2015 (the "Notes"). We entered into a swap agreement in respect of the principal repayment obligations under the Notes to hedge the financial impact of fluctuations in the peso-U.S. dollar exchange rate, at a rate of Ps.10.86 per U.S. dollar and a cost of 2.92%, resulting in an average cost of 10.4% in terms of pesos.

        As of September 30, 2005, we repaid with a portion of the proceeds of the Notes approximately Ps.1,808 million of short-term and mid- term debt, including Beta's bridge loans and a local structured bonds issue, as well as a portion of the acquisition financing facility we obtained to pay for the cash portion of the Beta transaction.

Repayments as of September 30, 2005	Millions of pesos
Bridge loan	Ps.	386.5
Bank debt	Ps.	613.5
Local structured bond issue	Ps.	268.7
Acquisition financing (unsecured credit facility)	Ps.	539.3
Total		Ps.1,808.0

        As of September 30, 2005, our short-term debt was Ps.780.8 million and was comprised of two commercial paper issues in the aggregate principal amount of Ps.750 million and an equipment lease obligation of Ps.30.8 million. Our long-term debt was Ps.3,279.5 million, including an equipment lease obligation in the amount of Ps.24 million, the remaining balance of the Beta acquisition facility of Ps.540.5 million and our Senior Guaranteed Notes in the aggregate principal amount of Ps.2,715 million. In connection with the Beta acquisition, we entered into an unsecured credit facility with HSBC in the amount of Ps.1,081.0 million. We repaid approximately 50% of the outstanding amount under the HSBC unsecured credit facility in September 29, 2005 reducing the remaining outstanding balance to Ps.540.5 million.

        We funded our cash needs for the third quarter of 2005, including land acquisitions, debt service, and working capital requirements, through a combination of cash flow from operations, commercial debt, a portion of the proceeds from the Notes and cash on hand.

        The days of accounts receivable increased to 192 days as of September 30, 2005 from 182 days in the same period of 2004. The increase is the result of the higher number of middle-income homes sold in the period and the integration of the Beta operations into the quarterly results.

        As of September 30, 2005, the Beta integration process is on schedule, and our internally developed IT backbone was fully operational in Tijuana and Monterrey. Our IT team is currently working to complete implementation of the platform. In Tijuana and Monterrey, the Construction Control IT platform, including among other elements material control, procurement, labor, and critical path construction was fully customized to the tunnel form construction system utilized in Beta. We believe this IT platform will bring additional benefits in future quarters, such as a reduction in building materials on-site inventories from approximately 30 days as of September 30, 2005, somewhere between 3.5 and 4.0 days by year end 2006. We believe that we may achieve the same reduction inventory averages in most of our other warehouses. Identification of better priced materials across the operations is also the result of the Construction Control IT System implementation.

        As of September 30, 2005, we believe we are one of the leading homebuilders in Mexico's top four markets: Mexico City, Guadalajara, Monterrey and Tijuana and continues to have a leading position in the additional 21 cities where we operate.

        The following pages contains unaudited Consolidated Financial Information of Desarrolladora Homex, S.A. de C.V. as of September 30, 2005 and 2004 and for the three-month and nine-month periods ended September 30, 2005 and 2004.

  DESARROLLADORA HOMEX UNAUDITED CONSOLIDATED BALANCE SHEET
  COMPARISON OF SEPTEMBER 30, 2005 WITH SEPTEMBER 30, 2004
  (in thousands of Mexican pesos (Ps.) of purchasing power of September 30, 2005)

	As of September 30, 2005
	2005			2004			% Change
ASSETS
Current assets
Cash and cash equivalents	Ps.	1,706,866	13.0%	Ps.	947,764	15.2%	80.1%
Accounts receivable, net		5,869,866	44.7%		2,659,655	42.7%	120.7%
Inventories		2,880,265	21.9%		1,797,051	28.8%	60.3%
Other current assets		120,605	0.9%		92,759	1.5%	30.0%
Total current assets		10,577,602	80.6%		5,497,229	88.2%	92.4%
Land held for future developments		907,922	6.9%		471,467	7.6%	92.6%
Restricted investments		306	0.0%		32,103	0.5%	(99.0)%
Property and equipment, net		395,837	3.0%		152,734	2.4%	159.2%
Goodwill		1,089,588	8.3%		—	0.0%	—
Other assets		154,898	1.2%		80,716	1.3%	91.9%
TOTAL	Ps.	13,126,153	100.0%	Ps.	6,234,249	100.0%	110.5%
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable to financial institutions	Ps.	780,835	5.9%	Ps.	554,536	8.9%	40.8%
Accounts payable		1,933,605	14.7%		1,483,169	23.8%	30.4%
Advances from customers		131,013	1.0%		61,543	1.0%	112.9%
Other current liabilities and taxes payable		44,687	0.3%		26,321	0.4%	69.8%
Accrued income taxes		75,040	0.6%		2,536	0.0%	2,859.0%
Accrued employee statutory profit sharing		2,799	0.0%		2,158	0.0%	29.7%
Total current liabilities		2,967,979	22.6%		2,130,263	34.2%	39.3%
Long-term notes payable to financial institutions		3,279,513	25.0%		—	0.0%	—
Other long-term liabilities		76,718	0.6%		—	0.0%	—
Deferred income taxes		1,261,342	9.6%		519,898	8.3%	142.6%
Total liabilities		7,585,552	57.8%		2,650,161	42.5%	186.4%
STOCKHOLDERS' EQUITY
Common shares		481,696	3.7%		221,000	3.5%	118.0%
Additional paid-in capital		2,992,494	22.8%		2,268,455	36.4%	31.9%
Retained earnings		1,832,418	14.0%		871,979	14.0%	110.1%
Other comprehensive income loss		(55,237)	(0.4)%		—	0.0%	—
Excess in restated stockholders' equity		316,240	2.4%		316,240	5.1%	0.0%
Cumulative initial effect of deferred income taxes		(143,983)	(1.1)%		(143,983)	(2.3)%	0.0%
Majority Stockholders' Equity		5,423,628	41.3%		3,533,691	56.7%	53.5%
Minority interest		116,973	0.9%		50,397	0.8%	132.1%
TOTAL STOCKHOLDERS' EQUITY		5,540,601	42.2%		3,584,088	57.5%	54.6%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	Ps.	13,126,153	100.0%	Ps.	6,234,249	100.0%	110.5%

  DESARROLLADORA HOMEX UNAUDITED CONSOLIDATED INCOME STATEMENT
  COMPARISON OF THIRD QUARTER 2005 WITH THIRD QUARTER 2004
  (in thousands of Mexican pesos (Ps.) of purchasing power of September 30, 2005)

	Three months ended September 30,
							% Change
	2005			2004
REVENUES
Affordable entry-level revenue	Ps.	1,996,729	80.8%	Ps.	998,192	77.2%	99.3%
Middle-income housing revenue		376,919	15.3%		282,718	21.9%	34.5%
Other revenues		98,404	4.0%		12,153	0.9%	714.6%
TOTAL REVENUES		2,472,052	100.0%		1,293,063	100.0%	91.2%
COSTS		1,681,873	68.0%		903,488	69.9%	86.2%
GROSS PROFIT		790,179	32.0%		389,575	30.1%	102.8%
SELLING AND ADMINISTRATIVE EXPENSES		220,233	8.9%		117,829	9.1%	86.9%
OPERATING INCOME		569,946	23.1%		271,746	21.0%	109.7%
OTHER INCOME		3,554	0.1%		(3,488)	(0.3)%	(201.9)%
NET COMPREHENSIVE FINANCING COST
Interest expense and commissions		144,883	5.9%		30,093	2.3%	381.5%
Interest income		(18,586)	(0.8)%		(22,103)	(1.7)%	(15.9)%
Foreign exchange (gain) loss		(339)	0.0%		(3,985)	(0.3)%	(91.5)%
Monetary position loss		9,571	0.4%		15,933	1.2%	(39.9)%
		135,529	5.5%		19,938	1.5%	579.8%
INCOME BEFORE INCOME TAX AND EMPLOYEE STATUTORY PROFIT SHARING EXPENSE		437,971	17.7%		248,320	19.2%	76.4%
INCOME TAX EXPENSE		139,256	5.6%		77,185	6.0%	80.4%
Profit Sharing Expense		0	0.0%		(13)	0.0%	—
CONSOLIDATED NET INCOME	Ps.	298,715	12.1%	Ps.	171,148	13.2%	74.5%
MAJORITY NET INCOME	Ps.	302,997	12.3%	Ps.	161,486	12.5%	87.6%
MINORITY INTEREST	Ps.	(4,282)	(0.2)%	Ps.	9,662	0.7%	—
CONSOLIDATED NET INCOME	Ps.	298,715	12.1%	Ps.	171,148	13.2%	74.5%
Earnings per share		0.90			0.51
EBITDA		589,677	23.9%		273,675	21.2%	115.5%

  DESARROLLADORA HOMEX UNAUDITED CONSOLIDATED INCOME STATEMENT
  COMPARISON OF NINE MONTHS 2005 WITH NINE MONTHS 2004
  (in thousands of Mexican pesos (Ps.) of purchasing power of September 30, 2005)

	Nine months ended September 30,
							% Change
	2005			2004
REVENUES
Affordable entry-level revenue	Ps.	4,196,090	78.3%	Ps.	2,686,844	81.5%	56.1%
Middle-income housing revenue		958,971	17.9%		590,323	17.9%	62.4%
Other revenues		201,217	3.8%		21,232	0.6%	847.7%
TOTAL REVENUES		5,356,278	100.0%		3,298,399	100.0%	62.4%
COSTS		3,669,107	68.5%		2,276,705	69.0%	61.2%
GROSS PROFIT		1,687,171	31.5%		1,021,694	31.0%	65.1%
SELLING AND ADMINISTRATIVE EXPENSES		496,225	9.3%		305,777	9.3%	62.3%
OPERATING INCOME		1,190,946	22.2%		715,917	21.7%	66.4%
OTHER INCOME		20,298	0.4%		43,070	1.3%	(52.9)%
NET COMPREHENSIVE FINANCING COST
Interest expense and commissions		241,400	4.5%		92,384	2.8%	161.3%
Interest income		(41,558)	(0.8)%		(32,389)	(1.0)%	28.3%
Foreign exchange (gain) loss		(6,246)	(0.1)%		(3,992)	(0.1)%	56.5%
Monetary position loss		10,978	0.2%		21,719	0.7%	(49.5)%
		204,574	3.8%		77,722	2.4%	163.2%
INCOME BEFORE INCOME TAX AND EMPLOYEE STATUTORY PROFIT SHARING EXPENSE		1,006,670	18.8%		681,265	20.7%	47.8%
INCOME TAX EXPENSE		314,306	5.9%		211,349	6.4%	48.7%
Profit Sharing Expense		0	0%		1,499	0%	—
CONSOLIDATED NET INCOME	Ps.	692,364	12.9%	Ps.	468,417	14.2%	47.8%
MAJORITY NET INCOME	Ps.	700,728	13.1%	Ps.	459,521	13.9%	52.5%
MINORITY INTEREST		(8,364)	(0.2)%		8,896	0.3%	(194)%
CONSOLIDATED NET INCOME	Ps.	692,364	12.9%	Ps.	468,417	14.2%	47.8%
Earnings per share	Ps.	2.22		Ps.	1.69
EBITDA		1,253,299	23.4%		769,463	23.3%	62.9%

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Expenses of the Offering

        We estimate that our expenses in connection with the offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount (in US$)		Percentage of Net Proceeds of This Offering(%)
SEC registration fee	US$	24,582.15%
NASD filing fee		23,804.47
Mexican fees, including CNBV and Mexican Stock Exchange fees		14,228.00
Printing and engraving expenses		75,000.00
Legal fees and expenses*
Accountant fees and expenses		93,589.80
Miscellaneous*
Total	US$			%

*
To be provided by amendment

        The expenses listed above will be paid by us including accountant fees and expenses and legal fees and expenses incurred by us and by the selling shareholders. All amounts in the table are estimated except the SEC registration fee, the NASD filing fee and the CNBV and Mexican Stock Exchange fees.

        The total underwriting discounts and commissions that the selling shareholders are required to pay will be US$       million or US$        per share offered.

Item 8. Indemnification of Directors and Officers

        Neither the laws of Mexico nor the registrant's by-laws or other constitutive documents provide for indemnification of directors or officers. The registrant does not maintain liability insurance and has not entered into indemnity agreements which would insure or indemnify its directors or officers in any manner against liability which he or she may incur in his or her capacity as such.

Item 9. Exhibits and Financial Statement Schedules

  Exhibits:

Item	Description
1.1*	Form of Underwriting Agreement.
3.1***	English translation of Articles of Incorporation (Constitucíon) of the Registrant, as amended through March 30, 1998.
3.2****	English translation of Amended and Restated Bylaws (Estatutos Sociales) of the Registrant as amended through June 30, 2005.
4.1**	Form of Deposit Agreement among Desarrolladora Homex, S.A. de C.V., JPMorgan Chase Bank, as depositary, and all holders from time to time of ADRs issued thereunder, including the form of American Depositary Receipt.
5.1	Opinion of Mijares, Angoitia, Cortés y Fuentes, S.C.
10.1***	Form of Registration Rights Agreement among Desarrolladora Homex, S.A. de C.V. Banco Santander Mexicano, S.A., as Trustee of Trust No. F/10289, for the benefit of the De Nicolás Family, Bermuda Trust Company Limited, as trustee of ZN Mexico Trust, and EIP Investment Holdings, LLC

10.2****	Registration Rights Agreement dated September 28, 2005 among the Registrant, Credit Suisse First Boston LLC and the Registrant's subsidiaries named therein
21.1****	List of Subsidiaries of Registrant
23.1	Consent of Mijares, Angoitia, Cortés y Fuentes, S.C. (included in Exhibit 5.1)
23.2	Consent of Galaz, Yamazaki, Ruiz Urguza, S.C., a member of Deloitte Touche Tohmatsu.
23.3	Consent of Galaz, Yamazaki, Ruiz Urguza, S.C., a member of Deloitte Touche Tohmatsu.
24.1	Powers of Attorney (included as part of the signature pages hereof)

*
To be filed by amendment.

**
Filed as an exhibit to the Company's Registration Statement on Form F-6 (File No. 333-116278).

***
Previously filed in Registration Statement on Form F-1/A (File No. 333-116257), originally filed with the SEC on June 23, 2004.

****
Previously filed in the 2005 Form F-4 (File No. 333-129100), originally filed with the SEC on October 18, 2005.

Item 10. Undertakings

(a)
The undersigned registrants hereby undertake that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)
The undersigned registrants hereby undertake that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

POWER OF ATTORNEY AND SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Desarrolladora Homex S.A. de C.V., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Mexico City on January 6, 2006.

DESARROLLADORA HOMEX, S.A. DE C.V.
By:	/s/ GERARDO DE NICOLÁS GUTIÉRREZ
	Name:	Gerardo de Nicolás Gutiérrez
	Title:	Chief Executive Officer (Principal Executive Officer)
By:	/s/ ROBERTO CARRILLO HERRERA
	Name:	Roberto Carrillo Herrera
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-3 has been signed by the following persons in the capacities and on the date first above indicated:

Signature	Title

* Eustaquio Tomás de Nicolás Gutiérrez	Director, Chairman of the Board
* Gerardo de Nicolás Gutiérrez	Director, President and Chief Executive Officer (Principal Executive Officer)
* José Ignacio de Nicolás Gutiérrez	Director
* Luis Alberto Harvey McKissack	Director
* Gary R. Garrabrant	Director and Vice-Chairman of the Board

* Matthew M. Zell	Director
* Z. Jamie Behar	Director
* Wilfrido Castillo Sánchez-Mejorada	Director
* Edward Lowenthal	Director
* Carlos Romano y Micha	Director
* Roberto Carrillo Herrera	Chief Financial Officer (Principal Financial and Accounting Officer)
*By:	/s/ ROBERTO CARRILLO HERRERA Roberto Carrillo Herrera Attorney-in-Fact (Pursuant to the power of attorney previously filed with the SEC).

SIGNATURE OF AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Desarrolladora Homex, S.A. de C.V., has signed this Registration Statement on Form F-3 in the City of Chicago, State of Illinois on January 6, 2006.

Signature	Title

/s/ GARY R. GARRABRANT Gary R. Garrabrant	Authorized Representative in the United States

EXHIBIT INDEX

Item		Description
1.1	*	Form of Underwriting Agreement
4.1	**
Form of Deposit Agreement among Desarrolladora Homex S.A. de C.V., JPMorgan Chase Bank, as depositary, and all holders from time to time of ADRs issued thereunder, including the form of American Depositary Receipt.
5.1		Opinion of Mijares, Angoitia, Cortés y Fuentes, S.C.
23.1		Consent of Mijares, Angoitia, Cortés y Fuentes, S.C. (included in Exhibit 5.1)
23.2		Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C. a member of Deloitte Touche Tohmatsu
23.3		Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C., a member of Deloitte Touche Tohmatsu
24.1		Powers of Attorney (included as part of the signature pages hereof)

*
To be filed by amendment.

**
Filed as an exhibit to the Company's Registration Statement on Form F-6 (File No. 333-116278).

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TABLE OF CONTENTS
INCORPORATION BY REFERENCE
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
PRESENTATION OF FINANCIAL AND OTHER INFORMATION
TERMS USED IN THIS PROSPECTUS
LIMITATION OF LIABILITY
PROSPECTUS SUMMARY
Our Company
Our Strengths
Our Strategy
How to Reach Us
Recent Developments
The Offering
Summary Consolidated Financial Information
RISK FACTORS
Risk Factors Related to Our Business
Risk Factors Related to the Acquisition of Beta
Risk Factors Related to Mexico
Risk Factors Related to Our Common Shares and ADSs
USE OF PROCEEDS
EXCHANGE RATE INFORMATION
MARKET INFORMATION
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
SELECTED CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Results of Operations
Debt Outstanding
BUSINESS
Our Markets
The Mexican Housing Market
MANAGEMENT
THE PRINCIPAL SHAREHOLDERS AND RELATED PARTY TRANSACTIONS
SELLING SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS
DIVIDENDS AND DIVIDEND POLICY
TAXATION
UNDERWRITING
VALIDITY OF THE SECURITIES
EXPERTS
AVAILABLE INFORMATION
INDEX TO HOMEX FINANCIAL STATEMENTS Desarrolladora Homex, S.A. de C.V. and its Subsidiaries (excluding Controladora Casas Beta, S.A. de C.V.)
Report of Independent Registered Public Accounting Firm to the Board of Directors and Stockholders of Desarrolladora Homex, S.A. de C.V.
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Consolidated Balance Sheets As of December 31, 2004 and 2003 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Consolidated Statements of Income For the years ended December 31, 2004, 2003 and 2002 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005, except share and per share data)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Consolidated Statements of Changes in Stockholders' Equity For the years ended December 31, 2004, 2003 and 2002 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Consolidated Statements of Changes in Financial Position For the years ended December 31, 2004, 2003 and 2002 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Notes to Consolidated Financial Statements For the years ended December 31, 2004, 2003 and 2002 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Balance Sheets as of December 31, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. Supplemental Condensed Combining Financial Information Balance Sheet as of December 31, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Balance Sheet as of December 31, 2003 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Balance Sheet as of December 31, 2003 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Statement of Income for the year ended December 31, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Statement of Income for the year ended December 31, 2003 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Statement of Income for the year ended December 31, 2002 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Statement of Changes in Financial Position for the year ended December 31, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Statement of Changes in Financial Position for the year ended December 31, 2003 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, SA. de C.V. and Subsidiaries Supplemental Condensed Combining Financial Information Statement of Changes in Financial Position for the year ended December 31, 2002 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, SA. de C.V. and Subsidiaries Supplemental Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net Income and Equity As of and for the year ended December 31, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, SA. de C.V. and Subsidiaries Supplemental Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net income and Equity As of and for the year ended December 31, 2003 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net Income and Equity As of and for the year ended December 31, 2002 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Condensed Consolidated Balance Sheets As of June 30, 2005 and December 31, 2004 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Condensed Consolidated Statements of Income For the six-month periods ended June 30, 2005 and 2004 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Condensed Consolidated Statements of Changes in Stockholders' Equity For the six-month periods ended June 30, 2005 and 2004 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Condensed Consolidated Statements of Changes in Financial Position For the six-month periods ended June 30, 2005 and 2004 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Notes to Unaudited Condensed Consolidated Financial Statements For the six-month period ended June 30, 2005 (in thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Balance Sheet as of June 30, 2005 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Balance Sheet as of June 30, 2005 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Balance Sheet as of December 31, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Balance Sheet as of December 31, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Statements of Income for the six-month period ended June 30, 2005 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Statements of Income for the six-month period ended June 30, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Statement of Changes in Financial Position for the six-month period ended June 30, 2005 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Financial Information Statement of Changes in Financial Position for the six-month period ended June 30, 2004 (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Desarrolladora Homex, S.A. de C.V. and Subsidiaries Supplemental Unaudited Condensed Combining Reconciliation of Mexican GAAP Net Income and Equity to US GAAP Net Income and Equity Statements of Changes in Financial Position for the six-month period ended June 30, 2004 (Continued) (in thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
INDEX TO BETA FINANCIAL STATEMENTS Controladora Casas Beta, S.A. de C.V. and its Subsidiaries
Independent Auditors' Report to the Board of Directors and Stockholders of Controladora Casas Beta, S. A. de C. V.
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Consolidated Balance Sheets As of December 31, 2004 and 2003 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Consolidated Statements of Income For the years ended December 31, 2004, 2003 and 2002 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Consolidated Statements of Changes in Stockholders' Equity For the years ended December 31, 2004, 2003 and 2002 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Consolidated Statements of Changes in Financial Position For the years ended December 31, 2004, 2003 and 2002 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and subsidiaries Notes to Consolidated Financial Statements For the years ended December 31, 2004, 2003 and 2002 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Condensed Consolidated Balance Sheets As of June 30, 2005 and December 31, 2004 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Condensed Consolidated Statements of Income For the six-month periods ended June 30, 2005 and 2004 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Condensed Consolidated Statements of Changes in Stockholders' Equity For the six-month periods ended June 30, 2005 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and Subsidiaries Condensed Consolidated Statements of Changes in Financial Position For the six-month periods ended June 30, 2005 and 2004 (In thousands of U.S. dollars ($) and thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Controladora Casas Beta, S. A. de C. V. and subsidiaries Notes to Unaudited Condensed Consolidated Financial Statements For the six-month period ended June 30, 2005 (In thousands of Mexican pesos of purchasing power as of June 30, 2005)
Unaudited Pro Forma Condensed Combined Financial Statements Combined Accounts of Desarrolladora Homex, S.A. de C.V. and its Subsidiaries and Controladora Casas Beta, SA. de C.V. and its Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet As of June 30, 2005 (In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Unaudited Pro Forma Condensed Combined Statements of Operations For the Six Months Ended June 30, 2005 (In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Unaudited Pro Forma Condensed Combined Statements of Operations For the Year Ended December 31, 2004 (In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED CONSOLIDATED RECONCILIATION OF MEXICAN GAAP NET INCOME AND EQUITY TO US GAAP NET INCOME AND EQUITY As of and for the Six Months Ended June 30, 2005 (In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
SUPPLEMENTAL UNAUDITED PRO FORMA CONDENSED CONSOLIDATED RECONCILIATION OF MEXICAN GAAP NET INCOME TO US GAAP NET INCOME As of December 31, 2004 (In thousands of Mexican pesos (Ps.) of purchasing power of June 30, 2005)
UNAUDITED FINANCIAL INFORMATION AS OF AND FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2005
Part II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
POWER OF ATTORNEY AND SIGNATURES
SIGNATURE OF AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX